As filed with the Securities and Exchange Commission on November 30, 2016
Commission File Nos. 333-212424
811-08664

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[ ]

Pre-Effective Amendment No. 1	[X]

Post-Effective Amendment No.	[ ]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 575	[X]

JACKSON NATIONAL SEPARATE ACCOUNT - I
(Exact Name of Registrant)

JACKSON NATIONAL LIFE INSURANCE COMPANY
(Name of Depositor)

1 Corporate Way, Lansing, Michigan 48951
(Address of Depositor's Principal Executive Offices)

Depositor's Telephone Number, including Area Code: (517) 381-5500

Andrew J. Bowden, Esq., Senior Vice President, General Counsel and Secretary
Jackson National Life Insurance Company, 1 Corporate Way, Lansing, MI 48951
(Name and Address of Agent for Service)

Copy to:
Frank J. Julian, Esq., Assistant Vice President, Legal
Jackson National Life Insurance Company, 1 Corporate Way, Lansing, MI 48951

Approximate Date of Proposed Public Offering: As soon as practicable after effectiveness of the registration statement.

Title of Securities Being Registered: the Flexible Premium Variable Deferred Annuity contract.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ELITE ACCESS ADVISORYSM

FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY

Issued by
Jackson National Life Insurance Company® through
Jackson National Separate Account – I

The date of this prospectus is December 20 , 2016. This prospectus states the information about the Separate Account, the Contract, and Jackson National Life Insurance Company (“Jackson®”) you should know before investing. This prospectus is a disclosure document and describes all of the Contract’s material features, benefits, rights, and obligations. The description of the Contract’s material provisions in this prospectus is current as of the date of this prospectus. If certain material provisions under the Contract are changed after the date of this prospectus, in accordance with the Contract, those changes will be described in a supplemented prospectus. You should carefully read this prospectus in conjunction with any applicable supplements. It is important that you also read the Contract and endorsements, which may reflect additional non-material state variations or other non-material variations. This information is meant to help you decide if the Contract will meet your needs. Please carefully read this prospectus and any related documents and keep everything together for future reference. Additional information about the Separate Account can be found in the statement of additional information (“SAI”) dated December 20 , 2016 that is available upon request without charge. To obtain a copy, complete the Statement of Additional Information Request Form on page 47, or contact us at our:

Annuity Service Center
P.O. Box 30314
Lansing, Michigan 48909-7814
1-800-644-4565
www.jackson.com

We reserve the right to limit the number of Contracts that you may purchase. We also reserve the right to refuse initial and any or all subsequent Premium payments. Please confirm with us or your representative that you have the most current prospectus and supplements to the prospectus.

The Contracts are sold by broker-dealers who are also registered as, affiliated with, or in a contractual relationship with a registered investment adviser, through their registered representatives/investment adviser representatives. The Contracts are intended to be used by investors who have engaged these investment advisers and investment adviser representatives to manage their Contract Value for a fee. We offer other variable annuity products with different product features, benefits and charges. In some states, you may purchase the Contract through an automated electronic transmission/order ticket verification procedure. Ask your representative about availability and the details.

The SAI is incorporated by reference into this prospectus, and its table of contents appears on page 47. The prospectus and SAI are part of the registration statement that we filed with the Securities and Exchange Commission (“SEC”) about this securities offering. The registration statement, material incorporated by reference, and other information is available on the website the SEC maintains (http://www.sec.gov) regarding registrants that make electronic filings.

Jackson is relying on SEC Rule 12h-7, which exempts insurance companies from filing periodic reports under the Securities Exchange Act of 1934 with respect to variable annuity contracts that are registered under the Securities Act of 1933 and regulated as insurance under state law.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. It is a criminal offense to represent otherwise. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state where this is not permitted.

• Not FDIC/NCUA insured • Not Bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency

The Contract makes available for investment variable options. The variable options are Investment Divisions of the Separate Account, each of which invests in one of the following Funds – all class A shares:

JNL Series Trust

JNL/American Funds® Growth-Income Fund
JNL/American Funds International Fund
JNL Multi-Manager Alternative Fund
JNL Multi-Manager Mid Cap Fund
JNL Multi-Manager Small Cap Growth Fund
JNL Multi-Manager Small Cap Value Fund
JNL Alt 65 Fund
JNL/AB Dynamic Asset Allocation Fund
JNL/AQR Managed Futures Strategy Fund
JNL/BlackRock Global Allocation Fund
JNL/BlackRock Natural Resources Fund
JNL/Boston Partners Global Long Short Equity Fund
JNL/Brookfield Global Infrastructure and MLP Fund
JNL/Causeway International Value Select Fund
JNL/Crescent High Income Fund
JNL/DFA U.S. Core Equity Fund
JNL/DoubleLine® Emerging Markets Fixed Income Fund
JNL/DoubleLine® Shiller Enhanced CAPE® Fund
JNL/FPA + DoubleLine® Flexible Allocation Fund
JNL/Franklin Templeton Global Multisector Bond Fund
JNL/Franklin Templeton Income Fund
JNL/Franklin Templeton International Small Cap Growth Fund
JNL/Goldman Sachs Emerging Markets Debt Fund
JNL/Goldman Sachs U.S. Equity Flex Fund
JNL/Harris Oakmark Global Equity Fund
JNL/Invesco China-India Fund
JNL/Invesco Global Real Estate Fund
JNL/Invesco International Growth Fund
JNL/Invesco Small Cap Growth Fund
JNL/JPMorgan MidCap Growth Fund
JNL/JPMorgan U.S. Government & Quality Bond Fund
JNL/Lazard Emerging Markets Fund
JNL/Mellon Capital Index 5 Fund
JNL/Mellon Capital Emerging Markets Index Fund
JNL/Mellon Capital European 30 Fund
JNL/Mellon Capital Pacific Rim 30 Fund
JNL/Mellon Capital S&P 500 Index Fund
JNL/Mellon Capital S&P 400 MidCap Index Fund
JNL/Mellon Capital Small Cap Index Fund
JNL/Mellon Capital International Index Fund
JNL/Mellon Capital Bond Index Fund
JNL/Mellon Capital Utilities Sector Fund
JNL/MMRS Conservative Fund
JNL/MMRS Growth Fund
JNL/MMRS Moderate Fund
JNL/Neuberger Berman Strategic Income Fund
JNL/Oppenheimer Emerging Markets Innovator Fund
JNL/PIMCO Real Return Fund
JNL/PIMCO Total Return Bond Fund
JNL/PPM America Floating Rate Income Fund
JNL/PPM America High Yield Bond Fund
JNL/PPM America Mid Cap Value Fund
JNL/PPM America Total Return Fund
JNL/Red Rocks Listed Private Equity Fund
JNL/Scout Unconstrained Bond Fund
JNL/T. Rowe Price Established Growth Fund

JNL/T. Rowe Price Short-Term Bond Fund
JNL/T. Rowe Price Value Fund
JNL/Westchester Capital Event Driven Fund
JNL/WMC Balanced Fund
JNL/WMC Money Market Fund
JNL/S&P Competitive Advantage Fund
JNL/S&P Dividend Income & Growth Fund
JNL/S&P International 5 Fund
JNL/S&P Intrinsic Value Fund
JNL/S&P Total Yield Fund
JNL/S&P 4 Fund
JNL/S&P Mid 3 Fund

Jackson Variable Series Trust

JNAM Guidance - Interest Rate Opportunities Fund
JNAM Guidance - Conservative Fund
JNAM Guidance - Moderate Fund
JNAM Guidance - Growth Fund
JNAM Guidance - Moderate Growth Fund
JNAM Guidance - Maximum Growth Fund
JNAM Guidance - Alt 100 Fund
JNAM Guidance - Equity 100 Fund
JNAM Guidance - Fixed Income 100 Fund
JNAM Guidance - Real Assets Fund
JNL Tactical ETF Conservative Fund
JNL Tactical ETF Moderate Fund
JNL Tactical ETF Growth Fund
JNL/American Funds® Global Growth Fund
JNL/American Funds® Growth Fund
JNL/AQR Risk Parity Fund
JNL/BlackRock Global Long Short Credit Fund
JNL/DFA U.S. Micro Cap Fund
JNL/DoubleLine® Total Return Fund
JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
JNL/Epoch Global Shareholder Yield Fund
JNL/FAMCO Flex Core Covered Call Fund
JNL/Lazard International Strategic Equity Fund
JNL/Neuberger Berman Currency Fund
JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund
JNL/Nicholas Convertible Arbitrage Fund
JNL/PIMCO Credit Income Fund
JNL/PPM America Long Short Credit Fund
JNL/T. Rowe Price Capital Appreciation Fund
JNL/The Boston Company Equity Income Fund
JNL/The London Company Focused U.S. Equity Fund
JNL/Van Eck International Gold Fund
JNL/WCM Focused International Equity Fund

JNL Variable Fund LLC

JNL/Mellon Capital S&P® 24 Fund
JNL/Mellon Capital Nasdaq® 100 Fund
JNL/Mellon Capital S&P® SMid 60 Fund
JNL/Mellon Capital Communications Sector Fund

JNL/Mellon Capital Consumer Brands Sector Fund
JNL/Mellon Capital Financial Sector Fund
JNL/Mellon Capital Healthcare Sector Fund

JNL/Mellon Capital Oil & Gas Sector Fund
JNL/Mellon Capital Technology Sector Fund

The Funds are not the same mutual funds that you would buy directly from a retail mutual fund company or through your stockbroker. The summary prospectuses for the Funds are attached to this prospectus. You should read the summary prospectuses before investing.

Confirmation of Transactions	44
Legal Proceedings	45
TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION	47
APPENDIX A (Trademarks, Services Marks, and Related Disclosures)	A-1
APPENDIX B (Financial Institution Support)	B-1

GLOSSARY

These terms are capitalized when used throughout this prospectus because they have special meaning. In reading this prospectus, please refer back to this glossary if you have any questions about these terms.

Accumulation Unit – a unit of measure we use to calculate the value in an Investment Division prior to the Income Date.

Annuitant – the natural person on whose life annuity payments for this Contract are based. The Contract allows for the naming of joint Annuitants. Any reference to the Annuitant includes any joint Annuitant.

Annuity Unit – a unit of measure we use in calculating the value of a variable annuity payment on and after the Income Date.

Beneficiary – the natural person or legal entity designated to receive any Contract benefits upon the Owner's death. The Contract allows for the naming of multiple Beneficiaries.

Business Day – each day that the New York Stock Exchange is open for business.

Completed Year – the succeeding twelve months from the date on which we receive a Premium payment. Completed Years specify the years from the date of receipt of the Premium and does not refer to Contract Years. If the Premium receipt date is on the Issue Date of the Contract then Completed Year 0-1 does not include the first Contract Anniversary. The first Contract Anniversary begins Completed Year 1-2 and each successive Completed Year begins with the Contract Anniversary of the preceding Contract Year and ends the day before the next Contract Anniversary.

If the Premium receipt date is other than the Issue Date or a subsequent Contract Anniversary, there is no correlation of the Contract Anniversary date and Completed Years. For example, if the Issue Date is January 15, 2017 and a Premium payment is received on February 28, 2017 then, although the first Contract Anniversary is January 15, 2018, Completed Year 0-1 for that Premium payment would begin on February 28, 2017 and end on February 27, 2018. Completed Year 1-2 for that Premium payment would begin on February 28, 2018.

Contract – the individual deferred variable annuity contract, including any endorsements.

Contract Anniversary – each one-year anniversary of the Contract's Issue Date.

Contract Month – the period of time between consecutive monthly anniversaries of the Contract's Issue Date.

Contract Monthly Anniversary – each one-month anniversary of the Contract's Issue Date.

Contract Quarter – the period of time between consecutive three-month anniversaries of the Contract's Issue Date.

Contract Quarterly Anniversary – each three-month anniversary of the Contract's Issue Date.

Contract Value – the sum of the allocations to the Contract's Investment Divisions.

Contract Year – the succeeding twelve months from a Contract's Issue Date and every anniversary. The first Contract Year (Contract Year 0-1) starts on the Contract's Issue Date and extends to, but does not include, the first Contract Anniversary.

Subsequent Contract Years start on an anniversary date and extend to, but do not include, the next anniversary date.
For example, if the Issue Date is January 15, 2017, then the end of Contract Year 0-1 would be January 14, 2018, and January 15, 2018, which is the first Contract Anniversary, begins Contract Year 1-2.

Fund – a registered management investment company in which an Investment Division of the Separate Account invests.

Good Order – when our administrative requirements, including all information, documentation and instructions deemed necessary by us, in our sole discretion, are met in order to issue a Contract or execute any requested transaction pursuant to the terms of the Contract.

Income Date – the date on which you begin receiving annuity payments.

Investment Division – one of multiple variable options of the Separate Account to allocate your Contract’s value, each of which exclusively invests in a different available Fund. The Investment Divisions are called variable because the return on investment is not guaranteed.

Issue Date – the date your Contract is issued.

Jackson, JNL, we, our, or us – Jackson National Life Insurance Company. (We do not capitalize “we,” “our,” or “us” in the prospectus.)

Latest Income Date – the Contract Anniversary on or next following the date on which the Owner attains age 95 under a non-qualified contract, or such earlier date as required by the applicable qualified plan, law or regulation.

Owner, you or your – the natural person or legal entity entitled to exercise all rights and privileges under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for the naming of joint Owners. (We do not capitalize “you” or “your” in the prospectus.) Any reference to the Owner includes any joint Owner.

Premium(s) – considerations paid into the Contract by or on behalf of the Owner. The maximum aggregate Premium payments you may make without prior approval is $2.5 million. This maximum amount is subject to further limitations at any time on both initial and subsequent Premium payments.

Remaining Premium – the total Premium paid reduced by withdrawals that incur withdrawal charges, and withdrawals of Premiums that are no longer subject to withdrawal charges.

Separate Account – Jackson National Separate Account – I. The Separate Account is divided into sub-accounts generally referred to as Investment Divisions.

1

KEY FACTS
The immediately following two sections briefly introduce the Contract (and its benefits and features) and its costs; however, please carefully read the whole prospectus and any related documents before purchasing the Contract to be sure that it will meet your needs.

Allocation Options
The Contract makes available Investment Divisions for allocation of your Premium payments and Contract Value. For more information about the Investment Divisions, please see “INVESTMENT DIVISIONS” beginning on page 10.

Investment Purpose
The Contract is intended to help you save for retirement or another long-term investment purpose. The Contract is designed to provide tax deferral on your earnings, if it is not issued under a qualified retirement plan. Qualified plans confer their own tax deferral. For more information, please see “TAXES” beginning on page 38.

Free Look
If you change your mind about having purchased the Contract, you may return it without penalty. There are conditions and limitations, including time limitations, depending on where you live. For more information, please see “Free Look” beginning on page 44. In some states, we are required to hold the Premiums of a senior citizen in the JNL/WMC Money Market Investment Division during the free look period, unless we are specifically directed to allocate the Premiums to the Investment Divisions. State laws vary; your free look rights will depend on the laws of the state in which you purchased the Contract.

Purchases	There are minimum and maximum Premium requirements. For more information, please see “PURCHASES” beginning on page 31.

Withdrawals
Before the Income Date, there are a number of ways to access your Contract Value, generally subject to a charge or adjustment, particularly during the early Contract Years. The Contract has a free withdrawal provision. For more information, please see “ACCESS TO YOUR MONEY” beginning on page 34.

Income Payments	There are a number of income options available. For more information, please see “INCOME PAYMENTS (THE INCOME PHASE)” beginning on page 35.

Death Benefit	The Contract has a death benefit that becomes payable if you die before the Income Date. For more information, please see “DEATH BENEFIT” beginning on page 37.

Contract Charges
Various charges apply under the Contract as summarized in the “FEES AND EXPENSES TABLES” below. If the Contract Value is insufficient to pay the charges under the Contract, the Contract will terminate without value.

2

FEES AND EXPENSES TABLES

The following tables describe the fees and expenses that you will pay when purchasing, owning and surrendering the Contract. The first table (and footnotes) describes the fees and expenses that you will pay at the time that you purchase the Contract, surrender the Contract or transfer cash value between investment options. Fees and expenses also may apply after the Income Date. For more information, please see “Commutation Fee” on page 28, and “INCOME PAYMENTS (THE INCOME PHASE)” beginning on page 35.

Owner Transaction Expenses

Front-end Sales Load	None

Maximum Withdrawal Charge [1]
Percentage of Premium withdrawn, if applicable	2.0%

Maximum Premium Taxes [2]
Percentage of each Premium	3.5%

Transfer Charge [3]
Per transfer after 15 in a Contract Year	$25

Expedited Delivery Charge [4]	$22.50

[1]
There may be a withdrawal charge on the following withdrawals of Contract Value: withdrawals in excess of the free withdrawal amounts; withdrawals under a tax-qualified Contract that exceed the required minimum distributions of the Internal Revenue Code; withdrawals in excess of the free withdrawal amount to meet the required minimum distributions of a tax-qualified Contract purchased with contributions from a nontaxable transfer, after the Owner's death, of an Individual Retirement Annuity (IRA), or to meet the required minimum distributions of a Roth IRA annuity and a total withdrawal . The withdrawal charge is a schedule lasting three Completed Years following each Premium (state variations may apply).

Withdrawal Charge (as a percentage of Premium payments)
Completed Years Since Receipt Of Premium	0-1	1-2	2-3	3+
Withdrawal Charge	2.0%	2.0%	1.0%	0%

[2]	Premium taxes generally range from 0 to 3.5% and vary by state.

[3]
We do not count transfers in conjunction with Dollar Cost Averaging, Earnings Sweep, Rebalancing, and periodic automatic transfers. For information on the Dollar Cost Averaging, Earnings Sweep and Rebalancing programs please see the applicable section under “OTHER INFORMATION” beginning on page 42.

[4]	For overnight delivery on Saturday; otherwise, the overnight delivery charge is $10 for withdrawals. We also charge $20 for wire transfers in connection with withdrawals.

3

The next table (and footnote ) describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including the Funds’ fees and expenses.

Periodic Expenses
	Monthly Charge	Annual Charge
Monthly Contract Charge [5]	$10	$120

[5]
The maximum Monthly Contract Charge will increase by $2.50 ($30 per year) on every fifth Contract Anniversary following the Issue Date. For example, if you own the Contract for 10 years, the maximum annual Monthly Contract Charge is $180 beginning on the tenth Contract Anniversary and will increase by $30 every fifth Contract Anniversary thereafter. For more information about this charge, please see "Monthly Contract Charge" under the "Contract Charges" section.

The next item shows the minimum and maximum total annual operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract.

Total Annual Fund Operating Expenses
(Expenses that are deducted from Fund assets, including management and administration fees, 12b-1 service fees and other expenses.)

Minimum: 0.56%

Maximum: 2.58%

More detail concerning each Fund's fees and expenses is below. But please refer to the Funds' prospectuses for even more information, including investment objectives, performance, and information about the Funds' Advisers, Administrators, and Sub-Advisers.

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses	Contractual Fee Waiver and/or Expense Reimbursement	Net Total Annual Fund Operating Expenses
JNL Series Trust
JNL/American Funds Growth-Income	0.94% A	0.20% A	0.17% A, G	0.00%	1.31% A	(0.35%) B	0.96% A, B, I
JNL/American Funds International	1.35% A	0.20% A	0.19% A, G	0.00%	1.74% A	(0.55%) B	1.19% A, B, I
JNL Multi-Manager Alternative	1.75%	0.20%	0.56% H	0.07%	2.58%	(0.40%) C, S	2.18% C, I
JNL/DFA U.S. Core Equity	0.58%	0.20%	0.10% F	0.00%	0.88%	(0.08%) C	0.80% C
JNL/Goldman Sachs Emerging Markets Debt	0.72%	0.20%	0.15% G	0.00%	1.07%	(0.01%) C	1.06% C
JNL/Invesco Global Real Estate	0.70%	0.20%	0.15% G	0.00%	1.05%	(0.00%)	1.05%
JNL/Invesco China-India	0.90%	0.20%	0.16% G	0.00%	1.26% I	(0.00%)	1.26% I
JNL/Invesco Small Cap Growth	0.81%	0.20%	0.11% F	0.01%	1.13%	(0.02%) C	1.11% C
JNL/Invesco International Growth	0.62%	0.20%	0.15% G	0.01%	0.98%	(0.00%)	0.98%
JNL/Lazard Emerging Markets	0.87%	0.20%	0.16% G	0.00%	1.23%	(0.00%)	1.23%
JNL/Mellon Capital Emerging Markets Index	0.38%	0.20%	0.17% G	0.00%	0.75%	(0.00%)	0.75%
JNL/Mellon Capital S&P 500 Index	0.23%	0.20%	0.13% F	0.00%	0.56%	(0.01%) C	0.55% C
JNL/PIMCO Real Return	0.49%	0.20%	0.25% F	0.00%	0.94%	(0.00%)	0.94%
JNL/PIMCO Total Return Bond	0.50%	0.20%	0.11% F	0.00%	0.81%	(0.00%)	0.81%
JNL/PPM America Mid Cap Value	0.75%	0.20%	0.11% F	0.00%	1.06%	(0.00%)	1.06%

4

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses	Contractual Fee Waiver and/or Expense Reimbursement	Net Total Annual Fund Operating Expenses
JNL/T. Rowe Price Value	0.61%	0.20%	0.10% F	0.00%	0.91%	(0.00%) C	0.91% C
JNL/WMC Money Market	0.26%	0.20%	0.10% F	0.00%	0.56%	(0.31%) D	0.25% D
Jackson Variable Series Trust
JNL Tactical ETF Conservative	0.75%	0.20%	0.17% G	0.20%	1.32%	(0.45%) D	0.87% D, I
JNL Tactical ETF Moderate	0.75%	0.20%	0.17% G	0.20%	1.32%	(0.45%) D	0.87% D, I
JNL Tactical ETF Growth	0.75%	0.20%	0.17% G	0.21%	1.33%	(0.45%) D	0.88% D, I
JNL/American Funds® Growth	1.18% A	0.20%	0.14% A, F	0.00%	1.52% A	(0.50%) B, I	1.02% A, B, I
JNL/American Funds® Global Growth	1.32% A	0.20%	0.15% A, F	0.00%	1.67% A	(0.60%) B	1.07% A, B, I
JNL/AQR Risk Parity	0.85%	0.20%	0.17% G	0.08%	1.30%	(0.10%) D	1.20% D, I
JNL/PPM America Long Short Credit	0.95%	0.20%	0.17% G	0.01%	1.33%	(0.25%) D	1.08% D, I
JNL/Eaton Vance Global Macro Absolute Return Advantage	0.95%	0.20%	0.26% G	0.03%	1.44%	(0.00)	1.44% I

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses
JNL Series Trust
JNL Alt 65	0.14%	0.00%	0.05% E	1.30%	1.49%
JNL Multi-Manager Mid Cap	0.74%	0.20%	0.15% G	0.00%	1.09% I
JNL Multi-Manager Small Cap Growth	0.67%	0.20%	0.11% F	0.01%	0.99%
JNL Multi-Manager Small Cap Value	0.77%	0.20%	0.11% F	0.01%	1.09%
JNL/AB Dynamic Asset Allocation	0.75%	0.20%	0.15% G	0.12%	1.22%
JNL/AQR Managed Futures Strategy	0.94%	0.20%	0.15% G	0.12%	1.41% I
JNL/BlackRock Natural Resources	0.63%	0.20%	0.16% G	0.01%	1.00%
JNL/BlackRock Global Allocation	0.71%	0.20%	0.16% G	0.00%	1.07%
JNL/Boston Partners Global Long Short Equity	1.20%	0.20%	0.85% G	0.01%	2.26%
JNL/Brookfield Global Infrastructure and MLP	0.79%	0.20%	0.16% G	0.00%	1.15%
JNL/Causeway International Value Select	0.64%	0.20%	0.16% G	0.01%	1.01%
JNL/Crescent High Income	0.65%	0.20%	0.15% G	0.00%	1.00%
JNL/DoubleLine® Emerging Markets Fixed Income	0.75%	0.20%	0.15% G	0.00%	1.10%
JNL/DoubleLine® Shiller Enhanced CAPE®	0.75%	0.20%	0.15% G	0.06%	1.16%
JNL/FPA + DoubleLine® Flexible Allocation	0.80%	0.20%	0.15% G	0.01%	1.16% I
JNL/Franklin Templeton Income	0.62%	0.20%	0.10% F	0.01%	0.93%
JNL/Franklin Templeton International Small Cap Growth	0.92%	0.20%	0.15% G	0.01%	1.28% I
JNL/Franklin Templeton Global Multisector Bond	0.67%	0.20%	0.16% G	0.02%	1.05% I
JNL/Goldman Sachs U.S. Equity Flex	0.79%	0.20%	1.07% G	0.00%	2.06%
JNL/Harris Oakmark Global Equity	0.85%	0.20%	0.16% G	0.01%	1.22%
JNL/JPMorgan MidCap Growth	0.63%	0.20%	0.10% F	0.01%	0.94%
JNL/JPMorgan U.S. Government & Quality Bond	0.38%	0.20%	0.11% F	0.01%	0.70%
JNL/Mellon Capital European 30	0.29%	0.20%	0.15% G	0.00%	0.64% I
JNL/Mellon Capital Pacific Rim 30	0.31%	0.20%	0.15% G	0.00%	0.66% I
JNL/Mellon Capital S&P 400 MidCap Index	0.25%	0.20%	0.12% F	0.00%	0.57%
JNL/Mellon Capital Small Cap Index	0.25%	0.20%	0.11% F	0.00%	0.56%
JNL/Mellon Capital International Index	0.25%	0.20%	0.17% G	0.00%	0.62%

5

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses
JNL/Mellon Capital Bond Index	0.27%	0.20%	0.11% F	0.01%	0.59%
JNL/Mellon Capital Utilities Sector	0.34%	0.20%	0.16% G	0.00%	0.70%
JNL/Mellon Capital Index 5	0.00%	0.00%	0.05% E	0.58%	0.63%
JNL/MMRS Conservative	0.30%	0.00%	0.06% E	0.79%	1.15%
JNL/MMRS Growth	0.30%	0.00%	0.05% E	0.79%	1.14%
JNL/MMRS Moderate	0.30%	0.00%	0.05% E	0.80%	1.15%
JNL/Neuberger Berman Strategic Income	0.58%	0.20%	0.16% G	0.05%	0.99%
JNL/Oppenheimer Emerging Markets Innovator	1.10%	0.20%	0.16% G	0.07%	1.53%
JNL/PPM America Floating Rate Income	0.60%	0.20%	0.16% G	0.01%	0.97%
JNL/PPM America High Yield Bond	0.43%	0.20%	0.11% F	0.02%	0.76%
JNL/PPM America Total Return	0.49%	0.20%	0.10% F	0.01%	0.80%
JNL/Red Rocks Listed Private Equity	0.81%	0.20%	0.16% G	0.95%	2.12%
JNL/Scout Unconstrained Bond	0.65%	0.20%	0.15% G	0.02%	1.02%
JNL/T. Rowe Price Established Growth	0.56%	0.20%	0.10% F	0.00%	0.86%
JNL/T. Rowe Price Short-Term Bond	0.40%	0.20%	0.11% F	0.00%	0.71%
JNL/Westchester Capital Event Driven	1.10%	0.20%	0.45% G	0.02%	1.77%
JNL/WMC Balanced	0.43%	0.20%	0.10% F	0.01%	0.74%
JNL/S&P Competitive Advantage	0.36%	0.20%	0.10% F	0.00%	0.66%
JNL/S&P Dividend Income & Growth	0.36%	0.20%	0.10% F	0.00%	0.66%
JNL/S&P Intrinsic Value	0.36%	0.20%	0.10% F	0.00%	0.66%
JNL/S&P Total Yield	0.36%	0.20%	0.11% F	0.00%	0.67%
JNL/S&P Mid 3	0.50%	0.20%	0.10% F	0.00%	0.80%
JNL/S&P International 5	0.45%	0.20%	0.15% G	0.00%	0.80%
JNL/S&P 4	0.00%	0.00%	0.05% E	0.66%	0.71%
JNL Variable Fund LLC
JNL/Mellon Capital Nasdaq® 100	0.28%	0.20%	0.20% G	0.00%	0.68%
JNL/Mellon Capital S&P® 24	0.29%	0.20%	0.18% G	0.00%	0.67%
JNL/Mellon Capital S&P® SMid 60	0.29%	0.20%	0.18% G	0.00%	0.67%
JNL/Mellon Capital Communications Sector	0.32%	0.20%	0.16% G	0.00%	0.68%
JNL/Mellon Capital Consumer Brands Sector	0.29%	0.20%	0.16% G	0.00%	0.65%
JNL/Mellon Capital Financial Sector	0.29%	0.20%	0.16% G	0.00%	0.65%
JNL/Mellon Capital Healthcare Sector	0.27%	0.20%	0.17% G	0.00%	0.64%
JNL/Mellon Capital Oil & Gas Sector	0.28%	0.20%	0.16% G	0.00%	0.64%
JNL/Mellon Capital Technology Sector	0.28%	0.20%	0.16% G	0.00%	0.64%
Jackson Variable Series Trust
JNAM Guidance - Conservative	0.15%	0.00%	0.07% E	1.04%	1.26% I
JNAM Guidance - Moderate	0.15%	0.00%	0.07% E	1.07%	1.29% I
JNAM Guidance - Moderate Growth	0.13%	0.00%	0.07% E	1.07%	1.27% I
JNAM Guidance - Growth	0.15%	0.00%	0.07% E	1.09%	1.31% I
JNAM Guidance - Maximum Growth	0.15%	0.00%	0.07% E	1.04%	1.26% I
JNAM Guidance - Alt 100	0.15%	0.00%	0.07% E	1.56%	1.78% I
JNAM Guidance - Equity 100	0.15%	0.00%	0.07% E	0.98%	1.20% I
JNAM Guidance - Fixed Income 100	0.15%	0.00%	0.07% E	0.90%	1.12% I
JNAM Guidance - Real Assets	0.15%	0.00%	0.07% E	1.08%	1.30% I
JNAM Guidance - Interest Rate Opportunities	0.15%	0.00%	0.07% E	1.22%	1.44% I
JNL/BlackRock Global Long Short Credit	0.95%	0.20%	0.78% G	0.02%	1.95% I
JNL/DFA U.S. Micro Cap	0.80%	0.20%	0.17% G	0.00%	1.17% I
JNL/DoubleLine® Total Return	0.48%	0.20%	0.17% G	0.01%	0.86% I
JNL/Epoch Global Shareholder Yield	0.70%	0.20%	0.17% G	0.01%	1.08% I
JNL/FAMCO Flex Core Covered Call	0.60%	0.20%	0.17% G	0.01%	0.98% I

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Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses
JNL/Lazard International Strategic Equity	0.80%	0.20%	0.17% G	0.01%	1.18% I
JNL/Neuberger Berman Currency	0.70%	0.20%	0.17% G	0.01%	1.08% I
JNL/Neuberger Berman Risk Balanced Commodity Strategy	0.60%	0.20%	0.17% G	0.02%	0.99% I
JNL/Nicholas Convertible Arbitrage	0.85%	0.20%	0.52% G	0.01%	1.58% I
JNL/PIMCO Credit Income	0.40%	0.20%	0.18% G	0.00%	0.78% I
JNL/T. Rowe Price Capital Appreciation	0.70%	0.20%	0.17% G	0.01%	1.08% I
JNL/The Boston Company Equity Income	0.55%	0.20%	0.17% G	0.00%	0.92% I
JNL/The London Company Focused U.S. Equity	0.70%	0.20%	0.16% G	0.01%	1.07% I
JNL/Van Eck International Gold	0.80%	0.20%	0.18% G	0.00%	1.18% I
JNL/WCM Focused International Equity	0.80%	0.20%	0.16% G	0.01%	1.17% I

A	Fees and expenses at the Master Fund level for Class 1 shares of each respective Fund are as follows:

JNL/American Funds Blue Chip Income and Growth Fund: Management Fee: 0.40%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.01%; Total Annual Portfolio Operating Expenses: 0.41%.

JNL/American Funds Global Bond Fund: Management Fee: 0.53%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.04%; Total Annual Portfolio Operating Expenses: 0.57%.

JNL/American Funds Global Small Capitalization Fund: Management Fee: 0.69%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.04%; Total Annual Portfolio Operating Expenses: 0.73%.

JNL/American Funds Growth-Income Fund: Management Fee: 0.27%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.02%; Total Annual Portfolio Operating Expenses: 0.29%.

JNL/American Funds International Fund: Management Fee: 0.50%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.04%; Total Annual Portfolio Operating Expenses: 0.54%.

JNL/American Funds New World Fund: Management Fee: 0.72%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.07%; Total Annual Portfolio Operating Expenses: 0.79%.

JNL/American Funds Growth Fund: Management Fee: 0.33%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.02%; Total Annual Portfolio Operating Expenses: 0.35%.

JNL/American Funds Global Growth Fund: Management Fee: 0.52%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.03%; Total Annual Portfolio Operating Expenses: 0.55%.

B
JNAM has entered into a contractual agreement with the Fund under which it will waive a portion of its advisory fee for such time as the Fund is operated as a Feeder Fund, because during that time it will not be providing the portfolio management portion of the investment advisory and management services. This fee waiver will generally continue as long as the Fund is part of a master-feeder Fund structure, but in any event, the fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver. This fee waiver is subject to yearly review and approval by the Board of Trustees. The Management and the Annual Operating Expense columns in this table reflect the inclusion of the contractual fee waivers.

C
JNAM has entered into a contractual agreement with the Fund under which it will waive a portion of its advisory fee for at least one year from the date of this Prospectus. Thereafter, the waiver will automatically renew for one-year terms unless the Adviser provides written notice of the termination of the agreement to the Board of Trustees within 30 days of the end of the then current term.

D
JNAM has contractually agreed to waive fees and reimburse expenses of the Fund to the extent necessary to limit the total operating expenses of each class of shares of the Fund, exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses, to an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the Fund’s investment income for the period.  The fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver. This fee waiver is subject to yearly review and approval by the Board of Trustees.

E	“Other Expenses” include an Administrative Fee of 0.05% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

F	“Other Expenses” include an Administrative Fee of 0.10% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

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G	“Other Expenses” include an Administrative Fee of 0.15% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

H	“Other Expenses” include an Administrative Fee of 0.20% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

I	Expense Information has been restated to reflect current fees.

EXAMPLE

The example below is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees and Fund expenses.

The example assumes that you invest $10,000 in the Contract for the time periods indicated. Neither transfer fees nor Premium tax charges are reflected in the example. The example also assumes that your investment has a 5% annual return on assets each year.

The cost of the Monthly Contract Charge is determined by dividing the total amount of Monthly Contract Charges collected during the calendar year by the estimated average Contract size.

The following example includes maximum Fund expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

If you surrender your Contract at the end of the applicable time period:

1 year	3 years	5 years	10 years
$475	$944	$1,440	$3,062

If you annuitize at the end of the applicable time period:

1 year *	3 years	5 years	10 years
$475	$844	$1,440	$3,062

*Please note, although we show this cost for comparison purposes, the earliest you can annuitize this Contract is one year after the Contract's Issue Date.

If you do not surrender your Contract:

1 year	3 years	5 years	10 years
$275	$844	$1,440	$3,062

The example does not represent past or future expenses. Your actual costs may be higher or lower.

CONDENSED FINANCIAL INFORMATION

The Contracts have not been previously offered so there is no condensed financial information related to Accumulation Unit Values under the Contracts. The value of an Accumulation Unit is determined on the basis of the per share value of an underlying Fund.

The financial statements of the Separate Account and Jackson can be found in the Statement of Additional Information. The financial statements of the Separate Account include information about all the contracts offered through the Separate Account. The financial statements of Jackson that are included should be considered only as bearing upon the company’s ability to meet its contractual obligations under the Contracts. Jackson's financial statements do not bear on the future investment experience of the assets held in the Separate Account. For your copy of the Statement of Additional Information, please contact us at the Annuity Service Center. Our contact information is on the cover page of this prospectus.

THE ANNUITY CONTRACT

Your Contract is a contract between you, the Owner, and us. Your Contract is intended to help facilitate your retirement savings on a tax-deferred basis, or other long-term investment purposes, and provides for a death benefit. Purchases under tax-qualified plans should be made for other than tax deferral reasons. Tax-qualified plans provide tax deferral that does not rely on the purchase of an annuity contract. We will not issue a Contract to someone older than age 85.

Your Contract Value will be allocated to Investment Divisions of the Separate Account that invest in underlying Funds.

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Your Contract, like all deferred annuity contracts, has two phases:

•	the accumulation phase, when you make Premium payments to us, and

•	the income phase, when we make income payments to you.

As the Owner, you can exercise all the rights under your Contract. In general, joint Owners jointly exercise all the rights under the Contract. In some cases, such as telephone and internet transactions, joint Owners may authorize each joint Owner to act individually. On jointly owned Contracts, correspondence and required documents will be sent to the address of record of the primary Owner.

You can assign your Contract at any time during your lifetime, but we will not be bound until we receive written notice of the assignment (there is an assignment form). We reserve the right to refuse an assignment, and an assignment may be a taxable event. Please contact our Annuity Service Center for help and more information.

The Contracts are flexible Premium variable deferred annuities and may be issued as either an individual or a group contract. Contracts issued in your state may provide different features and benefits than those described in this prospectus. This prospectus provides a description of all of the Contract's material features, benefits, rights and obligations , including material state variations. In those states where Contracts are issued as group contracts, references throughout the prospectus to “Contract(s)” shall also mean “certificate(s).”

JACKSON

We are a stock life insurance company organized under the laws of the state of Michigan in June 1961. Our legal domicile and principal business address is 1 Corporate Way, Lansing, Michigan 48951. We are admitted to conduct life insurance and annuity business in the District of Columbia and all states except New York. We are ultimately a wholly owned subsidiary of Prudential plc (London, England). Prudential plc is also the ultimate parent of PPM America, Inc., a sub-adviser for certain of the Funds. Jackson is the parent of Jackson National Asset Management, LLC (“JNAM”), the investment adviser and administrator for Jackson Variable Series Trust, JNL Series Trust, and JNL Variable Fund LLC. JNAM provides certain administrative services with respect to the Separate Account, including separate account administration services and financial and accounting services. JNAM is located at 225 West Wacker Drive, Chicago, IL 60606.

We issue and administer the Contracts and the Separate Account. We maintain records of the name, address, taxpayer identification number and other pertinent information for each Owner, the number and type of Contracts issued to each Owner and records with respect to the value of each Contract.

You may elect to receive certain documentation electronically, including prospectuses, confirmations of transactions and annual and semi-annual reports. Please contact us at our Annuity Service Center for more information.

THE SEPARATE ACCOUNT

We established the Separate Account on June 14, 1993, pursuant to the provisions of Michigan law. The Separate Account is a separate account under state insurance law and a unit investment trust under federal securities law and is registered as an investment company with the SEC.

We have claimed an exclusion from the definition of the term “Commodity Pool Operator” under the Commodity Exchange Act (CEA) with respect to the Separate Account. Therefore, we are not subject to registration or regulation as a Commodity Pool Operator under the CEA with respect to the Separate Account.

The assets of the Separate Account legally belong to us and the obligations under the Contracts are our obligations. However, we are not allowed to use the Contract assets in the Separate Account to pay our liabilities arising out of any other business we may conduct. All of the income, gains and losses resulting from these assets (whether or not realized) are credited to or charged against the Contracts and not against any other Contracts we may issue.

The Separate Account is divided into Investment Divisions. We do not guarantee the investment performance of the Separate Account or any of its Investment Divisions.

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INVESTMENT DIVISIONS

Your Contract Value may be allocated to no more than 99 Investment Divisions at any one time. Each Investment Division purchases the shares of one underlying Fund (mutual fund portfolio) that has its own investment objective. It is possible for you to lose your Contract Value allocated to any of the Investment Divisions. The amounts you are able to accumulate in your Contract during the accumulation phase depend upon the performance of the Investment Divisions you select. The amount of the income payments you receive during the income phase also will depend, in part, on the performance of the Investment Divisions you choose for the income phase.

The following Funds in which the Investment Divisions invest may be known as a “Fund of Funds” or as Funds investing in other “Underlying Funds” or investing in ETFs. Funds offered in a multi-tiered structure may have higher expenses than direct investments in the Underlying Funds or ETFs. You should read the summary prospectuses for the Funds and/or the prospectuses for the JNL Series Trust and Jackson Variable Series Trust for more information.

JNL Alt 65 Fund
JNL/Mellon Capital Index 5 Fund
JNL/MMRS Conservative Fund
JNL/MMRS Growth Fund
JNL/MMRS Moderate Fund
JNL/S&P 4 Fund
JNAM Guidance – Interest Rate Opportunities Fund
JNAM Guidance – Conservative Fund
JNAM Guidance – Moderate Fund
JNAM Guidance – Growth Fund
JNAM Guidance – Moderate Growth Fund
JNAM Guidance – Maximum Growth Fund
JNAM Guidance – Alt 100 Fund
JNAM Guidance – Equity 100 Fund
JNAM Guidance – Fixed Income 100 Fund
JNAM Guidance – Real Assets Fund
JNL Tactical ETF Conservative Fund
JNL Tactical ETF Moderate Fund
JNL Tactical ETF Growth Fund

In addition to the Fund of Funds structure, certain of the Funds operate as feeder funds that invest in master funds. These Funds are identified in the following descriptions by the designation (“Feeder Fund”) following the name of the Fund. For more information about a Feeder Fund, you should read the summary prospectuses for the Funds and/or the prospectus for the applicable Fund.

The names of the Funds that are available, along with the names of the advisers and sub-advisers and a brief statement of each investment objective, are below:

JNL Series Trust

JNL/American Funds Growth-Income Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management CompanySM, investment adviser to the Master Fund)
Seeks long-term growth of capital and income through exclusive investment in the Class 1 shares of the American Funds Insurance Series® – Growth-Income FundSM (“Master Fund”). The Master Fund seeks to make the investment grow and provide income by investing primarily in common stocks or other securities that the investment adviser to the Master Fund believes demonstrate the potential for appreciation and/or dividends. The Master Fund may invest up to 15% of its assets, at the time of purchase, in securities of issuers domiciled outside the United States.

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JNL/American Funds International Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management CompanySM, investment adviser to the Master Fund)
Seeks long-term growth of capital through exclusive investment in the Class 1 shares of the American Funds Insurance Series® – International FundSM ( “Master Fund”). The Master Fund seeks to make the investment grow by investing primarily in common stocks of companies domiciled outside the United States, including companies domiciled in developing countries, that the investment adviser to the Master Fund believes have the potential for growth. Investors in the Master Fund should have a long-term perspective and, for example, be able to tolerate potentially sharp, short-term declines in value.

JNL Multi-Manager Alternative Fund
Jackson National Asset Management, LLC (and BlueBay Asset Management LLP (and sub-sub-adviser, BlueBay Asset Management USA LLC), First Pacific Advisors, Inc., Lazard Asset Management, LLC, Westchester Capital Management, LLC, Western Asset Management Company, and Invesco Advisors, Inc.)
Seeks long term growth of capital by allocating among a variety of alternative strategies managed by unaffiliated investment managers who may implement the following principal investment strategies: equity long/short strategies, event driven and merger arbitrage strategies, relative value strategies and global macro strategies.

JNL Multi-Manager Mid Cap Fund
Jackson National Asset Management, LLC (and Champlain Investment Partners, LLC, ClearBridge Investments, LLC, and Victory Capital Management, Inc.)
Seeks long-term total return by investing, under normal circumstances, at least 80% of its total net assets in a variety of mid-capitalization growth and value strategies managed by unaffiliated investment managers.

JNL Multi-Manager Small Cap Growth Fund
Jackson National Asset Management, LLC (and Chicago Equity Partners, LLC, Granahan Investment Management, Inc., LMCG Investments, LLC, and Victory Capital Management Inc.)
Seeks long-term capital appreciation by investing, under normal circumstances, at least 80% of its assets in a variety of small cap growth strategies managed by unaffiliated investment managers.

JNL Multi-Manager Small Cap Value Fund
Jackson National Asset Management, LLC (and Century Capital Management, LLC, Chicago Equity Partners, LLC, Cooke & Bieler L.P., and Cortina Asset Management, LLC)
Seeks long-term total return by investing, under normal market conditions, at least 80% of its assets in a variety of small cap value strategies managed by unaffiliated investment managers.

JNL Alt 65 Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital and income by investing in Class A shares of a diversified group of other funds (“Underlying Funds”) that invest primarily in equity and fixed-income securities. The Underlying Funds in which the Fund may invest are series of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and the Jackson Variable Series Trust. Not all funds of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and the Jackson Variable Series Trust are available as Underlying Funds. The Fund allocates approximately 35% of its assets to traditional investment categories and approximately 65% to non-traditional investment categories. Investments may include Underlying Funds that invest in both domestic and international stocks of large established companies, in stocks of smaller companies with above-average growth potential. As listed in the Fund prospectus, the Fund considers the Alternative Assets, Alternative Strategies, and Risk Management investment categories to be non-traditional, and the Domestic/Global Equity, Domestic/Global Fixed Income, International, International Fixed Income, Sector, Specialty, and Tactical Management investment categories to be traditional. Please see the Fund prospectus for more information.

JNL/AB Dynamic Asset Allocation Fund
Jackson National Asset Management, LLC (and AllianceBernstein L.P.)
Seeks to maximize total return consistent with the determination of reasonable risk and subject to the assets strategy’s asset class. The Fund invests in a globally diversified portfolio of equity and debt securities including exchange-traded funds, and other financial instruments, and expects to enter into derivatives transactions. The Fund’s neutral weighting, from which it will make its tactical asset allocations, is 70% equity exposure and 30% debt exposure.

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JNL/AQR Managed Futures Strategy Fund
Jackson National Asset Management, LLC (and AQR Capital Management, LLC)
Seeks positive absolute returns by investing primarily in a portfolio of futures contracts, futures-related instruments, and equity swaps. Equity swaps include, but are not limited to, global developed and emerging market equity index futures, swaps on equity index futures and equity swaps, global developed and emerging market currency forwards, global developed fixed-income futures, bond futures and swaps on bond futures and may also invest in commodity futures and swaps on commodity futures.

JNL/BlackRock Global Allocation Fund
Jackson National Asset Management, LLC (and BlackRock Investment Management, LLC)
Seeks high total investment return by investing in a portfolio of equity and debt securities, money market securities and other short-term securities or instruments of issuers located around the world. Generally, the Fund will invest in both equity and debt securities and seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. Equity securities include common stock, rights and warrants, preferred stock, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock.

JNL/BlackRock Natural Resources Fund
Jackson National Asset Management, LLC (and BlackRock Investment Management, LLC)
Seeks long-term capital growth by investing primarily in equity securities of companies with substantial natural resource assets. Under normal circumstances, the Fund will invest at least 80% of its assets in companies with substantial natural resource assets or in securities the value of which is related to the market value of some natural resource asset. The Fund may invest in securities of issuers with any market capitalization. There are no geographic limits on the Fund’s investments.

JNL/Boston Partners Global Long Short Equity Fund
Jackson National Asset Management, LLC (and Robeco Investment Management, Inc.
Seeks long-term growth of capital by investing in stocks identified by the sub-adviser as undervalued and takes short positions in stocks that the sub-adviser has identified as overvalued. The Fund will invest, both long and short, primarily in equity securities issued by U.S. and non-U.S. companies of any market capitalization size.

JNL/Brookfield Global Infrastructure and MLP Fund
Jackson National Asset Management, LLC (and Brookfield Investment Management Inc.)
Seeks total return through growth of capital and current income by investing primarily in securities of publicly traded infrastructure companies. Under normal market conditions, the Fund will invest at least 80% of its net assets in MLPs and publicly traded equity securities of infrastructure companies listed on a domestic or foreign exchange. MLPs may derive income and gains from the exploration, development, mining or production, process, refining, transportation, or marketing of any mineral or natural gas.

JNL/Causeway International Value Select Fund
Jackson National Asset Management, LLC (and Causeway Capital Management LLC)
Seeks long-term growth of capital income by investing, under normal circumstances, in common stocks of companies located in developed countries outside the U.S. The Fund invests at least 80% of its assets in stocks of companies located in at least ten foreign countries and invests the majority of its total assets in companies that pay dividends or repurchase their shares.

JNL/Crescent High Income Fund
Jackson National Asset Management, LLC (and Crescent Capital Group, LP)
Seeks high current income by investing primarily in high yield fixed-income securities and bank loans that are rated below investment grade. The Fund considers investments to be below investment grade if they are rated BB+ or lower by Standard & Poor’s Ratings Services or Fitch, Inc. and/or Ba1 or lower by Moody’s Investors Service, Inc., or, if unrated, deemed to be below investment grade by the sub-adviser. Below investment grade fixed-income securities are commonly referred to as “junk bonds.”

JNL/DFA U.S. Core Equity Fund
Jackson National Asset Management, LLC (and Dimensional Fund Advisors LP)
Seeks long-term capital appreciation by investing, under normal market conditions, at least 80% of its assets in equity securities of U.S. companies. The percentage allocation of the assets of the Fund to securities of the largest U.S. growth companies will generally be reduced from between 2.5% and 25% of their percentage weight in the U.S. universe. The percentage by which the Fund’s allocation to securities of the largest U.S. growth companies is reduced will change due to

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market movements. The range by which the Fund’s percentage allocation to all securities as compared to the U.S. universe may be modified after considering other factors the sub-adviser determines to be appropriate.

JNL/DoubleLine® Emerging Markets Fixed Income Fund
Jackson National Asset Management, LLC (and DoubleLine Capital LP)
Seeks high total return from current income and capital appreciation by investing, under normal circumstances, at least 80% of its net assets (plus the amount of borrowings for investment purposes) in fixed-income instruments. These fixed-income instruments include but are not limited to securities issued or guaranteed by companies (including foreign hybrid securities), financial institutions and government entities in emerging market countries and other securities bearing fixed or variable interest rates of any or no maturity.

JNL/DoubleLine® Shiller Enhanced CAPE® Fund
Jackson National Asset Management, LLC (and DoubleLine Capital LP)
Seeks total return (capital appreciation and current income) which exceeds the total return (capital appreciation and current income) in excess of the Shiller Barclays CAPE® US Sector TR USD Index. The Fund will seek to use derivatives, or a combination of derivatives and direct investments to provide a return that tracks closely the performance of the Index. The Fund will also invest in a portfolio of debt securities to provide additional long-term total return.

JNL/FPA + DoubleLine® Flexible Allocation Fund
Jackson National Asset Management, LLC (DoubleLine Capital LP, First Pacific Advisors, LLC and Ivy Investment Management Company)
Seeks to provide total return by allocating among a variety of alternative strategies managed by three unaffiliated sub-advisers. Each of the sub-advisers generally provides day-to-day management for a portion of the Fund’s assets.

JNL/Franklin Templeton Global Multisector Bond Fund
Jackson National Asset Management, LLC (and Franklin Advisers, Inc.)
Seeks total investment return consisting of a combination of interest income, capital appreciation, and currency gains. Under normal market conditions the Fund will invest at least 80% of its assets in fixed and floating rate debt securities and debt obligations (including convertible bonds) of governments, government-related issuers, or corporate issuers worldwide. The Fund may also invest in inflation-indexed securities and securities or structured products that are linked to or derive their value from another security, asset or currency of any nation. The Fund's assets will be invested in issuers located in at least three countries (including the U.S.).

JNL/Franklin Templeton Income Fund
Jackson National Asset Management, LLC (and Franklin Advisers, Inc.)
Seeks to maximize income while maintaining prospects for capital appreciation by investing, under normal market conditions, in a diversified portfolio of debt and equity securities. The equity securities in which the Fund invests consist primarily of common stock. The Fund seeks income by selecting investments such as corporate, foreign and U.S. Treasury bonds, as well as stocks with attractive dividend yields.

JNL/Franklin Templeton International Small Cap Growth Fund
Jackson National Asset Management, LLC (and Franklin Templeton Institutional, LLC and Templeton Investment Counsel, LLC)
Seeks long-term capital appreciation by investing, under normal market conditions, at least 80% of its assets in a diversified portfolio of investments of smaller international companies, located outside of the U.S., including those of emerging or developing markets. The Fund invests predominately in securities listed or traded on recognized international markets in developed countries included in MSCI EAFE Small Cap Index and All Country World exUS Small Cap Index. The Fund may, from time to time, have significant investments in a particular sector or country.

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JNL/Goldman Sachs Emerging Markets Debt Fund
Jackson National Asset Management, LLC (and Goldman Sachs Asset Management, L.P. and sub-sub-adviser: Goldman Sachs Asset Management International)
Seeks a high level of total return consisting of income and capital appreciation. The Fund invests, under normal circumstances, at least 80% of its assets in (i) sovereign and corporate debt securities and other instruments of issuers in emerging countries, denominated in any currency; and/or (ii) currencies of such emerging countries, which may be represented by forwards or other derivatives that may have interest rate exposure. Emerging market countries include but are not limited to those considered to be developing by the World Bank. Many of the countries in which the Fund invests will have sovereign ratings that are below investment grade or are unrated.

JNL/Goldman Sachs U.S. Equity Flex Fund
Jackson National Asset Management, LLC (Goldman Sachs Asset Management, L.P.)
Seeks long-term capital appreciation by investing in a broad mix of equity securities and equity related and/or derivative instruments that aim to produce long-term capital appreciation and target attractive risk adjusted returns compared to the S&P 500 Index. In seeking to outperform its benchmark index, the S&P 500 Index, the Fund will hold long securities that the sub-adviser believes are more likely to outperform the index, and will take short positions in securities the sub-adviser believes will underperform the index.

JNL/Harris Oakmark Global Equity Fund
Jackson National Asset Management, LLC (and Harris Associates L.P.)
Seeks capital appreciation by investing, normally, at least 80% of its assets in a diversified portfolio of common stocks of U.S. and non-U.S. companies. The Fund invests in the securities of companies located in at least three countries.

JNL/Invesco China-India Fund
Jackson National Asset Management, LLC (and Invesco Hong Kong Limited)
Seeks long-term capital growth by investing normally 80% of its assets (net assets plus the amount of any borrowings for investment purposes), in equity and equity-related securities (such as depositary receipts, convertible bonds and warrants) of corporations, which are incorporated in, or listed in, or have their area of primary activity in the Greater China region (including mainland China, Hong Kong, Macau and Taiwan) and India where the (i) securities are of issuers organized under the laws of the country or of a country within the geographic region or (ii) maintain their principal place of business in that country or region; or (iii) securities are traded principally in the country or region; or (iv) securities of issuers, during the issuer's most recent fiscal year, derived at least 50% of their revenues or profits from goods produced or sold, investments made, or services performed in the country or region or have at least 50% of their assets in that country or region.

JNL/Invesco Global Real Estate Fund
Jackson National Asset Management, LLC (and Invesco Advisers, Inc. and sub-sub-adviser: Invesco Asset Management Limited)
Seeks high total return by investing, normally, at least 80% of its assets in securities of real estate and real estate-related companies, including real estate investment trusts and in derivatives and other instruments that have economic characteristics similar to such securities. The companies will be located in at least three different countries, including the U.S.

JNL/Invesco International Growth Fund
Jackson National Asset Management, LLC (and Invesco Advisers, Inc.)
Seeks long-term growth of capital by primarily investing in equity securities and depository receipts of foreign issuers. The Fund focuses its investments in common and preferred stock and invests, under normal circumstances in securities of companies located in at least three countries outside of the U.S. The Fund may also invest no more than 30% in emerging markets securities.

JNL/Invesco Small Cap Growth Fund
Jackson National Asset Management, LLC (and Invesco Advisers, Inc.)
Seeks long-term growth of capital by investing, normally, at least 80% of its assets in equity securities of small-capitalization companies. The Fund considers a company to be a small-capitalization company if it has a market capitalization, at the time of purchase, no larger than the largest capitalized company included in the Russell 2000® Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. The Fund may also invest up to 20% of its assets in equity securities of issuers that have market capitalizations, at the time of purchase, in other market capitalization ranges, and in investment-grade non-convertible debt securities, U.S. government securities and high quality money market instruments. The Fund may also invest up to 25% of its total assets in foreign securities.

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JNL/JPMorgan MidCap Growth Fund
Jackson National Asset Management, LLC (and J.P. Morgan Investment Management Inc.)
Seeks capital growth over the long-term by investing, under normal market circumstances, at least 80% of its assets in a broad portfolio of common stocks of companies with market capitalizations equal to those within the universe of Russell Midcap Growth Index stocks at the time of purchase. Market capitalization is the total market value of a company’s shares. The Fund may also invest up to 20% of its total assets in all types of foreign securities.

JNL/JPMorgan U.S. Government & Quality Bond Fund
Jackson National Asset Management, LLC (and J.P. Morgan Investment Management Inc.)
Seeks to obtain a high level of current income by investing, under normal circumstances, at least 80% of its assets in U.S. Treasury securities, obligations issued by agencies or instrumentalities of the U.S. government (which may not be backed by the U.S. government) and mortgage-backed securities, that are supported either by the full faith and credit of the U.S. government or their own credit, collateralized mortgage obligations issued by private issuers, repurchase agreements and derivatives related to the principal investments. The Fund may also invest in high-quality corporate debt securities.

JNL/Lazard Emerging Markets Fund
Jackson National Asset Management, LLC (and Lazard Asset Management LLC)
Seeks long-term capital appreciation by investing, under normal circumstances, at least 80% of its assets in equity securities of companies whose principal business activities are located in emerging market countries. The Fund may engage, to a limited extent, in various investment techniques, such as foreign currency transactions and the use of derivative instruments to gain exposure to foreign currencies and emerging securities, and to hedge the Fund’s investments.

JNL/Mellon Capital Index 5 Fund
Jackson National Asset Management, LLC
Seeks capital appreciation by investing in Class A shares of the following Underlying Funds:

➢	20% in the JNL/Mellon Capital S&P 500 Index Fund;

➢	20% in the JNL/Mellon Capital S&P 400 MidCap Index Fund;

➢	20% in the JNL/Mellon Capital Small Cap Index Fund;

➢	20% in the JNL/Mellon Capital International Index Fund; and

➢	20% in the JNL/Mellon Capital Bond Index Fund.

JNL/Mellon Capital Emerging Markets Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The Fund invests, under normal circumstances, at least 80% of its assets in stocks included in the MSCI Emerging Markets Index (“Index”), including depositary receipts representing securities of the Index.  The Fund attempts to replicate the Index by investing all or substantially all of its assets in the stocks that comprise the Index.

JNL/Mellon Capital European 30 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to provide capital appreciation by investing at least 80% of its assets in the common stock of 30 companies selected from the MSCI Europe Index.

JNL/Mellon Capital Pacific Rim 30 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to provide capital appreciation by investing under normal circumstances at least 80% of its assets in the common stock of 30 companies selected from the MSCI Pacific Index.

JNL/Mellon Capital S&P 500 Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the S&P 500® Index. The Fund seeks to invest under normal circumstances at least 80% of its assets in the stocks in the S&P 500 Index in proportion to their market capitalization weighting in the S&P 500 Index in order to provide long-term capital growth.

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JNL/Mellon Capital S&P 400 MidCap Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the S&P MidCap 400 Index. The Fund invests in equity securities of medium capitalization-weighted domestic corporations. Under normal circumstances the Fund invests at least 80% of its assets in the stocks in the S&P MidCap 400 Index in proportion to their market capitalization weighting in the S&P MidCap 400 Index in order to provide long-term capital growth.

JNL/Mellon Capital Small Cap Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the S&P SmallCap 600 Index and provide long-term growth of capital by investing in equity securities of small- to mid-size domestic companies. The Fund, under normal circumstances, invests at least 80% of its assets in the stocks included in the S&P SmallCap 600 Index in proportion to their market capitalization weighting in the Index.

JNL/Mellon Capital International Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the Morgan Stanley Capital International (“MSCI”) Europe Australia Far East (“EAFE”) Index. The Fund invests in international equity securities attempting to match the characteristics of each country within the index. Under normal circumstances the Fund invests at least 80% of its assets in the stocks included in the MCSI EAFE Index or derivative securities economically related to the MSCI EAFE Index in order to provide long-term capital growth.

JNL/Mellon Capital Bond Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the Barclays U.S. Aggregate Bond Index by investing under normal circumstances at least 80% of its assets in fixed-income securities. The Fund seeks to provide a moderate rate of income by investing in domestic fixed-income investments.

JNL/Mellon Capital Utilities Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances at least 80% of its assets in the stocks in the MSCI USA IMI Utilities Index in proportion to their market capitalization weighting in the MSCI USA IMI Utilities Index.

JNL/MMRS Conservative Fund
Jackson National Asset Management, LLC (and Milliman Financial Risk Management LLC)
Seeks growth of capital while also seeking to manage volatility and provide downside protection by investment in other funds. The Fund invests in Class A shares of a diversified group of Funds (“Underlying Funds”). The Underlying Funds in which the Fund may invest are part of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and Jackson Variable Series Trust. Under normal circumstances the Fund allocates approximately 50% to 100% of its assets in Underlying Funds that invest primarily in fixed-income securities and up to 50% of its assets in Underlying Funds that invest primarily in equity securities.

JNL/MMRS Growth Fund
Jackson National Asset Management, LLC (and Milliman Financial Risk Management LLC)
Seeks growth of capital while also seeking to manage volatility and provide downside protection by investment in other funds. The Fund invests in Class A shares of a diversified group of Funds (“Underlying Funds”). The Underlying Funds in which the Fund may invest are part of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and Jackson Variable Series Trust. Under normal circumstances the Fund allocates approximately 10% to 90% of its assets in Underlying Funds that invest primarily in fixed-income securities and 10% to 90% of its assets in Underlying Funds that invest primarily in equity securities.

JNL/MMRS Moderate Fund
Jackson National Asset Management, LLC (and Milliman Financial Risk Management LLC)
Seeks growth of capital while also seeking to manage volatility and provide downside protection by investment in other funds. The Fund invests in Class A shares of a diversified group of Funds (“Underlying Funds”). The Underlying Funds in which the

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Fund may invest are part of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and Jackson Variable Series Trust. Under normal circumstances the Fund allocates approximately 25% to 100% of its assets in Underlying Funds that invest primarily in fixed-income securities and up to 75% of its assets in Underlying Funds that invest primarily in equity securities.

JNL/Neuberger Berman Strategic Income Fund
Jackson National Asset Management, LLC (and Neuberger Berman Investment Advisers LLC)
Seeks high current income with long-term capital appreciation as its secondary objective by investing primarily in a diversified mix of fixed rate and floating rate debt securities. The Fund’s investments may include securities issued by domestic and foreign governments, corporate entities, and trust structures. The Fund may invest in a broad array of securities, including: securities issued or guaranteed as to principal or interest by the U.S. government or any of its agencies or instrumentalities; corporate bonds; commercial paper; currencies and non-U.S. securities; mortgage-backed securities and other asset-backed securities; and loans.

JNL/Oppenheimer Emerging Markets Innovator Fund
Jackson National Asset Management, LLC (and OppenheimerFunds, Inc.)
Seeks capital appreciation by investing in equity securities of issuers in emerging markets and developing markets through the world. Under normal circumstances, the Fund will invest at least 80% of its assets in equity securities of issuers that are economically tied to an emerging market country.

JNL/PIMCO Real Return Fund
Jackson National Asset Management, LLC (and Pacific Investment Management Company LLC)
Seeks maximum real return, consistent with preservation of real capital and prudent investment management. The Fund invests, under normal circumstances, at least 80% of its assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations. Assets not invested in inflation-indexed bonds may be invested in other types of Fixed Income Instruments, which include bonds, debt securities, and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities.

JNL/PIMCO Total Return Bond Fund
Jackson National Asset Management, LLC (and Pacific Investment Management Company LLC)
Seeks to realize maximum total return, consistent with the preservation of capital and prudent investment management. The Fund invests, under normal circumstances, at least 80% of its assets in a diversified portfolio of fixed-income instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements.

JNL/PPM America Floating Rate Income Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to provide a high level of current income by investing, under normal circumstances, at least 80% of its net assets in floating rate loans and other floating rate investments, defined as floating rate loans, floating rate notes, other floating rate debt securities, structured products, money market securities of all types, repurchase agreements, shares of money market funds, short-term bond funds and floating rate funds. Further, while not a principal investment strategy, the Fund may engage in derivatives transactions. Investment in such derivative or other synthetic instruments that have economic characteristics similar to the floating rate investments may be used for the purpose of satisfying the 80% minimum investment requirement.

JNL/PPM America High Yield Bond Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to maximize current income, with capital appreciation as a secondary objective, by investing, under normal circumstances, at least 80% of its assets in high-yield, high-risk debt securities, commonly referred to as “junk bonds” and related investments. Further, while not a principal investment strategy, the Fund may engage in derivatives transactions. Investment in derivatives instruments that have economic characteristics similar to the fixed-income investments may be used for the purpose of satisfying the 80% minimum investment requirement. The Fund may also invest in securities of foreign issuers. To the extent that the Fund invests in emerging market debt, this will be considered as an investment in a high-yield security for purposes of the 80% investment minimum requirement.

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JNL/PPM America Mid Cap Value Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks long-term growth of capital by investing, primarily, at least 80% of its assets in a diversified portfolio of equity securities of U.S. companies with market capitalizations within the range of companies constituting the Russell Midcap Index (“Index”) under normal market conditions at the time of the initial purchase. The market capitalization range of the Index will vary with market conditions over time. If the market capitalization of a company held by the Fund moves outside the then-current Index range, the Fund may, but is not required to, sell such company's securities.

JNL/PPM America Total Return Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to realize maximum total return, consistent with the preservation of capital and prudent investment management. Under normal circumstances, the Fund invests at least 80% of its assets in a diversified portfolio of fixed-income investments of U.S. and foreign issuers such as government, corporate, mortgage- and other asset-backed securities and cash equivalents. The Fund may also invest in derivative instruments.

JNL/Red Rocks Listed Private Equity Fund
Jackson National Asset Management, LLC (and Red Rocks Capital LLC)
Seeks maximum total return by investing at least 80% of its assets in (i) securities of U.S. and non-U.S. companies listed on a national securities exchange, or foreign equivalent, that have a significant portion of their assets invested in or exposed to private companies or have as its stated intention to have a significant portion of its assets invested in or exposed to private companies (“Listed Private Equity Companies”), and (ii) derivatives or other instruments (such as exchange traded funds) that otherwise have the economic characteristics of Listed Private Equity Companies.

JNL/Scout Unconstrained Bond Fund
Jackson National Asset Management, LLC (and Scout Investments, Inc.)
Seeks to maximize total return consistent with the preservation of capital. The Fund invests at least 80% of its assets, determined at the time of purchase, in fixed-income instruments. In certain market conditions, the Fund may pursue its investment objective by investing a significant portion of its assets in cash or short-term debt obligations.

JNL/T. Rowe Price Established Growth Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks long-term growth of capital and increasing dividend income by investing generally in common stocks of large-capitalization companies. The sub-adviser seeks investments in companies with one or more of the following characteristics: strong cash flow and an above-average rate of earnings growth; the ability to sustain earnings momentum during economic downturns; and occupation of a lucrative niche in the economy and the ability to expand even during times of slow economic growth. While the Fund invests principally in U.S. common stocks, other securities may also be purchased, including foreign stocks, futures and options.

JNL/T. Rowe Price Short-Term Bond Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks a high level of income consistent with minimal fluctuation in principal value and liquidity by investing in a diversified portfolio of short- and intermediate-term investment-grade corporate, government, and mortgage-backed securities. The Fund may also invest in money market securities, bank obligations, collateralized mortgage obligations, and foreign securities. Normally, the Fund will invest at least 80% of its net assets in bonds. The Fund will only purchase securities that are rated within the four highest credit categories (e.g. AAA, AA, A, BBB, or equivalent) at the time of purchase by at least one major credit rating agency or, if unrated, deemed to be of comparable quality by the sub-adviser.

JNL/T. Rowe Price Value Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks long-term capital appreciation by investing, via a value approach investment selection process, at least 65% of total assets in common stocks believed to be undervalued. Stock holdings are expected to consist primarily of large-company stocks, but may also include mid-cap and small-cap companies. The Fund may invest up to 25% of its total assets (excluding reserves) in foreign securities. Income is a secondary objective.

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JNL/Westchester Capital Event Driven Fund
Jackson National Asset Management, LLC (and Westchester Capital Management, LLC)
Seeks to provide attractive risk-adjusted returns with low relative volatility in virtually all market environments. The Fund employs investment strategies designed to capture price movements generated by specific events including, but not limited to, securities of companies involved in mergers, acquisitions, asset sales or other divestitures, restructurings, refinancings, recapitalizations, reorganizations or other special situations.

JNL/WMC Balanced Fund
Jackson National Asset Management, LLC (and Wellington Management Company LLP)
Seeks reasonable income and long-term capital growth by investing primarily in a diversified portfolio of common stocks and investment grade fixed-income securities. The Fund may invest in any type or class of security. The anticipated mix of the Fund’s holdings is typically 60-70% of its assets in equities and 30-40% in fixed-income securities, including cash and cash equivalents.

JNL/WMC Money Market Fund
Jackson National Asset Management, LLC (and Wellington Management Company LLP)
Seeks to achieve as high a level of current income as is consistent with the preservation of capital and maintenance of liquidity by investing in, under normal circumstances, at least 99.5% of its total assets in cash, U.S. Government securities, and/or repurchase agreements that are "collateralized fully" (i.e., collateralized by cash or government securities).

JNL/S&P Competitive Advantage Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stock of anywhere from 30 to 90 distinct companies (generally ranging from 35 to 50 distinct companies) included in the S&P 500 ® Index that are believed to have superior profitability, as measured by return on invested capital, and trade at relatively attractive valuations.

JNL/S&P Dividend Income & Growth Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks primarily capital appreciation with secondary focus on current income by investing in the stock of 33 to 99 distinct companies (generally ranging from 35 to 50 distinct companies) included in the S&P 500 ® Index that have attractive dividend yields and strong capital structures as determined by Standard & Poor’s Investment Advisory Services LLC.

JNL/S&P International 5 Fund
Jackson National Asset Management, LLC (and Standard & Poor’s Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the common stock of foreign companies that are identified by a model strategy comprised of five underlying strategies. The Fund allocates all of its net assets in the following strategies:

➢	S&P Asia Pac Ex Japan Strategy

➢	S&P Canada Strategy

➢	S&P Europe Strategy

➢	S&P Japan Strategy

➢	S&P Middle East Strategy

JNL/S&P Intrinsic Value Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stock of 30 to 90 distinct companies (generally ranging from 45 to 60 distinct companies) included in the S&P 500 ® Index that generate strong free cash flows and sell at relatively attractive valuations.

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JNL/S&P Total Yield Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stock of 30 to 90 distinct companies (generally ranging from 40 to 65 distinct companies) included in the S&P 500 ® Index that generate positive cash flow and have a strong track record, as determined by Standard & Poor’s Investment Advisory Services LLC of returning cash to investors, such as through dividends, share repurchases or debt retirement.

JNL/S&P 4 Fund
Jackson National Asset Management, LLC
Seeks capital appreciation by making initial allocations (25%) of its assets and cash flows to the following four Underlying Funds (Class A) on a specific date each year:

➢	25% in JNL/S&P Competitive Advantage Fund;

➢	25% in JNL/S&P Dividend Income & Growth Fund;

➢	25% in JNL/S&P Intrinsic Value Fund; and

➢	25% in JNL/S&P Total Yield Fund.

JNL/S&P Mid 3 Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in common stocks of companies that are identified by a model based on three separate investment strategies. Under normal circumstances, the Fund invests approximately 1/3 of its net assets in the following strategies:

➢	MID Competitive Advantage Strategy;

➢	MID Intrinsic Value Strategy; and

➢	MID Total Equity Yield Strategy.

Jackson Variable Series Trust

JNAM Guidance – Interest Rate Opportunities Fund
Jackson National Asset Management, LLC
Seeks total return primarily through strategies that invest in fixed-income oriented securities, as well as other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund allocates the majority of its assets to Underlying Funds that invest primarily in fixed-income oriented securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Conservative Fund
Jackson National Asset Management, LLC
Seeks the generation of income through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in fixed-income and other income-oriented securities (including high-yield ("junk") bonds) of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Moderate Fund
Jackson National Asset Management, LLC
Seeks a balance between the generation of income and the long-term growth of capital through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in fixed-income and other income-oriented securities (including high-yield ("junk") bonds) as well as dividend-paying equity securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance - Growth Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in equity securities of issuers in the U.S. and foreign countries, including emerging markets.

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JNAM Guidance – Moderate Growth Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital by investing in other funds (the “Underlying Funds”) that offer a broad array of stock, bond, and other asset classes and strategies. The Fund allocates its assets to Underlying Funds that invest primarily in equity securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Maximum Growth Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in equity securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Alt 100 Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through investment in other funds (the “Underlying Funds”). Under normal market conditions, the Fund may allocate 100% of its assets to the Underlying Funds that invest in non-traditional asset classes.
Under normal circumstances, the Fund allocates at least 80% of its assets to the Underlying Funds that invest in non-traditional asset classes.

JNAM Guidance – Equity 100 Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through investment in other funds (the “Underlying Funds”) with an equity orientation.
The Fund will invest in Underlying Funds such that 80% of its assets (net assets plus the amount of any borrowings for investment purposes) are invested in equities (which may include derivatives exposure to equity securities) of issuers in the U.S. and foreign countries, including emerging markets. The Fund allocates its assets to Underlying Funds that invest amongst various equity classes, as well as non-traditional investments.

JNAM Guidance – Fixed Income 100 Fund
Jackson National Asset Management, LLC
Seeks income and total return through investment in other funds (the “Underlying Funds”) with a fixed-income orientation.
The Fund will invest in Underlying Funds such that 80% of its assets (net assets plus the amount of any borrowings for investment purposes) are invested in fixed-income securities (which may include derivatives exposure to fixed-income securities) of issuers in the U.S. and foreign countries, including emerging markets. The Fund allocates its assets to Underlying Funds that invest amongst various fixed-income classes, as well as non-traditional investments.

JNAM Guidance – Real Assets Fund
Jackson National Asset Management, LLC
Seeks long-term real return through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund seeks to achieve its objective by investing in shares of the Underlying Funds that focus on investments in commodity, inflation sensitive, natural resource and real estate sectors. The Fund allocates the majority of its assets to Underlying Funds that invest primarily in equity securities, inflation protected securities of issuers in the U.S. and foreign countries, including emerging and currencies.

JNL Tactical ETF Conservative Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks long-term growth of capital through investment in exchange-traded funds (“Underlying ETFs”). Under normal market conditions, the Fund seeks to achieve its investment objective primarily through investing at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in a diversified group of underlying exchange-traded funds. Under normal market conditions, the Adviser allocates approximately 20% to 60% (with a target allocation of 40%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities, 40% to 80% (with a target allocation of 60%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives, and up to 15% (with a target allocation of 0%) of the Fund’s assets to Underlying ETFs that invest primarily in alternative assets and strategies. The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

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JNL Tactical ETF Moderate Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks long-term growth of capital through investment in a diversified group of exchange-traded funds (“Underlying ETFs”). Under normal market conditions, the Fund seeks to achieve its investment objective primarily through investing at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in a diversified group of underlying exchange-traded funds. Under normal market conditions, the Adviser allocates approximately 40% to 80% (with a target allocation of 60%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities, 20% to 60% (with a target allocation of 40%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives, and up to 15% (with a target allocation of 0%) of the Fund’s assets to Underlying ETFs that invest primarily in alternative assets and strategies. The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

JNL Tactical ETF Growth Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks long-term growth of capital through investment in a diversified group of exchange-traded funds (“Underlying ETFs”). Under normal market conditions, the Fund seeks to achieve its investment objective primarily through investing at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in underlying exchange-traded funds. Under normal market conditions, the Adviser allocates approximately 60% to 100% (with a target allocation of 80%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities, 0% to 40% (with a target allocation of 20%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives, and up to 15% (with a target allocation of 0%) of the Fund’s assets to Underlying ETFs that invest primarily in alternative assets and strategies. The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

JNL/American Funds® Global Growth Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management Company, investment adviser to the Master Fund)
Seeks long-term growth of capital through exclusive investment in Class 1 shares of the American Funds Insurance Series® - Global Growth FundSM (the “Master Fund”). The Master Fund invests primarily in common stocks of companies around the world that have the potential for growth. As a fund that seeks to invest globally, the Master Fund will allocate its assets among securities of companies domiciled in various countries, including the United States and foreign countries, including emerging market countries. Under normal market conditions, the Master Fund seeks to invest at least 30% of its net assets in issuers domiciled outside of the United States.

JNL/American Funds® Growth Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management Company, investment adviser to the Master Fund)
Seeks growth of capital through exclusive investment in Class 1 shares of the American Funds Insurance Series® - Growth FundSM (the “Master Fund”). The Master Fund invests primarily in common stocks and seeks to invest in companies that the Master Fund's investment adviser believes offers superior opportunities for growth of capital. The Master Fund may invest up to 25% of its assets in common stocks and other securities (including convertible and nonconvertible preferred stocks, bonds, and other debt securities) of issuers domiciled outside the U.S.

JNL/AQR Risk Parity Fund
Jackson National Asset Management, LLC (and AQR Capital Management, LLC)
Seeks total return (consisting of capital appreciation and income) by allocating assets among major asset classes (including global developed and emerging market equities, global nominal and inflation-linked government bonds, developed and emerging market currencies, and commodities).

JNL/BlackRock Global Long Short Credit Fund
Jackson National Asset Management, LLC (and BlackRock Financial Management, Inc., BlackRock International Limited and BlackRock (Singapore) Limited)
Seeks absolute total returns over a complete market cycle through diversified long and short exposure to the global fixed-income markets. A complete market cycle for fixed-income funds such as the Fund is typically three to five years.
Under normal market conditions, the Fund invests at least 80% of its total assets in credit-related instruments, including, but not limited to, U.S. Government and agency securities, foreign government and supranational debt securities, corporate bonds,

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including bonds of companies principally engaged in the aircraft or air transportation industries, mortgage-related securities and asset-backed securities, collateralized debt and loan obligations, including bonds collateralized by aircraft and/or aircraft equipment, emerging market debt securities, preferred securities, structured products, mezzanine securities, senior secured floating rate and fixed rate loans or debt, second lien or other subordinated or unsecured floating rate and fixed rate loans or debt, convertible debt securities, and derivatives with similar economic characteristics.

JNL/DFA U.S. Micro Cap Fund
Jackson National Asset Management, LLC (and Dimensional Fund Advisors LP)
Seeks long-term capital appreciation. As a non-fundamental policy, under normal circumstances, the Fund will invest at least 80% of its net assets in securities of U.S. micro-cap companies.

JNL/DoubleLine® Total Return Fund
Jackson National Asset Management, LLC (and DoubleLine Capital LP)
Seeks to maximize total return by investing, under normal circumstances, at least 80% of its assets (net assets plus the amount of borrowings for investment purposes) in bonds.

JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Jackson National Asset Management, LLC (and Eaton Vance Management)
Seeks total return by investing in securities, derivatives and other instruments to establish long and short investment exposures around the world. Total return is defined as income plus capital appreciation. The Fund normally invests in multiple countries and may have significant exposure to foreign currencies.

JNL/Epoch Global Shareholder Yield Fund
Jackson National Asset Management, LLC (and Epoch Investment Partners, Inc.)
Seeks to provide a high level of income. Capital appreciation is a secondary objective. The Fund generally invests in a diversified portfolio consisting of equity securities of companies located throughout the world, including the U.S., that have a history of attractive dividend yields and positive growth in operating cash flow. Under normal market conditions, the Fund invests at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in equity securities of dividend-paying companies across all market capitalizations.

JNL/FAMCO Flex Core Covered Call Fund
Jackson National Asset Management, LLC (and Ziegler Capital Management, LLC)
Seeks long-term capital appreciation while reducing the downside risk of equity investments by investing in a portfolio of equity securities and writing (selling) call options on at least 80% of the Fund’s total assets. Over a market cycle, the Fund seeks to achieve its objective by investing in a portfolio consisting primarily of large capitalization common stocks of U.S. corporations and U.S. dollar-denominated equity securities of foreign issuers (including American Depositary Receipts (“ADRs”)), in each case traded on U.S. securities exchanges, and on an ongoing basis, writing (selling) covered call options.

JNL/Lazard International Strategic Equity Fund
Jackson National Asset Management, LLC (and Lazard Asset Management LLC)
Seeks long-term capital appreciation. Under normal market conditions, the Fund invests at least 80% of its assets (plus any borrowings made for investment purposes) in equity securities, principally common stocks, of non-U.S. companies whose principal activities are located in countries represented by the Morgan Stanley Capital International (“MSCI”) Europe, Australasia and Far East (“EAFE”) Index that Lazard Asset Management LLC, the Fund’s sub-adviser, believes are undervalued based on their earnings, cash flow or asset values.

JNL/Neuberger Berman Currency Fund
Jackson National Asset Management, LLC (and Neuberger Berman Investment Advisers LLC)
Seeks absolute return by investing, under normal circumstances, at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in currency-related investments.

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JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund
Jackson National Asset Management, LLC (and Neuberger Berman Investment Advisers LLC)
Seeks total return by investing under normal circumstances in commodity-linked derivative instruments and fixed-income instruments. Commodities are assets that have tangible properties, such as oil, natural gas, agricultural products or metals. The Fund seeks to gain exposure to the commodity markets by investing, directly or indirectly, in futures contracts on individual commodities and other commodity-linked derivative instruments.

JNL/Nicholas Convertible Arbitrage Fund
Jackson National Asset Management, LLC (and Nicholas Investment Partners, L.P.)
Seeks absolute return by taking long positions in convertible bonds and short positions in common stock underlying those convertible bonds.

JNL/PIMCO Credit Income Fund
Jackson National Asset Management, LLC (and Pacific Investment Management Company LLC)
Seeks maximum total return, consistent with preservation of capital and prudent investment management by investing, under normal circumstances, at least 80% of its assets in a diversified portfolio of investment grade corporate fixed-income securities of varying maturities, which may be represented by forwards, repurchase agreements, reverse repurchase agreements or loan participations and assignments or derivatives such as options, futures contracts or swap agreements.

JNL/PPM America Long Short Credit Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to maximize total return through a combination of current income and capital appreciation, consistent with capital preservation by investing its assets across a wide range of fixed-income securities, and other investments to generate total return under a variety of market conditions and economic cycles.

JNL/T. Rowe Price Capital Appreciation Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks long-term capital appreciation by investing primarily in common stocks. The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 50% of its total assets in common stocks. The remaining assets are generally invested in convertible securities, corporate and government debt, bank loans (which represent an interest in amounts owed by a borrower to a syndicate of lenders), and foreign securities, in keeping with the Fund’s objective. The Fund may invest up to 25% of its total assets in foreign securities.

JNL/The Boston Company Equity Income Fund
Jackson National Asset Management, LLC (and The Boston Company Asset Management LLC)
Seeks total return (consisting of capital appreciation and income). Under normal market conditions, the Fund invests at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in equity securities. The Fund seeks to focus on dividend-paying stocks and other investments and investment techniques that provide income, including covered call strategies.

JNL/The London Company Focused U.S. Equity Fund
Jackson National Asset Management, LLC (and The London Company of Virginia, LLC)
Seeks long-term capital appreciation by investing, under normal circumstances, at least 80% of its net assets in common stocks of companies located in the United States. The Fund may invest in companies of any market capitalization and will typically hold a limited number of names in the portfolio.

JNL/Van Eck International Gold Fund
Jackson National Asset Management, LLC (and Van Eck Associates Corporation)
Seeks long-term capital appreciation. The Fund may take current income into consideration when choosing investments. Under normal conditions, the Fund invests at least 80% of its net assets in securities of companies principally engaged in gold-related activities, instruments that derive their value from gold, gold coins and bullion.

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JNL/WCM Focused International Equity Fund
Jackson National Asset Management, LLC (and WCM Investment Management)
Seeks long-term capital appreciation by investing primarily in companies outside the United States. The Fund, under normal circumstances, invests at least 80% of its net assets in equity securities.

JNL Variable Fund LLC

JNL/Mellon Capital S&P® 24 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation by investing approximately equal amounts in the stocks of 24 companies that have the potential for capital appreciation, on a specific date each year.

JNL/Mellon Capital Nasdaq® 100 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return by investing in the stocks of companies in the Nasdaq-100 Index® that are expected to have a potential for capital appreciation. The Fund selects a portfolio of stocks of companies selected from stocks included in the Index. The Index includes 100 of the largest non-financial domestic and international securities listed on the Nasdaq Stock Market. The Index reflects companies across high-growth industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology.

JNL/Mellon Capital S&P® SMid 60 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stocks of 30 companies included in the Standard & Poor's MidCap 400 Index and 30 companies in the Standard & Poor's SmallCap 600 Index. The Fund seeks to achieve its objective by identifying small and mid-capitalization companies with improving fundamental performance and sentiment. The sub-adviser follows a process that attempts to select small and mid-cap companies that are likely to be in an earlier stage of their economic life cycle than mature large-cap companies.

JNL/Mellon Capital Communications Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Telecommunication Services 25/50 Index in proportion to their market capitalization weighting in the MSCI USA IMI Telecommunication Services 25/50 Index.

JNL/Mellon Capital Consumer Brands Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Consumer Discretionary Index in proportion to their market capitalization weighting in the MSCI USA IMI Consumer Discretionary Index.

JNL/Mellon Capital Financial Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Financials Index in proportion to their market capitalization weighting in the MSCI USA IMI Financials Index.

JNL/Mellon Capital Healthcare Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Health Care Index in proportion to their market capitalization weighting in the MSCI USA IMI Health Care Index.

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JNL/Mellon Capital Oil & Gas Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Energy Index in proportion to their market capitalization weighting in the MSCI USA IMI Energy Index.

JNL/Mellon Capital Technology Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Information Technology Index in proportion to their market capitalization weighting in the MSCI USA IMI Information Technology Index.

The investment objectives and policies of certain Funds are similar to the investment objectives and policies of other mutual funds that the Fund's investment sub-advisers also manage. Although the objectives and policies may be similar, the investment results of the Funds may be higher or lower than the results of those other mutual funds. We cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the funds have the same investment sub-advisers. The Funds described are available only through variable annuity contracts issued by Jackson. They are NOT offered or made available to the general public directly.

A Fund's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a Fund with a small asset base. A Fund may not experience similar performance as its assets grow.

You should read the summary prospectuses for the Funds and/or the prospectuses for the JNL Series Trust, the JNL Variable Fund LLC, and the Jackson Variable Series Trust carefully before investing. The summary prospectuses for the Funds are attached to this prospectus. The summary prospectuses for the Funds and prospectuses for the JNL Series Trust, the JNL Variable Fund LLC, and the Jackson Variable Series Trust may also be obtained at no charge by calling 1-800-644-4565 (Annuity and Life Service Center) or 1-800-777-7779 (for contracts purchased through a bank or financial institution), by writing P.O. Box 30314, Lansing, Michigan 48909-7814, or by visiting www.jackson.com. Additional Funds and Investment Divisions may be available in the future.

Voting Privileges. To the extent required by law, we will obtain instructions from you and other Owners about how to vote our shares of a Fund when there is a vote of shareholders of a Fund. We will vote all the shares we own in proportion to those instructions from Owners. An effect of this proportional voting is that a relatively small number of Owners may determine the outcome of a vote.

Substitution. We reserve the right to substitute a different Fund or a different mutual fund for the one in which any Investment Division is currently invested. We will not do this without any required approval of the SEC. We will give you notice of any substitution.

CONTRACT CHARGES

There are charges associated with your Contract, the deduction of which will reduce the investment return of your Contract. Charges are deducted proportionally from your Contract Value. These charges may be a lesser amount where required by state law, but will not be increased except as described below. We expect to profit from certain charges assessed under the Contract. These charges (and certain other expenses) are as follows:

Monthly Contract Charge. During the accumulation phase we deduct a $10 Monthly Contract Charge ($120 per year). The Monthly Contract Charge will increase by $2.50 ($30 per year) on every fifth Contract Anniversary following the Issue Date. We reserve the right to waive any increase to this charge, in a non-discriminatory manner.

This charge is deducted on each Contract Monthly Anniversary. We will also deduct the Monthly Contract Charge if you make a total withdrawal on a date other than a Contract Monthly Anniversary. The charge will be taken from the Investment Divisions based on the proportion their respective value bears to the Contract Value.

The charge compensates us for expenses associated with administration of Contracts, acquisition of business including marketing expenses, risks we assume in connection with the Contracts and costs associated with providing Contract benefits.

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Transfer Charge. We deduct $25 for each transfer in excess of 15 in a Contract Year. Th e charge is deducted from the amount that is transferred prior to the allocation to a different Investment Division. The charge compensates us for the administrative cost associated with the transfers. We waive the transfer charge in connection with Dollar Cost Averaging, Earnings Sweep, Rebalancing transfers and any transfers we require, and we will charge a lesser fee where required by state law. Transfers made in connection with Investment Divisions under the Guidance Model Portfolios are treated the same as other transfers with respect to the charges and waivers described above. For information on the Dollar Cost Averaging, Earnings Sweep and Rebalancing programs please see the applicable section under “OTHER INFORMATION” beginning on page 42.

Withdrawal Charge. At any time during the accumulation phase (if and to the extent that Contract Value is sufficient to pay any remaining withdrawal charges that remain after a withdrawal), you may withdraw the following with no withdrawal charge:

•	Premiums that are no longer subject to a withdrawal charge (Premiums in your annuity for at least three years without being withdrawn), plus

•	earnings (excess of your Contract Value over your Remaining Premiums )

•
during each Contract Year 10% of Premium (subject to certain exclusions) that would otherwise incur a withdrawal charge, and that has not been previously withdrawn (this can be withdrawn at once or in segments throughout the Contract Year), minus earnings (required minimum distributions will be counted as part of the free withdrawal amount).

We will deduct a withdrawal charge on:

•	withdrawals in excess of the free withdrawal amount (the withdrawal charge is imposed only on the excess amount above the free withdrawal amount), or

•	withdrawals under a Contract that exceed its required minimum distribution under the Internal Revenue Code (the entire withdrawal will be subject to the withdrawal charge), or

•	amounts withdrawn in a total withdrawal.

The amount of the withdrawal charge deducted varies according to the following schedule and is based on Completed Years following each Premium (state variations may apply):

Withdrawal Charge (as a percentage of Premium payments):

Completed Years since Receipt of Premium	0-1	1-2	2-3	3+
	2.0%	2.0%	1.0%	0%

Upon a partial or full withdrawal, the withdrawal charge percentage will be the lesser of the withdrawal charge percentage indicated above, or the maximum withdrawal charge percentage listed below. In either case, the withdrawal charge percentage will remain constant or decrease with each year until no longer applicable.

Beginning on the Contract Anniversary on or After the Owner Attains the Age of:	Maximum Withdrawal Charge Percentage
92	1.75%
93	0.75%
94+	0.00%

For purposes of the withdrawal charge, we treat withdrawals as coming first from earnings and then from the oldest Remaining Premium. If you make a full withdrawal, the withdrawal charge is based on Premiums remaining in the Contract and no free withdrawal amount applies. If you withdraw only part of the value of your Contract, we deduct the withdrawal charge from the remaining value in your Contract. The withdrawal charge compensates us for expenses associated with the acquisition of business including administrative and marketing expenses and other distribution expenses incurred by us or our affiliated distributor.

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Note: Withdrawals under a non-qualified Contract will be taxable on an “income first” basis. This means that any withdrawal from a non-qualified Contract that does not exceed the accumulated income under the Contract will be taxable in full. Any withdrawals under a tax-qualified Contract will be taxable except to the extent that they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

We do not assess the withdrawal charge on any amounts paid out as:

•	income payments during your Contract's income phase;

•	death benefits; or

•
withdrawals necessary to satisfy the required minimum distribution of the Internal Revenue Code (but if the withdrawal requested exceeds the required minimum distribution, then the entire withdrawal will be subject to the withdrawal charge).

We may reduce or waive the withdrawal charge when the Contract is purchased by employees, agents and financial representatives of the Company or its affiliates. These transactions will be conducted in a non-discriminatory manner and under circumstances that reduce our business acquisition expenses.

Commutation Fee. If you make a total withdrawal from your Contract after income payments have commenced under income option 4, or if after your death during the period for which payments are guaranteed to be made under income option 3 your Beneficiary elects to receive a lump sum payment (see "Income Options" beginning on page 36 ) , the amount received will be reduced by (a) minus (b) where:

•
(a) = the present value of the remaining income payments (as of the date of calculation) for the period for which payments are guaranteed to be made, discounted at the rate assumed in calculating the initial payment; and

•
(b) = the present value of the remaining income payments (as of the date of calculation) for the period for which payments are guaranteed to be made, discounted at a rate no more than 1.00% higher than the rate used in (a).

The Commutation Fee compensates us for administrative costs and expenses associated with commuting the annuity payments and determining the amount to be paid.

Other Expenses. We pay the operating expenses of the Separate Account. There are deductions from and expenses paid out of the assets of the Funds. These expenses are described in the attached summary prospectus for the Funds. For more information, please see the “Total Annual Fund Operating Expenses” table beginning on page 4.

Premium Taxes. Some states and other governmental entities charge Premium taxes or other similar taxes. We pay these taxes and may make a deduction from your Contract Values for them. Premium taxes generally range from 0% to 3.5% (the amount of state Premium tax, if any, will vary from state to state).

Income Taxes. We reserve the right, when calculating unit values, to deduct a credit or charge with respect to any taxes we have paid or reserved for during the valuation period that we determine to be attributable to the operation of the Separate Account, or to a particular Investment Division. No federal income taxes are applicable under present law and we are not presently making any such deduction.

DISTRIBUTION OF CONTRACTS
Jackson National Life Distributors LLC (“Distributor”), located at 7601 Technology Way, Denver, Colorado 80237, serves as the distributor of the Contracts. Distributor also serves as distributor of other variable insurance products issued by Jackson and its subsidiary, Jackson National Life Insurance Company of New York (“Jackson of NY”).

Distributor is a wholly owned subsidiary of Jackson. Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). Distributor is not a member of the Securities Investor Protection Corporation (“SIPC”). For more information on broker-dealers and

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their registered representatives, you may use the FINRA BrokerCheck program via telephone (1-800-289-9999) or the Internet (http://brokercheck.finra.org).

The Contracts are offered to customers of various financial institutions, brokerage firms and their affiliate insurance agencies (each a "Financial Institution," collectively "Financial Institutions"). Financial Institutions may also be registered as, affiliated with, or in a contractual relationship with an investment adviser and offer advisory services through their registered representatives/investment adviser representatives to Contract Owners. No Financial Institution has any legal responsibility to pay amounts that are owed under the Contracts. The obligations and guarantees under the Contracts are the sole responsibility of Jackson. The Financial Institutions are responsible for delivery of various related disclosure documents and the accuracy of their oral description and suitable recommendation of the purchase of the Contracts.

No commissions are paid to the Financial Institutions on sales of Elite Access Advisory Contracts. However, the Financial Institutions or their representatives may charge you an investment advisory or similar fee under an agreement you have with them independent of Jackson or Distributor. The Financial Institutions or their representatives determine the amount of the fee that will be charged and the amounts charged may vary based upon the practices of each Financial Institution. There may be tax and Contract implications, including adverse effects on Contract benefits, if you elect to have such fees withdrawn directly from the Contract. Financial Institutions providing such advisory services are acting solely on your behalf. Neither Jackson nor Distributor offer advice on how to allocate your Contract Value and we are not responsible for any advice your investment adviser provides to you. Neither Jackson nor Distributor endorses any investment advisers nor make any representations as to their qualifications.

Under certain circumstances, the Distributor and/or Jackson may pay Financial Institutions bonuses, overrides, and marketing allowances in connection with the sale of Jackson and Jackson of NY variable insurance products . These payments and/or reimbursements are in recognition of marketing, distribution, and/or administrative support provided by the Financial Institution and may not be offered to all Financial Institutions. The terms of these arrangements vary widely depending on, among other things, products offered; the level and type of marketing, distribution, and administrative support services provided; assets under management; the volume of sales; and the level of access we are provided to the registered representatives of the Financial Institution. Such payments may influence Financial Institutions and/or their registered representatives to present the Contracts more favorably than other investment alternatives. Such compensation is subject to applicable state insurance law and regulation , FINRA rules of conduct and Department of Labor (“DOL”) rules and regulations . While such compensation may be significant, it will not result in any additional direct charge by us to you.

The two primary forms of such compensation paid by the Distributor and/or Jackson are overrides and marketing support payments. Overrides are payments that are designed as consideration for product placement, assets under management, and sales volume. Overrides are generally based on a fixed percentage of annual product sales and generally range from 10 to 50 basis points (0.10% to 0.50%). Payments may also be based on a percentage of assets under management or paid as a specified dollar amount. Marketing support payments may be in the form of cash and/or non-cash compensation and are intended to provide us with exposure to registered representatives so that we may educate them about product features and benefits. Marketing support payments generally allow us to, among other things, participate in sales conferences (for example, national, regional, and top producer meetings hosted by a Financial Institution). Examples of such payments include, but are not limited to, reimbursements for representative training or “due diligence” meetings including travel and lodging expenses; client events; speaker fees; business development and educational enhancement items (such as software packages containing information for broker use, or prospecting lists); and other support services, including payments to third party vendors for such services. Payments or reimbursements for meetings and seminars are generally based on the anticipated level of participation and/or accessibility and the size of the audience. Subject to applicable laws and regulations including
FINRA rules of conduct and DOL rules and regulations , we may also provide cash and/or non-cash compensation to registered representatives in the form of gifts, promotional items, occasional meals, and entertainment. Registered representatives may qualify for different levels of sales and service support depending on the volume of business that they do with us.

We may use any of our corporate assets to cover the cost of distribution, including any profit from the Contract's charges.

The alphabetical listing below details the 20 Financial Institutions that received the largest amounts of overrides and/or marketing support payments in 2015 from the Distributor and/or Jackson in relation to the sale of Jackson and Jackson of NY variable insurance products. The total payments received by a Financial Institution is based on sales of all Jackson and Jackson of NY variable insurance products, thus a Financial Institution may appear on the list even if it is not receiving any payments with respect to sales of Elite Access Advisory Contracts. Payments to these firms ranged from approximately $750 thousand to approximately $24 million.

Cetera Advisor Networks, LLC
Commonwealth Financial Network
ING/Voya Financial Advisors, LLC

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INVEST Financial Corporation*
Investment Centers of America, Inc.*
Lincoln Financial Advisors Corporation
LPL Financial Services
Merrill Lynch
MetLife Securities, Inc.
MML Investors Services, LLC
Morgan Stanley Smith Barney LLC
National Planning Corporation*
Raymond James & Associates, Inc.
Securities America, Inc.
Signator Investors, Inc.
SII Investments, Inc.*
Transamerica Financial Advisors, Inc.
UBS Financial Services, Inc.
Wells Fargo Advisors, LLC
Woodbury Financial Services, Inc.

*Jackson affiliate.

Please see Appendix B for a complete list of Financial Institutions that received amounts of overrides and/or marketing support payments in 2015 from the Distributor and/or Jackson in relation to the sale of our variable insurance products. While we endeavor to update this list on an annual basis, please note that interim changes or new arrangements may not be listed and may involve substantial payments on a forward going basis.

Compensation is also paid to employees of the Distributor and/or Jackson who are responsible for providing services to Financial Institutions. These employees are generally referred to as "wholesalers" and may meet with Financial Institutions and/or their registered representatives to provide training and sales support. The compensation paid to the wholesalers may vary based on a number of factors, including Premium payments; types of Contracts or optional benefits (if any) sold by the Financial Institutions that the wholesaler services; wholesaler performance; and overall company performance. The wholesaler may be required to achieve internally-assigned goals related to the same type of factors and may receive bonus payments for the achievement of individual and/or company-wide goals.

In addition to the Distributor, the following Financial Institutions are affiliated with Jackson and under common control within the same holding company structure:

•	National Planning Corporation,

•	SII Investments, Inc.,

•	IFC Holdings, Inc. d/b/a Invest Financial Corporation, and

•	Investment Centers of America, Inc.

The Distributor also has relationships with the sub-advisers to the various underlying Funds and their affiliates. The Distributor receives payments from some sub-advisers to assist in defraying the costs of certain promotional and marketing meetings hosted by the Distributor in which the sub-advisers participate. The amounts paid depend on the nature of the meetings, the number of meetings attended, the costs expected to be incurred and the level of the sub-adviser's participation. Our affiliated Financial Institutions may have other relationships with the sub-advisers (apart from Jackson) including selling retail mutual funds managed or advised by certain sub-advisers.

All of the compensation described here, and other compensation or benefits provided by the Distributor and/or Jackson or our affiliates, may be greater or less than the total compensation on similar or other products. The amount and/or structure of the compensation can create a conflict of interest as it may influence your Financial Institution and registered representative to present this Contract over other investment alternatives. The variations in compensation, however, may also reflect differences in sales effort or ongoing customer services expected of the Financial Institution and registered representative. You may ask your registered representative about any variations and how he or she and his or her Financial Institution are compensated for selling the Contract.

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PURCHASES

Minimum Initial Premium:

•	$25,000 under most circumstances

Minimum Additional Premiums:

•	$500 for a qualified or non-qualified plan

•	$50 for an automatic payment plan

•	You can pay additional Premiums at any time during the accumulation phase.

These minimums apply to purchases, but do not preclude subsequent partial withdrawals that would reduce Contract Values below the minimum initial purchase amounts, as long as the amount left in the account is sufficient to pay the withdrawal charge. We reserve the right to limit the number of Contracts that you may purchase. We reserve the right , in our discretion, to limit, restrict, suspend or reject any or all initial or subsequent Premium payment s and to limit the amount, frequency or timing of Premium payments, at any time on a non-discriminatory basis. Any of these actions by us would limit your ability to invest in the Contract and increase your values and benefits. There is a $100 minimum balance requirement for each Investment Division.

Maximum Premiums:

•	The maximum aggregate Premiums you may make without our prior approval is $2.5 million.

The payment of subsequent Premiums, depending on market conditions at the time they are made, may or may not contribute to the various benefits under your Contract. Our right to restrict Premiums to a lesser maximum amount may also affect the benefits under your Contract.

Allocations of Premium. You may allocate your Premiums to one or more of the Investment Divisions. The minimum amount you may allocate to the Investment Division is $100. We will allocate any additional Premiums you pay in the same way unless you instruct us otherwise.

You may not allocate your Contract Values among more than 99 Investment Divisions at any one time.

We will issue your Contract and allocate your first Premium within two Business Days (days when the New York Stock Exchange is open) after we receive your first Premium and all information that we require for the purchase of a Contract. If we do not receive all of the information that we require, we will contact you to get the necessary information. If for some reason we are unable to complete this process within five Business Days, we will return your money. Subsequent Premiums are allocated on the Business Day that the Premium is received. Each Business Day ends when the New York Stock Exchange closes (usually 4:00 p.m. Eastern time).

Accumulation Units. Your Contract Value will go up or down depending on the performance of the Investment Divisions you select. In order to keep track of the value of your Contract during the accumulation phase, we use a unit of measure called an “Accumulation Unit.” During the income phase we use a measure called an “Annuity Unit.”

Every Business Day, we determine the value of an Accumulation Unit for each of the Investment Divisions by:

•	determining the total amount of assets held in the particular Investment Division;

•	subtracting any taxes chargeable under the Contract; and

•	dividing this amount by the number of outstanding Accumulation Units.

Charges deducted through the cancellation of units are not reflected in this computation.

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The value of an Accumulation Unit may go up or down from day to day based on the performance of the Funds, expenses and deduction of Contract charges.

When you make a Premium payment, we credit your Contract with Accumulation Units. The number of Accumulation Units we credit is determined at the close of that Business Day by dividing the amount of the Premium allocated to any Investment Division by the value of the Accumulation Unit for that Investment Division that reflects the respective charges under your Contract. If your Premium payment is received after the close of the New York Stock Exchange, the number of Accumulation Units credited will be determined at the end of the next Business Day.

In connection with arrangements we have to transact business electronically, we may have agreements in place whereby the time when certain broker-dealers receive your initial Purchase Payment and all required information in Good Order will be used for initial pricing of your Contract Values.  However, if we do not have an agreement with a broker-dealer providing for these pricing procedures, initial Purchase Payments received by the broker-dealer will not be priced until they are received by us. As of the date of this prospectus, we have such an agreement with Morgan Stanley Smith Barney LLC and SBHU Life Agency.  Please check with your representative to determine if his/her broker-dealer has an agreement with the Company that provides for these pricing procedures.

TRANSFERS AND FREQUENT TRANSFER RESTRICTIONS

You may transfer your Contract Value between and among the Investment Divisions at any time, unless transfers are subject to other limitations.

You can make 15 transfers every Contract Year without charge.

A transfer will be effective as of the end of the Business Day when we receive your transfer request in Good Order, and we will disclaim all liability for transfers made based on your transfer instructions, or the instructions of a third party authorized to submit transfer requests on your behalf.

Restrictions on Transfers: Market Timing. The Contract is not designed for frequent transfers by anyone. Frequent transfers between and among Investment Divisions may disrupt the underlying Funds and could negatively impact performance, by interfering with efficient management and reducing long-term returns, and increasing administrative costs. Frequent transfers may also dilute the value of shares of an underlying Fund. Neither the Contracts nor the underlying Funds are meant to promote any active trading strategy, like market timing. Allowing frequent transfers by one or some Owners could be at the expense of other Owners of the Contract. To protect Owners and the underlying Funds, we have policies and procedures to deter frequent transfers between and among the Investment Divisions.

Under these policies and procedures, there is a $25 charge per transfer after 15 in a Contract Year, and no round trip transfers are allowed within 15 calendar days. Also, we could restrict your ability to make transfers to or from one or more of the Investment Divisions, which possible restrictions may include, but are not limited to:

•	limiting the number of transfers over a period of time;

•	requiring a minimum time period between each transfer;

•	limiting transfer requests from an agent acting on behalf of one or more Owners or under a power of attorney on behalf of one or more Owners; or

•	limiting the dollar amount that you may transfer at any one time.

To the extent permitted by applicable law, we reserve the right to restrict the number of transfers per year that you can request and to restrict you from making transfers on consecutive Business Days. In addition, your right to make transfers between and among Investment Divisions may be modified if we determine that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners.

We continuously monitor transfers under the Contract for disruptive activity based on frequency, pattern and size. We will more closely monitor Contracts with disruptive activity, placing them on a watch list, and if the disruptive activity continues, we will restrict the availability of electronic or telephonic means to make a transfer, instead requiring that transfer instructions be mailed through regular U.S. postal service, and/or terminate the ability to make transfers completely, as necessary. If we terminate your ability to make transfers, you may need to make a partial withdrawal to access the Contract Value in the Investment Division(s) from which you sought a transfer. We will notify you and your representative in writing within five days of placing the Contract on a watch list.

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Regarding round trip transfers, we will allow redemptions from an Investment Division; however, once a complete or partial redemption has been made from an Investment Division through an Investment Division transfer, you will not be permitted to transfer any value back into that Investment Division within 15 calendar days of the redemption. We will treat as short-term trading activity any transfer that is requested into an Investment Division that was previously redeemed within the previous 15 calendar days, whether the transfer was requested by you or a third party.

Our policies and procedures do not apply to the JNL/WMC Money Market Investment Division, Dollar Cost Averaging, Earnings Sweep or the Rebalancing program. We may also make exceptions that involve an administrative error, or a personal unanticipated financial emergency of an Owner resulting from an identified health, employment, or other financial or personal event that makes the existing allocation imprudent or a hardship. These limited exceptions will be granted by an oversight team pursuant to procedures designed to result in their consistent application. Please contact our Annuity Service Center if you believe your transfer request entails a financial emergency.

Otherwise, we do not exempt any person or class of persons from our policies and procedures. We have agreements allowing for asset allocation and investment advisory services that are not only subject to our policies and procedures, but also to additional conditions and limitations, intended to limit the potential adverse impact of these activities on other Owners of the Contract. We expect to apply our policies and procedures uniformly, but because detection and deterrence involves judgments that are inherently subjective, we cannot guarantee that we will detect and deter every Contract engaging in frequent transfers every time. If these policies and procedures are ineffective, the adverse consequences described above could occur. We also expect to apply our policies and procedures in a manner reasonably designed to prevent transfers that we consider to be to the disadvantage of other Owners, and we may take whatever action we deem appropriate, without prior notice, to comply with or take advantage of any state or federal regulatory requirement.

TELEPHONE AND INTERNET TRANSACTIONS

The Basics. You can request certain transactions by telephone or at www.jackson.com, our Internet website, subject to our right to terminate electronic or telephonic transfer privileges described above. For information about your account, please contact our Annuity Service Center. We require that you provide proper identification before performing transactions over the telephone or through our Internet website. For Internet transactions, this will include a Personal Identification Number (PIN). You may establish or change your PIN at www.jackson.com.

What You Can Do and How. You may make transfers by telephone or through the Internet if you elect to have this privilege. Any authorization you (and any joint Owner) provide to us in an application, at our website, or through other means will authorize us to accept transaction instructions, including Investment Division transfers/allocations, by you, a joint Owner, or your representative unless you notify us to the contrary. To notify us, please call us at the Annuity Service Center. Our contact information is on the cover page of this prospectus and the number is referenced in your Contract or on your quarterly statement.

You may elect to make partial withdrawals by telephone, provided that we have received your prior written authorization to take instructions over the telephone. The amount of the withdrawal requested cannot exceed 80% of the Contract Value, up to a gross maximum withdrawal of $50,000. Telephone withdrawal requests may only be made by the Owner(s). We reserve the right to discontinue this privilege or implement additional limitations.

What You Can Do and When. When authorizing a transfer, you must complete your telephone call by the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) in order to receive that day's value of an Accumulation Unit for an Investment Division.

Transfer instructions you send electronically are considered to be received by us at the time and date stated on the electronic acknowledgement we return to you. If the time and date indicated on the acknowledgement is before the close of the New York Stock Exchange, the instructions will be carried out that day. Otherwise the instructions will be carried out the next Business Day. We will retain permanent records of all web-based transactions by confirmation number. If you do not receive an electronic acknowledgement, you should telephone our Annuity Service Center immediately.

How to Cancel a Transaction. You may only cancel an earlier telephonic or electronic transfer request made on the same day by calling the Annuity Service Center before the New York Stock Exchange closes. Otherwise, your cancellation instruction will not be allowed because of the round trip transfer restriction.

Our Procedures. Our procedures are designed to provide reasonable assurance that telephone or any other electronic authorizations are genuine. Our procedures include requesting identifying information and tape-recording telephone communications and other specific details. We and our affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or

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mistake in connection with a transaction requested by telephone or other electronic means that you did not authorize. However, if we fail to employ reasonable procedures to ensure that all requested transactions are properly authorized, we may be held liable for such losses.

We do not guarantee access to telephonic and electronic information or that we will be able to accept transaction instructions via the telephone or electronic means at all times. We also reserve the right to modify, limit, restrict, or discontinue at any time and without notice the acceptance of instruction from someone other than you and/or this telephonic and electronic transaction privilege. Elections of any optional program must be in writing and will be effective upon receipt of the request in Good Order.

Upon notification of the Owner's death, any telephone transfer authorization, other than by the surviving joint Owners, designated by the Owner ceases and we will not allow such transactions unless the executor/representative provides written authorization for a person or persons to act on the executor's/representative's behalf.

ACCESS TO YOUR MONEY

You can have access to the money in your Contract:

•	by making either a partial or complete withdrawal,

•	by electing the Systematic Withdrawal Program,

•	by electing to receive income payments.

Your Beneficiary can have access to the money in your Contract when a death benefit is paid.

Withdrawals under the Contract may be subject to a withdrawal charge. For purposes of the withdrawal charge, we treat withdrawals as coming first from earnings and then from the oldest Remaining Premium. When you make a complete withdrawal you will receive the value of your Contract as of the end of the Business Day your request is received by us in Good Order, minus any applicable taxes, the Monthly Contract Charges, and all applicable withdrawal charges. For more information about withdrawal charges, please see “Withdrawal Charge” beginning on page 27. We will pay the withdrawal proceeds within seven days of a request in Good Order. If a Purchase Payment made by personal check or electronic draft is received within the five days preceding a withdrawal request, we may delay payment of the withdrawal proceeds up to seven days after the date of the request, to ensure the check or electronic draft is not returned due to insufficient funds.

Your withdrawal request must be in writing but, under certain circumstances, partial withdrawals by telephone are permitted. For more information, please see “Telephone and Internet Transactions” above. We will accept withdrawal requests submitted via facsimile. There are risks associated with not requiring original signatures in order to disburse the money. To minimize the risks, the proceeds will be sent to your last recorded address in our records, so be sure to notify us, in writing, with an original signature of any address change. We do not assume responsibility for improper disbursements if you have failed to provide us with the current address to which the proceeds should be sent.

Except in connection with the Systematic Withdrawal Program, you must withdraw at least $500 or, if less, the entire amount in the Investment Division from which you are making the withdrawal. If the Contract Value is less than $500, any withdrawal request will be treated as a total withdrawal. If you are not specific in your withdrawal request, your withdrawal will be taken from your allocations to the Investment Divisions based on the proportion their respective values bear to the Contract Value.

With the Systematic Withdrawal Program, you may withdraw a specified dollar amount (of at least $50 per withdrawal) or a specified percentage. After your withdrawal, at least $100 must remain in each Investment Division from which the withdrawal was taken. A withdrawal request that would reduce the remaining Contract Value to less than $100 will be treated as a request for a complete withdrawal.

The Contract is designed for Contract Owners who have hired an investment adviser to manage their Contract Value for a fee. You may authorize payment of the fee from the Contract by requesting a partial withdrawal. There may be tax and Contract implications, including adverse effects on Contract benefits, if you elect to have such fees withdrawn directly from the Contract. Conditions and limitations may apply, so please contact our Annuity Service Center for more information. Our contact information is on the cover page of this prospectus. The investment adviser you engage is acting solely on your behalf. We neither endorse any investment advisers, nor make any representations as to their qualifications. The fee for this service would be covered in a separate agreement between you and your adviser, and would be in addition to the fees and expenses described in this prospectus.

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Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make. There are limitations on withdrawals from qualified plans. For more information, please see “TAXES” beginning on page 38.

Systematic Withdrawal Program. You can arrange to have money automatically sent to you periodically while your Contract is still in the accumulation phase. You may withdraw a specified dollar amount (of at least $50 per withdrawal), a specified percentage or earnings. Your withdrawals may be on a monthly, quarterly, semi-annual or annual basis. There is no charge for the Systematic Withdrawal Program; however, you will have to pay taxes on the money you receive. You may also be subject to a withdrawal charge.

Suspension of Withdrawals or Transfers. We may be required to suspend or delay withdrawals or transfers to or from an Investment Division when:

•	the New York Stock Exchange is closed (other than customary weekend and holiday closings);

•	under applicable SEC rules, trading on the New York Stock Exchange is restricted;

•	under applicable SEC rules, an emergency exists so that it is not reasonably practicable to dispose of securities in an Investment Division or determine the value of its assets; or

•	the SEC, by order, may permit for the protection of Contract Owners.

INCOME PAYMENTS (THE INCOME PHASE)

The income phase of your Contract occurs when you begin receiving regular income payments from us. The Income Date is the day those payments begin. Once income payments begin, the Contract cannot be returned to the accumulation phase. You can choose the Income Date and an income option, but the Income Date must be at least one year after the Contract's Issue Date. All of the Contract Value must be annuitized. The income options are described below.

If you do not choose an income option, we will assume that you selected option 3, which provides a life annuity with 120 months of guaranteed payments.

You can change the Income Date or income option at least seven days before the Income Date, but changes to the Income Date may only be to a later date. You must give us written notice at least seven days before the scheduled Income Date. Income payments must begin by the Contract Anniversary on or next following your 95th birthday under a non-qualified Contract, or by such earlier date as required by the applicable qualified plan, law or regulation.

Under a traditional Individual Retirement Annuity, required minimum distributions must begin in the calendar year in which you attain age 70 1/2 (or such other age as required by law). Distributions under qualified plans and Tax-Sheltered Annuities must begin by the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire. You do not necessarily have to annuitize your Contract to meet the minimum distribution requirements for Individual Retirement Annuities, qualified plans, and Tax-Sheltered Annuities. Distributions from Roth IRAs are not required prior to your death.

At the Income Date, you can choose to receive fixed payments or variable payments based on the Investment Divisions. If you do not choose how to receive your income payments, your income payments will be variable payments based on the Investment Divisions.

You can choose to have income payments made monthly, quarterly, semi-annually or annually. Or you can choose a single lump sum payment. If you have less than $5,000 to apply toward an income option and state law permits, we may provide your payment in a single lump sum, part of which may be taxable as Federal Income. Likewise, if your first income payment would be less than $50 and state law permits, we may set the frequency of payments so that the first payment would be at least $50.

Fixed Income Payments. If you choose to receive fixed payments, the amount of each income payment will be determined by applying the portion of your Contract Value allocated to fixed payments, less any applicable Premium taxes and charges, to the rates in the annuity tables contained in the Contract applicable to the income option chosen. If the current annuity rates provided by us on contracts of this type would be more favorable to you , the current rates will be used.

Variable Income Payments. If you choose to have any portion of your income payments based upon one or more Investment Divisions, the dollar amount of your initial annuity payment will depend primarily upon the following:

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•	the amount of your Contract Value you allocate to the Investment Division(s) on the Income Date;

•	the amount of any applicable Premium taxes, or withdrawal charges deducted from your Contract Value on the Income Date;

•	which income option you select; and

•
the investment factors listed in your Contract that translate the amount of your Contract Value (as adjusted for applicable charges, frequency of payment and commencement date) into initial payment amounts that are measured by the number of Annuity Units of the Investment Division(s) you select credited to your Contract.

The investment factors in your Contract are calculated based upon a variety of factors, including an assumed net investment rate of 1.0% for all options and, if you select an income option with a life contingency, the age and gender of the Annuitant. State variations may apply.

If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant.

We calculate the dollar amount of subsequent income payments that you receive based upon the performance of the Investment Divisions you select. If that performance (measured by changes in the value of Annuity Units) exceeds the assumed net investment rate, then your income payments will increase; if that performance is less than the assumed net investment rate, then your income payments will decrease. Neither expenses actually incurred (other than taxes on investment return), nor mortality actually experienced, will adversely affect the dollar amount of subsequent income payments.

Income Options. The Annuitant is the person whose life we look to when we make income payments (each description assumes that you are the Owner and Annuitant). The following income options may not be available in all states. Each income option is available as fixed payments or variable payments.

Option 1 - Life Income. This income option provides monthly payments for your life. No further payments are payable after your death. Thus, it is possible for you to receive only one payment if you die prior to the date the second payment is due. If you die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 2 - Joint and Survivor. This income option provides monthly payments for your life and for the life of another person (usually your spouse) selected by you. Upon the death of either person, the monthly payments will continue during the lifetime of the survivor. No further payments are payable after the death of the survivor. If you and the person who is the joint life both die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 3 - Life Annuity With at Least 120 or 240 Monthly Payments. This income option provides monthly payments for the Annuitant's life, but with payments continuing to the Beneficiary for the remainder of 10 or 20 years (as you select) if the Annuitant dies before the end of the selected period. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment. The calculation of the lump sum payment results in a Commutation Fee, which is further discussed on page 28.

Option 4 - Income for a Specified Period. This income option provides monthly payments for any number of years from 5 to 30. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment. The calculation of the lump sum payment results in a Commutation Fee, which is further discussed on page 28.

Additional Options - We may make other income options available.

No withdrawals are permitted during the income phase under an income option that is life contingent.

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DEATH BENEFIT

The Contract has a death benefit, which is payable during the accumulation phase. The death benefit equals your Contract Value on the date we receive all required documentation from your Beneficiary.

The death benefit paid to your Beneficiary upon your death is calculated as of the date we receive all required documentation in Good Order which includes, but is not limited to, due proof of death and a completed claim form from the Beneficiary of record (if there are multiple beneficiaries, we will calculate the death benefit when we receive this documentation from the first Beneficiary). Payment will include interest to the extent required by law.

If you die before moving to the income phase, the person you have chosen as your Beneficiary will receive the death benefit. If you have a joint Owner, the death benefit will be paid when the first joint Owner dies. The surviving joint Owner will be treated as the Beneficiary. Any other Beneficiary designated will be treated as a contingent Beneficiary. Only a spousal Beneficiary has the right to continue the Contract in force upon your death.

Payout Options. The death benefit can be paid under one of the following payout options:

•	single lump sum payment; or

•	payment of entire death benefit within 5 years of the date of death; or

•
payment of the entire death benefit under an income option over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy; or payment of a portion of the death benefit under an income option over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy, with the balance of the death benefit payable to the Beneficiary. Any portion of the death benefit not applied under an income option within one year of the Owner's death, however, must be paid within five years of the date of the Owner's death; or

•
the Beneficiary may elect to receive distribution of the entire death benefit in a series of systematic withdrawals over a period not extending beyond the Beneficiary’s life expectancy. The distributions must satisfy the minimum distribution requirements resulting from the death of the Owner as defined by the Internal Revenue Code and the implementing regulations. Upon the Beneficiary’s death, under a tax-qualified Contract, the designated beneficiary may elect to continue such distributions or take a lump-sum distribution of the Contract Value. Under a non-qualified Contract, the designated beneficiary will receive a lump-sum distribution of the Contract Value.

Under these payout options, the Beneficiary may also elect to receive additional lump sums at any time. The receipt of any additional lump sums will reduce the future income payments to the Beneficiary.

Unless the Beneficiary chooses to receive the entire death benefit in a single sum, the Beneficiary must elect a payout option within the 60-day period beginning with the date we receive proof of death and payments must begin within one year of the date of death. If the Beneficiary chooses to receive some or all of the death benefit in a single sum and all the necessary requirements are met, we will pay the death benefit within seven days. If your Beneficiary is your spouse, he/she may elect to continue the Contract, at the current Contract Value, in his/her own name. If no payout option is selected, the entire death benefit will be paid within 5 years of the Owner's date of death. The death benefit will remain invested in the Investment Divisions in accordance with the allocation instructions given by the Owner until a payout option is selected, or new instructions are received from the Beneficiary after the claim is processed. For more information, please see “Spousal Continuation Option” beginning on page 38.

Pre-Selected Payout Options. As Owner, you may also make a predetermined selection of the death benefit payout option if your death occurs before the Income Date. However, at the time of your death, we may modify the death benefit option if the death benefit you selected exceeds the life expectancy of the Beneficiary. If this Pre-selected Death Benefit Option Election is in force at the time of your death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any other provisions of this Contract. This restriction applies even if the Beneficiary is your spouse, unless such restriction is prohibited by the Internal Revenue Code. If the Beneficiary does not submit the required documentation for the death benefit to us within one year of your death, however, the death benefit must be paid, in a single lump sum, within five years of your death. The Pre-selected Death Benefit Option may not be available in your state.

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Spousal Continuation Option. If your spouse is the Beneficiary and elects to continue the Contract in his or her own name after your death, pursuant to the Spousal Continuation Option, no death benefit will be paid at that time. The Spousal Continuation Option may not be available in your state. See your financial advisor for information regarding the availability of the Spousal Continuation Option.

The Spousal Continuation Option is available to elect one time on the Contract. However, if you have elected the Pre-selected Death Benefit Option the Contract cannot be continued under the Spousal Continuation Option, unless preventing continuation would be prohibited by the Internal Revenue Code. The Pre-selected Death Benefit Option may not be available in your state.

Death of Owner On or After the Income Date. If you or a joint Owner dies, and is not the Annuitant, on or after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the date of death. If you die, the Beneficiary becomes the Owner. If the joint Owner dies, the surviving joint Owner, if any, will be the designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. A contingent Beneficiary is entitled to receive payment only after the Beneficiary dies.

Death of Annuitant. If the Annuitant is not an Owner or joint Owner and dies before the Income Date, you can name a new Annuitant, subject to our underwriting rules. If you do not name a new Annuitant within 30 days of the death of the Annuitant, you will become the Annuitant. However, if the Owner is a non-natural person (for example, a corporation), then the death of the Annuitant will be treated as the death of the Owner, and a new Annuitant may not be named.

If the Annuitant dies on or after the Income Date, any remaining guaranteed payment will be paid to the Beneficiary as provided for in the income option selected. Any remaining guaranteed payment will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

Stretch Contracts. The beneficiary of death benefit proceeds from another company’s non-qualified annuity contract or tax-qualified annuity contract or plan, may use the death benefit proceeds to purchase a Contract (“Stretch Contract”) from us. The beneficiary of the prior contract or plan (“Beneficial Owner”) must begin taking distributions, or must have begun taking distributions under the prior contract or plan, within one year of the decedent’s death. The distributions must be taken over a period not to exceed the life expectancy of the Beneficial Owner, and the distributions must satisfy the minimum distribution requirements resulting from the decedent’s death as defined by the Internal Revenue Code and implementing regulations. (See “Non-Qualified Contracts – Required Distributions” on page 39.) Upon the Beneficial Owner’s death, under a tax-qualified Stretch Contract, the designated beneficiary may elect to continue such distributions or take a lump-sum distribution of the Contract Value. Upon the Beneficial Owner’s death, under a non-qualified Stretch Contract, the Stretch Contract terminates, and the designated beneficiary will receive a lump-sum distribution of the Contract Value. We will waive withdrawal charges on any withdrawal necessary to satisfy the minimum distribution requirements. Withdrawals in excess of the minimum distribution requirements may be taken at any time, subject to applicable withdrawal charges. Non-qualified Stretch Contracts may not be available in all states. The rights of Beneficial Owners are limited to those applicable to the distribution of the death benefit proceeds.

Special requirements apply to non-qualified Stretch Contracts. All Premium payments must be received in the form of a full or partial 1035 exchange of the death benefit proceeds from a non-qualified annuity contract and other forms of Premium payments are not permitted. Joint ownership is not permitted. The Beneficial Owner may not annuitize the Stretch Contract. The Stretch Contract terminates upon the Beneficial Owner’s death, and we will pay the Contract Value to the Beneficial Owner’s beneficiary(ies) in a lump-sum distribution. Please read the Contract and accompanying endorsement carefully for more information about these and other requirements.

TAXES

The following is only general information and is not intended as tax advice to any individual. Additional tax information is included in the SAI. You should consult your own tax advis o r as to how these general rules will apply to you if you purchase a Contract.

CONTRACT OWNER TAXATION

Tax-Qualified and Non-Qualified Contracts. If you purchase your Contract as a part of a tax-qualified plan such as an Individual Retirement Annuity (IRA), Tax-Sheltered Annuity (sometimes referred to as a 403(b) Contract), or pension or profit-sharing plan (including a 401(k) Plan or H.R. 10 Plan) your Contract will be what is referred to as a tax-qualified contract. Tax deferral under a tax-qualified contract arises under the specific provisions of the Internal Revenue Code (Code) governing the tax-qualified plan, so a tax-qualified contract should be purchased only for the features and benefits other than tax deferral that are

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available under a tax-qualified contract, and not for the purpose of obtaining tax deferral. You should consult your own advis o r regarding these features and benefits of the Contract prior to purchasing a tax-qualified contract.

If you do not purchase your Contract as a part of any tax-qualified pension plan, specially sponsored program or an individual retirement annuity, your Contract will be what is referred to as a non-qualified contract. Some broker-dealers only offer the Contracts as non-qualified contracts.

The amount of your tax liability on the earnings under and the amounts received from either a tax-qualified or a non-qualified contract will vary depending on the specific tax rules applicable to your Contract and your particular circumstances.

Non-Qualified Contracts – General Taxation. Increases in the value of a non-qualified contract attributable to undistributed earnings are generally not taxable to the Contract Owner or the Annuitant until a distribution (either a withdrawal or an income payment) is made from the Contract. This tax deferral is generally not available under a non-qualified contract owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person). Loans based on a non-qualified contract are treated as distributions.

Non-Qualified Contracts – Aggregation of Contracts. For purposes of determining the taxability of a distribution, the Code provides that all non-qualified contracts issued by us (or an affiliate) to you during any calendar year must be treated as one annuity contract. Additional rules may be promulgated under this Code provision to prevent avoidance of its effect through the ownership of serial contracts or otherwise.

Non-Qualified Contracts – Withdrawals and Income Payments. Any withdrawal from a non-qualified contract is taxable as ordinary income to the extent it does not exceed the accumulated earnings under the Contract. In contrast, a part of each income payment under a non-qualified contract is generally treated as a non-taxable return of Premium. The balance of each income payment is taxable as ordinary income. The amounts of the taxable and non-taxable portions of each income payment are determined based on the amount of the investment in the Contract and the length of the period over which income payments are to be made. Income payments received after all of your investment in the Contract is recovered are fully taxable as ordinary income. Additional information is provided in the SAI.

The Code also imposes a 10% penalty on certain taxable amounts received under a non-qualified contract. This penalty tax will not apply to any amounts:

•	paid on or after the date you reach age 59 1/2;

•	paid to your Beneficiary after you die;

•	paid if you become totally disabled (as that term is defined in the Code);

•
paid in a series of substantially equal periodic payments made annually (or more frequently) for your life (or life expectancy) or for a period not exceeding the joint lives (or joint life expectancies) of you and your Beneficiary;

•	paid under an immediate annuity; or

•	which come from Premiums made prior to August 14, 1982.

Beginning in 2013, the taxable portion of distributions from a non-qualified annuity contract will be considered investment income for purposes of the new Medicare tax on investment income. As a result, a 3.8% tax will generally apply to some or all of the taxable portion of distributions to individuals whose modified adjusted gross income exceeds certain threshold amounts. These levels are $200,000 in the case of single taxpayers, $250,000 in the case of married taxpayers filing joint returns, and $125,000 in the case of married taxpayers filing separately. Owners should consult their own tax advis o rs for more information.

Non-Qualified Contracts – Required Distributions. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified contract issued after January 18, 1985 to provide that (a) if an Owner dies on or after the annuity starting date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if an Owner dies prior to the annuity starting date, the entire interest in the contract must be distributed within five years after the date of the Owner's death.

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The requirements of (b) above can be considered satisfied if any portion of the Owner's interest which is payable to or for the benefit of a “designated beneficiary” is distributed over the life of such beneficiary or over a period not extending beyond the life expectancy of that beneficiary and such distributions begin within one year of that Owner's death. The Owner's “designated beneficiary,” who must be a natural person, is the person designated by such Owner as a Beneficiary and to whom ownership of the Contract passes by reason of death. However, if the Owner's “designated beneficiary” is the surviving spouse of the Owner, the Contract may be continued with the surviving spouse as the new Owner.

Non-Qualified Contracts - 1035 Exchanges. Under Section 1035 of the Code, you can purchase a variable annuity contract through a tax-free exchange of another annuity contract, or a life insurance or endowment contract. For the exchange to be tax-free under Section 1035, the owner and annuitant must be the same under the original annuity contract and the Contract issued to you in the exchange. If the original contract is a life insurance contract or endowment contract, the owner and the insured on the original contract must be the same as the owner and annuitant on the Contract issued to you in the exchange. Under certain circumstances, partial surrenders may be treated as a tax-free “partial 1035 exchange” (please see the Statement of Additional Information for more information).

Tax-Qualified Contracts – Withdrawals and Income Payments. The Code imposes limits on loans, withdrawals, and income payments under tax-qualified contracts. The Code also imposes required minimum distributions for tax-qualified contracts and a 10% penalty on certain taxable amounts received prematurely under a tax-qualified contract. These limits, required minimum distributions, tax penalties and the tax computation rules are summarized in the SAI. Any withdrawals under a tax-qualified contract will be taxable except to the extent they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified contract because contributions will have been made on a pre-tax or tax-deductible basis.

Withdrawals – Tax-Sheltered Annuities. The Code limits the withdrawal of amounts attributable to purchase payments made under a salary reduction agreement from Tax-Sheltered Annuities. Withdrawals can only be made when an Owner:

•	reaches age 59 1/2;

•	leaves his/her job;

•	dies;

•	becomes disabled (as that term is defined in the Code); or

•	experiences hardship. However, in the case of hardship, the Owner can only withdraw the Premium and not any earnings.

Withdrawals – Roth IRAs. Subject to certain limitations, individuals may also purchase a type of non-deductible IRA annuity known as a Roth IRA annuity. Qualified distributions from Roth IRA annuities are entirely federal income tax free. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on account of the individual's death or disability, or as a qualified first-time home purchase, subject to $10,000 lifetime maximum, for the individual, or for a spouse, child, grandchild or ancestor.

Constructive Withdrawals – Investment Adviser Fees. Withdrawals from non-qualified contracts for the payment of investment adviser fees will be considered taxable distributions from the Contract. In a series of Private Letter Rulings, however, the Internal Revenue Service has held that the payment of investment adviser fees from a tax-qualified contract need not be considered a distribution for income tax purposes. Under the facts in these Rulings:

•	there was a written agreement providing for payments of the fees solely from the annuity Contract,

•	the Contract Owner had no liability for the fees, and

•	the fees were paid solely from the annuity Contract to the adviser.

Death Benefits. None of the death benefits paid under the Contract to the Beneficiary will be tax-exempt life insurance benefits. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

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Assignment. An assignment of your Contract will generally be a taxable event. Assignments of a tax-qualified c ontract may also be limited by the Code and the Employee Retirement Income Security Act of 1974, as amended. These limits are summarized in the SAI. You should consult your tax advis o r prior to making any assignment of your Contract.

Diversification. The Code provides that the underlying investments for a non-qualified variable annuity must satisfy certain diversification requirements in order to be treated as an annuity c ontract. We believe that the underlying investments are being managed so as to comply with these requirements. A fuller discussion of the diversification requirements is contained in the SAI.

Owner Control. In a Revenue Ruling issued in 2003, the Internal Revenue Service (IRS) considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the contract owners could exercise over the investment assets held by the insurance company under these variable contracts was not sufficient to cause the contract owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under the Contract, like the contracts described in the Revenue Ruling, there will be no arrangement, plan, contract or agreement between the Contract Owner and Jackson regarding the availability of a particular investment option and other than the Contract Owner's right to allocate Premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts will be made by the insurance company or an adviser in its sole and absolute discretion.

The Contract will differ from the contracts described in the Revenue Ruling, in two respects. The first difference is that the contract in the Revenue Ruling provided only 12 investment options with the insurance company having the ability to add an additional 8 options whereas a Contract offers 1 1 0 Investment Divisions, and, if more than 99 options are offered, a Contract Owner's Contract Value can be allocated to no more than 99 Investment Divisions at any one time. The second difference is that the owner of a contract in the Revenue Ruling could only make one transfer per 30-day period without a fee whereas during the accumulation phase, a Contract Owner will be permitted to make up to 15 transfers in any one year without a charge.

The Revenue Ruling states that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances. Jackson does not believe that the differences between the Contract and the contracts described in the Revenue Ruling with respect to the number of investment choices and the number of investment transfers that can be made under the contract without an additional charge should prevent the holding in the Revenue Ruling from applying to the Owner of a Contract. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. We reserve the right to modify the Contract to the extent required to maintain favorable tax treatment.

Withholding. In general, the income portion of distributions from a Contract are subject to 10% federal income tax withholding and the income portion of income payments are subject to withholding at the same rate as wages unless you elect not to have tax withheld. Some states have enacted similar rules. Different rules may apply to payments delivered outside the United States.

Eligible rollover distributions from a Contract issued under certain types of tax-qualified plans will be subject to federal tax withholding at a mandatory 20% rate unless the distribution is made as a direct rollover to a tax-qualified plan or to an individual retirement account or annuity.

The Code generally allows the rollover of most distributions to and from tax-qualified plans, tax-sheltered annuities, Individual Retirement Annuities and eligible deferred compensation plans of state or local governments. Distributions which may not be rolled over are those which are:

(a)
one of a series of substantially equal annual (or more frequent) payments made (a) over the life or life expectancy of the employee, (b) the joint lives or joint life expectancies of the employee and the employee's beneficiary, or (c) for a specified period of ten years or more;

(b)	a required minimum distribution; or

(c)	a hardship withdrawal.

JACKSON TAXATION

We will pay company income taxes on the taxable corporate earnings created by this separate account product adjusted for various permissible deductions and certain tax benefits discussed below. While we may consider company income tax liabilities and tax benefits when pricing our products, we do not currently include our income tax liabilities in the charges you pay under the Contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

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In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets that are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include dividends received deductions and foreign tax credits which can be material. We do not pass these benefits through to the separate accounts, principally because: (i) the great bulk of the benefits results from the dividends received deduction, which involves no reduction in the dollar amount of dividends that the separate account receives; (ii) product owners are not the owners of the assets generating the benefits under applicable income tax law; and (iii) we do not currently include company income taxes in the charges owners pay under the products.

OTHER INFORMATION

Dollar Cost Averaging. You can arrange to have a dollar amount or percentage of money periodically transferred automatically into the Investment Divisions (each a "Designated Option") from any of the Investment Divisions (each a “Source Option”). Investment Divisions under a Guidance Model Portfolio also are available as Designated Options and Source Options.

In the case of transfers from Investment Divisions with a less volatile unit value to the Investment Divisions, Dollar Cost Averaging can let you pay a lower average cost per unit over time than you would receive if you made a one-time purchase. Transfers from the more volatile Investment Divisions may not result in lower average costs and such Investment Divisions may not be an appropriate source of dollar cost averaging transfers in volatile markets.

There is no charge for Dollar Cost Averaging. You may cancel your Dollar Cost Averaging program using whatever methods you use to change your allocation instructions. You should consult with your representative with respect to the current availability of Dollar Cost Averaging. Certain restrictions may apply.

Earnings Sweep. You can choose to have your earnings transferred automatically on a monthly basis from the JNL/WMC Money Market Investment Division into other Investment Divisions. Earnings Sweep may only be added within 30 days of the Issue Date of your Contract.

There is no charge for Earnings Sweep. You may cancel your Earnings Sweep program using whatever methods you use to change your allocation instructions. You should consult with your representative with respect to the current availability of Earnings Sweep. Certain restrictions may apply.

Guidance Model Portfolios. The Elite Access Advisory Guidance Model Portfolios may be offered to you through your representative at no additional cost to assist in diversifying your investment across various asset classes of the available Investment Divisions (the “Guidance Model Portfolios” or “Models”). The Guidance Model Portfolios allow you to choose from ten Models designed to assist in meeting your stated investment goals. Each Guidance Model Portfolio is comprised of a carefully selected combination of Investment Divisions representing various asset classes. The Models allocate among the various asset classes to attempt to match certain combinations of investors’ investment time horizon and risk tolerance. Please consult your representative for more information about investment based on the Guidance Model Portfolios.

Electing a Guidance Model Portfolio

Your representative is available to assist you in electing a Guidance Model Portfolio when you purchase your variable annuity or if after Contract issue. You should determine, with the assistance of your representative, as needed, which Model is most appropriate for you based on your financial needs, risk tolerance and investment time horizon. You may request to discontinue the use of a Model by notifying your representative who will advise you on how to execute your decision.

You may also choose to invest gradually into a Guidance Model Portfolio through the Dollar Cost Averaging (DCA) program. Please see “Dollar Cost Averaging” above.

You may invest in more than one Guidance Model Portfolio at a time and also invest in other Investment Divisions that are not part of the Guidance Model Portfolios. If you split your investment in one or more Guidance Model Portfolios, your investment may no longer be consistent with the Guidance Model Portfolio’s intended objectives. Additionally, if you invest in any Investment Divisions in addition to investing in a Guidance Model Portfolio, such an investment may not be or remain consistent with the Guidance Model Portfolio’s intended objectives you selected. Therefore, if you invest in a Guidance Model Portfolio, you should speak with your representative before investing in other Investment Divisions that are not part of the Guidance Model Portfolios.

You may request withdrawals, as permitted by your Contract, which will be taken proportionately from each of the allocations in the selected Guidance Model Portfolio unless otherwise indicated in your withdrawal instructions. If you choose to make a non-proportional withdrawal from the Investment Divisions in the Guidance Model Portfolio, your investment may no longer be consistent with the

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Guidance Model Portfolio’s intended objectives. Withdrawals may be subject to a withdrawal charge and the usual tax consequences apply.

As further discussed with your representative, you can transfer 100% of your investment from each Guidance Model Portfolio to other Guidance Model Portfolios at any time; you will be transferred into the then current Models available. As a result of your transfer, you will need to update your allocation instructions on file with respect to subsequent Purchase Payments and, if applicable, DCA allocation instructions and Rebalancing instructions, if you want to reflect your new Model selection. Transfers where allocation and balancing instructions are not applicable, such as transfers of partial investments in a Model or transfers to multiple Models will require more detailed accompanying new instructions. Transfers in excess of 15 in a Contract Year may be subject to a charge (see “Transfer Charge” on page 27).

New Guidance Model Portfolios may be configured from time to time. The existing Models will remain unchanged. Thus, once you invest in a Model, the percentages of your Contract Value allocated to each Investment Division within the selected Model will not be changed by us. Any subsequent Purchase Payments will be invested in the same Guidance Model Portfolio as your existing Model and will not be invested in the then current Guidance Model Portfolios allocations, unless we receive specific written instructions to change to a new Guidance Model Portfolio. Your representative can provide you with information regarding the availability and nature of any new Guidance Model Portfolios and your selection of ones that meet your needs and goals. You should speak with your representative about how to keep the Investment Division allocations in your Guidance Model Portfolio in line with your investment goals over time.

Please see “Dollar Cost Averaging” above and “Rebalancing” below.

A subsequent Purchase Payment will be invested in the same Guidance Model Portfolio as your current investment unless we receive different instructions from you. You should consult with your representative to determine if you should update your allocation instructions, DCA target allocation instructions and/or Rebalancing program instructions on file when you make a subsequent Purchase Payment.

You can elect to have your investment in the Guidance Model Portfolios rebalanced quarterly, semi-annually, or annually to maintain the target asset allocation among the Investment Divisions of the Model you selected. Over time, the Guidance Model Portfolio you select may no longer align with its original investment objective due to the effects of Investment Division performance and changes in the Investment Division’s investment objectives. Therefore, if you do not elect to have your investment in the Guidance Model Portfolio rebalanced at least annually, then your investment may no longer be consistent with the Guidance Model Portfolio’s intended objectives. In addition, your investment goals, financial situation and risk tolerance may change over time. You should consult with your representative about how to keep your Guidance Model Portfolio’s allocations in line with your investment goals. Finally, changes in investment objectives or management of the underlying Funds invested in by the Investment Divisions in the Models may mean that, over time, the Models no longer are consistent with their original investment goals.

Important Information about the Guidance Model Portfolios

The Guidance Model Portfolios are not intended as investment advice about investing in the Investment Divisions, and we do not provide investment advice regarding whether a Guidance Model Portfolio should be revised or whether it remains appropriate to invest in accordance with any particular Guidance Model Portfolio. The Guidance Model Portfolios do not guarantee greater or more consistent returns. Future market and asset class performance may differ from the historical performance upon which the Guidance Model Portfolios may have been built. Also, allocation to a single asset class may outperform a Model, so that you could have better investment returns investing in a single asset class than in a Guidance Model Portfolio. However, such a strategy may involve a greater degree of risk because of the concentration of similar securities in a single asset class. Further, there can be no assurance that any Investment Division chosen for a particular Guidance Model Portfolio will perform well or that its performance will closely reflect that of the asset class it is designed to represent.

The Guidance Model Portfolios represent suggested allocations that are provided to you as general guidance through your representative. You should work with your representative in determining if one of the Guidance Model Portfolios meets your financial needs, investment time horizon, and is consistent with your risk tolerance level. Information concerning the specific Guidance Model Portfolios can be obtained from your representative.

We reserve the right to change the Investment Divisions and/or allocations to certain Investment Divisions in each Model to the extent that Investment Divisions or the Funds in which they invest are liquidated, substituted, merged or otherwise reorganized.

We reserve the right to modify, suspend or terminate the Guidance Model Portfolios at any time.

Rebalancing. You can arrange to have us automatically reallocate your Contract Value among Investment Divisions (including Investment Divisions under Guidance Model Portfolios) periodically to maintain your selected allocation percentages. Rebalancing is

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consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing Investment Divisions.

There is no charge for Rebalancing. You may cancel your Rebalancing program using whatever methods you use to change your allocation instructions. You should consult with your representative with respect to the current availability of Rebalancing. Certain restrictions may apply.

Free Look. You may return your Contract to the selling agent or us within ten days (or longer if required by your state) after receiving it. We will return

•	the Contract Value, plus

•	any fees and expenses deducted from the Premiums.

We will determine the Contract Value in the Investment Divisions as of the date we receive the Contract (subject to s tate variations). In states that require the return of Premium payments, we will return the greater of Premium payments and Contract Value. We will pay the applicable free look proceeds within seven days of a request in Good Order. If a Purchase Payment made by personal check or electronic draft is received within the five days preceding a free look request, we may delay payment of the free look proceeds up to seven days after the date of the request, to ensure the check or electronic draft is not returned due to insufficient funds. In some states, we are required to hold the Premiums of a senior citizen in the JNL/WMC Money Market Investment Division during the free look period, unless we are specifically directed to allocate the Premiums to the Investment Divisions. State laws vary; your free look rights will depend on the laws of the state in which you purchased the Contract.

Advertising. From time to time, we may advertise several types of performance of the Investment Divisions.

•	Total return is the overall change in the value of an investment in an Investment Division over a given period of time.

•	Standardized average annual total return is calculated in accordance with SEC guidelines.

•
Non-standardized total return may be for periods other than those required by, or may otherwise differ from, standardized average annual total return. For example, if a Fund has been in existence longer than the Investment Division, we may show non-standardized performance for periods that begin on the inception date of the Fund, rather than the inception date of the Investment Division.

•	Yield refers to the income generated by an investment over a given period of time.

Performance will be calculated by determining the percentage change in the value of an Accumulation Unit by dividing the increase (decrease) for that unit by the value of the Accumulation Unit at the beginning of the period. Performance may reflect the deduction of the Monthly Contract Charges and the deduction of withdrawal charges.

Restrictions Under the Texas Optional Retirement Program (ORP). Contracts issued to participants in ORP contain restrictions required under the Texas Administrative Code. In accordance with those restrictions, a participant in ORP will not be permitted to make withdrawals prior to such participant's retirement, death, attainment of age 70 1/2 or termination of employment in a Texas public institution of higher education. The restrictions on withdrawal do not apply in the event a participant in ORP transfers the Contract Value to another approved contract or vendor during the period of ORP participation. These requirements will apply to any other jurisdiction with comparable requirements.

Modification of Your Contract. Only our President, Vice President, Secretary or Assistant Secretary may approve a change to or waive a provision of your Contract. Any change or waiver must be in writing. We may change the terms of your Contract without your consent in order to comply with changes in any applicable provisions or requirements of the Internal Revenue Code.

Confirmation of Transactions. We will send you a written statement confirming that a financial transaction, such as a Premium payment, withdrawal, or transfer has been completed. This confirmation statement will provide details about the transaction. Certain transactions which are made on a periodic or systematic basis will be confirmed in a quarterly statement only.

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It is important that you carefully review the information contained in the statements that confirm your transactions. If you believe an error has occurred you must notify us in writing within 30 days of receipt of the statement so we can make any appropriate adjustments. If we do not receive notice of any such potential error, we may not be responsible for correcting the error.

Legal Proceedings. Jackson and its subsidiaries are defendants in a number of civil proceedings, arising in the ordinary course of business. We do not believe at the present time that any pending action or proceeding will have a material adverse effect upon the Separate Account, Jackson’s ability to meet its obligations under the Contracts, or Jackson National Life Distributors LLC’s ability to perform its contract with the Separate Account.

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TABLE OF CONTENTS OF
THE STATEMENT OF ADDITIONAL INFORMATION

General Information and History
Services
Purchase of Securities Being Offered
Underwriters
Calculation of Performance
Additional Tax Information
Annuity Provisions
Net Investment Factor
Financial Statements of the Separate Account
Financial Statements of Jackson

STATEMENT OF ADDITIONAL INFORMATION REQUEST FORM
To obtain any of the following Statements of Additional Information (SAIs), please complete the form below and mail to:

Jackson National Life Insurance Company®
PO Box 24068
Lansing, MI 48909- 4068
You can also request a copy of any of the following SAIs by calling our Annuity Service Center at 1-800-644-4565

Please send me a copy of the current SAI for (check all that apply):
❑ Elite Access AdvisorySM Variable Annuity ( JMV18069 11/16 )
❑ JNL® Series Trust (V3180)
❑ JNL Variable Fund LLC (V3670)
❑ Jackson Variable Series Trust (CMV8711)
❑ American Funds Insurance Series (CMX5460)
Please Print:
Name: _______________________________________________________________________________________
Address: ______________________________________________________________________________________
City: _______________________________________ State: _______________________ Zip Code: ____________
Date: __________ /_____ /________Signed: _________________________________________________________

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APPENDIX A

TRADEMARKS, SERVICE MARKS, AND RELATED DISCLOSURES

“JNL®,” “Jackson National®,” “Jackson®,” “Jackson of NY®” and “Jackson National Life Insurance Company of New York®” are trademarks of Jackson National Life Insurance Company®.

The “S&P 500 Index,” “S&P MidCap 400 Index,” “S&P SmallCap 600 Index,” “Dow Jones Industrial Average,” and “Dow Jones Brookfield Global Infrastructure Index,” “STANDARD & POOR’S®,” “S&P®,” “S&P 500®,” “S&P MIDCAP 400 Index®,” “STANDARD & POOR’S MIDCAP 400 Index®,” “S&P SmallCap 600 Index®” and “STANDARD & POOR’S 500®” (collectively, the “Indices”) are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Jackson National Life Insurance Company (“Jackson”). “Dow Jones®”, “Dow Jones Industrial Average”, “DJIA®”, and “The Dow®” are service and/or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed to SPDJI and have been sub-licensed for use for certain purposes by Jackson National Life Insurance Company® (“Jackson”).

The Dow Jones Brookfield Global Infrastructure Index is calculated by SPDJI pursuant to an agreement with Brookfield Redding, Inc. (together with its affiliates, “Brookfield”) and has been licensed for use. Standard & Poor’s®, S&P® and S&P 500®, S&P MidCap 400® and S&P SmallCap 600® are registered trademarks of Standard & Poor’s Financial Services LLC; Brookfield® is a registered trademark of Brookfield Asset Management, Inc.; and the foregoing trademarks have been licensed by SPDJI for use.

The JNL/Mellon Capital S&P® SMid 60 Fund, JNL/Mellon Capital S&P 500 Index Fund, JNL/Mellon Capital S&P 400 MidCap Index Fund, JNL/Mellon Capital Small Cap Index Fund, and the JNL/Brookfield Global Infrastructure and MLP Fund (collectively, the “Products”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, Standard & Poor’s Financial Services LLC, Brookfield or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).

S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or in the Products particularly or the ability of the Indices to track general market performance. S&P Dow Jones Indices’ only relationship to Jackson with respect to the Indices or the Products is the licensing of the Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to Jackson or the Products. S&P Dow Jones Indices have no obligation to take the needs of Jackson or the owners of the Products into consideration in determining, composing or calculating the Indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Products or the timing of the issuance or sale of the Products in the determination or calculation of the equation by which the Products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Products. There is no assurance that investment products based on the Indices will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to Products currently being issued by Jackson, but which may be similar to and competitive with Products. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.

Dow Jones, SPDJI and their respective affiliates do not:

•	Sponsor, endorse, sell or promote the Products.

•	Recommend that any person invest in the Products.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Products.

•	Have any responsibility or liability for the administration, management or marketing of the Products.

•	Consider the needs of the Products or the owners of the Products in determining, composing or calculating the Indexes or have any obligation to do so.

Dow Jones, SPDJI and their respective affiliates will not have any liability in connection with the Products. Specifically,
• Dow Jones, SPDJI and their respective affiliates do not make any warranty, express or implied, and Dow Jones, SPDJI and their respective affiliates disclaim any warranty about:
• The results to be obtained by the Products, the owners of the Products or any other person in connection with the use of the DJIA and the data included in the Indexes;
• The accuracy or completeness of the Indexes and its data;

• The merchantability and the fitness for a particular purpose or use of the Indexes and its data;
• Dow Jones, SPDJI and/or their respective affiliates will have no liability for any errors, omissions or interruptions in the Indexes or its data;
•    Under no circumstances will Dow Jones, SPDJI and/or their respective affiliates be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if they know that they might occur.

The licensing agreement relating to the use of the Indexes and trademarks referred to above by Jackson and SPDJI is solely for the benefit of the Products and not for any other third parties.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS IN CALCULATING THE INDICES. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY JACKSON OR OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND JACKSON, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC. S&P Capital IQ is a trademark of Standard & Poor's Financial Services LLC.

The following applies to the JNL/S&P Competitive Advantage Fund, JNL/S&P Dividend Income & Growth Fund, JNL/S&P Total Yield Fund, JNL/S&P Intrinsic Value Fund, JNL/S&P International 5 Fund, JNL/S&P 4 Fund, and JNL/S&P Mid 3 Fund.

Standard & Poor’s Investment Advisory Services LLC (“SPIAS”) is a registered investment advisor with the U.S. Securities and Exchange Commission and a wholly owned subsidiary of S&P Global Inc . SPIAS does not provide advice to underlying clients of the firms to which it provides services. SPIAS does not act as a “fiduciary” or as an “investment manager,” as defined under ERISA, to any investor. SPIAS is not responsible for client suitability.

Programs and products of the firms to which SPIAS provides services are not endorsed, sold or promoted by SPIAS and its affiliates, and SPIAS and its affiliates make no representation regarding the advisability of investing in those programs and products. With respect to the asset allocations and investments recommended by SPIAS, investors should realize that such investment recommendations are provided to Jackson National Asset Management, LLC only as a general recommendation. The underlying funds of the JNL/S&P 4 Fund are co-sub-advised by SPIAS. SPIAS does not co-sub-advise the JNL/S&P 4 Fund. There is no agreement or understanding whatsoever that SPIAS will provide individualized advice to any investor. SPIAS does not take into account any information about any investor or any investor’s assets when providing investment advisory services to firms to which SPIAS provides services. SPIAS does not have any discretionary authority or control with respect to purchasing or selling securities or making other investments. Individual investors should ultimately rely on their own judgment and/or the judgment of a representative in making their investment decisions.

Standard & Poor’s Financial Services LLC, SPIAS, and their affiliates (collectively S&P), and any third-party providers, as well as their directors, officers, shareholders, employees or agents (collectively with S&P, S&P Parties) do not guarantee the accuracy, completeness, adequacy or timeliness of any information, including ratings and valuations, and are not responsible for errors and omissions, or for the results obtained from the use of such information, and S&P Parties shall have no liability for any errors, omission, or interruptions therein (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such information. S&P PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. In no event shall S&P Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the information contained in this document even if advised of the possibility of such damages.

S&P’s credit ratings are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions. S&P credit ratings should not be relied on when making any investment or other business decision. S&P’s opinions and analyses do not address the suitability of any security. S&P does not act as a fiduciary or an investment advisor, except where registered as such. While S&P has obtained information from sources they believe to be reliable, S&P does not perform an audit and undertakes no duty of due diligence or independent verification of any information it receives.

To the extent that regulatory authorities allow a rating agency to acknowledge in one jurisdiction a rating issued in another jurisdiction for certain regulatory purposes, S&P reserves the right to assign, withdraw or suspend such acknowledgement at any time and in its sole discretion. S&P Parties disclaim any duty whatsoever arising out of the assignment, withdrawal or suspension of an acknowledgment as well as any liability for any damage alleged to have been suffered on account thereof.

S&P keeps certain activities of its business units separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain business units of S&P may have information that is not available to other S&P business units. S&P has established policies and procedures to maintain the confidentiality of certain non-public information received in connection with each analytical process.

S&P may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P reserves the right to disseminate its opinions and analyses. S&P's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P publications and third party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.

Based on a universe of funds provided to SPIAS, SPIAS may recommend for investment certain funds to which S&P licenses certain intellectual property or otherwise has a financial interest, including exchange-traded funds whose investment objective is to substantially replicate the returns of a proprietary index of S&P Dow Jones Indices, such as the S&P 500. SPIAS recommends these funds for investment based on asset allocation, sector representation, liquidity and other factors; however, SPIAS has a potential conflict of interest with respect to the inclusion of these funds. In cases where S&P is paid fees that are tied to the amount of assets that are invested in the fund, investment in the fund will generally result in S&P earning compensation in addition to the fees received by SPIAS in connection with its provision of services. In certain cases there may be alternative funds that are available for investment that will provide investors substantially similar exposure to the asset class or sector.

S&P provides a wide range of services to, or relating to, many organizations, including issuers of securities, investment advisers, broker-dealers, investment banks, other financial institutions and financial intermediaries, and accordingly may receive fees or other economic benefits from those organizations, including organizations whose securities or services they may recommend, rate, include in model portfolios, evaluate or otherwise address.

SPIAS may consider research and other information from affiliates in making its investment recommendations. The investment policies of certain portfolios specifically state that among the information SPIAS will consider in evaluating a security are the credit ratings assigned by S&P. SPIAS does not consider the ratings assigned by other credit rating agencies. Credit rating criteria and scales may differ among credit rating agencies. Ratings assigned by other credit rating agencies may reflect more or less favorable opinions of creditworthiness than ratings assigned by S&P.

The Funds are not sponsored, endorsed, sold or promoted by S&P and its affiliates and S&P and its affiliates make no representation regarding the advisability of investing in the Funds.

Goldman Sachs is a registered service mark of Goldman, Sachs & Co.

DoubleLine is a registered service mark of DoubleLine Capital LP.

The Product(s) is not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s).  The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance.  The Corporations' only relationship to Jackson (Licensee) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s).  Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“The Nasdaq-100®,” “Nasdaq-100 Index®,” “Nasdaq Stock Market®” and “Nasdaq®” are trade or service marks of The Nasdaq, Inc. (which with its affiliates are the “Corporations”) and have been licensed for use by Jackson.  The Corporations have not passed on the legality or suitability of the JNL/Mellon Capital Nasdaq® 100 Fund.  The JNL/Mellon Capital Nasdaq® 100 Fund is not issued, endorsed, sponsored, managed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE JNL/MELLON CAPITAL NASDAQ® 100 FUND.

THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”).  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON NATIONAL ASSET MANAGEMENT, LLC.  NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FUNDS GENERALLY OR IN THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND OR THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND OR THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION

INTO WHICH THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND IS REDEEMABLE.  FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Barclays Capital Inc. and its affiliates (“Barclays”) is not the issuer or producer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund and Barclays has no responsibilities, obligations or duties to investors in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The Shiller Barclays CAPE™ US Sector ER USD Index is a trademark owned by Barclays Bank PLC and licensed for use by JNL Series Trust (“JNLST”) as the Issuer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Barclays only relationship with the Issuer in respect of Shiller Barclays CAPE™ US Sector ER USD Index is the licensing of the Shiller Barclays CAPE™ US Sector ER USD Index which is determined, composed and calculated by Barclays without regard to the Issuer or the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Additionally, JNLST or JNL/DoubleLine® Shiller Enhanced CAPE® Fund may for itself execute transaction(s) with Barclays in or relating to the Shiller Barclays CAPE™ US Sector ER USD Index in connection with JNL/DoubleLine® Shiller Enhanced CAPE® Fund investors acquire JNL/DoubleLine® Shiller Enhanced CAPE® Fund from JNLST and investors neither acquire any interest in Shiller Barclays CAPE™ US Sector ER USD Index nor enter into any relationship of any kind whatsoever with Barclays upon making an investment in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The JNL/DoubleLine® Shiller Enhanced CAPE® Fund is not sponsored, endorsed, sold or promoted by Barclays. Barclays does not make any representation or warranty, express or implied regarding the advisability of investing in the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the advisability of investing in securities generally or the ability of the Shiller Barclays CAPE™ US Sector ER USD Index to track corresponding or relative market performance.  Barclays has not passed on the legality or suitability of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund with respect to any person or entity. Barclays is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund to be issued.  Barclays has no obligation to take the needs of the Issuer or the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or any other third party into consideration in determining, composing or calculating the Shiller Barclays CAPE™ US Sector ER USD Index Barclays has no obligation or liability in connection with administration, marketing or trading of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund.

The licensing agreement between JNLST and Barclays is solely for the benefit of JNLST and Barclays and not for the benefit of the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund, investors or other third parties.

BARCLAYS SHALL HAVE NO LIABILITY TO THE ISSUER, INVESTORS OR TO OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE Shiller Barclays CAPE™ US Sector ER USD Index. BARCLAYS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE INVESTORS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN.  BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN. BARCLAYS RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE Shiller Barclays CAPETM US Sector ER USD Index, AND BARCLAYS SHALL NOT BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED OR INTERRUPTED PUBLICATION WITH RESPECT TO ANY OF THE Shiller Barclays CAPE™ US Sector ER USD Index BARCLAYS SHALL NOT BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH, RESULTING FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR WITH RESPECT TO THE JNL/DOUBLELINE SHILLER ENHANCED CAPE FUND.

None of the information supplied by Barclays Bank PLC and used in this publication may be reproduced in any manner without the prior written permission of Barclays Capital, the investment banking division of Barclays Bank PLC. Barclays Bank PLC is registered in England No. 1026167. Registered office 1 Churchill Place London E l 4 5HP.

APPENDIX B

FINANCIAL INSTITUTION SUPPORT

Below is a complete list of Financial Institutions that received marketing and distribution and/or administrative support in 2015 from the Distributor and/or Jackson in relation to the sale of Jackson and Jackson of NY variable insurance products.

1st Global Capital Corporation	Bolton Global Capital	Commonwealth Financial Network
Adirondack Trading Group, LLC	BOSC, Inc.	Community America Financial Solutions, LLC
Advanced Financial Services	Broker Dealer Financial Services Corporation	Comprehensive Asset Management and
Advanced Wealth and Retirement Planning	Brokers International Financial Services, LLC	Servicing, Inc.
Concepts	Brooklight Place Securities	Cona Investment Advisors, LLC
Advisors Wealth Management, Inc.	Bruce A. Lefavi Securities, Inc.	Concorde Investment Services, LLC
Advisory Group Equity Services, Ltd.	Bruderman Brothers	Coordinated Capital Securities, Inc.
Allegheny Investments, Ltd.	Buckman, Buckman & Reid, Inc.	CoreCap Investments, Inc.
Allegiance Capital, LLC	Cabot Lodge Securities, LLC	Corinthian Partners
Allegis Investment Services	Cadaret, Grant & Co., Inc.	Cornerstone Financial Services, Inc.
Allen & Company of Florida, Inc.	Calton & Associates, Inc.	Country Capital Management Company
Allstate Financial Services, LLC	Cambridge Investment Research, Inc.	Country Club Financial Services, Inc.
American Capital	Cantella & Company, Inc.	Creative Financial Designs, Inc.
American Independent Securities Group, LLC	Cape Securities, Inc.	Crescent Securities Group
American Investors Company	Capital Financial Services	Crown Capital Securities, L.P.
American Portfolios Financial Services, Inc.	Capital Guardian, LLC	CUNA Brokerage Services, Inc.
Ameriprise Advisor Services, Inc.	Capital Investment Group, Inc.	CUSO Financial Services, Inc.
Ameritas Investment Corporation	Capital One Investment Services, LLC	Cutter & Company
Arete Wealth Management, LLC	Capital Resource Management	D.A. Davidson & Company
Arque Capital, Ltd.	Capital Synergy Partners, Inc.	D.H. Hill Securities, LLP
Arvest Asset Management	Capitol Securities Management, Inc.	Davenport & Company, LLC
Associated Investment Services	Carey, Thomas, Hoover, & Breault, Inc.	Davinci Capital Management Inc.
Aurora Capital, LLC	Cary Street Partners, LLC	Dempsey Lord Smith, LLC
Ausdal Financial Partners, Inc.	CCF Investments, Inc.	Despain Financial Corporation
Aveo Capital Partners, LLC	CCO Investment Services Corporation	DFPG Investments
AXA Advisors, LLC	Centaurus Financial, Inc.	Dominion Investor Services
B. B. Graham & Company, Inc.	Centennial Securities Company, Inc.	Doughtery & Company, Inc.
B.C. Ziegler & Company	Center Street Securities, Inc.	Duncan Williams, Inc.
BA Financial Services, Inc.	Century Securities & Associates, Inc.	EDI Financial Inc.
BancWest Investment Services, Inc.	Ceros Financial Services, Inc.	Edward Jones & Company
Bankers & Investors Company	Cetera	Equable Securities Corporation
Bannon, Ohanesian & Lecours, Inc.	Cetera Advisor Networks, LLC	Equity Services, Inc.
BB&T Securities, LLC	Cetera Advisors, LLC	Essex National Securities, Inc.
BBVA Compass Investment Solutions Inc.	Cetera Financial Specialists, LLC	Everest Investment Advisors, Inc.
BCG Securities, Inc.	Cetera Investment Advisers, LLC	Fairport Capital, Inc.
BD Financial	Cetera Investment Services, LLC	FBT Investments, Inc.
Beaconsfield Financial Services	CFD Investments, Inc.	Feltl and Company
Beneficial Investment Services	CFS Investments, Inc.	Fifth Third Securities
Benjamin F Edwards & Company	Chelsea Financial Services	Financial Planning Consultants
Berthel, Fisher & Company Financial Services	CitiGroup Global Markets Inc.	Financial West Investment Group
BFC Planning, Inc.	Citizens Investment Services	Fintegra Financial Solutions
BFT Financial Group, LLC	CL Wealth Management, LLC	First Allied Securities, Inc.
BHF RG Capital, Inc.	Client One Securities, LLC	First American Securities
BMO Harris Financial Advisors, Inc.	Coastal Equities, Inc.	First Citizens Investor Services

First Financial Equity Corporation	IBN Financial Services, Inc.	Long Island Financial Group, Inc.
First Heartland Capital, Inc.	IFS Securities	Lowell & Company
First Independent Advisory Services, Inc.	IMS Securities, Inc.	LPL Financial Services
First Midwest Securities	Independence Capital Company	Lucia Securities, LLC
First National Capital Markets	Independent Financial Group, LLC	M Griffith Investment Services
First Republic Securities Company	Infinex Investments, Inc.	M. Holdings Securities, Inc.
First State Financial	Infinity Securities, Inc.	M&T Securities, Inc.
First Western Securities, Inc.	ING/Voya Financial Advisors, LLC	Madison Avenue Securities, Inc.
FirstMerit Financial Services, Inc.	Innovation Partners, LLC	McNally Financial Services Corp
Folger Nolan Fleming Douglas	Insight Securities	Means Investment Company, Inc.
Foothill Securities, Inc.	Institutional Securities Corporation	Mercap Securities, LLC
Foresters Equity Services Inc.	International Assets Advisory, LLC	Mercer Allied Company, LP
Fortune Financial Services, Inc.	Intervest International, Inc.	Merrill Lynch
Founders Financial Securities, LLC	INVEST Financial Corporation	MetLife Securities, Inc.
Fountainhead Capital Management	Investacorp, Inc.	Michigan Securities, Inc.
Freedom Investors Corporation	Investment Centers of America, Inc.	Mid Atlantic Capital Corporation
Freedom Wealth Advisors, LLC	Investment Network, Inc.	Mid-Atlantic Securities Inc.
FSC Securities Corporation	Investment Planners, Inc.	Millington Investments, LLC
FTB Advisors, Inc.	Investment Professional, Inc.	Ministry Partners Securities, LLC
Fusion Investment Advisors, LLC	Investors Capital Corporation	Mischler Financial Group, Inc.
G F Investment Services	J P Turner & Company, LLC	MML Investors Services, LLC
G.W. Sherwold Associates Inc.	J. Alden Associates, Inc.	Moloney Securities Company, Inc.
G.A. Repple and Company	J.W. Cole Financial, Inc.	Money Concepts Capital Corp
Garden State Securities	James T Borello & Company	Moors & Cabot, Inc.
Geneos Wealth Management, Inc.	Janney, Montgomery Scott, LLC	Morgan Stanley Smith Barney LLC
Girard Securities, Inc.	JHS Capital Advisors Inc.	Mutual of Omaha Investor Services, Inc.
Global Brokerage Services, Inc.	JJB Hilliard WL Lyons, LLC	Mutual Securities, Inc.
Global View Capital Management	JW Cole Financial, Inc.	Mutual Trust Company of America Securities
GLP Investment Services, LLC	K.W. Chambers & Company	MWA Financial Services, Inc.
Gold Coast Securities, Inc.	Kalos Capital, Inc.	National Planning Corporation
Gradient Securities, LLC	KCD Financial, Inc.	National Securities Corporation
Great American Investors, Inc.	Key Investment Services	Nations Financial Group, Inc.
GWN Securities, Inc.	Keystone Capital Corporation	Nationwide Planning Associates
H Beck, Inc.	KMS Financial Services Inc	Nationwide Securities, LLC
H.D. Vest Investment Securities, Inc.	Kovack Securities, Inc.	Navy Federal Brokerage Services, LLC
Hancock Investment Services, LLC	L.M. Kohn & Company, Inc.	NBC Securities, Inc.
Hantz Financial Services	L.O. Thomas & Co., Inc.	Neidiger, Tucker, Bruner, Inc.
Harbor Financial Services, LLC	Labrunerie Financial	New Century Financial Group, LLC
Harbour Investments, Inc.	Lara, Shull and May, LLC	New England Securities Corporation
Harger and Company, Inc.	Larson Financial Securities	Newbridge Securities Corporation
Harvest Capital, LLC	Lasalle St. Securities, LLC	Next Financial Group, Inc.
Hazard & Siegel, Inc.	Legend Equities Corporation	NFP Securities, Inc.
Hazlett Burt & Watson	Leigh Baldwin & Company	NIA Securities
HBW Securities, LLC	Liberty Partners Financial Services, LLC	North Ridge Securities Corporation
Heartland Investment Associates, Inc.	Lifemark Securities Corporation	Northeast Securities, Inc.
Hefren-Tillotson, Inc.	Lincoln Financial Advisors Corporation	Northridge Securities
Hornor, Townsend & Kent, Inc.	Lincoln Financial Securities Corporation	NorthStar Wealth Management, Inc.
HSBC Securities	Lincoln Investment Planning Inc.	Northwestern Mutual Investment Services, LLC
Huntleigh Securities Corporation	Lombard Securities	NOVA Financial, LLC

NPB Financial Group, LLC	Securities America, Inc.	United Planners Financial Services of America
NYLife Securities, Inc.	Securities Equity Group	U.S. Bancorp Investments, Inc.
Oak Tree Securities, Inc.	Securities Management & Research, Inc.	USA Financial Securities Corporation
OFG Financial Services, Inc.	Securities Service Network Inc.	Valic Financial Advisors, Inc.
Ohanesian & Lecours, Inc.	Sequoia Wealth Management	ValMark Securities, Inc.
OneAmerica Securities, Inc.	Shearson Financial Services	Vanderbilt Securities, LLC
Oppenheimer & Company, Inc.	Sigma Financial Corporation	VSR Financial Services, Inc.
Pacific American Securities, LLC	Signator Financial Services, Inc.	Waddell & Reed, Inc.
Packerland Brokerage Services	Signator Investors, Inc.	Wall Street Financial Group
Paradigm Equities, Inc.	Signature Financial Group	Wayne Hummer Investments, LLC
Park Avenue Securities, LLC	SII Investments, Inc.	Wealth Management Resources, Inc.
Parkland Securities, LLC	Silver Oak Securities	Wedbush Securities Inc.
Parsonex Securities, LLC	Sorrento Pacific Financial, LLC	Wellington Shields & Company, LLC
Peak Brokerage Services	Southeast Investments, N.C., Inc.	Wells Fargo Advisors, LLC
Peoples Securities, Inc.	Southwest Securities, Inc.	Wesbanco Securities, Inc.
PFA Security Asset Management Inc.	St. Bernard Financial Services, Inc.	Wescom Financial Services, LLC
PlanMember Securities Corporation	Stephens, Inc.	Western Equity Group
PNC Investments, LLC	Sterne Agee Financial Services, Inc.	Western International Securities Inc.
Presidential Brokerage, Inc.	Sterne, Agee & Leach, Inc.	WFG Investments, Inc.
Princor Financial Services	Stifel Nicolaus & Company, Inc.	Wilbanks Securities, Inc.
Private Advisor Group, LLC	Summit Brokerage Services, Inc.	William C. Burnside & Co., Inc.
Private Client Services, LLC	Summit Equities, Inc.	Williams Financial Group
Pro Equities, Inc.	Sunset Financial Services, Inc.	Windmill Group
Prospera Financial Services Inc.	SunTrust Investment Services, Inc.	Winslow, Evans, & Crocker, Inc.
Pruco Securities, LLC	SWBC Investment Services	Woodbury Financial Services, Inc.
PTS Brokerage LLC	SWS Financial Services, Inc.	Woodmen Financial Services, Inc.
Purshe Kaplan Sterling Investments	Symphonic Securities, LLC	World Capital Brokerage, Inc.
Questar Capital Corporation	Synovus Securities, Inc.	World Choice Securities, Inc.
Raymond James & Associates, Inc.	T.S. Phillips Investments, Inc.	World Equity Group, Inc.
RBC Capital Markets Corporation	Tandem Securities, Inc.	Worth Financial Group, Inc.
RBC Dain Rauscher, Inc.	TFS Securities, Inc.	Wunderlich Securities, Inc.
Regulus Advisors, LLC	The Huntington Investment Company	WWK Investments, Inc.
Rendler Sales Consulting, LLC	The Investment Center, Inc.
Rhodes Securities, Inc.	The Leaders Group, Inc.
Ridgeway & Conger, Inc.	The O.N. Equity Sales Company
RNR Securities, LLC	The Patriot Financial Group
Robert W. Baird & Company, Inc.	The Strategic Financial Alliance, Inc.
Rogan and Associates	Thrivent Financial
Royal Alliance Associates Inc	Thurston, Springer, Miller, Herd and Titak, Inc.
Royal Securities Company	Titlelist Asset Management, Ltd.
RSG Capital Corporation	Transamerica Financial Advisors, Inc.
S.G. Long & Company	Triad Advisors, Inc.
Sage Rutty and Company, Inc.	Trustmont Financial Group, Inc.
Sagepoint Financial, Inc.	UBS Financial Services, Inc.
Sandlapper Securities, LLC	Uhlmann Price Securities
Santander Securities, LLC	UMB Financial Services, Inc.
Saxony Securities, Inc.	Umpqua Investments, Inc.
SCF Securities, Inc.	UnionBanc Investment Services, LLC
Securian Financial Services, Inc.	United Brokerage Services, Inc.

Questions: If you have any questions about your Contract, you may contact us at:
Annuity Service Center:	1 (800) 644-4565 (8 a.m. - 8 p.m. ET)
Mail Address:	P.O. Box 30314, Lansing, Michigan 48909-7814
Delivery Address:	1 Corporate Way, Lansing, Michigan 48951
Institutional Marketing Group Service Center: (for Contracts purchased through a bank or another financial institution)	1 (800) 777-7779 (8 a.m. - 8 p.m. ET)
Mail Address:	P.O. Box 30386, Lansing, Michigan 48909-7886
Delivery Address:	1 Corporate Way, Lansing, Michigan 48951 Attn: IMG
Home Office:	1 Corporate Way, Lansing, Michigan 48951

STATEMENT OF ADDITIONAL INFORMATION

December 20 , 2016

ELITE ACCESS ADVISORYSM
FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY

Issued by
Jackson National Life Insurance Company® through
Jackson National Separate Account - I

This Statement of Additional Information (SAI) is not a prospectus. It contains information in addition to and more detailed than set forth in the Prospectus and should be read in conjunction with the Prospectus dated December 20 , 2016. The Prospectus may be obtained from Jackson National Life Insurance Company by writing P.O. Box 30314, Lansing, Michigan 48909-7814, or calling 1-800-644-4565.

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General Information and History

Jackson National Separate Account - I (Separate Account) is a separate investment account of Jackson National Life Insurance Company (Jackson®). Jackson is a wholly owned subsidiary of Brooke Life Insurance Company and is ultimately a wholly owned subsidiary of Prudential plc, London, England, a publicly traded life insurance company in the United Kingdom.

Trademarks, Service Marks, and Related Disclosures
The “S&P 500 Index,” “S&P MidCap 400 Index,” “S&P SmallCap 600 Index,” “Dow Jones Industrial Average,” and “Dow Jones Brookfield Global Infrastructure Index,” “STANDARD & POOR’S®,” “S&P®,” “S&P 500®,” “S&P MIDCAP 400 Index®,” “STANDARD & POOR’S MIDCAP 400 Index®,” “S&P SmallCap 600 Index®” and “STANDARD & POOR’S 500®” (collectively, the “Indices”) are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Jackson National Life Insurance Company (“Jackson”). “Dow Jones®”, “Dow Jones Industrial Average”, “DJIA®”, and “The Dow®” are service and/or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed to SPDJI and have been sub-licensed for use for certain purposes by Jackson National Life Insurance Company® (“Jackson”).

The Dow Jones Brookfield Global Infrastructure Index is calculated by SPDJI pursuant to an agreement with Brookfield Redding, Inc. (together with its affiliates, “Brookfield”) and has been licensed for use. Standard & Poor’s®, S&P® and S&P 500®, S&P MidCap 400® and S&P SmallCap 600® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones U.S. Contrarian Opportunities Index is a service mark of Dow Jones; Brookfield® is a registered trademark of Brookfield Asset Management, Inc.; and the foregoing trademarks have been licensed by SPDJI for use.
The JNL/Mellon Capital S&P® SMid 60 Fund, JNL/Mellon Capital S&P 500 Index Fund, JNL/Mellon Capital S&P 400 MidCap Index Fund, and the JNL/Brookfield Global Infrastructure and MLP Fund (collectively, the “Products”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, Standard & Poor’s Financial Services LLC, Brookfield or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).

S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or in the Products particularly or the ability of the Indices to track general market performance. S&P Dow Jones Indices’ only relationship to Jackson with respect to the Indices or the Products is the licensing of the Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to Jackson or the Products. S&P Dow Jones Indices have no obligation to take the needs of Jackson or the owners of the Products into consideration in determining, composing or calculating the Indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Products or the timing of the issuance or sale of the Products in the determination or calculation of the equation by which the Products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Products. There is no assurance that investment products based on the Indices will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to Products currently being issued by Jackson, but which may be similar to and competitive with Products. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC

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COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS IN CALCULATING THE INDICES. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY JACKSON OR OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND JACKSON, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC. S&P Capital IQ is a trademark of Standard & Poor's Financial Services LLC.

The following applies to the JNL/S&P Competitive Advantage Fund, JNL/S&P Dividend Income & Growth Fund, JNL/S&P Total Yield Fund, JNL/S&P Intrinsic Value Fund, JNL/S&P International 5 Fund, JNL/S&P Mid 3 Fund and JNL/S&P 4 Fund.

Standard & Poor’s Investment Advisory Services LLC (“SPIAS”) is a registered investment advisor with the U.S. Securities and Exchange Commission and a wholly owned subsidiary of McGraw-Hill Financial, Inc. SPIAS does not provide advice to underlying clients of the firms to which it provides services. SPIAS does not act as a “fiduciary” or as an “investment manager,” as defined under ERISA, to any investor. SPIAS is not responsible for client suitability.

Programs and products of the firms to which SPIAS provides services are not endorsed, sold or promoted by SPIAS and its affiliates, and SPIAS and its affiliates make no representation regarding the advisability of investing in those programs and products. With respect to the asset allocations and investments recommended by SPIAS, investors should realize that such investment recommendations are provided to Jackson National Asset Management, LLC only as a general recommendation. The underlying funds of the JNL/S&P 4 Fund are co-sub-advised by SPIAS. SPIAS does not co-sub-advise the JNL/S&P 4 Fund. There is no agreement or understanding whatsoever that SPIAS will provide individualized advice to any investor. SPIAS does not take into account any information about any investor or any investor’s assets when providing investment advisory services to firms to which SPIAS provides services. SPIAS does not have any discretionary authority or control with respect to purchasing or selling securities or making other investments. Individual investors should ultimately rely on their own judgment and/or the judgment of a representative in making their investment decisions.

Standard & Poor’s Financial Services LLC, SPIAS, and their affiliates (collectively S&P), and any third-party providers, as well as their directors, officers, shareholders, employees or agents (collectively with S&P, S&P Parties) do not guarantee the accuracy, completeness, adequacy or timeliness of any information, including ratings and valuations, and are not responsible for errors and omissions, or for the results obtained from the use of such information, and S&P Parties shall have no liability for any errors, omission, or interruptions therein (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such information. S&P PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. In no event shall S&P Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the information contained in this document even if advised of the possibility of such damages.

S&P’s credit ratings are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions. S&P credit ratings should not be relied on when making any investment or other business decision. S&P’s opinions and analyses do not

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address the suitability of any security. S&P does not act as a fiduciary or an investment advisor, except where registered as such. While S&P has obtained information from sources they believe to be reliable, S&P does not perform an audit and undertakes no duty of due diligence or independent verification of any information it receives.

To the extent that regulatory authorities allow a rating agency to acknowledge in one jurisdiction a rating issued in another jurisdiction for certain regulatory purposes, S&P reserves the right to assign, withdraw or suspend such acknowledgement at any time and in its sole discretion. S&P Parties disclaim any duty whatsoever arising out of the assignment, withdrawal or suspension of an acknowledgment as well as any liability for any damage alleged to have been suffered on account thereof.

S&P keeps certain activities of its business units separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain business units of S&P may have information that is not available to other S&P business units. S&P has established policies and procedures to maintain the confidentiality of certain non-public information received in connection with each analytical process.

S&P may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P reserves the right to disseminate its opinions and analyses. S&P's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P publications and third party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.

Based on a universe of funds provided to SPIAS, SPIAS may recommend for investment certain funds to which S&P licenses certain intellectual property or otherwise has a financial interest, including exchange-traded funds whose investment objective is to substantially replicate the returns of a proprietary index of S&P Dow Jones Indices, such as the S&P 500. SPIAS recommends these funds for investment based on asset allocation, sector representation, liquidity and other factors; however, SPIAS has a potential conflict of interest with respect to the inclusion of these funds. In cases where S&P is paid fees that are tied to the amount of assets that are invested in the fund, investment in the fund will generally result in S&P earning compensation in addition to the fees received by SPIAS in connection with its provision of services. In certain cases there may be alternative funds that are available for investment that will provide investors substantially similar exposure to the asset class or sector.

S&P provides a wide range of services to, or relating to, many organizations, including issuers of securities, investment advisers, broker-dealers, investment banks, other financial institutions and financial intermediaries, and accordingly may receive fees or other economic benefits from those organizations, including organizations whose securities or services they may recommend, rate, include in model portfolios, evaluate or otherwise address.

SPIAS may consider research and other information from affiliates in making its investment recommendations. The investment policies of certain portfolios specifically state that among the information SPIAS will consider in evaluating a security are the credit ratings assigned by S&P. SPIAS does not consider the ratings assigned by other credit rating agencies. Credit rating criteria and scales may differ among credit rating agencies. Ratings assigned by other credit rating agencies may reflect more or less favorable opinions of creditworthiness than ratings assigned by S&P.

The Funds are not sponsored, endorsed, sold or promoted by S&P and its affiliates and S&P and its affiliates make no representation regarding the advisability of investing in the Funds.

Goldman Sachs is a registered service mark of Goldman, Sachs & Co.

DoubleLine is a registered service mark of DoubleLine Capital LP.

The Product(s) is not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations). The Corporations have not passed on the legality or suitability of or the accuracy or adequacy of descriptions and disclosures relating to the Product(s). The Corporations make no representation or warranty, express or implied to the Owners of the Product(s) or any member of the public

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regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to Jackson (Licensee) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index® and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the Owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM AL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“The Nasdaq-100®,” “Nasdaq-100 Index®,” “Nasdaq Stock Market®” and “Nasdaq®” are trade or service marks of The Nasdaq, Inc. (which with its affiliates are the “Corporations”) and have been licensed for use by Jackson. The Corporations have not passed on the legality or suitability of the JNL/Mellon Capital Nasdaq® 100 Fund. The JNL/Mellon Capital Nasdaq® 100 Fund is not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE JNL/MELLON CAPITAL NASDAQ® 100 FUND.

Russell Investment Group is the source and owner of the trademarks, service marks and copyrights related to the Russell Indexes. Russell is a trademark of Russell Investment Group.

JNL/Mellon Capital Small Cap Index Fund is not promoted, sponsored or endorsed by, nor in any way affiliated with Russell Investment Group ("Russell"). Russell is not responsible for and has not reviewed JNL/Mellon Capital Small Cap Index Fund nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy, or completeness, or otherwise.

Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indexes. Russell has no obligation to take the needs of any particular fund or its participants or any other product or person into consideration in determining, composing or calculating any of the Russell Indexes.

Russell's publication of the Russell Indexes in no way suggests or implies an opinion by Russell as to the attractiveness or appropriateness of investment in any or all securities upon which the Russell Indexes are based. RUSSELL MAKES NO REPRESENTATION, WARRANTY, OR GUARANTEE AS TO THE ACCURACY COMPLETENESS, RELIABILITY, OR OTHERWISE OF THE RUSSELL INDEXES. RUSSELL MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE REGARDING THE USE, OR THE RESULTS OF USE, OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN, OR ANY SECURITY (OR COMBINATION THEREOF) COMPRISING THE RUSSELL INDEXES. RUSSELL MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY, AND EXPRESSLY DISCLAIMS ANY WARRANTY, OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE RUSSELL INDEX(ES) OR ANY DATA OR ANY SECURITY (OR COMBINATION THEREOF) INCLUDED THEREIN.

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THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON NATIONAL ASSET MANAGEMENT, LLC. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FUNDS GENERALLY OR IN THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND OR THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND OR THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX

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FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Barclays Capital Inc. and its affiliates (“Barclays”) is not the issuer or producer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund and Barclays has no responsibilities, obligations or duties to investors in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The Shiller Barclays CAPE™ US Sector ER USD Index is a trademark owned by Barclays Bank PLC and licensed for use by JNL Series Trust (“JNLST”) as the Issuer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Barclays only relationship with the Issuer in respect of Shiller Barclays CAPE™ US Sector ER USD Index is the licensing of the Shiller Barclays CAPE™ US Sector ER USD Index which is determined, composed and calculated by Barclays without regard to the Issuer or the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the

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owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Additionally, JNLST or JNL/DoubleLine® Shiller Enhanced CAPE® Fund may for itself execute transaction(s) with Barclays in or relating to the Shiller Barclays CAPE™ US Sector ER USD Index in connection with JNL/DoubleLine® Shiller Enhanced CAPE® Fund investors acquire JNL/DoubleLine® Shiller Enhanced CAPE® Fund from JNLST and investors neither acquire any interest in Shiller Barclays CAPE™ US Sector ER USD Index nor enter into any relationship of any kind whatsoever with Barclays upon making an investment in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The JNL/DoubleLine® Shiller Enhanced CAPE® Fund is not sponsored, endorsed, sold or promoted by Barclays. Barclays does not make any representation or warranty, express or implied regarding the advisability of investing in the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the advisability of investing in securities generally or the ability of the Shiller Barclays CAPE™ US Sector ER USD Index to track corresponding or relative market performance.  Barclays has not passed on the legality or suitability of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund with respect to any person or entity. Barclays is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund to be issued.  Barclays has no obligation to take the needs of the Issuer or the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or any other third party into consideration in determining, composing or calculating the Shiller Barclays CAPE™ US Sector ER USD Index Barclays has no obligation or liability in connection with administration, marketing or trading of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund.

The licensing agreement between JNLST and Barclays is solely for the benefit of JNLST and Barclays and not for the benefit of the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund, investors or other third parties.

BARCLAYS SHALL HAVE NO LIABILITY TO THE ISSUER, INVESTORS OR TO OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE Shiller Barclays CAPE™ US Sector ER USD Index. BARCLAYS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE INVESTORS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN.  BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN. BARCLAYS RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE Shiller Barclays CAPETM US Sector ER USD Index, AND BARCLAYS SHALL NOT BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED OR INTERRUPTED PUBLICATION WITH RESPECT TO ANY OF THE Shiller Barclays CAPE™ US Sector ER USD Index BARCLAYS SHALL NOT BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH, RESULTING FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR WITH RESPECT TO THE JNL/DOUBLELINE SHILLER ENHANCED CAPE FUND.

None of the information supplied by Barclays Bank PLC and used in this publication may be reproduced in any manner without the prior written permission of Barclays Capital, the investment banking division of Barclays Bank PLC. Barclays Bank PLC is registered in England No. 1026167. Registered office 1 Churchill Place London E l 4 5HP.

Services

Jackson keeps the assets of the Separate Account. Jackson holds all cash of the Separate Account and attends to the collection of proceeds of shares of the underlying Funds bought and sold by the Separate Account.

The financial statements of each Investment Division within Jackson National Separate Account - I and Jackson National Life Insurance Company for the periods indicated have been included herein in reliance upon the reports of KPMG LLP , an independent registered public accounting firm, appearing elsewhere herein, and upon the a

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uthority of said firm as experts in accounting and auditing. KPMG LLP is located at Aon Center, 200 East Randolph Drive, Suite 5500, Chicago, Illinois 60601 .

Jackson is the parent of Jackson National Asset Management, LLC (“JNAM”), the Funds’ investment adviser and administrator. Pursuant to an agreement between Jackson and JNAM, JNAM provides certain administrative services with respect to the Separate Account, including separate account administration services and financial and accounting services. For the past three years, Jackson paid $520,500 in 2013, $391,000 in 2014, and $410,087 in 2015 for the services provided by JNAM to Jackson.

Purchase of Securities Being Offered

The Contracts will be sold by licensed insurance agents in states where the Contracts may be lawfully sold. The agents will be registered representatives of broker-dealers that are registered under the Securities Exchange Act of 1934 and members of the Financial Industry Regulatory Authority (FINRA).

Underwriters

The Contracts are offered continuously and are distributed by Jackson National Life Distributors LLC (JNLD), 7601 Technology Way, Denver, Colorado 80237. JNLD is a subsidiary of Jackson.

No commissions are paid to broker/dealers selling the contracts.

Calculation of Performance

When Jackson advertises performance for an Investment Division (except the JNL/WMC Money Market Division), we will include quotations of standardized average annual total return to facilitate comparison with standardized average annual total return advertised by other variable annuity separate accounts. Standardized average annual total return for an Investment Division will be shown for periods beginning on the date the Investment Division first invested in the corresponding Funds. We will calculate standardized average annual total return according to the standard methods prescribed by rules of the Securities and Exchange Commission.

Standardized average annual total return for a specific period is calculated by taking a hypothetical $1,000 investment in an Investment Division at the offering on the first day of the period ("initial investment") and computing the average annual compounded rate of return for the period that would equate the initial investment with the ending redeemable value ("redeemable value") of that investment at the end of the period, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the deduction of all recurring charges that are charged to all Contracts. The redeemable value also reflects the effect of any applicable withdrawal charge or other charge that may be imposed at the end of the period. No deduction is made for premium taxes that may be assessed by certain states.

Jackson may also advertise non-standardized total return on an annualized and cumulative basis. Non-standardized total return may be for periods other than those required to be presented or may otherwise differ from standardized average annual total return. The Contract is designed for long-term investment; therefore, Jackson believes that non-standardized total return that does not reflect the deduction of any applicable withdrawal charge may be useful to investors. Reflecting the deduction of the withdrawal charge decreases the level of performance advertised. Non-standardized total return may also assume a larger initial investment that more closely approximates the size of a typical Contract.

Standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. Both standardized average annual total return quotations and non-standardized total return quotations will be based on rolling calendar quarters and will cover at least periods of one, five, and ten years, or a period covering the time the Investment Division has been in existence, if it has not been in existence for one of the prescribed periods.

Quotations of standardized average annual total return and non-standardized total return are based upon historical earnings and will fluctuate. Any quotation of performance should not be considered a guarantee of future performance. Factors affecting the performance of an Investment Division and its corresponding Fund include general market conditions, operating expenses and investment management. An owner's withdrawal value upon surrender of a Contract may be more or less than its original cost.

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Jackson may advertise the current annualized yield for a 30-day period for an Investment Division. The annualized yield of an Investment Division refers to the income generated by the Investment Division over a specified 30-day period. Because this yield is annualized, the yield generated by an Investment Division during the 30-day period is assumed to be generated each 30-day period. The yield is computed by dividing the net investment income per accumulation unit earned during the period by the price per unit on the last day of the period, according to the following formula:

Where:

a	=	net investment income earned during the period by the Fund attributable to shares owned by the Investment Division.
b	=	expenses for the Investment Division accrued for the period (net of reimbursements).
c	=	the average daily number of accumulation units outstanding during the period.
d	=	the maximum offering price per accumulation unit on the last day of the period.

Net investment income will be determined in accordance with rules established by the Securities and Exchange Commission. Accrued expenses will include all recurring fees that are charged to all Contracts.

Because of the charges and deductions imposed by the Separate Account, the yield for an Investment Division will be lower than the yield for the corresponding Funds. The yield on amounts held in the Investment Division normally will fluctuate over time. Therefore, the disclosed yield for any given period is not an indication or representation of future yields or rates of return. An Investment Division's actual yield will be affected by the types and quality of portfolio securities held by the Fund and the Fund operating expenses.

Any current yield quotations of the JNL/WMC Money Market Division will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. We may advertise yield for the Division based on different time periods, but we will accompany it with a yield quotation based on a seven calendar day period. The JNL/WMC Money Market Division's yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from Contracts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return and multiplying the base period return by (365/7). The JNL/WMC Money Market Division's effective yield is computed similarly but includes the effect of assumed compounding on an annualized basis of the current yield quotations of the Division.

The JNL/WMC Money Market Division's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the Fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the Fund's expenses. Although the Investment Division determines its yield on the basis of a seven calendar day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitations described in the Fund's Prospectus or Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will be maintained for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that neither a Contract owner's investment in the JNL/WMC Money Market Division nor that Division's investment in the JNL/WMC Money Market Division is guaranteed or insured. Yields of other money market Funds may not be comparable if a different base or another method of calculation is used.

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Additional Tax Information

NOTE: INFORMATION CONTAINED HEREIN SHOULD NOT BE SUBSTITUTED FOR THE ADVICE OF A PERSONAL TAX ADVISER. JACKSON DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF ANY CONTRACT OR ANY TRANSACTION INVOLVING THE CONTRACTS. PURCHASERS BEAR THE COMPLETE RISK THAT THE CONTRACTS MAY NOT BE TREATED AS "ANNUITY CONTRACTS" UNDER FEDERAL INCOME TAX LAWS. IT SHOULD BE FURTHER UNDERSTOOD THAT THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE AND THAT OTHER SPECIAL RULES MAY BE APPLICABLE IN CERTAIN SITUATIONS. MOREOVER, NO ATTEMPT HAS BEEN MADE TO CONSIDER ANY APPLICABLE STATE OR OTHER TAX LAWS OR TO COMPARE THE TAX TREATMENT OF THE CONTRACTS TO THE TAX TREATMENT OF ANY OTHER INVESTMENT.

Jackson's Tax Status

Jackson is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the Separate Account is not a separate entity from Jackson and its operations form a part of Jackson.

Taxation of Annuity Contracts in General

Section 72 of the Code governs the taxation of annuities in general. An individual owner is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a withdrawal or as annuity payments under the annuity option elected. For a withdrawal received as a total surrender (total redemption or a death benefit), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For a payment received as a partial withdrawal from a non-qualified Contract, federal tax liability is generally determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the Contract is withdrawn. In the case of a partial withdrawal under a tax-qualified Contract, a ratable portion of the amount received is taxable. For Contracts issued in connection with non-qualified plans, the cost basis is generally the premiums, while for Contracts issued in connection with tax-qualified plans there may be no cost basis. The taxable portion of a withdrawal is taxed at ordinary income tax rates. Tax penalties may also apply.

For annuity payments, a portion of each payment in excess of an exclusion amount is includable in taxable income. All annuity payments in excess of the exclusion amount are fully taxable at ordinary income rates.

The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (adjusted for any period certain or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the fixed or estimated number of years for which annuity payments are to be made. No exclusion is allowed with respect to any payments received after the investment in the Contract has been recovered (i.e., when the total of the excludable amounts equals the investment in the Contract). For certain types of tax-qualified plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code.

Owners, annuitants and beneficiaries under the Contracts should seek competent financial advice about the tax consequences of distributions.

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Medicare Tax on Net Investment Income

Beginning in 2013, the taxable portion of distributions from a non-qualified annuity Contract will be considered investment income for purposes of the new Medicare tax on investment income. As a result, a 3.8% tax will generally apply to some or all of the taxable portion of distributions to individuals whose modified adjusted gross income exceeds certain threshold amounts. These levels are $200,000 in the case of single taxpayers, $250,000 in the case of married taxpayers filing joint returns, and $125,000 in the case of married taxpayers filing separately. Owners should consult their own tax advisers for more information.

Withholding Tax on Distributions

The Code generally requires Jackson (or, in some cases, a plan administrator) to withhold tax on the taxable portion of any distribution or withdrawal from a Contract. For "eligible rollover distributions" from Contracts issued under certain types of tax-qualified plans, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" to another eligible plan in a direct transfer. This requirement is mandatory and cannot be waived by the owner.

An "eligible rollover distribution" is the taxable portion of any amount received by a covered employee from a plan qualified under Section 401(a) or 403(a) of the Code, from a tax sheltered annuity qualified under Section 403(b) of the Code or an eligible deferred compensation plan of a state or local government under Section 457(b) of the Code (other than (1) a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee, and his or her designated beneficiary, or for a specified period of ten years or more; (2) minimum distributions required to be made under the Code; and (3) hardship withdrawals). Failure to "roll over" the entire amount of an eligible rollover distribution (including the amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a penalty tax on premature withdrawals, described later in this section.

Withdrawals or distributions from a Contract other than eligible rollover distributions are also subject to withholding on the taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming three withholding exemptions.

Generally, the amount of any payment of interest to a non-resident alien of the United States shall be subject to withholding of a tax equal to 30% of such amount or, if applicable, a lower treaty rate. A payment may not be subject to withholding where the recipient sufficiently establishes that such payment is effectively connected to the recipient's conduct of a trade or business in the United States and such payment is included in the recipient's gross income.

Diversification - Separate Account Investments

Section 817(h) of the Code imposes certain asset diversification standards on variable annuity Contracts. The Code provides that a variable annuity Contract will not be treated as an annuity Contract for any period (and any subsequent period) for which the investments held in any segregated asset account underlying the Contract are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the Contract as an annuity Contract would result in imposition of federal income tax to the owner with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract. The Code contains a safe harbor provision which provides that annuity Contracts, such as the Contracts, meet the diversification requirements if, as of the last day of each calendar quarter, or within 30 days after such last day, the underlying assets meet the diversification standards for a regulated investment company and no more than 55% of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

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The Treasury Department has issued Regulations establishing diversification requirements for the mutual Funds underlying the variable Contracts. These Regulations amplify the diversification requirements for variable Contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under these Regulations, a mutual Fund will be deemed adequately diversified if (1) no more than 55% of the value of the total assets of the mutual Fund is represented by any one investment; (2) no more than 70% of the value of the total assets of the mutual Fund is represented by any two investments; (3) no more than 80% of the value of the total assets of the mutual Fund is represented by any three investments; and (4) no more than 90% of the value of the total assets of the mutual Fund is represented by any four investments.

Jackson intends that each Fund of the JNL Series Trust, JNL Variable Fund LLC, and Jackson Variable Series Trust will be managed by its respective investment adviser in such a manner as to comply with these diversification requirements.

At the time the Treasury Department issued the diversification Regulations, it did not provide guidance regarding the circumstances under which Contract owner control of the investments of a segregated asset account would cause the Contract owner to be treated as the owner of the assets of the segregated asset account. Revenue Ruling 2003-91 provides such guidance by describing the circumstances under which the owner of a variable contract will not possess sufficient control over the assets underlying the contract to be treated as the owner of those assets for federal income tax purposes.

Rev. Rul. 2003-91 considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the contract owners could exercise over the investment assets held by the insurance company under these variable contracts was not sufficient to cause the contract owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under the contracts in Rev. Rul. 2003-91 there was no arrangement, plan, contract or agreement between the contract owner and the insurance company regarding the availability of a particular investment option and other than the contract owner's right to allocate premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts were made by the insurance company or an advisor in its sole and absolute discretion. Twelve investment options were available under the contracts in Rev. Rul. 2003-91 although the insurance company had the right to increase (but to no more than 20) or decrease the number of sub-accounts at any time. The contract owner was permitted to transfer amounts among the various investment options without limitation, subject to incurring fees for more than one transfer per 30-day period.

Like the contracts described in Rev. Rul. 2003-91, under the Contract there will be no arrangement, plan, contract or agreement between a Contract owner and Jackson regarding the availability of a particular Allocation Option and other than the Contract owner's right to allocate premiums and transfer funds among the available Allocation Options, all investment decisions concerning the Allocation Options will be made by Jackson or an advisor in its sole and absolute discretion. The Contract will differ from the contracts described in Rev. Rul. 2003-91 in two respects. The first difference is that the contracts described in Rev. Rul. 2003-91 provided only 12 investment options with the insurance company having the ability to add an additional 8 options whereas the Contract offers 110 Investment Divisions, and, if more than 99 options are offered, a Contract owner's Contract Value can be allocated to no more than 99 variable options at any one time. The second difference is that the owner of a contract in Rev. Rul. 2003-91 could only make one transfer per 30-day period without a fee whereas during the accumulation phase, a Contract owner can make 15 transfers in any one year without a charge.

Rev. Rul. 2003-91 states that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances. Jackson does not believe that the differences between the Contract and the contracts described in Rev. Rul. 2003-91 with respect to the number of investment choices and the number of investment transfers that can be made under the Contract without an additional charge should prevent the holding in Rev. Rul. 2003-91 from applying to the owner of a Contract. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. Jackson reserves the right to modify the Contract to the extent required to maintain favorable tax treatment.

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Multiple Contracts

The Code provides that multiple non-qualified annuity Contracts that are issued within a calendar year to the same Contract owner by one company or its affiliates are treated as one annuity Contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple Contracts. For purposes of this rule, Contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. Owners should consult a tax adviser prior to purchasing more than one annuity Contract in any calendar year.

Partial 1035 Exchanges

In accordance with Revenue Procedure 2011-38, the IRS will consider a partial exchange of an annuity Contract for another annuity Contract valid if there is either no withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 180 days of the date of the partial exchange. Revenue Procedure 2011-38 also provides certain exceptions to the 180 day rule. Due to the complexity of these rules, owners are encouraged to consult their own tax advisers prior to entering into a partial exchange of an annuity Contract.

Contracts Owned by Other Than Natural Persons

Under Section 72(u) of the Code, the investment earnings on premiums for Contracts will be taxed currently to the owner if the owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes (except for the taxation of life insurance companies). However, this treatment is not applied to Contracts held by a trust or other entity as an agent for a natural person nor to Contracts held by certain tax-qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

Tax Treatment of Assignments

An assignment or pledge of a Contract may have tax consequences. Any assignment or pledge of a tax-qualified Contract may also be prohibited by ERISA in some circumstances. Owners should, therefore, consult competent legal advisers should they wish to assign or pledge their Contracts.

An assignment or pledge of all or any portion of the value of a Non-Qualified Contract is treated under Section 72 of the Code as an amount not received as an annuity. The value of the Contract assigned or pledged that exceeds the aggregate premiums paid will be included in the individual's gross income. In addition, the amount included in the individual's gross income could also be subject to the 10% penalty tax discussed below under Non-Qualified Contracts.

An assignment or pledge of all or any portion of the value of a Qualified Contract will disqualify the Qualified Contract. If the Qualified Contract is part of a qualified pension or profit-sharing plan, the Code prohibits the assignment or alienation of benefits provided under the plan. If the Qualified Contract is an IRA annuity or a 403(b) annuity, the Code requires the Qualified Contract to be nontransferable. If the Qualified Contract is part of an eligible deferred compensation plan, amounts cannot be made available to plan participants or beneficiaries: (1) until the calendar year in which the participant attains age 70 1/2; (2) when the participant has a severance from employment; or (3) when the participant is faced with an unforeseeable emergency.

Death Benefits

Any death benefits paid under the Contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

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Tax-Qualified Plans

The Contracts offered by the Prospectus are designed to be suitable for use under various types of tax-qualified plans. Taxation of owners of a tax-qualified Contract will vary based on the type of plan and the terms and conditions of each specific plan. Owners, annuitants and beneficiaries are cautioned that benefits under a tax-qualified Contract may be subject to the terms and conditions of the plan, regardless of the terms and conditions of the Contracts issued to fund the plan. Owners, annuitant and beneficiaries are also reminded that a tax-qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a tax-qualified plan that is already tax-deferred.

Tax Treatment of Withdrawals

Non-Qualified Contracts

Section 72 of the Code governs treatment of distributions from annuity Contracts. It provides that if the Contract value exceeds the aggregate premiums made, any amount withdrawn not in the form of an annuity payment will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are included in a taxpayer's gross income. Section 72 further provides that a 10% penalty will apply to the income portion of any distribution. The penalty is not imposed on amounts received: (1) after the taxpayer reaches 59 1/2; (2) upon the death of the owner; (3) if the taxpayer is totally disabled as defined in Section 72(m)(7) of the Code; (4) in a series of substantially equal periodic payments made at least annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his beneficiary; (5) under an immediate annuity; or (6) which are allocable to premium payments made prior to August 14, 1982.

With respect to (4) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or five years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Tax-Qualified Contracts

In the case of a withdrawal under a tax-qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a tax-qualified Contract. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including Contracts issued and qualified under Code Sections 401 (pension and profit sharing plans), 403(b) (tax-sheltered annuities), individual retirement accounts and annuities under 408(a) and (b) (IRAs) and Roth IRAs under 408A. To the extent amounts are not included in gross income because they have been rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed.

The tax penalty will not apply to the following distributions: (1)  distributions made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2; (2) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose "disability" is defined in Section 72(m)(7) of the Code); (3) distributions that are part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary; (4) distributions to an owner or annuitant (as applicable) who has separated from service after he has attained age 55; (5) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (6) distributions made to an alternate payee pursuant to a qualified domestic relations order; (7) distributions made on account of an IRS levy upon the qualified Contracts; (8) distributions from an IRA after separation from employment for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Contract owner or annuitant (as applicable) and his or her spouse and dependents if the Contract

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owner or annuitant (as applicable) has received unemployment compensation for at least 12 weeks (this exception will no longer apply after the Contract owner or annuitant (as applicable) has been re-employed for at least 60 days); (9) distributions from an IRA made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the qualified higher education expenses (as defined in Section 72(t)(7) of the Code) (as applicable) for the taxable year; and (10) distributions from an IRA made to the owner or annuitant (as applicable) which are qualified first time home buyer distributions (as defined in Section 72(t)(8) of the Code). The exceptions stated in items (4) and (6) above do not apply in the case of an IRA. The exception stated in (3) above applies to an IRA without the requirement that there be a separation from service.

With respect to (3) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or five years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Withdrawals of amounts attributable to contributions made pursuant to a salary reduction agreement (in accordance with Section 403(b)(11) of the Code) are limited to the following: when the owner attains age 59 1/2, severs employment, dies, becomes disabled (within the meaning of Section 72(m)(7) of the Code), or in the case of hardship. Hardship withdrawals do not include any earnings on salary reduction contributions. These limitations on withdrawals apply to: (1) salary reduction contributions made after December 31, 1988; (2) income attributable to such contributions; and (3) income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers or exchanges between certain tax-qualified plans. Tax penalties may also apply. While the foregoing limitations only apply to certain Contracts issued in connection with Section 403(b) plans, all owners should seek competent tax advice regarding any withdrawals or distributions.

The taxable portion of a withdrawal or distribution from tax-qualified Contracts may, under some circumstances, be "rolled over" into another eligible plan so as to continue to defer income tax on the taxable portion. Such treatment is available for an "eligible rollover distribution" made by certain types of plans (as described above under "Taxes - Withholding Tax on Distributions") that is transferred within 60 days of receipt into another eligible plan or an IRA. Plans making such eligible rollover distributions are also required, with some exceptions specified in the Code, to provide for a direct transfer of the distribution to the transferee plan designated by the recipient.

Amounts received from IRAs may also be rolled over into other IRAs or certain other plans, subject to limitations set forth in the Code.

Prior to the date that annuity payments begin under an annuity Contract, the required minimum distribution rules applicable to defined contribution plans and IRAs will be used. Generally, distributions from a tax-qualified plan must commence no later than April 1 of the calendar year following the year in which the employee attains the later of age 70 1/2 or the date of retirement. In the case of an IRA, distributions must commence no later than April 1 of the calendar year following the year in which the owner attains age 70 1/2. Required distributions from defined contribution plans and IRAs are determined by dividing the account balance by the appropriate distribution period found in a uniform lifetime distribution table set forth in IRS regulations. For this purpose, the entire interest under an annuity Contract is the account value under the Contract plus the actuarial value of any other benefits such as guaranteed death benefits that will be provided under the Contract.

If the sole beneficiary is the Contract holder's or employee's spouse and the spouse is more than 10 years younger than the employee, a longer distribution period measured by the joint life and last survivor expectancy of the Contract holder employee and spouse is permitted to be used. Distributions under a defined benefit plan or an annuity Contract must be paid in the form of periodic annuity payments for the employee's life (or the joint lives of the employee and beneficiary) or over a period certain that does not exceed the period under the uniform lifetime table for the employee's age in the year in which the annuity starting date occurs. If the required minimum distributions are not made, a 50% penalty tax on the amount not distributed is imposed on the individual.

16

Types of Tax-Qualified Plans

The Contracts offered herein are designed to be suitable for use under various types of tax-qualified plans. Taxation of participants in each tax-qualified plan varies with the type of plan and terms and conditions of each specific plan. Owners, annuitants and beneficiaries are cautioned that benefits under a tax-qualified plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into Jackson's administrative procedures. Jackson is not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a Contract, unless Jackson specifically consents to be bound. Owners, annuitants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law.

A tax-qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a tax-qualified plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that may make it an appropriate investment for a tax-qualified plan. Following are general descriptions of the types of tax-qualified plans with which the Contracts may be used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding tax-qualified plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a tax-qualified plan.

Contracts issued pursuant to tax-qualified plans include special provisions restricting Contract provisions that may otherwise be available as described herein. Generally, Contracts issued pursuant to tax-qualified plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from Tax-Qualified Contracts. (See "Tax Treatment of Withdrawals - Tax-Qualified Contracts" above.)

On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The Contracts sold by Jackson in connection with certain Tax-Qualified Plans will utilize tables that do not differentiate on the basis of sex. Such annuity tables will also be available for use in connection with certain non-qualified deferred compensation plans.

(a) Tax-Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Such contributions are not included in the gross income of the employee until the employee receives distributions from the Contract. The amount of contributions to the tax-sheltered annuity is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, non-discrimination and withdrawals. Employee loans are not allowed under these Contracts. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(b) Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as an "individual retirement annuity" ("IRA annuity"). Under applicable limitations, certain amounts may be contributed to an IRA annuity that will be deductible from the individual's gross income. IRA annuities are subject to limitations on eligibility, contributions, transferability and distributions. Sales of IRA annuities are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of Contracts

17

to be qualified as IRA annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(c) Roth IRA Annuities

Section 408A of the Code provides that individuals may purchase a non-deductible IRA annuity, known as a Roth IRA annuity. Purchase payments for Roth IRA annuities are limited to a maximum of $5,500 for 2016. The limit will be adjusted annually for inflation in $500 increments. In addition, the Act allows individuals age 50 and older to make additional catch-up IRA contributions. The otherwise maximum contribution limit (before application of adjusted gross income phase-out limits) for an individual who had celebrated his or her 50th birthday before the end of the tax year is increased by $1,000. The same contribution and catch-up contributions are also available for purchasers of Traditional IRA annuities.

Lower maximum limitations apply to individuals above certain adjusted gross income levels. For 2016, these levels are $117,000 in the case of single taxpayers, $184,000 in the case of married taxpayers filing joint returns, and $0 in the case of married taxpayers filing separately. These levels are indexed annually in $1,000 increments. An overall $5,500 annual limitation (increased as discussed above) continues to apply to all of a taxpayer's IRA annuity contributions, including Roth IRA annuities and non-Roth IRA annuities.

Qualified distributions from Roth IRA annuities are free from federal income tax. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on the individual's death or disability, or as a qualified first-time home purchase, subject to a $10,000 lifetime maximum, for the individual, a spouse, child, grandchild, or ancestor. Any distribution that is not a qualified distribution is taxable to the extent of earnings in the distribution. Distributions are treated as made from contributions first and therefore no distributions are taxable until distributions exceed the amount of contributions to the Roth IRA annuity. The 10% penalty tax and the regular IRA annuity exceptions to the 10% penalty tax apply to taxable distributions from Roth IRA annuities.

Amounts may be rolled over from one Roth IRA annuity to another Roth IRA annuity. Furthermore, an individual may make a rollover contribution from a non-Roth IRA annuity to a Roth IRA annuity. The individual must pay tax on any portion of the IRA annuity being rolled over that would be included in income if the distributions were not rolled over. There are no similar limitations on rollovers from one Roth IRA annuity to another Roth IRA annuity.

(d) Pension and Profit-Sharing Plans

The Internal Revenue Code permits employers, including self-employed individuals, to establish various types of qualified retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the plan. Contributions to the plan for the benefit of employees will not be included in the gross income of the employee until distributed from the plan. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations on all plans on such items as amount of allowable contributions; form, manner and timing of distributions; vesting and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, transferability of benefits, withdrawals and surrenders. Purchasers of Contracts for use with pension or profit sharing plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(e) Eligible Deferred Compensation Plans - Section 457

Under Code provisions, employees and independent Contractors performing services for state and local governments and other tax-exempt organizations may participate in eligible deferred compensation plans under Section 457 of the Code. The amounts deferred under a Plan that meets the requirements of Section 457 of the Code are not taxable as income to the participant until paid or otherwise made available to the

18

participant or beneficiary. As a general rule, the maximum amount that can be deferred in any one year is the lesser of 100% of the participant's includable compensation or the $18,000 elective deferral limitation in 2016. The limit is indexed for inflation in $500 increments annually. In addition, the Act allows individuals in eligible deferred compensation plans of state or local governments age 50 and older to make additional catch-up contributions. The otherwise maximum contribution limit for an individual who had celebrated his or her 50th birthday before the end of the tax year is increased by $6,000. The same contribution and catch-up contributions are also available for participants in qualified pension and profit-sharing plans and tax-sheltered annuities under Section 403(b) of the Code.

In limited circumstances, the plan may provide for additional catch-up contributions in each of the last three years before normal retirement age. Furthermore, the Code provides additional requirements and restrictions regarding eligibility and distributions.

All of the assets and income of an eligible deferred compensation plan established by a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. For this purpose, custodial accounts and certain annuity Contracts are treated as trusts. The requirement of a trust does not apply to amounts under a Plan of a tax-exempt (non-governmental) employer. In addition, the requirement of a trust does not apply to amounts under a Plan of a governmental employer if the Plan is not an eligible plan within the meaning of Section 457(b) of the Code. In the absence of such a trust, amounts under the plan will be subject to the claims of the employer's general creditors.

In general, distributions from a Plan are prohibited under Section 457 of the Code unless made after the participant:

•	attains age 70 1/2,
•	severs employment,
•	dies, or
•	suffers an unforeseeable financial emergency as defined in the regulations.

Under present federal tax law, amounts accumulated in a Plan of a tax-exempt (non-governmental) employer under Section 457 of the Code cannot be transferred or rolled over on a tax-deferred basis except for certain transfers to other Plans under Section 457. Amounts accumulated in a Plan of a state or local government employer may be transferred or rolled over to another eligible deferred compensation plan of a state or local government, an IRA, a qualified pension or profit-sharing plan or a tax-sheltered annuity under Section 403(b) of the Code.

Annuity Provisions

Variable Annuity Payment

The initial annuity payment is determined by taking the Contract value allocated to that Investment Division, less any premium tax and any applicable Contract charges, and then applying it to the income option table specified in the Contract.  The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the annuitant and designated second person, if any.

The dollars applied are divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly payment.  That amount is divided by the value of an annuity unit as of the Income Date to establish the number of annuity units representing each variable payment.  The number of annuity units determined for the first variable payment remains constant for the second and subsequent monthly variable payments, assuming that no reallocation of Contract values is made.

The amount of the second and each subsequent monthly variable payment is determined by multiplying the number of annuity units by the annuity unit value as of the business day next preceding the date on which each payment is due.

The mortality and expense experience will not adversely affect the dollar amount of the variable annuity payments once payments have commenced.

19

Annuity Unit Value

The initial value of an annuity unit of each Investment Division was set when the Investment Divisions were established.  The value may increase or decrease from one business day to the next.  The income option tables contained in the Contract are based on a 1% per annum assumed investment rate.

The value of a fixed number of annuity units will reflect the investment performance of the Investment Divisions elected, and the amount of each payment will vary accordingly.

For each Investment Division, the value of an annuity unit for any business day is determined by multiplying the annuity unit value for the immediately preceding business day by the percentage change in the value of an accumulation unit from the immediately preceding business day to the business day of valuation, calculated by use of the Net Investment Factor, described below. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of 1% per annum.

Net Investment Factor

The net investment factor is an index applied to measure the net investment performance of an Investment Division from one valuation date to the next. The net investment factor for any Investment Division for any valuation period during the accumulation and annuity phases is determined by dividing (a) by (b) where:

(a)	is the net result of:
	(1)	the net asset value of a Fund's share held in the Investment Division determined as of the valuation date at the end of the valuation period, plus
	(2)	the per share amount of any dividend or other distribution declared by the Fund if the "ex-dividend" date occurs during the valuation period, plus or minus
(3)
a per share credit or charge with respect to any taxes paid or reserved for by Jackson during the valuation period which are determined by Jackson to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law); and

(b)	is the net asset value of the Fund share held in the Investment Division determined as of the valuation date at the end of the preceding valuation period.

Also see "Income Payments (The Income Phase)" in the Prospectus.

20

APPENDIX A

Jackson National Separate Account I

Financial Statements

December 31, 2015

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	CG - Alt 100 Conservative Fund	CG - Alt 100 Growth Fund	CG - Institutional Alt 65 Fund	CG - International Conservative Fund	CG - International Growth Fund	CG - International Moderate Fund	CG - Multi-Strategy Income Fund	CG - Tactical Maximum Growth Fund	CG - Tactical Moderate Growth Fund	Curian Dynamic Risk Advantage - Diversified Fund
Assets
Investments, at fair value (a)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Receivables:
Investments in Fund shares sold	—	—	—	—	—	—	—	—	—	—
Investment Division units sold	—	—	—	—	—	—	—	—	—	—
Total assets	—	—	—	—	—	—	—	—	—	—

Liabilities
Payables:
Investments in Fund shares purchased	—	—	—	—	—	—	—	—	—	—
Investment Division units redeemed	—	—	—	—	—	—	—	—	—	—
Insurance fees due to Jackson	—	—	—	—	—	—	—	—	—	—
Total liabilities	—	—	—	—	—	—	—	—	—	—
Net assets (Note 7)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

(a) Investments in Funds, shares outstanding	—	—	—	—	—	—	—	—	—	—
Investments in Funds, at cost	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	Curian Dynamic Risk Advantage - Growth Fund	Curian Dynamic Risk Advantage - Income Fund	Curian/Aberdeen Latin America Fund	Curian/Ashmore Emerging Market Small Cap Equity Fund	Curian/Baring International Fixed Income Fund	Curian/ CenterSquare International Real Estate Securities Fund	Curian/PineBridge Merger Arbitrage Fund	Curian/Schroder Emerging Europe Fund	Curian/UBS Global Long Short Fixed Income Opportunities Fund	JG - Alt 100 Fund
Assets
Investments, at fair value (a)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$445,496,695
Receivables:
Investments in Fund shares sold	—	—	—	—	—	—	—	—	—	140,798
Investment Division units sold	—	—	—	—	—	—	—	—	—	85,829
Total assets	—	—	—	—	—	—	—	—	—	445,723,322

Liabilities
Payables:
Investments in Fund shares purchased	—	—	—	—	—	—	—	—	—	85,829
Investment Division units redeemed	—	—	—	—	—	—	—	—	—	128,101
Insurance fees due to Jackson	—	—	—	—	—	—	—	—	—	12,697
Total liabilities	—	—	—	—	—	—	—	—	—	226,627
Net assets (Note 7)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$445,496,695

(a) Investments in Funds, shares outstanding	—	—	—	—	—	—	—	—	—	43,977,956
Investments in Funds, at cost	$—	$—	$—	$—	$—	$—	$—	$—	$—	$468,431,228

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JG - Conservative Fund	JG - Equity 100 Fund	JG - Equity Income Fund	JG - Fixed Income 100 Fund	JG - Growth Fund	JG - Interest Rate Opportunities Fund	JG - Maximum Growth Fund	JG - Moderate Fund	JG - Moderate Growth Fund	JG - Real Assets Fund
Assets
Investments, at fair value (a)	$122,256,189	$81,460,935	$—	$71,861,619	$240,234,049	$45,565,316	$219,742,526	$398,190,267	$812,819,350	$9,035,943
Receivables:
Investments in Fund shares sold	8,331	9,046	—	32,559	25,677	1,357	33,161	32,741	448,432	263
Investment Division units sold	40,000	—	—	92,281	211,852	6,728	35,718	160,137	274,490	6,090
Total assets	122,304,520	81,469,981	—	71,986,459	240,471,578	45,573,401	219,811,405	398,383,145	813,542,272	9,042,296

Liabilities
Payables:
Investments in Fund shares purchased	40,000	—	—	92,281	211,852	6,728	35,718	160,137	274,490	6,090
Investment Division units redeemed	4,658	6,751	—	30,470	18,988	33	27,009	21,168	425,166	4
Insurance fees due to Jackson	3,673	2,295	—	2,089	6,689	1,324	6,152	11,573	23,266	259
Total liabilities	48,331	9,046	—	124,840	237,529	8,085	68,879	192,878	722,922	6,353
Net assets (Note 7)	$122,256,189	$81,460,935	$—	$71,861,619	$240,234,049	$45,565,316	$219,742,526	$398,190,267	$812,819,350	$9,035,943

(a) Investments in Funds, shares outstanding	11,632,368	7,046,794	—	7,524,777	22,141,387	4,952,752	18,733,378	35,175,819	70,926,645	1,099,263
Investments in Funds, at cost	$126,463,652	$88,385,663	$—	$74,969,079	$249,074,195	$48,721,794	$232,177,335	$412,886,858	$845,875,583	$10,879,730

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL Tactical ETF Conservative Fund	JNL Tactical ETF Growth Fund	JNL Tactical ETF Moderate Fund	JNL/American Funds Global Growth Fund	JNL/American Funds Growth Fund	JNL/AQR Risk Parity Fund	JNL/BlackRock Global Long Short Credit Fund	JNL/DFA U.S. Micro Cap Fund	JNL/DoubleLine Total Return Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Assets
Investments, at fair value (a)	$75,313,372	$134,332,183	$175,369,830	$91,115,483	$172,664,468	$25,093,515	$67,175,748	$36,078,809	$364,627,178	$34,210,822
Receivables:
Investments in Fund shares sold	3,931	32,403	7,688	3,914	11,528	6,205	2,969	4,431	238,276	82,058
Investment Division units sold	19,270	89,609	229,321	70,787	260,568	15,272	12,804	245	1,303,443	15,001
Total assets	75,336,573	134,454,195	175,606,839	91,190,184	172,936,564	25,114,992	67,191,521	36,083,485	366,168,897	34,307,881

Liabilities
Payables:
Investments in Fund shares purchased	19,270	89,609	229,321	70,787	260,568	15,272	12,804	245	1,303,443	15,001
Investment Division units redeemed	1,700	28,610	2,632	1,359	6,645	5,490	1,020	3,404	225,893	81,066
Insurance fees due to Jackson	2,231	3,793	5,056	2,555	4,883	715	1,949	1,027	12,383	992
Total liabilities	23,201	122,012	237,009	74,701	272,096	21,477	15,773	4,676	1,541,719	97,059
Net assets (Note 7)	$75,313,372	$134,332,183	$175,369,830	$91,115,483	$172,664,468	$25,093,515	$67,175,748	$36,078,809	$364,627,178	$34,210,822

(a) Investments in Funds, shares outstanding	6,884,220	11,138,655	15,027,406	7,787,648	11,211,978	17,187,339	7,063,696	4,346,844	34,237,294	3,586,040
Investments in Funds, at cost	$75,800,957	$135,080,121	$175,296,240	$91,013,839	$164,183,091	$49,298,932	$72,075,232	$50,854,928	$368,055,006	$35,755,909

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Epoch Global Shareholder Yield Fund	JNL/FAMCO Flex Core Covered Call Fund	JNL/Franklin Templeton Natural Resources Fund	JNL/Lazard International Strategic Equity Fund	JNL/MC Frontier Markets 100 Index Fund	JNL/Neuberger Berman Currency Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Nicholas Convertible Arbitrage Fund	JNL/PIMCO Credit Income Fund	JNL/PPM America Long Short Credit Fund
Assets
Investments, at fair value (a)	$27,780,067	$120,656,286	$—	$43,939,479	$15,622,769	$12,350,065	$5,281,296	$101,147,607	$59,544,749	$14,027,366
Receivables:
Investments in Fund shares sold	961	48,918	—	19,422	1,774	124,450	3,857	195,451	35,112	11,141
Investment Division units sold	6,750	51,941	—	3,687	25,177	—	10,075	54,407	86,779	—
Total assets	27,787,778	120,757,145	—	43,962,588	15,649,720	12,474,515	5,295,228	101,397,465	59,666,640	14,038,507

Liabilities
Payables:
Investments in Fund shares purchased	6,750	51,941	—	3,687	25,177	—	10,075	54,407	86,779	—
Investment Division units redeemed	166	45,436	—	18,206	1,338	124,091	3,708	192,539	33,247	10,719
Insurance fees due to Jackson	795	3,482	—	1,216	436	359	149	2,912	1,865	422
Total liabilities	7,711	100,859	—	23,109	26,951	124,450	13,932	249,858	121,891	11,141
Net assets (Note 7)	$27,780,067	$120,656,286	$—	$43,939,479	$15,622,769	$12,350,065	$5,281,296	$101,147,607	$59,544,749	$14,027,366

(a) Investments in Funds, shares outstanding	2,536,992	10,410,378	—	3,707,973	17,753,147	1,217,955	910,568	10,363,484	5,606,850	1,560,330
Investments in Funds, at cost	$29,862,781	$121,112,532	$—	$44,519,225	$34,209,422	$12,202,841	$6,813,584	$108,820,440	$60,996,045	$15,464,192

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/T. Rowe Price Capital Appreciation Fund	JNL/The Boston Company Equity Income Fund	JNL/The London Company Focused U.S. Equity Fund	JNL/Van Eck International Gold Fund	JNL/WCM Focused International Equity Fund	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Assets
Investments, at fair value (a)	$379,007,667	$110,140,784	$11,347,226	$24,596,249	$8,232,620	$617,911,974	$713,546,555	$1,228,352,641	$1,604,573,058	$1,536,305,746
Receivables:
Investments in Fund shares sold	11,264	117,320	19,285	13,712	813	327,208	133,168	200,541	373,076	297,131
Investment Division units sold	2,439,046	16,200	—	9,559	68,052	46,604	356,844	623,814	421,882	290,787
Total assets	381,457,977	110,274,304	11,366,511	24,619,520	8,301,485	618,285,786	714,036,567	1,229,176,996	1,605,368,016	1,536,893,664

Liabilities
Payables:
Investments in Fund shares purchased	2,439,046	16,200	—	9,559	68,052	46,604	356,844	623,814	421,882	290,787
Investment Division units redeemed	417	114,157	18,975	13,007	584	303,916	105,076	152,279	310,550	237,665
Insurance fees due to Jackson	10,847	3,163	310	705	229	23,292	28,092	48,262	62,526	59,466
Total liabilities	2,450,310	133,520	19,285	23,271	68,865	373,812	490,012	824,355	794,958	587,918
Net assets (Note 7)	$379,007,667	$110,140,784	$11,347,226	$24,596,249	$8,232,620	$617,911,974	$713,546,555	$1,228,352,641	$1,604,573,058	$1,536,305,746

(a) Investments in Funds, shares outstanding	31,903,002	8,039,473	1,019,517	7,908,762	747,062	43,545,594	72,075,410	110,067,441	150,947,607	109,112,624
Investments in Funds, at cost	$372,449,411	$108,975,641	$11,610,802	$38,105,691	$8,185,950	$671,239,819	$726,677,935	$1,226,408,769	$1,600,272,407	$1,611,582,858

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A
Assets
Investments, at fair value (a)	$1,942,017,326	$2,748,450,622	$6,229,120	$1,000,620,196	$513,864,116	$31,737,901	$1,119,371,900	$1,828,935,192	$418,272,360	$486,304,023
Receivables:
Investments in Fund shares sold	359,973	1,260,013	251	555,143	222,435	896	871,075	771,339	204,433	626,933
Investment Division units sold	263,650	393,898	4,500	222,235	279,807	32,352	551,121	867,925	80,083	203,184
Total assets	1,942,640,949	2,750,104,533	6,233,871	1,001,397,574	514,366,358	31,771,149	1,120,794,096	1,830,574,456	418,556,876	487,134,140

Liabilities
Payables:
Investments in Fund shares purchased	263,650	393,898	4,500	222,235	279,807	32,352	551,121	867,925	80,083	203,184
Investment Division units redeemed	283,658	1,150,537	76	515,365	202,489	—	826,832	699,394	187,698	607,870
Insurance fees due to Jackson	76,315	109,476	175	39,778	19,946	896	44,243	71,945	16,735	19,063
Total liabilities	623,623	1,653,911	4,751	777,378	502,242	33,248	1,422,196	1,639,264	284,516	830,117
Net assets (Note 7)	$1,942,017,326	$2,748,450,622	$6,229,120	$1,000,620,196	$513,864,116	$31,737,901	$1,119,371,900	$1,828,935,192	$418,272,360	$486,304,023

(a) Investments in Funds, shares outstanding	134,862,314	184,707,703	650,901	44,951,491	39,958,329	3,212,338	93,358,791	114,094,522	42,249,733	37,207,653
Investments in Funds, at cost	$2,049,567,302	$2,893,460,911	$6,355,002	$1,111,421,315	$559,550,520	$33,103,155	$1,116,813,488	$1,622,498,689	$456,173,807	$479,447,364

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A	JNL/Brookfield Global Infrastructure and MLP Fund - A
Assets
Investments, at fair value (a)	$2,897,665,181	$941,136,480	$926,320,668	$759,581,333	$197,985,083	$3,517,477,493	$954,226,747	$659,991,937	$28,294,727	$618,493,632
Receivables:
Investments in Fund shares sold	1,054,848	262,245	343,936	278,209	309,714	1,193,785	294,247	296,624	8,600	1,303,363
Investment Division units sold	2,667,758	733,314	662,497	601,775	143,889	1,496,498	584,268	1,141,930	17,685	301,161
Total assets	2,901,387,787	942,132,039	927,327,101	760,461,317	198,438,686	3,520,167,776	955,105,262	661,430,491	28,321,012	620,098,156

Liabilities
Payables:
Investments in Fund shares purchased	2,667,758	733,314	662,497	601,775	143,889	1,496,498	584,268	1,141,930	17,685	301,161
Investment Division units redeemed	944,811	225,615	308,688	248,355	303,727	1,059,866	256,564	270,954	7,799	1,280,391
Insurance fees due to Jackson	110,037	36,630	35,248	29,854	5,987	133,919	37,683	25,670	801	22,972
Total liabilities	3,722,606	995,559	1,006,433	879,984	453,603	2,690,283	878,515	1,438,554	26,285	1,604,524
Net assets (Note 7)	$2,897,665,181	$941,136,480	$926,320,668	$759,581,333	$197,985,083	$3,517,477,493	$954,226,747	$659,991,937	$28,294,727	$618,493,632

(a) Investments in Funds, shares outstanding	176,471,692	74,693,371	79,717,786	77,825,956	20,453,004	314,903,983	33,825,833	90,907,980	2,707,629	52,592,996
Investments in Funds, at cost	$2,614,012,195	$936,745,001	$956,884,761	$870,112,090	$213,054,983	$3,644,406,604	$882,198,440	$908,694,881	$27,734,621	$772,399,288
See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A
Assets
Investments, at fair value (a)	$434,382,446	$430,977,028	$437,974,755	$613,326,307	$16,146,791	$100,006,138	$334,512,797	$1,341,037,155	$428,989,612	$681,887,395
Receivables:
Investments in Fund shares sold	151,625	277,138	269,283	293,582	483	84,516	164,433	834,224	191,240	653,008
Investment Division units sold	91,135	46,817	105,754	334,150	88,228	195,702	73,682	266,753	130,634	439,823
Total assets	434,625,206	431,300,983	438,349,792	613,954,039	16,235,502	100,286,356	334,750,912	1,342,138,132	429,311,486	682,980,226

Liabilities
Payables:
Investments in Fund shares purchased	91,135	46,817	105,754	334,150	88,228	195,702	73,682	266,753	130,634	439,823
Investment Division units redeemed	134,285	259,782	251,581	270,181	5	80,506	151,062	780,567	174,167	626,907
Insurance fees due to Jackson	17,340	17,356	17,702	23,401	478	4,010	13,371	53,657	17,073	26,101
Total liabilities	242,760	323,955	375,037	627,732	88,711	280,218	238,115	1,100,977	321,874	1,092,831
Net assets (Note 7)	$434,382,446	$430,977,028	$437,974,755	$613,326,307	$16,146,791	$100,006,138	$334,512,797	$1,341,037,155	$428,989,612	$681,887,395

(a) Investments in Funds, shares outstanding	41,928,807	13,468,032	64,125,147	57,535,301	1,469,226	15,975,421	45,143,427	121,691,212	42,984,931	67,917,071
Investments in Funds, at cost	$427,274,131	$360,785,545	$491,082,736	$591,891,145	$16,054,589	$124,796,560	$349,188,855	$1,240,369,693	$449,589,180	$786,611,732

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A
Assets
Investments, at fair value (a)	$1,673,566,923	$541,130,272	$582,264,369	$883,013,079	$145,685,901	$655,101,947	$355,250,999	$7,834,135	$1,307,859,440	$748,807,046
Receivables:
Investments in Fund shares sold	1,399,416	228,191	193,846	572,739	115,003	225,007	306,739	225	1,492,661	363,281
Investment Division units sold	364,617	380,524	108,610	284,018	42,982	814,670	205,470	32,708	443,978	366,082
Total assets	1,675,330,956	541,738,987	582,566,825	883,869,836	145,843,886	656,141,624	355,763,208	7,867,068	1,309,796,079	749,536,409

Liabilities
Payables:
Investments in Fund shares purchased	364,617	380,524	108,610	284,018	42,982	814,670	205,470	32,708	443,978	366,082
Investment Division units redeemed	1,334,275	207,183	170,578	537,320	109,472	198,801	292,724	5	1,441,680	334,726
Insurance fees due to Jackson	65,141	21,008	23,268	35,419	5,531	26,206	14,015	220	50,981	28,555
Total liabilities	1,764,033	608,715	302,456	856,757	157,985	1,039,677	512,209	32,933	1,936,639	729,363
Net assets (Note 7)	$1,673,566,923	$541,130,272	$582,264,369	$883,013,079	$145,685,901	$655,101,947	$355,250,999	$7,834,135	$1,307,859,440	$748,807,046

(a) Investments in Funds, shares outstanding	161,074,776	58,500,570	54,265,086	76,056,251	15,887,230	68,453,704	32,772,232	884,214	133,727,959	61,127,106
Investments in Funds, at cost	$1,804,921,012	$567,978,839	$551,773,423	$915,082,705	$197,883,425	$784,305,278	$368,022,955	$8,223,793	$1,358,192,413	$735,278,962

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A
Assets
Investments, at fair value (a)	$636,637,787	$276,598,293	$935,307,493	$2,259,091,190	$1,069,598,109	761,725,117	$361,718,936	$370,035,817	$728,110,815	$—
Receivables:
Investments in Fund shares sold	232,024	207,142	254,948	1,797,480	833,105	298,706	229,291	137,933	561,560	—
Investment Division units sold	454,729	104,539	1,126,029	487,734	990,446	289,365	168,722	37,428	335,372	—
Total assets	637,324,540	276,909,974	936,688,470	2,261,376,404	1,071,421,660	762,313,188	362,116,949	370,211,178	729,007,747	—

Liabilities
Payables:
Investments in Fund shares purchased	454,729	104,539	1,126,029	487,734	990,446	289,365	168,722	37,428	335,372	—
Investment Division units redeemed	206,223	196,084	218,733	1,708,681	792,097	268,528	215,642	123,285	533,145	—
Insurance fees due to Jackson	25,801	11,058	36,215	88,799	41,008	30,178	13,649	14,648	28,415	—
Total liabilities	686,753	311,681	1,380,977	2,285,214	1,823,551	588,071	398,013	175,361	896,932	—
Net assets (Note 7)	$636,637,787	$276,598,293	$935,307,493	$2,259,091,190	$1,069,598,109	761,725,117	$361,718,936	$370,035,817	$728,110,815	$—

(a) Investments in Funds, shares outstanding	45,669,856	19,302,044	49,592,126	194,917,273	36,343,803	57,881,848	46,854,784	34,843,297	63,313,984	—
Investments in Funds, at cost	$675,146,550	$269,506,682	$966,524,471	$2,464,337,446	$1,112,438,919	786,854,471	$486,417,355	$328,289,162	$755,133,019	$—

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A
Assets
Investments, at fair value (a)	$472,165,957	$433,279,702	$—	$685,602,343	$1,004,071,344	$219,873,417	$1,500,007,274	$3,706,169,520	$1,176,865,861	$40,434,681
Receivables:
Investments in Fund shares sold	263,430	104,625	—	316,622	408,372	64,528	1,285,708	1,467,544	661,057	24,180
Investment Division units sold	379,129	434,297	—	33,147	673,625	470,063	744,185	3,772,969	554,840	12,028
Total assets	472,808,516	433,818,624	—	685,952,112	1,005,153,341	220,408,008	1,502,037,167	3,711,410,033	1,178,081,758	40,470,889

Liabilities
Payables:
Investments in Fund shares purchased	379,129	434,297	—	33,147	673,625	470,063	744,185	3,772,969	554,840	12,028
Investment Division units redeemed	244,874	87,595	—	289,651	369,666	55,954	1,227,265	1,323,535	614,906	23,005
Insurance fees due to Jackson	18,556	17,030	—	26,971	38,706	8,574	58,443	144,009	46,151	1,175
Total liabilities	642,559	538,922	—	349,769	1,081,997	534,591	2,029,893	5,240,513	1,215,897	36,208
Net assets (Note 7)	$472,165,957	$433,279,702	$—	$685,602,343	$1,004,071,344	$219,873,417	$1,500,007,274	$3,706,169,520	$1,176,865,861	$40,434,681

(a) Investments in Funds, shares outstanding	58,581,384	36,563,688	—	60,512,122	78,750,694	16,179,059	88,183,849	220,736,719	80,058,902	3,679,225
Investments in Funds, at cost	$580,140,019	$477,832,588	$—	$645,832,357	$1,057,885,969	$235,551,066	$1,548,398,253	$3,285,471,440	$1,243,365,274	$40,486,680

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/MMRS Conservative Fund - A	JNL/MMRS Growth Fund - A	JNL/MMRS Moderate Fund - A	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A	JNL/Oppenheimer Emerging Markets Innovator Fund - A	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A
Assets
Investments, at fair value (a)	$445,451,468	$51,577,436	$206,680,698	$102,044,648	$400,062,597	$4,549,021	$939,327,135	$1,111,945,657	$3,046,391,531	$1,180,388,917
Receivables:
Investments in Fund shares sold	746,378	1,491	1,007,295	65,370	215,694	127	308,831	862,872	1,531,264	1,317,585
Investment Division units sold	72,462	5,972	16,502	62,218	185,083	86	858,653	521,021	1,573,486	444,271
Total assets	446,270,308	51,584,899	207,704,495	102,172,236	400,463,374	4,549,234	940,494,619	1,113,329,550	3,049,496,281	1,182,150,773

Liabilities
Payables:
Investments in Fund shares purchased	72,462	5,972	16,502	62,218	185,083	86	858,653	521,021	1,573,486	444,271
Investment Division units redeemed	733,335	29	1,001,314	61,310	199,607	4	270,902	818,479	1,409,857	1,271,808
Insurance fees due to Jackson	13,043	1,462	5,981	4,060	16,087	123	37,929	44,393	121,407	45,777
Total liabilities	818,840	7,463	1,023,797	127,588	400,777	213	1,167,484	1,383,893	3,104,750	1,761,856
Net assets (Note 7)	$445,451,468	$51,577,436	$206,680,698	$102,044,648	$400,062,597	$4,549,021	$939,327,135	$1,111,945,657	$3,046,391,531	$1,180,388,917

(a) Investments in Funds, shares outstanding	43,458,680	5,236,288	20,709,489	8,604,102	38,320,172	535,809	66,010,340	114,162,798	253,022,552	116,754,591
Investments in Funds, at cost	$469,842,174	$54,710,498	$219,419,985	$109,950,396	$415,354,203	$4,679,243	$890,342,483	$1,333,858,090	$3,236,511,989	$1,262,786,520

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A	JNL/S&P Intrinsic Value Fund - A
Assets
Investments, at fair value (a)	$1,359,848,171	$290,871,369	$354,268,899	$153,098,079	$453,158,756	$5,961,071,462	$1,017,895,196	$2,109,657,408	$20,176,392	$889,029,313
Receivables:
Investments in Fund shares sold	575,403	264,633	198,509	98,309	282,977	3,606,281	675,061	1,336,544	15,951	628,538
Investment Division units sold	747,323	207,820	577,963	38,224	43,467	3,452,864	978,484	840,426	7,316	445,319
Total assets	1,361,170,897	291,343,822	355,045,371	153,234,612	453,485,200	5,968,130,607	1,019,548,741	2,111,834,378	20,199,659	890,103,170

Liabilities
Payables:
Investments in Fund shares purchased	747,323	207,820	577,963	38,224	43,467	3,452,864	978,484	840,426	7,316	445,319
Investment Division units redeemed	521,614	253,592	183,893	92,200	266,929	3,377,507	634,262	1,252,383	15,382	593,428
Insurance fees due to Jackson	53,789	11,041	14,616	6,109	16,048	228,774	40,799	84,161	569	35,110
Total liabilities	1,322,726	472,453	776,472	136,533	326,444	7,059,145	1,653,545	2,176,970	23,267	1,073,857
Net assets (Note 7)	$1,359,848,171	$290,871,369	$354,268,899	$153,098,079	$453,158,756	$5,961,071,462	$1,017,895,196	$2,109,657,408	$20,176,392	$889,029,313

(a) Investments in Funds, shares outstanding	236,084,752	23,457,368	35,006,808	8,683,952	47,008,170	371,637,872	66,312,391	149,727,282	2,195,472	72,044,515
Investments in Funds, at cost	$1,624,372,344	$331,191,845	$401,990,125	$143,604,679	$488,008,816	$6,045,608,361	$1,064,969,156	$2,038,246,075	$21,562,282	$1,082,935,653

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A
Assets
Investments, at fair value (a)	$1,664,641,074	$1,389,795,865	$4,587,195,037	$2,971,041,883	$5,606,996,994	$218,006,849	$477,082,076	$31,987,898	$3,513,720,842	$3,180,255,113
Receivables:
Investments in Fund shares sold	909,573	564,167	1,780,687	1,056,927	2,223,577	215,740	173,291	87,426	1,449,807	875,161
Investment Division units sold	1,008,841	208,302	1,128,716	488,445	2,609,829	175,257	6,312,488	16,788	3,473,852	2,119,503
Total assets	1,666,559,488	1,390,568,334	4,590,104,440	2,972,587,255	5,611,830,400	218,397,846	483,567,855	32,092,112	3,518,644,501	3,183,249,777

Liabilities
Payables:
Investments in Fund shares purchased	1,008,841	208,302	1,128,716	488,445	2,609,829	175,257	6,312,488	16,788	3,473,852	2,119,503
Investment Division units redeemed	843,348	507,150	1,598,688	938,097	2,000,667	207,603	154,665	86,507	1,312,492	748,797
Insurance fees due to Jackson	66,225	57,017	181,999	118,830	222,910	8,137	18,626	919	137,315	126,364
Total liabilities	1,918,414	772,469	2,909,403	1,545,372	4,833,406	390,997	6,485,779	104,214	4,923,659	2,994,664
Net assets (Note 7)	$1,664,641,074	$1,389,795,865	$4,587,195,037	$2,971,041,883	$5,606,996,994	$218,006,849	$477,082,076	$31,987,898	$3,513,720,842	$3,180,255,113

(a) Investments in Funds, shares outstanding	97,920,063	116,203,668	311,841,947	225,934,744	391,550,069	21,692,224	39,657,695	3,342,518	102,202,468	83,978,218
Investments in Funds, at cost	$1,414,550,612	$1,349,879,154	$3,933,815,915	$2,728,634,370	$4,939,756,422	$244,248,953	$562,989,133	$32,389,674	$3,179,336,748	$2,971,502,834

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow Index Fund - A
Assets
Investments, at fair value (a)	$901,709,313	$1,327,464,465	$2,962,618	$4,591,554,609	$1,489,593,582	$619,043,802	$—	$104,278,370	$908,533,027	$495,119,505
Receivables:
Investments in Fund shares sold	519,971	1,241,900	1,096	1,821,739	8,316,378	523,131	—	79,413	867,101	376,647
Investment Division units sold	1,243,783	663,067	—	3,054,174	1,965,852	234,709	—	9,603	507,080	140,111
Total assets	903,473,067	1,329,369,432	2,963,714	4,596,430,522	1,499,875,812	619,801,642	—	104,367,386	909,907,208	495,636,263

Liabilities
Payables:
Investments in Fund shares purchased	1,243,783	663,067	—	3,054,174	1,965,852	234,709	—	9,603	507,080	140,111
Investment Division units redeemed	485,137	1,190,767	1,009	1,647,211	8,258,028	498,439	—	75,254	830,998	356,503
Insurance fees due to Jackson	34,834	51,133	87	174,528	58,350	24,692	—	4,159	36,103	20,144
Total liabilities	1,763,754	1,904,967	1,096	4,875,913	10,282,230	757,840	—	89,016	1,374,181	516,758
Net assets (Note 7)	$901,709,313	$1,327,464,465	$2,962,618	$4,591,554,609	$1,489,593,582	$619,043,802	$—	$104,278,370	$908,533,027	$495,119,505

(a) Investments in Funds, shares outstanding	91,917,361	85,808,951	312,183	220,429,890	1,489,593,582	30,109,134	—	23,380,801	50,841,244	26,462,828
Investments in Funds, at cost	$916,285,833	$1,302,126,577	$3,017,136	$4,344,581,314	$1,489,593,582	$620,512,339	$—	$99,707,172	$892,857,028	$384,484,865

See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/MC Financial Sector Fund - A	JNL/MC Global 30 Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A
Assets
Investments, at fair value (a)	$656,579,776	$353,707,369	$2,840,786,231	$2,829,536,007	$—	$836,207,228	$1,103,030,194	$583,190,307	$315,207,899	$1,172,349,636
Receivables:
Investments in Fund shares sold	305,203	269,758	1,412,814	3,177,832	—	314,189	403,471	873,581	438,469	610,863
Investment Division units sold	476,574	217,194	2,821,317	864,666	—	781,121	1,152,921	508,706	369,139	815,172
Total assets	657,361,553	354,194,321	2,845,020,362	2,833,578,505	—	837,302,538	1,104,586,586	584,572,594	316,015,507	1,173,775,671

Liabilities
Payables:
Investments in Fund shares purchased	476,574	217,194	2,821,317	864,666	—	781,121	1,152,921	508,706	369,139	815,172
Investment Division units redeemed	279,205	255,447	1,301,145	3,064,129	—	281,121	359,752	849,952	426,162	564,545
Insurance fees due to Jackson	25,998	14,311	111,669	113,703	—	33,068	43,719	23,629	12,307	46,318
Total liabilities	781,777	486,952	4,234,131	4,042,498	—	1,095,310	1,556,392	1,382,287	807,608	1,426,035
Net assets (Note 7)	$656,579,776	$353,707,369	$2,840,786,231	$2,829,536,007	$—	$836,207,228	$1,103,030,194	$583,190,307	$315,207,899	$1,172,349,636

(a) Investments in Funds, shares outstanding	62,951,081	16,070,303	110,924,882	227,089,567	—	44,173,652	50,069,460	72,087,801	43,417,066	112,401,691
Investments in Funds, at cost	$635,354,566	$318,480,382	$2,552,983,418	$2,517,330,740	$—	$857,523,744	$1,472,517,033	$835,034,824	$452,034,982	$1,099,824,566
See notes to the financial statements.

Jackson National Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/MC Value Line 30 Fund - A	JNL/PPM America Total Return Fund - A
Assets
Investments, at fair value (a)	$—	$45,461,189
Receivables:
Investments in Fund shares sold	—	71,844
Investment Division units sold	—	284,353
Total assets	—	45,817,386

Liabilities
Payables:
Investments in Fund shares purchased	—	284,353
Investment Division units redeemed	—	70,152
Insurance fees due to Jackson	—	1,692
Total liabilities	—	356,197
Net assets (Note 7)	$—	$45,461,189

(a) Investments in Funds, shares outstanding	—	3,977,357
Investments in Funds, at cost	$—	46,897,451

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	CG - Alt 100 Conservative Fund (a)	CG - Alt 100 Growth Fund (a)	CG - Institutional Alt 65 Fund (a)	CG - International Conservative Fund (a)	CG - International Growth Fund (a)	CG - International Moderate Fund (a)	CG - Multi-Strategy Income Fund (a)	CG - Tactical Maximum Growth Fund (a)	CG - Tactical Moderate Growth Fund (a)	Curian Dynamic Risk Advantage - Diversified Fund (a)
Investment income
Dividends	$407,398	$1,744,263	$2,210,585	$30,990	$87,966	$115,843	$569,564	$1,359,832	$3,320,843	$1,230,379

Expenses
Asset-based charges (Note 3)	117,373	348,276	418,865	16,666	26,326	34,869	129,176	299,766	953,996	824,540
Total expenses	117,373	348,276	418,865	16,666	26,326	34,869	129,176	299,766	953,996	824,540
Net investment income (loss)	290,025	1,395,987	1,791,720	14,324	61,640	80,974	440,388	1,060,066	2,366,847	405,839

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	434,839	2,141,178	6,856,572	33,662	155,187	172,909	234,054	4,422,646	8,493,304	13,420,816
Investments	616,092	(341,156)	1,854,889	(204,913)	(62,853)	(412,954)	(244,371)	3,863,988	15,730,398	2,978,132
Net change in unrealized appreciation
(depreciation) on investments	(265,790)	66,980	(5,604,255)	181,175	236,732	452,303	198,214	(5,054,300)	(10,860,176)	(10,237,793)
Net realized and unrealized gain (loss)	785,141	1,867,002	3,107,206	9,924	329,066	212,258	187,897	3,232,334	13,363,526	6,161,155

Net increase (decrease) in net assets
from operations	$1,075,166	$3,262,989	$4,898,926	$24,248	$390,706	$293,232	$628,285	$4,292,400	$15,730,373	$6,566,994

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	Curian Dynamic Risk Advantage - Growth Fund (a)	Curian Dynamic Risk Advantage - Income Fund (a)	Curian/Aberdeen Latin America Fund (a)	Curian/Ashmore Emerging Market Small Cap Equity Fund (a)	Curian/Baring International Fixed Income Fund (a)	Curian/ CenterSquare International Real Estate Securities Fund (a)	Curian/PineBridge Merger Arbitrage Fund (a)	Curian/Schroder Emerging Europe Fund (a)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (a)	JG - Alt 100 Fund
Investment income
Dividends	$—	$4,499,582	$205	$7,832	$—	$69,554	$—	$—	$530,794	$4,986,535

Expenses
Asset-based charges (Note 3)	185,456	610,401	5,204	12,008	13,394	28,716	208,758	10,033	51,294	4,497,617
Total expenses	185,456	610,401	5,204	12,008	13,394	28,716	208,758	10,033	51,294	4,497,617
Net investment income (loss)	(185,456)	3,889,181	(4,999)	(4,176)	(13,394)	40,838	(208,758)	(10,033)	479,500	488,918

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	2,393,058	—	15,499	1,908	—	942,961	—	132,406	7,538,997
Investments	(1,102,448)	2,809,696	(405,221)	110,258	(333,939)	179,820	(1,234,851)	(511,193)	(997,527)	(31,672)
Net change in unrealized appreciation
(depreciation) on investments	3,123,663	(6,488,403)	346,022	289,643	230,235	280,738	366,004	730,486	565,536	(27,381,944)
Net realized and unrealized gain (loss)	2,021,215	(1,285,649)	(59,199)	415,400	(101,796)	460,558	74,114	219,293	(299,585)	(19,874,619)

Net increase (decrease) in net assets
from operations	$1,835,759	$2,603,532	$(64,198)	$411,224	$(115,190)	$501,396	$(134,644)	$209,260	$179,915	$(19,385,701)

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JG - Conservative Fund	JG - Equity 100 Fund	JG - Equity Income Fund (a)	JG - Fixed Income 100 Fund	JG - Growth Fund	JG - Interest Rate Opportunities Fund	JG - Maximum Growth Fund	JG - Moderate Fund	JG - Moderate Growth Fund	JG - Real Assets Fund
Investment income
Dividends	$1,357,367	$1,859,442	$649,930	$780,292	$3,125,766	$459,267	$2,490,853	$5,941,833	$9,251,651	$64,773

Expenses
Asset-based charges (Note 3)	1,268,165	840,208	490,059	692,863	2,060,301	502,953	1,917,034	3,984,306	7,484,986	107,780
Total expenses	1,268,165	840,208	490,059	692,863	2,060,301	502,953	1,917,034	3,984,306	7,484,986	107,780
Net investment income (loss)	89,202	1,019,234	159,871	87,429	1,065,465	(43,686)	573,819	1,957,527	1,766,665	(43,007)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	1,306,938	7,336,400	1,119,213	57,954	5,153,172	557,142	6,388,662	8,620,632	13,786,754	268,570
Investments	(12,047)	881,816	(1,847,597)	(506,254)	698,020	(262,525)	328,749	1,399,909	1,726,413	(405,025)
Net change in unrealized appreciation
(depreciation) on investments	(4,975,641)	(11,184,480)	(4,485,376)	(2,430,327)	(12,777,498)	(2,630,239)	(18,394,009)	(22,347,656)	(50,635,969)	(1,143,922)
Net realized and unrealized gain (loss)	(3,680,750)	(2,966,264)	(5,213,760)	(2,878,627)	(6,926,306)	(2,335,622)	(11,676,598)	(12,327,115)	(35,122,802)	(1,280,377)

Net increase (decrease) in net assets
from operations	$(3,591,548)	$(1,947,030)	$(5,053,889)	$(2,791,198)	$(5,860,841)	$(2,379,308)	$(11,102,779)	$(10,369,588)	$(33,356,137)	$(1,323,384)

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL Tactical ETF Conservative Fund	JNL Tactical ETF Growth Fund	JNL Tactical ETF Moderate Fund	JNL/American Funds Growth Fund	JNL/American Funds Global Growth Fund	JNL/AQR Risk Parity Fund	JNL/BlackRock Global Long Short Credit Fund	JNL/DFA U.S. Micro Cap Fund	JNL/DoubleLine Total Return Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Investment income
Dividends	$701,819	$1,342,806	$1,537,038	$725,540	$272,344	$9,936,566	$3,460,944	$—	$4,464,778	$2,082,107

Expenses
Asset-based charges (Note 3)	604,556	1,171,349	1,455,292	1,323,071	626,478	277,686	686,789	367,862	1,676,977	265,158
Total expenses	604,556	1,171,349	1,455,292	1,323,071	626,478	277,686	686,789	367,862	1,676,977	265,158
Net investment income (loss)	97,263	171,457	81,746	(597,531)	(354,134)	9,658,880	2,774,155	(367,862)	2,787,801	1,816,949

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	498,945	2,454,802	2,228,571	3,738,918	1,610,957	12,223,695	500,538	13,111,774	—	—
Investments	415,338	1,352,275	919,569	3,260,571	411,866	(2,129,974)	(68,943)	(437,714)	438,495	133,621
Net change in unrealized appreciation
(depreciation) on investments	(1,732,902)	(5,995,350)	(5,555,544)	(1,224,455)	(571,021)	(23,456,198)	(5,068,028)	(14,563,546)	(4,472,357)	(2,002,409)
Net realized and unrealized gain (loss)	(818,619)	(2,188,273)	(2,407,404)	5,775,034	1,451,802	(13,362,477)	(4,636,433)	(1,889,486)	(4,033,862)	(1,868,788)

Net increase (decrease) in net assets
from operations	$(721,356)	$(2,016,816)	$(2,325,658)	$5,177,503	$1,097,668	$(3,703,597)	$(1,862,278)	$(2,257,348)	$(1,246,061)	$(51,839)

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Epoch Global Shareholder Yield Fund	JNL/FAMCO Flex Core Covered Call Fund	JNL/Franklin Templeton Natural Resources Fund (a)	JNL/Lazard International Strategic Equity Fund	JNL/MC Frontier Markets 100 Index Fund	JNL/Neuberger Berman Currency Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Nicholas Convertible Arbitrage Fund	JNL/PIMCO Credit Income Fund	JNL/PPM America Long Short Credit Fund
Investment income
Dividends	$490,051	$2,238,611	$945,593	$303,999	$2,974,732	$221,470	$—	$1,160,348	$1,154,090	$543,791

Expenses
Asset-based charges (Note 3)	295,136	1,267,033	220,150	289,468	175,721	134,283	51,860	1,028,599	498,499	152,285
Total expenses	295,136	1,267,033	220,150	289,468	175,721	134,283	51,860	1,028,599	498,499	152,285
Net investment income (loss)	194,915	971,578	725,443	14,531	2,799,011	87,187	(51,860)	131,749	655,591	391,506

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	230,835	1,502,311	11,275,502	—	11,025,765	162	—	—	—	—
Investments	(174,632)	1,738,302	(30,835,614)	101,192	(2,480,743)	6,731	(552,650)	(1,017,617)	354,788	(278,516)
Net change in unrealized appreciation
(depreciation) on investments	(2,029,808)	(9,799,403)	11,803,867	(501,187)	(14,271,384)	(36,260)	(988,980)	(5,023,380)	(2,388,476)	(848,000)
Net realized and unrealized gain (loss)	(1,973,605)	(6,558,790)	(7,756,245)	(399,995)	(5,726,362)	(29,367)	(1,541,630)	(6,040,997)	(2,033,688)	(1,126,516)

Net increase (decrease) in net assets
from operations	$(1,778,690)	$(5,587,212)	$(7,030,802)	$(385,464)	$(2,927,351)	$57,820	$(1,593,490)	$(5,909,248)	$(1,378,097)	$(735,010)

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Capital Appreciation Fund	JNL/The Boston Company Equity Income Fund	JNL/The London Company Focused U.S. Equity Fund	JNL/Van Eck International Gold Fund	JNL/WCM Focused International Equity Fund	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Investment income
Dividends	$52,069	$526,411	$19,533	$916,669	$1,746	$11,829,701	$17,588,410	$29,964,299	$39,491,480	$37,430,989

Expenses
Asset-based charges (Note 3)	2,071,556	688,713	87,727	282,776	55,926	9,113,808	9,971,723	17,920,741	22,095,819	22,975,788
Total expenses	2,071,556	688,713	87,727	282,776	55,926	9,113,808	9,971,723	17,920,741	22,095,819	22,975,788
Net investment income (loss)	(2,019,487)	(162,302)	(68,194)	633,893	(54,180)	2,715,893	7,616,687	12,043,558	17,395,661	14,455,201

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	605,129	2,809,507	36,588	—	—	38,443,945	29,796,083	28,642,340	52,921,724	134,694,412
Investments	764,696	1,101,380	32,553	(3,957,318)	17,813	2,917,419	10,466,096	14,923,297	22,834,708	26,212,018
Net change in unrealized appreciation
(depreciation) on investments	4,503,186	(2,042,906)	(350,317)	(5,338,868)	84,517	(68,339,003)	(77,694,205)	(97,028,840)	(150,207,206)	(233,040,526)
Net realized and unrealized gain (loss)	5,873,011	1,867,981	(281,176)	(9,296,186)	102,330	(26,977,639)	(37,432,026)	(53,463,203)	(74,450,774)	(72,134,096)

Net increase (decrease) in net assets
from operations	$3,853,524	$1,705,679	$(349,370)	$(8,662,293)	$48,150	$(24,261,746)	$(29,815,339)	$(41,419,645)	$(57,055,113)	$(57,678,895)

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (a)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A
Investment income
Dividends	$48,318,073	$67,201,948	$—	$—	$1,851,546	$—	$11,768,489	$45,037,580	$5,706,641	$—

Expenses
Asset-based charges (Note 3)	30,436,167	43,589,507	26,858	16,077,117	8,138,702	276,551	13,774,768	26,146,626	6,530,890	6,479,523
Total expenses	30,436,167	43,589,507	26,858	16,077,117	8,138,702	276,551	13,774,768	26,146,626	6,530,890	6,479,523
Net investment income (loss)	17,881,906	23,612,441	(26,858)	(16,077,117)	(6,287,156)	(276,551)	(2,006,279)	18,890,954	(824,249)	(6,479,523)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	158,586,599	177,730,043	—	148,033,158	33,403,383	371,161	17,222,011	4,176,966	3,876,277	8,975,668
Investments	32,990,929	39,485,826	(13,359)	23,974,314	6,838,498	(78,249)	8,921,588	67,707,263	(5,783,873)	11,835,824
Net change in unrealized appreciation
(depreciation) on investments	(284,998,440)	(340,602,382)	(125,882)	(224,842,450)	(97,214,175)	(1,272,687)	(46,429,750)	(179,235,977)	(22,931,708)	(35,049,334)
Net realized and unrealized gain (loss)	(93,420,912)	(123,386,513)	(139,241)	(52,834,978)	(56,972,294)	(979,775)	(20,286,151)	(107,351,748)	(24,839,304)	(14,237,842)

Net increase (decrease) in net assets
from operations	$(75,539,006)	$(99,774,072)	$(166,099)	$(68,912,095)	$(63,259,450)	$(1,256,326)	$(22,292,430)	$(88,460,794)	$(25,663,553)	$(20,717,365)

(a) Commencement of operations April 27, 2015.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A	JNL/Brookfield Global Infrastructure and MLP Fund - A
Investment income
Dividends	$20,243,233	$8,762,570	$7,411,738	$6,486,841	$15,180,925	$71,281,822	$—	$3,674,517	$—	$12,438,366

Expenses
Asset-based charges (Note 3)	36,738,377	11,379,839	12,145,565	10,759,158	1,714,432	48,221,854	11,641,278	11,262,380	128,701	10,427,221
Total expenses	36,738,377	11,379,839	12,145,565	10,759,158	1,714,432	48,221,854	11,641,278	11,262,380	128,701	10,427,221
Net investment income (loss)	(16,495,144)	(2,617,269)	(4,733,827)	(4,272,317)	13,466,493	23,059,968	(11,641,278)	(7,587,863)	(128,701)	2,011,145

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	95,905,459	19,593,675	1,547,922	66,980,457	—	189,617,052	51,667,592	—	—	24,824,033
Investments	69,439,420	7,636,134	7,422,109	(3,176,887)	689,173	35,320,462	27,635,629	(38,619,674)	66,119	(20,275,696)
Net change in unrealized appreciation
(depreciation) on investments	(170,160,990)	(40,589,255)	(77,613,837)	(98,830,965)	(17,706,708)	(351,011,596)	(38,559,626)	(165,012,339)	523,988	(167,955,275)
Net realized and unrealized gain (loss)	(4,816,111)	(13,359,446)	(68,643,806)	(35,027,395)	(17,017,535)	(126,074,082)	40,743,595	(203,632,013)	590,107	(163,406,938)

Net increase (decrease) in net assets
from operations	$(21,311,255)	$(15,976,715)	$(73,377,633)	$(39,299,712)	$(3,551,042)	$(103,014,114)	$29,102,317	$(211,219,876)	$461,406	$(161,395,793)

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (a)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A
Investment income
Dividends	$3,371,626	$3,785,790	$15,037,536	$5,274,883	$—	$2,380,512	$3,527,944	$23,384,873	$10,524,102	$59,288,180

Expenses
Asset-based charges (Note 3)	6,732,221	6,290,317	6,834,560	8,474,625	23,634	1,819,251	5,760,944	21,925,692	7,007,879	10,096,432
Total expenses	6,732,221	6,290,317	6,834,560	8,474,625	23,634	1,819,251	5,760,944	21,925,692	7,007,879	10,096,432
Net investment income (loss)	(3,360,595)	(2,504,527)	8,202,976	(3,199,742)	(23,634)	561,261	(2,233,000)	1,459,181	3,516,223	49,191,748

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	25,594,981	—	—	21,844,559	—	2,777,983	270,013	2,307,520	11,611,380	1,953,529
Investments	11,423,982	26,634,046	(3,469,802)	19,181,099	2,555	(3,487,367)	9,996,522	49,480,222	12,019,091	(10,108,421)
Net change in unrealized appreciation
(depreciation) on investments	(47,645,710)	(21,754,649)	(29,844,836)	(61,510,003)	92,202	(23,439,100)	(37,553,242)	(164,844,329)	(64,761,203)	(81,614,655)
Net realized and unrealized gain (loss)	(10,626,747)	4,879,397	(33,314,638)	(20,484,345)	94,757	(24,148,484)	(27,286,707)	(113,056,587)	(41,130,732)	(89,769,547)

Net increase (decrease) in net assets
from operations	$(13,987,342)	$2,374,870	$(25,111,662)	$(23,684,087)	$71,123	$(23,587,223)	$(29,519,707)	$(111,597,406)	$(37,614,509)	$(40,577,799)

(a) Commencement of operations September 28, 2015.
See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A
Investment income
Dividends	$74,892,066	$4,577,588	$20,763,763	$18,262,660	$—	$4,023,188	$—	$—	$37,618,993	$13,400,872

Expenses
Asset-based charges (Note 3)	27,033,731	6,969,501	9,113,393	12,617,691	2,414,935	10,686,918	5,001,732	30,069	19,735,418	9,987,947
Total expenses	27,033,731	6,969,501	9,113,393	12,617,691	2,414,935	10,686,918	5,001,732	30,069	19,735,418	9,987,947
Net investment income (loss)	47,858,335	(2,391,913)	11,650,370	5,644,969	(2,414,935)	(6,663,730)	(5,001,732)	(30,069)	17,883,575	3,412,925

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	31,487,009	26,924,457	—	—	59,466,070	30,422,029	—	79,340,134	—
Investments	11,224,706	6,066,207	22,303,499	(4,219,881)	(13,902,054)	(6,432,300)	9,665,614	(146,507)	32,579,169	12,258,223
Net change in unrealized appreciation
(depreciation) on investments	(224,402,889)	(30,115,274)	(98,658,082)	(11,746,662)	(8,239,766)	(123,209,008)	(47,091,353)	(389,658)	(170,519,272)	(47,406,638)
Net realized and unrealized gain (loss)	(213,178,183)	7,437,942	(49,430,126)	(15,966,543)	(22,141,820)	(70,175,238)	(7,003,710)	(536,165)	(58,599,969)	(35,148,415)

Net increase (decrease) in net assets
from operations	$(165,319,848)	$5,046,029	$(37,779,756)	$(10,321,574)	$(24,556,755)	$(76,838,968)	$(12,005,442)	$(566,234)	$(40,716,394)	$(31,735,490)

(a) Commencement of operations April 27, 2015.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a)
Investment income
Dividends	$—	$1,005,224	$—	$17,719,837	$—	$16,498,866	$13,164,996	$7,648,747	$14,298,398	$352,768

Expenses
Asset-based charges (Note 3)	8,326,001	4,477,150	11,740,742	37,824,584	13,445,634	10,275,600	6,163,256	5,627,055	10,243,834	1,120,159
Total expenses	8,326,001	4,477,150	11,740,742	37,824,584	13,445,634	10,275,600	6,163,256	5,627,055	10,243,834	1,120,159
Net investment income (loss)	(8,326,001)	(3,471,926)	(11,740,742)	(20,104,747)	(13,445,634)	6,223,266	7,001,740	2,021,692	4,054,564	(767,391)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	68,116,220	8,231,902	55,036,641	131,690,879	112,044,018	—	4,268,105	9,355,254	2,126,445	19,794,382
Investments	5,372,933	14,625,348	19,955,383	28,955,255	28,097,401	(3,815,542)	(15,918,259)	14,698,966	(2,782,416)	(36,400,223)
Net change in unrealized appreciation
(depreciation) on investments	(45,707,000)	(51,428,853)	(112,032,667)	(416,854,786)	(137,027,460)	(10,997,571)	(88,341,288)	(40,214,748)	(15,673,443)	8,792,174
Net realized and unrealized gain (loss)	27,782,153	(28,571,603)	(37,040,643)	(256,208,652)	3,113,959	(14,813,113)	(99,991,442)	(16,160,528)	(16,329,414)	(7,813,667)

Net increase (decrease) in net assets
from operations	$19,456,152	$(32,043,529)	$(48,781,385)	$(276,313,399)	$(10,331,675)	$(8,589,847)	$(92,989,702)	$(14,138,836)	$(12,274,850)	$(8,581,058)

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (a)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A
Investment income
Dividends	$8,217,133	$7,159,842	$—	$12,629,797	$22,602,347	$4,412,395	$13,518,557	$51,519,944	$7,431,721	$548,623

Expenses
Asset-based charges (Note 3)	7,393,370	5,461,674	176,650	10,153,981	14,047,463	2,782,427	20,834,388	49,281,867	18,074,660	465,908
Total expenses	7,393,370	5,461,674	176,650	10,153,981	14,047,463	2,782,427	20,834,388	49,281,867	18,074,660	465,908
Net investment income (loss)	823,763	1,698,168	(176,650)	2,475,816	8,554,884	1,629,968	(7,315,831)	2,238,077	(10,642,939)	82,715

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	9,459,038	—	25,206,224	—	7,246,059	106,297,414	48,620,754	130,779,811	220,359
Investments	(12,607,848)	(5,480,031)	(1,740,731)	17,337,669	5,260,714	(555,006)	40,493,013	152,134,270	45,448,284	334,423
Net change in unrealized appreciation
(depreciation) on investments	(81,199,435)	(33,125,217)	5,342,821	(65,815,227)	(47,733,876)	(12,797,038)	(207,600,679)	(229,359,022)	(242,768,244)	(4,108,706)
Net realized and unrealized gain (loss)	(93,807,283)	(29,146,210)	3,602,090	(23,271,334)	(42,473,162)	(6,105,985)	(60,810,252)	(28,603,998)	(66,540,149)	(3,553,924)

Net increase (decrease) in net assets
from operations	$(92,983,520)	$(27,448,042)	$3,425,440	$(20,795,518)	$(33,918,278)	$(4,476,017)	$(68,126,083)	$(26,365,921)	$(77,183,088)	$(3,471,209)

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/MMRS Conservative Fund - A	JNL/MMRS Growth Fund - A	JNL/MMRS Moderate Fund - A	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A	JNL/Oppenheimer Emerging Markets Innovator Fund - A (a)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A
Investment income
Dividends	$—	$—	$—	$—	$5,689,924	$—	$7,823,224	$43,993,426	$91,597,250	$45,787,754

Expenses
Asset-based charges (Note 3)	3,536,403	426,204	1,482,914	1,440,905	5,845,194	15,449	12,729,503	18,040,002	46,294,963	16,688,756
Total expenses	3,536,403	426,204	1,482,914	1,440,905	5,845,194	15,449	12,729,503	18,040,002	46,294,963	16,688,756
Net investment income (loss)	(3,536,403)	(426,204)	(1,482,914)	(1,440,905)	(155,270)	(15,449)	(4,906,279)	25,953,424	45,302,287	29,098,998

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	—	—	4,268,522	6,218,690	—	23,606,469	—	58,012,529	—
Investments	(3,334,094)	(569,907)	(1,183,771)	6,864	1,349,123	(112,925)	27,764,494	(52,835,949)	(7,931,743)	(4,492,652)
Net change in unrealized appreciation
(depreciation) on investments	(24,699,563)	(3,247,664)	(13,147,171)	(9,686,805)	(19,106,787)	(130,222)	(44,081,223)	(27,634,805)	(128,512,106)	(58,225,182)
Net realized and unrealized gain (loss)	(28,033,657)	(3,817,571)	(14,330,942)	(5,411,419)	(11,538,974)	(243,147)	7,289,740	(80,470,754)	(78,431,320)	(62,717,834)

Net increase (decrease) in net assets
from operations	$(31,570,060)	$(4,243,775)	$(15,813,856)	$(6,852,324)	$(11,694,244)	$(258,596)	$2,383,461	$(54,517,330)	$(33,129,033)	$(33,618,836)

(a) Commencement of operations April 27, 2015.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A	JNL/S&P Intrinsic Value Fund - A
Investment income
Dividends	$90,073,546	$2,188,735	$1,856,476	$—	$27,937,442	$286,529,270	$7,276,428	$52,064,338	$147,608	$10,536,086

Expenses
Asset-based charges (Note 3)	22,765,756	4,239,707	4,695,378	2,618,956	6,467,868	76,323,846	13,536,770	31,968,382	141,269	15,138,052
Total expenses	22,765,756	4,239,707	4,695,378	2,618,956	6,467,868	76,323,846	13,536,770	31,968,382	141,269	15,138,052
Net investment income (loss)	67,307,790	(2,050,972)	(2,838,902)	(2,618,956)	21,469,574	210,205,424	(6,260,342)	20,095,956	6,339	(4,601,966)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	3,059,226	38,348,663	22,490,395	—	24,280,591	228,279,856	96,815,408	122,931,480	—	113,244,816
Investments	(70,682,017)	8,932,864	(4,570,193)	9,190,736	9,445,361	137,545,234	25,207,352	68,456,690	(131,729)	9,883,104
Net change in unrealized appreciation
(depreciation) on investments	(124,227,701)	(75,281,060)	(38,535,835)	(24,727,169)	(62,757,137)	(928,857,155)	(128,732,964)	(233,348,957)	(1,371,760)	(280,369,022)
Net realized and unrealized gain (loss)	(191,850,492)	(27,999,533)	(20,615,633)	(15,536,433)	(29,031,185)	(563,032,065)	(6,710,204)	(41,960,787)	(1,503,489)	(157,241,102)

Net increase (decrease) in net assets
from operations	$(124,542,702)	$(30,050,505)	$(23,454,535)	$(18,155,389)	$(7,561,611)	$(352,826,641)	$(12,970,546)	$(21,864,831)	$(1,497,150)	$(161,843,068)

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A
Investment income
Dividends	$—	$—	$—	$—	$—	$313,950	$6,965,092	$—	$—	$—

Expenses
Asset-based charges (Note 3)	24,006,905	22,065,687	67,538,813	45,392,665	84,717,517	2,645,234	7,934,102	258,279	39,826,095	42,537,018
Total expenses	24,006,905	22,065,687	67,538,813	45,392,665	84,717,517	2,645,234	7,934,102	258,279	39,826,095	42,537,018
Net investment income (loss)	(24,006,905)	(22,065,687)	(67,538,813)	(45,392,665)	(84,717,517)	(2,331,284)	(969,010)	(258,279)	(39,826,095)	(42,537,018)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	—	—	—	—	3,083,330	57,857,994	—	223,091,143	266,788,711
Investments	52,542,106	21,556,514	136,255,390	60,428,989	141,265,243	(2,249,589)	(3,418,369)	(61,394)	106,656,092	94,592,912
Net change in unrealized appreciation
(depreciation) on investments	(58,037,156)	(42,706,851)	(145,261,787)	(93,541,429)	(182,512,868)	(30,081,139)	(103,664,461)	(121,498)	(76,068,525)	(197,307,497)
Net realized and unrealized gain (loss)	(5,495,050)	(21,150,337)	(9,006,397)	(33,112,440)	(41,247,625)	(29,247,398)	(49,224,836)	(182,892)	253,678,710	164,074,126

Net increase (decrease) in net assets
from operations	$(29,501,955)	$(43,216,024)	$(76,545,210)	$(78,505,105)	$(125,965,142)	$(31,578,682)	$(50,193,846)	$(441,171)	$213,852,615	$121,537,108

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow Index Fund - A
Investment income
Dividends	$8,229,108	$10,617,898	$—	$55,289,048	$11,723	$9,314,653	$23,156,764	$3,974,783	$3,516,108	$—

Expenses
Asset-based charges (Note 3)	11,925,467	18,546,479	11,212	61,220,334	19,040,469	9,366,159	8,400,625	1,692,801	9,873,712	8,175,890
Total expenses	11,925,467	18,546,479	11,212	61,220,334	19,040,469	9,366,159	8,400,625	1,692,801	9,873,712	8,175,890
Net investment income (loss)	(3,696,359)	(7,928,581)	(11,212)	(5,931,286)	(19,028,746)	(51,506)	14,756,139	2,281,982	(6,357,604)	(8,175,890)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	101,886,049	—	184,243,694	5,861	67,238,803	158,113,381	3,371,486	60,684,604	—
Investments	(2,982,166)	46,233,558	(9,596)	84,853,187	—	22,545,777	(151,980,966)	4,310,343	29,278,805	47,025,010
Net change in unrealized appreciation
(depreciation) on investments	(2,907,875)	(183,188,463)	(54,518)	(369,302,738)	—	(118,999,008)	(79,618,743)	(8,542,513)	(66,757,782)	(50,672,504)
Net realized and unrealized gain (loss)	(5,890,041)	(35,068,856)	(64,114)	(100,205,857)	5,861	(29,214,428)	(73,486,328)	(860,684)	23,205,627	(3,647,494)

Net increase (decrease) in net assets
from operations	$(9,586,400)	$(42,997,437)	$(75,326)	$(106,137,143)	$(19,022,885)	$(29,265,934)	$(58,730,189)	$1,421,298	$16,848,023	$(11,823,384)

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/MC Financial Sector Fund - A	JNL/MC Global 30 Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (a)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A
Investment income
Dividends	$6,729,267	$—	$11,715,793	$79,020,696	$—	$4,284,201	$19,257,460	$7,779,506	$8,416,529	$6,432,786

Expenses
Asset-based charges (Note 3)	8,612,988	6,130,836	37,764,268	44,466,697	1,894,538	11,563,315	17,648,943	8,157,555	5,068,616	14,931,094
Total expenses	8,612,988	6,130,836	37,764,268	44,466,697	1,894,538	11,563,315	17,648,943	8,157,555	5,068,616	14,931,094
Net investment income (loss)	(1,883,721)	(6,130,836)	(26,048,475)	34,553,999	(1,894,538)	(7,279,114)	1,608,517	(378,049)	3,347,913	(8,498,308)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	30,600,545	—	104,804,227	—	—	97,092,090	32,640,393	212,512,906	121,317,190	77,810,775
Investments	25,222,172	29,273,947	108,012,960	129,475,487	86,658,872	31,627,009	(38,284,161)	(11,096,106)	(4,418,618)	42,538,572
Net change in unrealized appreciation
(depreciation) on investments	(74,526,211)	(64,223,554)	(121,622,288)	(315,049,099)	(70,013,464)	(122,014,824)	(330,544,866)	(268,302,996)	(143,719,970)	(88,434,617)
Net realized and unrealized gain (loss)	(18,703,494)	(34,949,607)	91,194,899	(185,573,612)	16,645,408	6,704,275	(336,188,634)	(66,886,196)	(26,821,398)	31,914,730

Net increase (decrease) in net assets
from operations	$(20,587,215)	$(41,080,443)	$65,146,424	$(151,019,613)	$14,750,870	$(574,839)	$(334,580,117)	$(67,264,245)	$(23,473,485)	$23,416,422

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)
Investment income
Dividends	$—	$935,444

Expenses
Asset-based charges (Note 3)	1,948,922	177,756
Total expenses	1,948,922	177,756
Net investment income (loss)	(1,948,922)	757,688

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	19,665
Investments	49,185,819	(27,477)
Net change in unrealized appreciation
(depreciation) on investments	(47,816,525)	(1,436,262)
Net realized and unrealized gain (loss)	1,369,294	(1,444,074)

Net increase (decrease) in net assets
from operations	$(579,628)	$(686,386)

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.
See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	CG - Alt 100 Conservative Fund (a)	CG - Alt 100 Growth Fund (a)	CG - Institutional Alt 65 Fund (a)	CG - International Conservative Fund (a)	CG - International Growth Fund (a)	CG - International Moderate Fund (a)	CG - Multi-Strategy Income Fund (a)	CG - Tactical Maximum Growth Fund (a)	CG - Tactical Moderate Growth Fund (a)	Curian Dynamic Risk Advantage - Diversified Fund (a)
Operations
Net investment income (loss)	$290,025	$1,395,987	$1,791,720	$14,324	$61,640	$80,974	$440,388	$1,060,066	$2,366,847	$405,839
Net realized gain (loss) on investments	1,050,931	1,800,022	8,711,461	(171,251)	92,334	(240,045)	(10,317)	8,286,634	24,223,702	16,398,948
Net change in unrealized appreciation
(depreciation) on investments	(265,790)	66,980	(5,604,255)	181,175	236,732	452,303	198,214	(5,054,300)	(10,860,176)	(10,237,793)
Net increase (decrease) in net assets
from operations	1,075,166	3,262,989	4,898,926	24,248	390,706	293,232	628,285	4,292,400	15,730,373	6,566,994

Contract transactions [1]
Purchase payments (Note 4)	3,268,188	7,631,221	5,674,014	1,237,870	722,761	1,307,742	3,220,508	4,308,130	13,990,909	14,668,420
Surrenders and terminations	(643,061)	(1,526,318)	(1,616,943)	(107,858)	(66,538)	(103,364)	(746,796)	(1,587,777)	(4,628,682)	(6,259,014)
Transfers between Investment Divisions	(37,993,122)	(113,532,591)	(133,254,689)	(5,812,769)	(8,773,820)	(11,774,437)	(40,735,195)	(99,135,643)	(312,494,659)	(259,050,015)
Contract owner charges (Note 3)	(4,646)	(33,550)	(49,212)	(264)	(1,111)	(1,508)	(14,216)	(24,512)	(91,171)	(92,055)
Net increase (decrease) in net assets from
contract transactions	(35,372,641)	(107,461,238)	(129,246,830)	(4,683,021)	(8,118,708)	(10,571,567)	(38,275,699)	(96,439,802)	(303,223,603)	(250,732,664)

Net increase (decrease) in net assets	(34,297,475)	(104,198,249)	(124,347,904)	(4,658,773)	(7,728,002)	(10,278,335)	(37,647,414)	(92,147,402)	(287,493,230)	(244,165,670)

Net assets beginning of period	34,297,475	104,198,249	124,347,904	4,658,773	7,728,002	10,278,335	37,647,414	92,147,402	287,493,230	244,165,670

Net assets end of period	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

[1] Contract unit transactions
Units Outstanding at December 31, 2014	3,443,968	10,191,728	11,019,441	493,681	797,648	1,079,686	3,864,800	7,728,797	24,365,554	23,213,843

Units Issued	397,935	939,098	655,439	203,707	115,847	163,725	592,395	479,847	1,833,769	1,959,399
Units Redeemed	(3,841,903)	(11,130,826)	(11,674,880)	(697,388)	(913,495)	(1,243,411)	(4,457,195)	(8,208,644)	(26,199,323)	(25,173,242)

Units Outstanding at December 31, 2015	—	—	—	—	—	—	—	—	—	—

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	Curian Dynamic Risk Advantage - Growth Fund (a)	Curian Dynamic Risk Advantage - Income Fund (a)	Curian/Aberdeen Latin America Fund (a)	Curian/Ashmore Emerging Market Small Cap Equity Fund (a)	Curian/Baring International Fixed Income Fund (a)	Curian/ CenterSquare International Real Estate Securities Fund (a)	Curian/PineBridge Merger Arbitrage Fund (a)	Curian/Schroder Emerging Europe Fund (a)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (a)	JG - Alt 100 Fund
Operations
Net investment income (loss)	$(185,456)	$3,889,181	$(4,999)	$(4,176)	$(13,394)	$40,838	$(208,758)	$(10,033)	$479,500	$488,918
Net realized gain (loss) on investments	(1,102,448)	5,202,754	(405,221)	125,757	(332,031)	179,820	(291,890)	(511,193)	(865,121)	7,507,325
Net change in unrealized appreciation
(depreciation) on investments	3,123,663	(6,488,403)	346,022	289,643	230,235	280,738	366,004	730,486	565,536	(27,381,944)
Net increase (decrease) in net assets
from operations	1,835,759	2,603,532	(64,198)	411,224	(115,190)	501,396	(134,644)	209,260	179,915	(19,385,701)

Contract transactions [1]
Purchase payments (Note 4)	4,858,544	14,737,730	148,500	340,649	462,788	1,638,079	2,087,074	336,646	979,617	62,174,812
Surrenders and terminations	(1,486,771)	(4,480,988)	(13,459)	(21,499)	(83,958)	(105,219)	(1,512,634)	(44,225)	(1,185,249)	(24,946,224)
Transfers between Investment Divisions	(62,719,237)	(186,613,620)	(1,698,493)	(4,084,207)	(4,155,869)	(9,587,527)	(65,832,508)	(2,920,696)	(14,917,875)	97,971,009
Contract owner charges (Note 3)	(44,578)	(53,735)	(444)	(622)	(261)	(1,377)	(18,055)	(2,058)	(1,940)	(410,114)
Net increase (decrease) in net assets from
contract transactions	(59,392,042)	(176,410,613)	(1,563,896)	(3,765,679)	(3,777,300)	(8,056,044)	(65,276,123)	(2,630,333)	(15,125,447)	134,789,483

Net increase (decrease) in net assets	(57,556,283)	(173,807,081)	(1,628,094)	(3,354,455)	(3,892,490)	(7,554,648)	(65,410,767)	(2,421,073)	(14,945,532)	115,403,782

Net assets beginning of period	57,556,283	173,807,081	1,628,094	3,354,455	3,892,490	7,554,648	65,410,767	2,421,073	14,945,532	330,092,913

Net assets end of period	$—	$—	$—	$—	$—	$—	$—	$—	$—	$445,496,695

[1] Contract unit transactions
Units Outstanding at December 31, 2014	6,376,923	15,761,871	235,196	362,779	422,742	817,055	6,716,067	325,423	1,598,506	31,304,731

Units Issued	625,953	2,029,060	93,574	151,944	149,745	267,282	320,113	222,178	285,542	21,751,519
Units Redeemed	(7,002,876)	(17,790,931)	(328,770)	(514,723)	(572,487)	(1,084,337)	(7,036,180)	(547,601)	(1,884,048)	(9,629,107)

Units Outstanding at December 31, 2015	—	—	—	—	—	—	—	—	—	43,427,143

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JG - Conservative Fund	JG - Equity 100 Fund	JG - Equity Income Fund (a)	JG - Fixed Income 100 Fund	JG - Growth Fund	JG - Interest Rate Opportunities Fund	JG - Maximum Growth Fund	JG - Moderate Fund	JG - Moderate Growth Fund	JG - Real Assets Fund
Operations
Net investment income (loss)	$89,202	$1,019,234	$159,871	$87,429	$1,065,465	$(43,686)	$573,819	$1,957,527	$1,766,665	$(43,007)
Net realized gain (loss) on investments	1,294,891	8,218,216	(728,384)	(448,300)	5,851,192	294,617	6,717,411	10,020,541	15,513,167	(136,455)
Net change in unrealized appreciation
(depreciation) on investments	(4,975,641)	(11,184,480)	(4,485,376)	(2,430,327)	(12,777,498)	(2,630,239)	(18,394,009)	(22,347,656)	(50,635,969)	(1,143,922)
Net increase (decrease) in net assets
from operations	(3,591,548)	(1,947,030)	(5,053,889)	(2,791,198)	(5,860,841)	(2,379,308)	(11,102,779)	(10,369,588)	(33,356,137)	(1,323,384)

Contract transactions [1]
Purchase payments (Note 4)	42,766,278	13,999,809	6,917,966	10,695,472	92,539,647	8,002,742	39,745,985	104,633,307	150,576,092	2,089,175
Surrenders and terminations	(10,853,587)	(4,705,781)	(3,234,974)	(6,200,349)	(6,031,758)	(3,318,299)	(5,903,668)	(24,037,513)	(36,109,235)	(506,707)
Transfers between Investment Divisions	(3,576,712)	(4,640,783)	(60,642,657)	25,830,638	3,753,547	(4,705,607)	83,446,611	(6,015,673)	255,468,140	(2,139,105)
Contract owner charges (Note 3)	(96,295)	(67,477)	(31,044)	(60,339)	(221,443)	(31,662)	(175,146)	(294,717)	(570,204)	(4,113)
Net increase (decrease) in net assets from
contract transactions	28,239,684	4,585,768	(56,990,709)	30,265,422	90,039,993	(52,826)	117,113,782	74,285,404	369,364,793	(560,750)

Net increase (decrease) in net assets	24,648,136	2,638,738	(62,044,598)	27,474,224	84,179,152	(2,432,134)	106,011,003	63,915,816	336,008,656	(1,884,134)

Net assets beginning of period	97,608,053	78,822,197	62,044,598	44,387,395	156,054,897	47,997,450	113,731,523	334,274,451	476,810,694	10,920,077

Net assets end of period	$122,256,189	$81,460,935	$—	$71,861,619	$240,234,049	$45,565,316	$219,742,526	$398,190,267	$812,819,350	$9,035,943

[1] Contract unit transactions
Units Outstanding at December 31, 2014	9,073,125	5,868,055	4,808,921	4,527,313	13,932,162	4,914,300	9,114,335	28,147,630	40,122,145	1,141,507

Units Issued	6,300,759	1,571,859	868,056	6,156,230	11,200,698	1,581,601	11,586,142	12,465,273	40,725,915	396,896
Units Redeemed	(3,687,504)	(1,236,520)	(5,676,977)	(3,116,880)	(3,300,668)	(1,590,065)	(2,672,557)	(6,270,194)	(10,813,440)	(459,943)

Units Outstanding at December 31, 2015	11,686,380	6,203,394	—	7,566,663	21,832,192	4,905,836	18,027,920	34,342,709	70,034,620	1,078,460

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL Tactical ETF Conservative Fund	JNL Tactical ETF Growth Fund	JNL Tactical ETF Moderate Fund	JNL/American Funds Global Growth Fund	JNL/American Funds Growth Fund	JNL/AQR Risk Parity Fund	JNL/BlackRock Global Long Short Credit Fund	JNL/DFA U.S. Micro Cap Fund	JNL/DoubleLine Total Return Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Operations
Net investment income (loss)	$97,263	$171,457	$81,746	$(354,134)	$(597,531)	$9,658,880	$2,774,155	$(367,862)	$2,787,801	$1,816,949
Net realized gain (loss) on investments	914,283	3,807,077	3,148,140	2,022,823	6,999,489	10,093,721	431,595	12,674,060	438,495	133,621
Net change in unrealized appreciation
(depreciation) on investments	(1,732,902)	(5,995,350)	(5,555,544)	(571,021)	(1,224,455)	(23,456,198)	(5,068,028)	(14,563,546)	(4,472,357)	(2,002,409)
Net increase (decrease) in net assets
from operations	(721,356)	(2,016,816)	(2,325,658)	1,097,668	5,177,503	(3,703,597)	(1,862,278)	(2,257,348)	(1,246,061)	(51,839)

Contract transactions [1]
Purchase payments (Note 4)	23,482,407	42,384,860	53,576,136	34,430,350	58,601,363	12,284,999	16,096,519	9,391,826	100,974,637	11,464,768
Surrenders and terminations	(3,617,471)	(4,277,369)	(7,927,548)	(2,374,871)	(4,705,089)	(1,467,585)	(5,987,697)	(1,573,746)	(9,407,405)	(1,254,800)
Transfers between Investment Divisions	10,380,253	85,129	22,524,905	26,899,425	15,503,797	(1,071,271)	5,029,823	(3,170,340)	206,411,743	9,912,693
Contract owner charges (Note 3)	(30,454)	(86,505)	(105,951)	(28,665)	(68,605)	(13,877)	(33,637)	(26,161)	(394,511)	(10,165)
Net increase (decrease) in net assets from
contract transactions	30,214,735	38,106,115	68,067,542	58,926,239	69,331,466	9,732,266	15,105,008	4,621,579	297,584,464	20,112,496

Net increase (decrease) in net assets	29,493,379	36,089,299	65,741,884	60,023,907	74,508,969	6,028,669	13,242,730	2,364,231	296,338,403	20,060,657

Net assets beginning of period	45,819,993	98,242,884	109,627,946	31,091,576	98,155,499	19,064,846	53,933,018	33,714,578	68,288,775	14,150,165

Net assets end of period	$75,313,372	$134,332,183	$175,369,830	$91,115,483	$172,664,468	$25,093,515	$67,175,748	$36,078,809	$364,627,178	$34,210,822

[1] Contract unit transactions
Units Outstanding at December 31, 2014	4,083,257	7,688,178	9,032,517	2,806,805	6,775,230	1,779,738	5,373,142	2,330,957	6,500,383	1,444,896

Units Issued	3,957,234	4,700,514	6,989,855	6,380,308	7,013,383	2,276,827	4,159,332	1,157,339	32,369,302	3,046,849
Units Redeemed	(1,273,780)	(1,766,840)	(1,447,318)	(1,394,466)	(2,475,638)	(1,418,137)	(2,678,242)	(840,575)	(4,225,467)	(1,031,536)

Units Outstanding at December 31, 2015	6,766,711	10,621,852	14,575,054	7,792,647	11,312,975	2,638,428	6,854,232	2,647,721	34,644,218	3,460,209

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Epoch Global Shareholder Yield Fund	JNL/FAMCO Flex Core Covered Call Fund	JNL/Franklin Templeton Natural Resources Fund (a)	JNL/Lazard International Strategic Equity Fund	JNL/MC Frontier Markets 100 Index Fund	JNL/Neuberger Berman Currency Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Nicholas Convertible Arbitrage Fund	JNL/PIMCO Credit Income Fund	JNL/PPM America Long Short Credit Fund
Operations
Net investment income (loss)	$194,915	$971,578	$725,443	$14,531	$2,799,011	$87,187	$(51,860)	$131,749	$655,591	$391,506
Net realized gain (loss) on investments	56,203	3,240,613	(19,560,112)	101,192	8,545,022	6,893	(552,650)	(1,017,617)	354,788	(278,516)
Net change in unrealized appreciation
(depreciation) on investments	(2,029,808)	(9,799,403)	11,803,867	(501,187)	(14,271,384)	(36,260)	(988,980)	(5,023,380)	(2,388,476)	(848,000)
Net increase (decrease) in net assets
from operations	(1,778,690)	(5,587,212)	(7,030,802)	(385,464)	(2,927,351)	57,820	(1,593,490)	(5,909,248)	(1,378,097)	(735,010)

Contract transactions [1]
Purchase payments (Note 4)	7,936,431	31,808,614	6,165,377	14,957,056	4,291,953	1,671,732	3,050,281	9,896,584	20,436,233	3,560,756
Surrenders and terminations	(1,975,232)	(7,893,795)	(988,184)	(928,244)	(1,382,954)	(655,635)	(162,467)	(5,886,245)	(3,053,095)	(1,374,945)
Transfers between Investment Divisions	(2,767,887)	(3,968,352)	(24,936,527)	15,689,105	(1,537,046)	(3,174,476)	866,277	38,794,722	9,236,842	(110,370)
Contract owner charges (Note 3)	(27,957)	(87,813)	(14,920)	(5,541)	(7,093)	(10,822)	(3,541)	(80,356)	(44,363)	(5,944)
Net increase (decrease) in net assets from
contract transactions	3,165,355	19,858,654	(19,774,254)	29,712,376	1,364,860	(2,169,201)	3,750,550	42,724,705	26,575,617	2,069,497

Net increase (decrease) in net assets	1,386,665	14,271,442	(26,805,056)	29,326,912	(1,562,491)	(2,111,381)	2,157,060	36,815,457	25,197,520	1,334,487

Net assets beginning of period	26,393,402	106,384,844	26,805,056	14,612,567	17,185,260	14,461,446	3,124,236	64,332,150	34,347,229	12,692,879

Net assets end of period	$27,780,067	$120,656,286	$—	$43,939,479	$15,622,769	$12,350,065	$5,281,296	$101,147,607	$59,544,749	$14,027,366

[1] Contract unit transactions
Units Outstanding at December 31, 2014	1,941,644	8,696,399	3,615,543	1,300,096	1,674,567	1,447,645	406,539	6,324,371	3,137,658	1,290,169

Units Issued	1,031,906	4,246,633	1,647,521	3,151,768	933,922	359,893	975,153	7,621,725	3,964,915	786,402
Units Redeemed	(800,484)	(2,647,235)	(5,263,064)	(670,887)	(800,917)	(582,015)	(455,237)	(3,594,295)	(1,533,124)	(579,515)

Units Outstanding at December 31, 2015	2,173,066	10,295,797	—	3,780,977	1,807,572	1,225,523	926,455	10,351,801	5,569,449	1,497,056

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Capital Appreciation Fund	JNL/The Boston Company Equity Income Fund	JNL/The London Company Focused U.S. Equity Fund	JNL/Van Eck International Gold Fund	JNL/WCM Focused International Equity Fund	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Operations
Net investment income (loss)	$(2,019,487)	$(162,302)	$(68,194)	$633,893	$(54,180)	$2,715,893	$7,616,687	$12,043,558	$17,395,661	$14,455,201
Net realized gain (loss) on investments	1,369,825	3,910,887	69,141	(3,957,318)	17,813	41,361,364	40,262,179	43,565,637	75,756,432	160,906,430
Net change in unrealized appreciation
(depreciation) on investments	4,503,186	(2,042,906)	(350,317)	(5,338,868)	84,517	(68,339,003)	(77,694,205)	(97,028,840)	(150,207,206)	(233,040,526)
Net increase (decrease) in net assets
from operations	3,853,524	1,705,679	(349,370)	(8,662,293)	48,150	(24,261,746)	(29,815,339)	(41,419,645)	(57,055,113)	(57,678,895)

Contract transactions [1]
Purchase payments (Note 4)	168,940,557	12,034,089	5,690,210	6,303,198	3,635,305	16,388,203	120,768,921	135,540,656	209,734,845	102,845,233
Surrenders and terminations	(9,438,897)	(4,083,146)	(258,203)	(1,458,680)	(386,984)	(43,017,275)	(30,181,868)	(65,490,277)	(68,927,450)	(78,212,094)
Transfers between Investment Divisions	130,911,245	53,963,028	(23,254)	2,290,186	1,739,501	54,103,710	10,850,522	15,204,997	68,270,397	(95,779,293)
Contract owner charges (Note 3)	(66,675)	(53,652)	(7,435)	(20,698)	(4,570)	(7,322,087)	(8,938,823)	(15,950,352)	(20,035,458)	(22,235,180)
Net increase (decrease) in net assets from
contract transactions	290,346,230	61,860,319	5,401,318	7,114,006	4,983,252	20,152,551	92,498,752	69,305,024	189,042,334	(93,381,334)

Net increase (decrease) in net assets	294,199,754	63,565,998	5,051,948	(1,548,287)	5,031,402	(4,109,195)	62,683,413	27,885,379	131,987,221	(151,060,229)

Net assets beginning of period	84,807,913	46,574,786	6,295,278	26,144,536	3,201,218	622,021,169	650,863,142	1,200,467,262	1,472,585,837	1,687,365,975

Net assets end of period	$379,007,667	$110,140,784	$11,347,226	$24,596,249	$8,232,620	$617,911,974	$713,546,555	$1,228,352,641	$1,604,573,058	$1,536,305,746

[1] Contract unit transactions
Units Outstanding at December 31, 2014	7,296,879	2,912,870	561,689	6,071,306	311,359	35,831,091	55,249,480	92,418,358	116,853,478	100,923,610

Units Issued	26,274,469	5,456,837	748,416	4,461,904	645,975	9,281,377	17,204,230	19,824,331	32,824,278	11,543,546
Units Redeemed	(2,037,140)	(1,289,019)	(273,015)	(2,670,798)	(192,844)	(8,577,784)	(9,431,600)	(14,650,301)	(18,017,744)	(17,186,109)

Units Outstanding at December 31, 2015	31,534,208	7,080,688	1,037,090	7,862,412	764,490	36,534,684	63,022,110	97,592,388	131,660,012	95,281,047

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (a)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A
Operations
Net investment income (loss)	$17,881,906	$23,612,441	$(26,858)	$(16,077,117)	$(6,287,156)	$(276,551)	$(2,006,279)	$18,890,954	$(824,249)	$(6,479,523)
Net realized gain (loss) on investments	191,577,528	217,215,869	(13,359)	172,007,472	40,241,881	292,912	26,143,599	71,884,229	(1,907,596)	20,811,492
Net change in unrealized appreciation
(depreciation) on investments	(284,998,440)	(340,602,382)	(125,882)	(224,842,450)	(97,214,175)	(1,272,687)	(46,429,750)	(179,235,977)	(22,931,708)	(35,049,334)
Net increase (decrease) in net assets
from operations	(75,539,006)	(99,774,072)	(166,099)	(68,912,095)	(63,259,450)	(1,256,326)	(22,292,430)	(88,460,794)	(25,663,553)	(20,717,365)

Contract transactions [1]
Purchase payments (Note 4)	128,112,009	184,027,415	4,403,992	98,394,212	68,504,704	14,310,675	249,497,853	320,035,067	42,946,715	78,072,407
Surrenders and terminations	(95,458,479)	(137,887,807)	(90,254)	(52,427,105)	(27,969,943)	(885,852)	(48,374,691)	(78,322,656)	(24,453,258)	(18,183,462)
Transfers between Investment Divisions	(234,493,518)	(325,445,003)	2,081,759	(59,365,022)	(47,966,738)	894,354	202,336,259	(49,232,900)	(37,103,934)	81,890,050
Contract owner charges (Note 3)	(28,754,961)	(40,282,353)	(278)	(13,170,755)	(6,346,976)	(14,960)	(11,531,647)	(22,560,149)	(5,409,136)	(5,662,507)
Net increase (decrease) in net assets from
contract transactions	(230,594,949)	(319,587,748)	6,395,219	(26,568,670)	(13,778,953)	14,304,217	391,927,774	169,919,362	(24,019,613)	136,116,488

Net increase (decrease) in net assets	(306,133,955)	(419,361,820)	6,229,120	(95,480,765)	(77,038,403)	13,047,891	369,635,344	81,458,568	(49,683,166)	115,399,123

Net assets beginning of period	2,248,151,281	3,167,812,442	—	1,096,100,961	590,902,519	18,690,010	749,736,556	1,747,476,624	467,955,526	370,904,900

Net assets end of period	$1,942,017,326	$2,748,450,622	$6,229,120	$1,000,620,196	$513,864,116	$31,737,901	$1,119,371,900	$1,828,935,192	$418,272,360	$486,304,023

[1] Contract unit transactions
Units Outstanding at December 31, 2014	131,465,268	185,952,874	—	28,001,847	31,963,880	1,831,362	62,246,690	105,559,872	44,301,428	28,755,706

Units Issued	12,190,072	19,171,059	782,331	6,113,005	7,971,278	2,260,844	45,173,200	31,684,941	8,780,180	17,924,156
Units Redeemed	(25,822,180)	(38,121,288)	(126,885)	(7,003,617)	(8,881,747)	(895,901)	(13,028,036)	(21,452,460)	(11,168,882)	(8,421,293)

Units Outstanding at December 31, 2015	117,833,160	167,002,645	655,446	27,111,235	31,053,411	3,196,305	94,391,854	115,792,353	41,912,726	38,258,569

(a) Commencement of operations April 27, 2015.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A	JNL/Brookfield Global Infrastructure and MLP Fund - A
Operations
Net investment income (loss)	$(16,495,144)	$(2,617,269)	$(4,733,827)	$(4,272,317)	$13,466,493	$23,059,968	$(11,641,278)	$(7,587,863)	$(128,701)	$2,011,145
Net realized gain (loss) on investments	165,344,879	27,229,809	8,970,031	63,803,570	689,173	224,937,514	79,303,221	(38,619,674)	66,119	4,548,337
Net change in unrealized appreciation
(depreciation) on investments	(170,160,990)	(40,589,255)	(77,613,837)	(98,830,965)	(17,706,708)	(351,011,596)	(38,559,626)	(165,012,339)	523,988	(167,955,275)
Net increase (decrease) in net assets
from operations	(21,311,255)	(15,976,715)	(73,377,633)	(39,299,712)	(3,551,042)	(103,014,114)	29,102,317	(211,219,876)	461,406	(161,395,793)

Contract transactions [1]
Purchase payments (Note 4)	681,715,263	257,168,020	204,203,420	104,529,262	45,561,577	569,343,028	114,310,130	63,127,587	8,976,410	137,007,141
Surrenders and terminations	(112,407,485)	(26,370,207)	(32,681,260)	(27,936,948)	(8,616,295)	(145,353,979)	(47,037,460)	(45,777,991)	(551,071)	(33,259,861)
Transfers between Investment Divisions	63,770,944	95,780,844	158,702,557	30,570,185	65,115,717	(36,810,731)	173,463,729	20,003,325	16,109,849	(170,131,055)
Contract owner charges (Note 3)	(30,247,593)	(10,058,598)	(9,705,055)	(9,422,062)	(274,660)	(41,038,130)	(8,892,594)	(9,169,053)	(5,166)	(7,528,152)
Net increase (decrease) in net assets from
contract transactions	602,831,129	316,520,059	320,519,662	97,740,437	101,786,339	346,140,188	231,843,805	28,183,868	24,530,022	(73,911,927)

Net increase (decrease) in net assets	581,519,874	300,543,344	247,142,029	58,440,725	98,235,297	243,126,074	260,946,122	(183,036,008)	24,991,428	(235,307,720)

Net assets beginning of period	2,316,145,307	640,593,136	679,178,639	701,140,608	99,749,786	3,274,351,419	693,280,625	843,027,945	3,303,299	853,801,352

Net assets end of period	$2,897,665,181	$941,136,480	$926,320,668	$759,581,333	$197,985,083	$3,517,477,493	$954,226,747	$659,991,937	$28,294,727	$618,493,632

[1] Contract unit transactions
Units Outstanding at December 31, 2014	141,489,304	50,702,870	56,638,167	64,512,396	8,855,498	273,649,060	17,193,000	90,487,551	336,044	54,690,829

Units Issued	59,358,073	33,931,499	39,443,127	20,483,230	11,906,653	72,463,037	9,515,177	27,122,938	2,757,386	16,822,711
Units Redeemed	(23,363,048)	(9,402,183)	(13,844,070)	(11,525,196)	(3,346,382)	(44,221,967)	(4,209,173)	(23,664,716)	(349,382)	(22,268,119)

Units Outstanding at December 31, 2015	177,484,329	75,232,186	82,237,224	73,470,430	17,415,769	301,890,130	22,499,004	93,945,773	2,744,048	49,245,421

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (a)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A
Operations
Net investment income (loss)	$(3,360,595)	$(2,504,527)	$8,202,976	$(3,199,742)	$(23,634)	$561,261	$(2,233,000)	$1,459,181	$3,516,223	$49,191,748
Net realized gain (loss) on investments	37,018,963	26,634,046	(3,469,802)	41,025,658	2,555	(709,384)	10,266,535	51,787,742	23,630,471	(8,154,892)
Net change in unrealized appreciation
(depreciation) on investments	(47,645,710)	(21,754,649)	(29,844,836)	(61,510,003)	92,202	(23,439,100)	(37,553,242)	(164,844,329)	(64,761,203)	(81,614,655)
Net increase (decrease) in net assets
from operations	(13,987,342)	2,374,870	(25,111,662)	(23,684,087)	71,123	(23,587,223)	(29,519,707)	(111,597,406)	(37,614,509)	(40,577,799)

Contract transactions [1]
Purchase payments (Note 4)	33,332,045	32,369,531	48,671,512	102,020,442	2,033,047	12,390,820	43,948,359	97,724,518	54,745,271	109,520,279
Surrenders and terminations	(31,283,089)	(25,600,159)	(27,038,427)	(30,413,780)	(106,661)	(5,890,097)	(20,888,391)	(114,743,263)	(24,913,494)	(37,938,626)
Transfers between Investment Divisions	1,889,047	17,393,508	15,006,495	4,057,351	14,150,102	(9,472,081)	(3,952,830)	(70,771,224)	(78,955,938)	(79,888,687)
Contract owner charges (Note 3)	(4,955,160)	(4,343,216)	(5,063,587)	(6,354,798)	(820)	(1,525,492)	(4,789,064)	(17,527,619)	(5,808,203)	(7,196,496)
Net increase (decrease) in net assets from
contract transactions	(1,017,157)	19,819,664	31,575,993	69,309,215	16,075,668	(4,496,850)	14,318,074	(105,317,588)	(54,932,364)	(15,503,530)

Net increase (decrease) in net assets	(15,004,499)	22,194,534	6,464,331	45,625,128	16,146,791	(28,084,073)	(15,201,633)	(216,914,994)	(92,546,873)	(56,081,329)

Net assets beginning of period	449,386,945	408,782,494	431,510,424	567,701,179	—	128,090,211	349,714,430	1,557,952,149	521,536,485	737,968,724

Net assets end of period	$434,382,446	$430,977,028	$437,974,755	$613,326,307	$16,146,791	$100,006,138	$334,512,797	$1,341,037,155	$428,989,612	$681,887,395

[1] Contract unit transactions
Units Outstanding at December 31, 2014	32,538,431	12,122,971	31,773,320	21,390,965	—	14,982,154	44,454,664	130,142,185	48,135,574	63,091,692

Units Issued	6,642,881	3,679,436	9,643,669	8,828,659	1,488,334	6,329,807	23,750,704	17,082,834	10,685,460	18,824,122
Units Redeemed	(6,871,467)	(3,263,736)	(7,592,538)	(6,386,967)	(14,993)	(7,088,670)	(22,831,884)	(26,297,856)	(16,057,978)	(20,322,076)

Units Outstanding at December 31, 2015	32,309,845	12,538,671	33,824,451	23,832,657	1,473,341	14,223,291	45,373,484	120,927,163	42,763,056	61,593,738

(a) Commencement of operations September 28, 2015.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A
Operations
Net investment income (loss)	$47,858,335	$(2,391,913)	$11,650,370	$5,644,969	$(2,414,935)	$(6,663,730)	$(5,001,732)	$(30,069)	$17,883,575	$3,412,925
Net realized gain (loss) on investments	11,224,706	37,553,216	49,227,956	(4,219,881)	(13,902,054)	53,033,770	40,087,643	(146,507)	111,919,303	12,258,223
Net change in unrealized appreciation
(depreciation) on investments	(224,402,889)	(30,115,274)	(98,658,082)	(11,746,662)	(8,239,766)	(123,209,008)	(47,091,353)	(389,658)	(170,519,272)	(47,406,638)
Net increase (decrease) in net assets
from operations	(165,319,848)	5,046,029	(37,779,756)	(10,321,574)	(24,556,755)	(76,838,968)	(12,005,442)	(566,234)	(40,716,394)	(31,735,490)

Contract transactions [1]
Purchase payments (Note 4)	203,426,792	74,425,265	54,522,050	107,766,620	6,548,853	90,498,650	60,770,307	5,683,257	198,051,763	119,226,536
Surrenders and terminations	(123,762,996)	(22,659,647)	(32,795,654)	(63,556,836)	(13,473,890)	(38,164,490)	(18,149,697)	(41,421)	(72,375,136)	(36,577,720)
Transfers between Investment Divisions	(218,147,763)	64,952,763	(20,288,504)	83,902,187	(18,287,552)	(29,673,004)	12,450,616	2,758,920	(46,279,579)	86,047,813
Contract owner charges (Note 3)	(20,573,110)	(5,447,825)	(7,360,126)	(9,550,213)	(1,751,648)	(8,756,654)	(3,913,501)	(387)	(14,989,075)	(7,439,078)
Net increase (decrease) in net assets from
contract transactions	(159,057,077)	111,270,556	(5,922,234)	118,561,758	(26,964,237)	13,904,502	51,157,725	8,400,369	64,407,973	161,257,551

Net increase (decrease) in net assets	(324,376,925)	116,316,585	(43,701,990)	108,240,184	(51,520,992)	(62,934,466)	39,152,283	7,834,135	23,691,579	129,522,061

Net assets beginning of period	1,997,943,848	424,813,687	625,966,359	774,772,895	197,206,893	718,036,413	316,098,716	—	1,284,167,861	619,284,985

Net assets end of period	$1,673,566,923	$541,130,272	$582,264,369	$883,013,079	$145,685,901	$655,101,947	$355,250,999	$7,834,135	$1,307,859,440	$748,807,046

[1] Contract unit transactions
Units Outstanding at December 31, 2014	142,444,264	43,002,479	51,539,564	30,480,079	15,557,759	35,055,336	23,729,531	—	76,820,365	30,512,443

Units Issued	26,194,032	22,572,032	8,912,373	13,756,519	1,787,039	10,141,302	12,549,587	1,183,949	30,119,969	15,349,919
Units Redeemed	(38,408,643)	(12,116,584)	(9,495,740)	(9,278,618)	(4,075,548)	(9,651,816)	(8,847,021)	(293,549)	(27,055,558)	(7,849,425)

Units Outstanding at December 31, 2015	130,229,653	53,457,927	50,956,197	34,957,980	13,269,250	35,544,822	27,432,097	890,400	79,884,776	38,012,937

(a) Commencement of operations April 27, 2015.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a)
Operations
Net investment income (loss)	$(8,326,001)	$(3,471,926)	$(11,740,742)	$(20,104,747)	$(13,445,634)	$6,223,266	$7,001,740	$2,021,692	$4,054,564	$(767,391)
Net realized gain (loss) on investments	73,489,153	22,857,250	74,992,024	160,646,134	140,141,419	(3,815,542)	(11,650,154)	24,054,220	(655,971)	(16,605,841)
Net change in unrealized appreciation
(depreciation) on investments	(45,707,000)	(51,428,853)	(112,032,667)	(416,854,786)	(137,027,460)	(10,997,571)	(88,341,288)	(40,214,748)	(15,673,443)	8,792,174
Net increase (decrease) in net assets
from operations	19,456,152	(32,043,529)	(48,781,385)	(276,313,399)	(10,331,675)	(8,589,847)	(92,989,702)	(14,138,836)	(12,274,850)	(8,581,058)

Contract transactions [1]
Purchase payments (Note 4)	58,508,448	34,774,721	189,027,823	174,857,022	188,072,803	113,758,955	15,897,372	28,702,261	114,667,575	14,567,853
Surrenders and terminations	(31,439,516)	(17,234,761)	(39,225,426)	(136,178,141)	(46,986,293)	(57,772,858)	(30,942,072)	(23,884,000)	(51,249,108)	(3,484,011)
Transfers between Investment Divisions	31,644,665	(16,691,084)	234,424,113	(374,753,795)	207,969,961	88,478,837	(18,633,246)	(9,884,141)	31,753,729	(99,747,620)
Contract owner charges (Note 3)	(6,581,931)	(3,349,664)	(8,644,029)	(31,575,909)	(9,407,569)	(7,245,723)	(4,508,054)	(4,527,985)	(6,853,370)	(891,922)
Net increase (decrease) in net assets from
contract transactions	52,131,666	(2,500,788)	375,582,481	(367,650,823)	339,648,902	137,219,211	(38,186,000)	(9,593,865)	88,318,826	(89,555,700)

Net increase (decrease) in net assets	71,587,818	(34,544,317)	326,801,096	(643,964,222)	329,317,227	128,629,364	(131,175,702)	(23,732,701)	76,043,976	(98,136,758)

Net assets beginning of period	565,049,969	311,142,610	608,506,397	2,903,055,412	740,280,882	633,095,753	492,894,638	393,768,518	652,066,839	98,136,758

Net assets end of period	$636,637,787	$276,598,293	$935,307,493	$2,259,091,190	$1,069,598,109	761,725,117	$361,718,936	$370,035,817	$728,110,815	$—

[1] Contract unit transactions
Units Outstanding at December 31, 2014	30,356,136	11,427,798	23,795,235	212,888,435	18,804,015	30,950,814	39,087,244	30,580,319	45,781,591	6,734,799

Units Issued	12,516,865	3,103,815	22,842,232	23,760,107	14,387,717	23,186,842	5,863,393	4,885,136	23,150,257	2,590,930
Units Redeemed	(9,765,229)	(3,241,631)	(9,009,027)	(51,744,436)	(6,769,463)	(16,900,106)	(9,320,642)	(5,656,874)	(17,269,927)	(9,325,729)

Units Outstanding at December 31, 2015	33,107,772	11,289,982	37,628,440	184,904,106	26,422,269	37,237,550	35,629,995	29,808,581	51,661,921	—

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (a)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A
Operations
Net investment income (loss)	$823,763	$1,698,168	$(176,650)	$2,475,816	$8,554,884	$1,629,968	$(7,315,831)	$2,238,077	$(10,642,939)	$82,715
Net realized gain (loss) on investments	(12,607,848)	3,979,007	(1,740,731)	42,543,893	5,260,714	6,691,053	146,790,427	200,755,024	176,228,095	554,782
Net change in unrealized appreciation
(depreciation) on investments	(81,199,435)	(33,125,217)	5,342,821	(65,815,227)	(47,733,876)	(12,797,038)	(207,600,679)	(229,359,022)	(242,768,244)	(4,108,706)
Net increase (decrease) in net assets
from operations	(92,983,520)	(27,448,042)	3,425,440	(20,795,518)	(33,918,278)	(4,476,017)	(68,126,083)	(26,365,921)	(77,183,088)	(3,471,209)

Contract transactions [1]
Purchase payments (Note 4)	90,252,825	92,586,971	899,347	65,895,527	172,337,458	44,099,945	231,624,810	598,002,537	168,410,828	14,386,878
Surrenders and terminations	(21,734,378)	(15,402,086)	(1,028,712)	(33,614,159)	(54,451,219)	(8,904,840)	(80,172,106)	(200,190,214)	(79,615,672)	(2,259,546)
Transfers between Investment Divisions	25,743,792	142,320,918	(44,339,057)	848,599	72,853,694	76,165,233	151,830,311	139,621,992	(2,193,213)	(11,672,759)
Contract owner charges (Note 3)	(5,837,877)	(4,140,269)	(101,322)	(8,300,434)	(9,595,072)	(2,044,633)	(14,501,302)	(34,323,456)	(11,574,377)	(24,504)
Net increase (decrease) in net assets from
contract transactions	88,424,362	215,365,534	(44,569,744)	24,829,533	181,144,861	109,315,705	288,781,713	503,110,859	75,027,566	430,069

Net increase (decrease) in net assets	(4,559,158)	187,917,492	(41,144,304)	4,034,015	147,226,583	104,839,688	220,655,630	476,744,938	(2,155,522)	(3,041,140)

Net assets beginning of period	476,725,115	245,362,210	41,144,304	681,568,328	856,844,761	115,033,729	1,279,351,644	3,229,424,582	1,179,021,383	43,475,821

Net assets end of period	$472,165,957	$433,279,702	$—	$685,602,343	$1,004,071,344	$219,873,417	$1,500,007,274	$3,706,169,520	$1,176,865,861	$40,434,681

[1] Contract unit transactions
Units Outstanding at December 31, 2014	50,802,722	17,013,160	4,290,430	51,593,680	49,800,759	7,313,844	48,283,556	179,675,003	51,330,529	3,653,620

Units Issued	26,117,821	22,424,753	405,216	9,879,711	23,204,902	12,089,348	25,452,973	75,769,136	19,345,144	2,625,210
Units Redeemed	(16,709,414)	(8,359,354)	(4,695,646)	(8,131,810)	(13,409,475)	(5,896,130)	(14,939,664)	(48,845,859)	(16,462,482)	(2,649,751)

Units Outstanding at December 31, 2015	60,211,129	31,078,559	—	53,341,581	59,596,186	13,507,062	58,796,865	206,598,280	54,213,191	3,629,079

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.
See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/MMRS Conservative Fund - A	JNL/MMRS Growth Fund - A	JNL/MMRS Moderate Fund - A	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A	JNL/Oppenheimer Emerging Markets Innovator Fund - A (a)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A
Operations
Net investment income (loss)	$(3,536,403)	$(426,204)	$(1,482,914)	$(1,440,905)	$(155,270)	$(15,449)	$(4,906,279)	$25,953,424	$45,302,287	$29,098,998
Net realized gain (loss) on investments	(3,334,094)	(569,907)	(1,183,771)	4,275,386	7,567,813	(112,925)	51,370,963	(52,835,949)	50,080,786	(4,492,652)
Net change in unrealized appreciation
(depreciation) on investments	(24,699,563)	(3,247,664)	(13,147,171)	(9,686,805)	(19,106,787)	(130,222)	(44,081,223)	(27,634,805)	(128,512,106)	(58,225,182)
Net increase (decrease) in net assets
from operations	(31,570,060)	(4,243,775)	(15,813,856)	(6,852,324)	(11,694,244)	(258,596)	2,383,461	(54,517,330)	(33,129,033)	(33,618,836)

Contract transactions [1]
Purchase payments (Note 4)	60,903,030	33,466,616	107,372,066	25,002,924	80,856,906	2,735,562	113,707,273	83,405,392	259,069,471	210,107,719
Surrenders and terminations	(24,227,383)	(1,913,122)	(5,754,248)	(4,497,862)	(20,939,296)	(31,077)	(42,934,942)	(85,509,339)	(228,455,601)	(72,649,713)
Transfers between Investment Divisions	415,706,023	6,744,681	76,967,420	4,827,472	22,726,822	2,103,372	182,988,304	(135,014,261)	(108,892,823)	(102,658,211)
Contract owner charges (Note 3)	(304,327)	(38,389)	(119,358)	(1,305,094)	(4,630,200)	(240)	(9,977,526)	(14,247,256)	(34,829,586)	(11,675,341)
Net increase (decrease) in net assets from
contract transactions	452,077,343	38,259,786	178,465,880	24,027,440	78,014,232	4,807,617	243,783,109	(151,365,464)	(113,108,539)	23,124,454

Net increase (decrease) in net assets	420,507,283	34,016,011	162,652,024	17,175,116	66,319,988	4,549,021	246,166,570	(205,882,794)	(146,237,572)	(10,494,382)

Net assets beginning of period	24,944,185	17,561,425	44,028,674	84,869,532	333,742,609	—	693,160,565	1,317,828,451	3,192,629,103	1,190,883,299

Net assets end of period	$445,451,468	$51,577,436	$206,680,698	$102,044,648	$400,062,597	$4,549,021	$939,327,135	$1,111,945,657	$3,046,391,531	$1,180,388,917

[1] Contract unit transactions
Units Outstanding at December 31, 2014	2,395,158	1,693,878	4,239,535	6,710,801	31,464,239	—	37,216,962	96,758,149	162,079,925	111,124,452

Units Issued	50,716,099	5,466,750	20,306,129	5,876,868	20,408,898	679,174	22,629,514	15,146,991	33,662,256	46,873,742
Units Redeemed	(8,867,825)	(1,832,689)	(3,467,959)	(4,033,688)	(13,168,460)	(139,769)	(10,655,634)	(26,593,695)	(40,049,202)	(44,924,506)

Units Outstanding at December 31, 2015	44,243,432	5,327,939	21,077,705	8,553,981	38,704,677	539,405	49,190,842	85,311,445	155,692,979	113,073,688

(a) Commencement of operations April 27, 2015.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A	JNL/S&P Intrinsic Value Fund - A
Operations
Net investment income (loss)	$67,307,790	$(2,050,972)	$(2,838,902)	$(2,618,956)	$21,469,574	$210,205,424	$(6,260,342)	$20,095,956	$6,339	$(4,601,966)
Net realized gain (loss) on investments	(67,622,791)	47,281,527	17,920,202	9,190,736	33,725,952	365,825,090	122,022,760	191,388,170	(131,729)	123,127,920
Net change in unrealized appreciation
(depreciation) on investments	(124,227,701)	(75,281,060)	(38,535,835)	(24,727,169)	(62,757,137)	(928,857,155)	(128,732,964)	(233,348,957)	(1,371,760)	(280,369,022)
Net increase (decrease) in net assets
from operations	(124,542,702)	(30,050,505)	(23,454,535)	(18,155,389)	(7,561,611)	(352,826,641)	(12,970,546)	(21,864,831)	(1,497,150)	(161,843,068)

Contract transactions [1]
Purchase payments (Note 4)	173,362,370	51,475,892	50,338,532	12,184,730	42,936,555	1,141,913,416	149,886,406	212,547,374	12,772,112	188,436,116
Surrenders and terminations	(103,083,634)	(15,329,757)	(16,590,872)	(13,291,691)	(31,297,442)	(253,170,351)	(45,580,741)	(120,339,216)	(1,193,173)	(50,611,699)
Transfers between Investment Divisions	(175,816,263)	(15,298,002)	148,525,556	(28,085,500)	(44,811,111)	815,408,874	168,149,257	(177,418,569)	7,630,712	(117,201,155)
Contract owner charges (Note 3)	(15,888,353)	(3,165,781)	(3,673,711)	(1,577,488)	(3,716,542)	(58,194,463)	(10,218,342)	(25,276,932)	(5,237)	(11,715,532)
Net increase (decrease) in net assets from
contract transactions	(121,425,880)	17,682,352	178,599,505	(30,769,949)	(36,888,540)	1,645,957,476	262,236,580	(110,487,343)	19,204,414	8,907,730

Net increase (decrease) in net assets	(245,968,582)	(12,368,153)	155,144,970	(48,925,338)	(44,450,151)	1,293,130,835	249,266,034	(132,352,174)	17,707,264	(152,935,338)

Net assets beginning of period	1,605,816,753	303,239,522	199,123,929	202,023,417	497,608,907	4,667,940,627	768,629,162	2,242,009,582	2,469,128	1,041,964,651

Net assets end of period	$1,359,848,171	$290,871,369	$354,268,899	$153,098,079	$453,158,756	$5,961,071,462	$1,017,895,196	$2,109,657,408	$20,176,392	$889,029,313

[1] Contract unit transactions
Units Outstanding at December 31, 2014	83,318,178	18,261,469	12,752,745	7,083,969	33,703,834	233,025,332	37,055,412	125,002,996	261,790	47,112,607

Units Issued	49,804,428	8,167,229	20,876,637	1,334,942	5,355,327	140,446,459	24,807,758	26,936,504	2,559,206	19,798,389
Units Redeemed	(56,606,025)	(7,161,452)	(9,765,889)	(2,469,966)	(7,920,715)	(56,193,817)	(12,796,765)	(33,689,440)	(612,207)	(19,765,446)

Units Outstanding at December 31, 2015	76,516,581	19,267,246	23,863,493	5,948,945	31,138,446	317,277,974	49,066,405	118,250,060	2,208,789	47,145,550

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A
Operations
Net investment income (loss)	$(24,006,905)	$(22,065,687)	$(67,538,813)	$(45,392,665)	$(84,717,517)	$(2,331,284)	$(969,010)	$(258,279)	$(39,826,095)	$(42,537,018)
Net realized gain (loss) on investments	52,542,106	21,556,514	136,255,390	60,428,989	141,265,243	833,741	54,439,625	(61,394)	329,747,235	361,381,623
Net change in unrealized appreciation
(depreciation) on investments	(58,037,156)	(42,706,851)	(145,261,787)	(93,541,429)	(182,512,868)	(30,081,139)	(103,664,461)	(121,498)	(76,068,525)	(197,307,497)
Net increase (decrease) in net assets
from operations	(29,501,955)	(43,216,024)	(76,545,210)	(78,505,105)	(125,965,142)	(31,578,682)	(50,193,846)	(441,171)	213,852,615	121,537,108

Contract transactions [1]
Purchase payments (Note 4)	216,810,587	117,413,752	457,912,198	246,342,063	433,009,508	84,156,845	78,899,496	16,167,173	468,790,029	389,643,994
Surrenders and terminations	(77,006,672)	(129,196,452)	(231,613,782)	(202,120,745)	(343,324,880)	(7,230,177)	(28,702,655)	(1,222,569)	(145,311,464)	(151,932,814)
Transfers between Investment Divisions	(20,385,743)	(46,449,708)	(109,602,940)	(105,468,387)	(169,798,498)	94,284,189	(98,960,190)	1,558,272	689,423,543	275,566,982
Contract owner charges (Note 3)	(19,105,701)	(17,625,318)	(55,701,941)	(37,600,658)	(71,177,112)	(1,695,846)	(6,064,762)	(8,414)	(28,509,427)	(33,433,635)
Net increase (decrease) in net assets from
contract transactions	100,312,471	(75,857,726)	60,993,535	(98,847,727)	(151,290,982)	169,515,011	(54,828,111)	16,494,462	984,392,681	479,844,527

Net increase (decrease) in net assets	70,810,516	(119,073,750)	(15,551,675)	(177,352,832)	(277,256,124)	137,936,329	(105,021,957)	16,053,291	1,198,245,296	601,381,635

Net assets beginning of period	1,593,830,558	1,508,869,615	4,602,746,712	3,148,394,715	5,884,253,118	80,070,520	582,104,033	15,934,607	2,315,475,546	2,578,873,478

Net assets end of period	$1,664,641,074	$1,389,795,865	$4,587,195,037	$2,971,041,883	$5,606,996,994	$218,006,849	$477,082,076	$31,987,898	$3,513,720,842	$3,180,255,113

[1] Contract unit transactions
Units Outstanding at December 31, 2014	77,401,128	111,331,862	223,764,008	208,439,562	304,432,766	7,084,138	31,338,878	1,668,246	46,744,519	33,064,191

Units Issued	17,226,237	23,186,614	37,428,371	28,318,676	37,933,781	22,187,923	12,935,486	2,610,872	28,616,445	12,171,479
Units Redeemed	(12,514,083)	(28,972,530)	(35,019,199)	(35,227,527)	(46,677,088)	(7,403,859)	(16,138,444)	(877,415)	(10,758,138)	(6,569,592)

Units Outstanding at December 31, 2015	82,113,282	105,545,946	226,173,180	201,530,711	295,689,459	21,868,202	28,135,920	3,401,703	64,602,826	38,666,078

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow Index Fund - A
Operations
Net investment income (loss)	$(3,696,359)	$(7,928,581)	$(11,212)	$(5,931,286)	$(19,028,746)	$(51,506)	$14,756,139	$2,281,982	$(6,357,604)	$(8,175,890)
Net realized gain (loss) on investments	(2,982,166)	148,119,607	(9,596)	269,096,881	5,861	89,784,580	6,132,415	7,681,829	89,963,409	47,025,010
Net change in unrealized appreciation
(depreciation) on investments	(2,907,875)	(183,188,463)	(54,518)	(369,302,738)	—	(118,999,008)	(79,618,743)	(8,542,513)	(66,757,782)	(50,672,504)
Net increase (decrease) in net assets
from operations	(9,586,400)	(42,997,437)	(75,326)	(106,137,143)	(19,022,885)	(29,265,934)	(58,730,189)	1,421,298	16,848,023	(11,823,384)

Contract transactions [1]
Purchase payments (Note 4)	196,163,854	185,084,919	1,257,756	791,953,269	758,815,238	56,605,072	29,000,107	3,770,436	115,513,100	34,881,492
Surrenders and terminations	(65,267,104)	(71,549,030)	(85,107)	(235,592,237)	(304,809,003)	(38,551,900)	(40,164,918)	(7,073,343)	(39,478,903)	(43,999,496)
Transfers between Investment Divisions	(29,032,392)	(57,095,064)	1,865,668	163,860,693	(146,559,518)	(31,433,889)	(791,531,946)	(14,948,807)	305,306,166	(59,296,789)
Contract owner charges (Note 3)	(8,689,288)	(12,705,293)	(373)	(47,405,630)	(15,406,280)	(6,728,344)	(5,513,984)	(1,236,570)	(7,345,422)	(5,278,659)
Net increase (decrease) in net assets from
contract transactions	93,175,070	43,735,532	3,037,944	672,816,095	292,040,437	(20,109,061)	(808,210,741)	(19,488,284)	373,994,941	(73,693,452)

Net increase (decrease) in net assets	83,588,670	738,095	2,962,618	566,678,952	273,017,552	(49,374,995)	(866,940,930)	(18,066,986)	390,842,964	(85,516,836)

Net assets beginning of period	818,120,643	1,326,726,370	—	4,024,875,657	1,216,576,030	668,418,797	866,940,930	122,345,356	517,690,063	580,636,341

Net assets end of period	$901,709,313	$1,327,464,465	$2,962,618	$4,591,554,609	$1,489,593,582	$619,043,802	$—	$104,278,370	$908,533,027	$495,119,505

[1] Contract unit transactions
Units Outstanding at December 31, 2014	78,980,272	52,688,070	—	100,336,882	101,006,225	21,404,706	36,505,272	15,791,833	23,442,912	38,977,200

Units Issued	48,501,211	15,411,108	362,015	32,033,664	173,917,563	3,759,649	2,759,825	2,130,820	25,686,306	7,311,367
Units Redeemed	(39,801,455)	(13,893,577)	(47,542)	(15,913,691)	(150,546,241)	(4,436,082)	(39,265,097)	(4,703,358)	(9,847,430)	(12,455,129)

Units Outstanding at December 31, 2015	87,680,028	54,205,601	314,473	116,456,855	124,377,547	20,728,273	—	13,219,295	39,281,788	33,833,438

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/MC Financial Sector Fund - A	JNL/MC Global 30 Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (a)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A
Operations
Net investment income (loss)	$(1,883,721)	$(6,130,836)	$(26,048,475)	$34,553,999	$(1,894,538)	$(7,279,114)	$1,608,517	$(378,049)	$3,347,913	$(8,498,308)
Net realized gain (loss) on investments	55,822,717	29,273,947	212,817,187	129,475,487	86,658,872	128,719,099	(5,643,768)	201,416,800	116,898,572	120,349,347
Net change in unrealized appreciation
(depreciation) on investments	(74,526,211)	(64,223,554)	(121,622,288)	(315,049,099)	(70,013,464)	(122,014,824)	(330,544,866)	(268,302,996)	(143,719,970)	(88,434,617)
Net increase (decrease) in net assets
from operations	(20,587,215)	(41,080,443)	65,146,424	(151,019,613)	14,750,870	(574,839)	(334,580,117)	(67,264,245)	(23,473,485)	23,416,422

Contract transactions [1]
Purchase payments (Note 4)	95,901,092	26,904,151	541,706,598	95,009,149	6,952,806	149,099,326	188,282,644	24,561,213	42,257,956	179,853,473
Surrenders and terminations	(34,608,233)	(40,106,155)	(139,799,223)	(324,081,587)	(11,225,085)	(43,269,525)	(67,277,346)	(50,234,489)	(19,664,057)	(54,790,111)
Transfers between Investment Divisions	66,343,118	28,313,330	499,383,103	249,051,399	(416,207,607)	(10,882,311)	189,822,114	340,286,345	(73,198,978)	132,789,403
Contract owner charges (Note 3)	(6,609,425)	(3,231,466)	(28,286,065)	(25,133,090)	(1,208,370)	(8,513,225)	(14,003,453)	(4,846,676)	(3,598,013)	(11,530,758)
Net increase (decrease) in net assets from
contract transactions	121,026,552	11,879,860	873,004,413	(5,154,129)	(421,688,256)	86,434,265	296,823,959	309,766,393	(54,203,092)	246,322,007

Net increase (decrease) in net assets	100,439,337	(29,200,583)	938,150,837	(156,173,742)	(406,937,386)	85,859,426	(37,756,158)	242,502,148	(77,676,577)	269,738,429

Net assets beginning of period	556,140,439	382,907,952	1,902,635,394	2,985,709,749	406,937,386	750,347,802	1,140,786,352	340,688,159	392,884,476	902,611,207

Net assets end of period	$656,579,776	$353,707,369	$2,840,786,231	$2,829,536,007	$—	$836,207,228	$1,103,030,194	$583,190,307	$315,207,899	$1,172,349,636

[1] Contract unit transactions
Units Outstanding at December 31, 2014	46,590,373	20,132,283	74,574,211	168,380,622	30,605,314	34,744,625	31,703,470	21,742,439	24,281,279	81,457,825

Units Issued	27,729,771	8,487,983	54,820,706	39,638,526	2,085,963	17,493,608	17,486,905	31,523,933	6,037,423	46,559,329
Units Redeemed	(18,212,513)	(8,100,515)	(24,072,858)	(41,507,017)	(32,691,277)	(13,675,600)	(8,873,473)	(12,164,836)	(9,557,225)	(25,798,761)

Units Outstanding at December 31, 2015	56,107,631	20,519,751	105,322,059	166,512,131	—	38,562,633	40,316,902	41,101,536	20,761,477	102,218,393

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)
Operations
Net investment income (loss)	$(1,948,922)	$757,688
Net realized gain (loss) on investments	49,185,819	(7,812)
Net change in unrealized appreciation
(depreciation) on investments	(47,816,525)	(1,436,262)
Net increase (decrease) in net assets
from operations	(579,628)	(686,386)

Contract transactions [1]
Purchase payments (Note 4)	6,912,764	17,498,647
Surrenders and terminations	(13,902,683)	(607,848)
Transfers between Investment Divisions	(423,474,893)	29,368,861
Contract owner charges (Note 3)	(1,055,544)	(112,085)
Net increase (decrease) in net assets from
contract transactions	(431,520,356)	46,147,575

Net increase (decrease) in net assets	(432,099,984)	45,461,189

Net assets beginning of period	432,099,984	—

Net assets end of period	$—	$45,461,189

[1] Contract unit transactions
Units Outstanding at December 31, 2014	29,824,486	—

Units Issued	1,487,866	3,146,254
Units Redeemed	(31,312,352)	(241,388)

Units Outstanding at December 31, 2015	—	2,904,866

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	CG - Alt 100 Conservative Fund	CG - Alt 100 Growth Fund	CG - Alt 100 Moderate Fund	CG - Conservative Fund	CG - Equity 100 Fund	CG - Equity Income Fund	CG - Fixed Income 100 Fund	CG - Growth Fund	CG - Institutional Alt 65 Fund	CG - Interest Rate Opportunities Fund
Operations
Net investment income (loss)	$(135,873)	$(148,001)	$121,192	$(189,986)	$(292,570)	$1,490,563	$141,294	$(565,355)	$(263,347)	$237,966
Net realized gain (loss) on investments	142,524	209,188	6,517,396	901,431	4,357,942	1,803,633	105,302	1,083,633	3,005,827	304,156
Net change in unrealized appreciation
(depreciation) on investments	59,144	(979,662)	(4,139,034)	499,315	(1,385,167)	262,061	(231,400)	1,668,014	(1,218,150)	(889,360)
Net increase (decrease) in net assets
from operations	65,795	(918,475)	2,499,554	1,210,760	2,680,205	3,556,257	15,196	2,186,292	1,524,330	(347,238)

Contract transactions [1]
Purchase payments (Note 4)	18,458,822	58,151,007	90,262,414	52,478,514	30,814,530	15,583,548	19,467,424	111,875,238	27,125,728	20,956,828
Surrenders and terminations	(1,153,691)	(1,801,063)	(11,220,851)	(5,509,675)	(3,121,159)	(3,098,758)	(3,319,356)	(2,589,065)	(5,272,974)	(1,861,534)
Transfers between Investment Divisions	(798,440)	11,740,158	(26,491,719)	(5,767,074)	(768,116)	2,855,588	6,185,921	814,870	(6,341,736)	326,039
Contract owner charges (Note 3)	(13,516)	(43,765)	(216,323)	(59,891)	(45,545)	(44,404)	(20,838)	(48,356)	(83,713)	(14,894)
Net increase (decrease) in net assets from
contract transactions	16,493,175	68,046,337	52,333,521	41,141,874	26,879,710	15,295,974	22,313,151	110,052,687	15,427,305	19,406,439

Net increase (decrease) in net assets	16,558,970	67,127,862	54,833,075	42,352,634	29,559,915	18,852,231	22,328,347	112,238,979	16,951,635	19,059,201

Net assets beginning of period	17,738,505	37,070,387	275,259,838	55,255,419	49,262,282	43,192,367	22,059,048	43,815,918	107,396,269	28,938,249

Net assets end of period	$34,297,475	$104,198,249	$330,092,913	$97,608,053	$78,822,197	$62,044,598	$44,387,395	$156,054,897	$124,347,904	$47,997,450

[1] Contract unit transactions
Units Outstanding at December 31, 2013	1,786,805	3,667,273	26,425,130	5,267,640	3,805,968	3,598,785	2,275,015	4,032,811	9,661,615	2,962,394

Units Issued	2,385,589	7,121,465	9,227,898	5,853,009	2,890,950	1,743,612	3,006,173	11,075,341	2,848,870	2,899,431
Units Redeemed	(728,426)	(597,010)	(4,348,297)	(2,047,524)	(828,863)	(533,476)	(753,875)	(1,175,990)	(1,491,044)	(947,525)

Units Outstanding at December 31, 2014	3,443,968	10,191,728	31,304,731	9,073,125	5,868,055	4,808,921	4,527,313	13,932,162	11,019,441	4,914,300

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	CG - International Conservative Fund	CG - International Growth Fund	CG - International Moderate Fund	CG - Maximum Growth Fund	CG - Moderate Fund	CG - Moderate Growth Fund	CG - Multi-Strategy Income Fund	CG - Real Assets Fund	CG - Tactical Maximum Growth Fund	CG - Tactical Moderate Growth Fund
Operations
Net investment income (loss)	$(1,121)	$(20,277)	$4,342	$(337,832)	$(756,097)	$(1,251,024)	$172,480	$6,458	$(382,731)	$(450,873)
Net realized gain (loss) on investments	12,859	72,375	83,813	4,715,045	8,813,937	10,658,084	227,721	7,749	4,463,350	14,676,145
Net change in unrealized appreciation
(depreciation) on investments	(210,315)	(423,192)	(559,612)	(1,674,601)	(3,011,335)	(354,980)	(407,987)	(762,068)	(1,930,116)	(5,731,616)
Net increase (decrease) in net assets
from operations	(198,577)	(371,094)	(471,457)	2,702,612	5,046,505	9,052,080	(7,786)	(747,861)	2,150,503	8,493,656

Contract transactions [1]
Purchase payments (Note 4)	3,258,949	4,097,455	6,434,655	47,788,908	170,983,799	210,284,455	16,679,898	6,141,171	30,844,266	69,385,409
Surrenders and terminations	(173,086)	(181,361)	(319,238)	(2,822,886)	(15,255,870)	(13,697,675)	(1,685,273)	(309,955)	(1,942,433)	(11,390,176)
Transfers between Investment Divisions	(70,623)	(334,513)	(185,336)	587,003	1,559,738	18,438,299	2,464,282	840,689	(4,986,138)	(6,988,130)
Contract owner charges (Note 3)	(1,910)	(6,088)	(5,000)	(75,033)	(118,375)	(255,186)	(11,006)	(2,571)	(57,845)	(195,288)
Net increase (decrease) in net assets from
contract transactions	3,013,330	3,575,493	5,925,081	45,477,992	157,169,292	214,769,893	17,447,901	6,669,334	23,857,850	50,811,815

Net increase (decrease) in net assets	2,814,753	3,204,399	5,453,624	48,180,604	162,215,797	223,821,973	17,440,115	5,921,473	26,008,353	59,305,471

Net assets beginning of period	1,844,020	4,523,603	4,824,711	65,550,919	172,058,654	252,988,721	20,207,299	4,998,604	66,139,049	228,187,759

Net assets end of period	$4,658,773	$7,728,002	$10,278,335	$113,731,523	$334,274,451	$476,810,694	$37,647,414	$10,920,077	$92,147,402	$287,493,230

[1] Contract unit transactions
Units Outstanding at December 31, 2013	189,390	447,087	485,431	5,422,389	14,869,737	21,931,887	2,091,877	508,538	5,698,163	19,989,081

Units Issued	361,686	540,081	834,197	4,558,371	16,285,102	20,850,285	2,283,619	995,148	3,012,741	6,979,085
Units Redeemed	(57,395)	(189,520)	(239,942)	(866,425)	(3,007,209)	(2,660,027)	(510,696)	(362,179)	(982,107)	(2,602,612)

Units Outstanding at December 31, 2014	493,681	797,648	1,079,686	9,114,335	28,147,630	40,122,145	3,864,800	1,141,507	7,728,797	24,365,554

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian Dynamic Risk Advantage - Diversified Fund	Curian Dynamic Risk Advantage - Growth Fund	Curian Dynamic Risk Advantage - Income Fund	Curian Focused International Equity Fund	Curian Focused U.S. Equity Fund	Curian Long Short Credit Fund	Curian Tactical Advantage 35 Fund	Curian Tactical Advantage 60 Fund	Curian Tactical Advantage 75 Fund	Curian/Aberdeen Latin America Fund
Operations
Net investment income (loss)	$(2,512,953)	$(594,313)	$1,454,156	$(18,645)	$(37,844)	$109,528	$(85,239)	$(336,803)	$(317,950)	$2,004
Net realized gain (loss) on investments	1,795,343	(497,359)	3,073,298	3,019	(16,055)	220,134	1,527,215	4,695,306	5,464,748	(138,780)
Net change in unrealized appreciation
(depreciation) on investments	9,853,467	(2,004,531)	5,783,050	(46,970)	63,147	(754,555)	(296,842)	(881,337)	(2,049,979)	(270,573)
Net increase (decrease) in net assets
from operations	9,135,857	(3,096,203)	10,310,504	(62,596)	9,248	(424,893)	1,145,134	3,477,166	3,096,819	(407,349)

Contract transactions [1]
Purchase payments (Note 4)	58,114,563	22,156,448	38,163,738	2,396,018	4,025,071	7,345,782	15,235,071	35,185,757	35,972,741	1,131,758
Surrenders and terminations	(15,420,552)	(2,937,055)	(11,881,178)	(34,058)	(48,099)	(1,044,149)	(2,423,249)	(6,335,173)	(5,033,458)	(65,252)
Transfers between Investment Divisions	(46,148,520)	(13,997,817)	(11,720,614)	477,790	1,772,408	1,241,989	(848,835)	(2,860,049)	(6,295,854)	(246,048)
Contract owner charges (Note 3)	(215,613)	(58,573)	(129,035)	(469)	(1,139)	(2,097)	(20,174)	(74,336)	(78,782)	(936)
Net increase (decrease) in net assets from
contract transactions	(3,670,122)	5,163,003	14,432,911	2,839,281	5,748,241	7,541,525	11,942,813	25,916,199	24,564,647	819,522

Net increase (decrease) in net assets	5,465,735	2,066,800	24,743,415	2,776,685	5,757,489	7,116,632	13,087,947	29,393,365	27,661,466	412,173

Net assets beginning of period	238,699,935	55,489,483	149,063,666	424,533	537,789	5,576,247	32,732,046	80,234,581	70,581,418	1,215,921

Net assets end of period	$244,165,670	$57,556,283	$173,807,081	$3,201,218	$6,295,278	$12,692,879	$45,819,993	$109,627,946	$98,242,884	$1,628,094

[1] Contract unit transactions
Units Outstanding at December 31, 2013	23,617,733	5,830,292	14,465,574	40,481	49,184	552,471	3,001,678	6,836,993	5,718,342	146,989

Units Issued	5,998,529	2,661,671	4,414,911	301,380	629,026	1,035,459	1,715,644	3,386,048	3,345,366	523,170
Units Redeemed	(6,402,419)	(2,115,040)	(3,118,614)	(30,502)	(116,521)	(297,761)	(634,065)	(1,190,524)	(1,375,530)	(434,963)

Units Outstanding at December 31, 2014	23,213,843	6,376,923	15,761,871	311,359	561,689	1,290,169	4,083,257	9,032,517	7,688,178	235,196

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian/American Funds Global Growth Fund	Curian/American Funds Growth Fund	Curian/AQR Risk Parity Fund	Curian/Ashmore Emerging Market Small Cap Equity Fund	Curian/Baring International Fixed Income Fund	Curian/BlackRock Global Long Short Credit Fund	Curian/CenterSquare International Real Estate Securities Fund	Curian/DFA U.S. Micro Cap Fund	Curian/DoubleLine Total Return Fund	Curian/Eaton Vance Global Macro Absolute Return Advantage Fund
Operations
Net investment income (loss)	$(143,383)	$(518,624)	$(96,118)	$(27,184)	$(30,791)	$(433,466)	$174,481	$(261,902)	$(135,853)	$(113,502)
Net realized gain (loss) on investments	102,986	1,872,016	689,341	43,087	(10,464)	234,217	27,881	2,900,524	160,310	52,090
Net change in unrealized appreciation
(depreciation) on investments	452,107	3,596,437	(737,805)	(364,085)	(213,694)	(145,718)	(288,883)	(2,045,481)	1,077,960	476,459
Net increase (decrease) in net assets
from operations	411,710	4,949,829	(144,582)	(348,182)	(254,949)	(344,967)	(86,521)	593,141	1,102,417	415,047

Contract transactions [1]
Purchase payments (Note 4)	22,954,913	42,391,896	10,588,444	1,832,658	3,413,076	31,529,505	4,176,641	15,816,707	41,504,088	5,261,188
Surrenders and terminations	(522,581)	(2,193,035)	(422,495)	(90,963)	(83,692)	(2,515,556)	(203,110)	(729,327)	(1,838,942)	(422,125)
Transfers between Investment Divisions	3,187,633	7,822,866	7,698,645	435,129	(391,689)	2,963,461	606,040	1,856,674	22,375,607	1,447,954
Contract owner charges (Note 3)	(2,920)	(29,810)	(3,186)	(1,295)	(579)	(7,721)	(2,104)	(11,101)	(21,559)	(3,344)
Net increase (decrease) in net assets from
contract transactions	25,617,045	47,991,917	17,861,408	2,175,529	2,937,116	31,969,689	4,577,467	16,932,953	62,019,194	6,283,673

Net increase (decrease) in net assets	26,028,755	52,941,746	17,716,826	1,827,347	2,682,167	31,624,722	4,490,946	17,526,094	63,121,611	6,698,720

Net assets beginning of period	5,062,821	45,213,753	1,348,020	1,527,108	1,210,323	22,308,296	3,063,702	16,188,484	5,167,164	7,451,445

Net assets end of period	$31,091,576	$98,155,499	$19,064,846	$3,354,455	$3,892,490	$53,933,018	$7,554,648	$33,714,578	$68,288,775	$14,150,165

[1] Contract unit transactions
Units Outstanding at December 31, 2013	461,640	3,335,385	134,410	147,852	126,678	2,224,900	330,504	1,130,300	518,337	788,584

Units Issued	2,584,492	4,119,541	1,967,260	282,155	521,827	4,207,713	715,539	1,644,233	6,494,658	927,807
Units Redeemed	(239,327)	(679,696)	(321,932)	(67,228)	(225,763)	(1,059,471)	(228,988)	(443,576)	(512,612)	(271,495)

Units Outstanding at December 31, 2014	2,806,805	6,775,230	1,779,738	362,779	422,742	5,373,142	817,055	2,330,957	6,500,383	1,444,896

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian/Epoch Global Shareholder Yield Fund	Curian/FAMCO Flex Core Covered Call Fund	Curian/Franklin Templeton Frontier Markets Fund	Curian/Franklin Templeton Natural Resources Fund	Curian/Lazard International Strategic Equity Fund	Curian/Neuberger Berman Currency Fund	Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund(a)	Curian/Nicholas Convertible Arbitrage Fund	Curian/PIMCO Credit Income Fund	Curian/PineBridge Merger Arbitrage Fund
Operations
Net investment income (loss)	$(224,763)	$(843,364)	$487,540	$(277,563)	$(100,821)	$(136,699)	$(12,842)	$(108,725)	$(244,515)	$(707,764)
Net realized gain (loss) on investments	495,748	980,101	1,384,249	5,554,508	42,335	12,964	(70,251)	1,213,219	110,251	(153,863)
Net change in unrealized appreciation
(depreciation) on investments	489,526	6,284,390	(5,146,496)	(12,892,044)	(312,742)	400,040	(543,308)	(2,966,806)	1,502,020	(255,976)
Net increase (decrease) in net assets
from operations	760,511	6,421,127	(3,274,707)	(7,615,099)	(371,228)	276,305	(626,401)	(1,862,312)	1,367,756	(1,117,603)

Contract transactions [1]
Purchase payments (Note 4)	10,162,070	38,895,411	10,243,361	14,195,074	8,844,246	3,382,445	2,423,627	19,203,781	12,867,360	20,947,077
Surrenders and terminations	(953,212)	(3,853,037)	(373,382)	(949,844)	(188,281)	(601,463)	(45,062)	(2,879,747)	(1,325,016)	(3,952,746)
Transfers between Investment Divisions	841,313	5,723,646	71,116	1,894,681	2,892,025	426,624	1,372,107	9,414,558	2,053,236	(14,257,575)
Contract owner charges (Note 3)	(7,501)	(31,541)	(4,821)	(14,234)	(2,280)	(6,130)	(35)	(28,305)	(11,583)	(34,647)
Net increase (decrease) in net assets from
contract transactions	10,042,670	40,734,479	9,936,274	15,125,677	11,545,710	3,201,476	3,750,637	25,710,287	13,583,997	2,702,109

Net increase (decrease) in net assets	10,803,181	47,155,606	6,661,567	7,510,578	11,174,482	3,477,781	3,124,236	23,847,975	14,951,753	1,584,506

Net assets beginning of period	15,590,221	59,229,238	10,523,693	19,294,478	3,438,085	10,983,665	—	40,484,175	19,395,476	63,826,261

Net assets end of period	$26,393,402	$106,384,844	$17,185,260	$26,805,056	$14,612,567	$14,461,446	$3,124,236	$64,332,150	$34,347,229	$65,410,767

[1] Contract unit transactions
Units Outstanding at December 31, 2013	1,203,658	5,215,087	863,084	2,045,134	298,490	1,124,211	—	3,896,661	1,886,848	6,448,094

Units Issued	1,111,949	4,276,570	1,235,223	2,281,131	1,166,793	675,744	539,335	3,920,432	1,754,054	2,414,998
Units Redeemed	(373,963)	(795,258)	(423,740)	(710,722)	(165,187)	(352,310)	(132,796)	(1,492,722)	(503,244)	(2,147,025)

Units Outstanding at December 31, 2014	1,941,644	8,696,399	1,674,567	3,615,543	1,300,096	1,447,645	406,539	6,324,371	3,137,658	6,716,067

(a) Commencement of operations April 28, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian/Schroder Emerging Europe Fund	Curian/T. Rowe Price Capital Appreciation Fund	Curian/The Boston Company Equity Income Fund	Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund(a)	Curian/UBS Global Long Short Fixed Income Opportunities Fund	Curian/Van Eck International Gold Fund	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Operations
Net investment income (loss)	$53,706	$49,915	$(363,036)	$(60,568)	$(136,859)	$(172,189)	$1,004,638	$8,587,035	$5,919,691	$4,656,192
Net realized gain (loss) on investments	(180,098)	2,386,654	2,029,564	(367,190)	(74,340)	(1,400,459)	35,338,405	72,004,152	89,988,583	51,504,477
Net change in unrealized appreciation
(depreciation) on investments	(727,729)	1,893,127	1,950,768	(33,342)	(544,540)	(3,825,012)	(15,657,034)	(38,925,580)	(47,813,859)	(43,403,284)
Net increase (decrease) in net assets
from operations	(854,121)	4,329,696	3,617,296	(461,100)	(755,739)	(5,397,660)	20,686,009	41,665,607	48,094,415	12,757,385

Contract transactions [1]
Purchase payments (Note 4)	1,815,860	49,743,859	15,641,768	1,433,405	8,575,139	12,286,769	127,471,079	156,910,460	225,264,551	139,720,901
Surrenders and terminations	(166,843)	(1,589,714)	(1,711,981)	(224,552)	(1,006,219)	(845,335)	(19,945,389)	(60,131,639)	(50,941,800)	(65,769,149)
Transfers between Investment Divisions	88,168	23,110,487	697,369	(19,169,827)	437,934	8,829,775	8,043,241	48,407,810	49,739,057	(75,210,067)
Contract owner charges (Note 3)	(976)	(14,843)	(12,098)	(2,242)	(25,123)	(20,236)	(7,105,090)	(13,217,379)	(16,305,779)	(21,666,019)
Net increase (decrease) in net assets from
contract transactions	1,736,209	71,249,789	14,615,058	(17,963,216)	7,981,731	20,250,973	108,463,841	131,969,252	207,756,029	(22,924,334)

Net increase (decrease) in net assets	882,088	75,579,485	18,232,354	(18,424,316)	7,225,992	14,853,313	129,149,850	173,634,859	255,850,444	(10,166,949)

Net assets beginning of period	1,538,985	9,228,428	28,342,432	18,424,316	7,719,540	11,291,223	521,713,292	1,026,832,403	1,216,735,393	1,697,532,924

Net assets end of period	$2,421,073	$84,807,913	$46,574,786	$—	$14,945,532	$26,144,536	$650,863,142	$1,200,467,262	$1,472,585,837	$1,687,365,975

[1] Contract unit transactions
Units Outstanding at December 31, 2013	148,995	877,948	1,948,410	1,865,063	780,745	2,435,614	45,866,327	82,175,928	100,110,377	102,360,408

Units Issued	447,096	6,755,232	1,394,055	172,822	1,244,050	5,103,405	14,939,756	18,113,522	25,474,371	10,161,234
Units Redeemed	(270,668)	(336,301)	(429,595)	(2,037,885)	(426,289)	(1,467,713)	(5,556,603)	(7,871,092)	(8,731,270)	(11,598,032)

Units Outstanding at December 31, 2014	325,423	7,296,879	2,912,870	—	1,598,506	6,071,306	55,249,480	92,418,358	116,853,478	100,923,610

(a) The period is from January 1, 2014 through the date the Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund was acquired by Curian/Nicholas Convertible Arbitrage Fund on April 28, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Institutional Alt 65 Fund - A	JNL/ AllianceBernstein Dynamic Asset Allocation Fund - A (a)	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds Growth-Income Fund - A
Operations
Net investment income (loss)	$3,524,823	$366,328	$(204,381)	$21,141	$(2,620,537)	$(4,412,536)	$(7,297,287)	$(4,439,867)	$(3,519,769)	$(14,485,869)
Net realized gain (loss) on investments	71,720,725	93,977,762	30,674,683	64,020	9,485,659	49,322,682	2,836,280	16,836,640	9,774,418	80,254,148
Net change in unrealized appreciation
(depreciation) on investments	(65,352,079)	(83,789,059)	(28,104,699)	(92,567)	7,629,027	131,264,727	951,192	(13,848,057)	4,770,307	95,926,694
Net increase (decrease) in net assets
from operations	9,893,469	10,555,031	2,365,603	(7,406)	14,494,149	176,174,873	(3,509,815)	(1,451,284)	11,024,956	161,694,973

Contract transactions [1]
Purchase payments (Note 4)	188,195,227	318,854,385	(60,000)	15,405,310	220,345,588	272,957,153	54,083,932	66,930,595	210,918,445	549,017,858
Surrenders and terminations	(98,547,480)	(133,467,226)	(40,966,302)	(211,260)	(24,915,268)	(54,688,870)	(24,354,768)	(13,791,654)	(16,718,006)	(75,229,330)
Transfers between Investment Divisions	(137,482,673)	(184,751,670)	(77,829,882)	3,504,077	107,437,687	224,322,858	14,128,682	7,381,217	83,896,753	140,639,543
Contract owner charges (Note 3)	(29,173,811)	(40,586,361)	(8,236,648)	(711)	(6,935,778)	(16,352,044)	(5,478,787)	(4,242,229)	(6,218,217)	(21,302,984)
Net increase (decrease) in net assets from
contract transactions	(77,008,737)	(39,950,872)	(127,092,832)	18,697,416	295,932,229	426,239,097	38,379,059	56,277,929	271,878,975	593,125,087

Net increase (decrease) in net assets	(67,115,268)	(29,395,841)	(124,727,229)	18,690,010	310,426,378	602,413,970	34,869,244	54,826,645	282,903,931	754,820,060

Net assets beginning of period	2,315,266,549	3,197,208,283	746,748,398	—	439,310,178	1,145,062,654	433,086,282	316,078,255	357,689,205	1,561,325,247

Net assets end of period	$2,248,151,281	$3,167,812,442	$622,021,169	$18,690,010	$749,736,556	$1,747,476,624	$467,955,526	$370,904,900	$640,593,136	$2,316,145,307

[1] Contract unit transactions
Units Outstanding at December 31, 2013	136,061,378	188,513,109	43,102,690	—	37,487,069	78,386,378	40,893,421	24,614,194	29,047,750	103,723,182

Units Issued	12,509,362	21,809,873	110,892	2,054,661	29,139,277	33,748,738	13,481,806	9,546,090	25,656,664	47,053,705
Units Redeemed	(17,105,472)	(24,370,108)	(7,382,491)	(223,299)	(4,379,656)	(6,575,244)	(10,073,799)	(5,404,578)	(4,001,544)	(9,287,583)

Units Outstanding at December 31, 2014	131,465,268	185,952,874	35,831,091	1,831,362	62,246,690	105,559,872	44,301,428	28,755,706	50,702,870	141,489,304

(a) Commencement of operations April 28, 2014.
See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Commodity Securities Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (a)	JNL/Brookfield Global Infrastructure and MLP Fund - A	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A
Operations
Net investment income (loss)	$(4,089,841)	$(4,344,063)	$1,407,788	$(14,740,005)	$(20,885,144)	$(9,212,767)	$(5,635)	$(4,281,408)	$(2,716,193)	$(2,929,967)
Net realized gain (loss) on investments	14,306,600	13,574,457	5,499,955	18,908,989	115,008,057	78,302,659	296	38,103,517	12,605,273	17,024,856
Net change in unrealized appreciation
(depreciation) on investments	(40,374,560)	(82,338,265)	989,358	(161,723,676)	(84,149,029)	(23,727,052)	36,118	(27,474,360)	(14,144,073)	(10,816,433)
Net increase (decrease) in net assets
from operations	(30,157,801)	(73,107,871)	7,897,101	(157,554,692)	9,973,884	45,362,840	30,779	6,347,749	(4,254,993)	3,278,456

Contract transactions [1]
Purchase payments (Note 4)	142,941,197	123,217,259	24,615,480	107,151,960	708,837,551	79,386,832	1,026,937	215,777,106	37,519,676	25,050,136
Surrenders and terminations	(19,520,285)	(22,958,137)	(4,067,788)	(53,936,263)	(108,203,057)	(38,270,996)	(60,361)	(25,238,781)	(29,971,042)	(25,893,744)
Transfers between Investment Divisions	61,124,610	64,396,462	(4,357,251)	(1,300,205)	62,744,635	16,029,405	2,305,978	267,307,743	(9,763,546)	7,358,942
Contract owner charges (Note 3)	(6,829,598)	(8,110,690)	(36,436)	(10,609,031)	(34,572,232)	(6,198,353)	(34)	(5,754,759)	(4,400,064)	(3,713,441)
Net increase (decrease) in net assets from
contract transactions	177,715,924	156,544,894	16,154,005	41,306,461	628,806,897	50,946,888	3,272,520	452,091,309	(6,614,976)	2,801,893

Net increase (decrease) in net assets	147,558,123	83,437,023	24,051,106	(116,248,231)	638,780,781	96,309,728	3,303,299	458,439,058	(10,869,969)	6,080,349

Net assets beginning of period	531,620,516	617,703,585	75,698,680	959,276,176	2,635,570,638	596,970,897	—	395,362,294	460,256,914	402,702,145

Net assets end of period	$679,178,639	$701,140,608	$99,749,786	$843,027,945	$3,274,351,419	$693,280,625	$3,303,299	$853,801,352	$449,386,945	$408,782,494

[1] Contract unit transactions
Units Outstanding at December 31, 2013	42,420,008	51,449,656	7,255,203	87,201,199	221,416,359	15,995,477	—	26,809,743	33,129,204	12,088,401

Units Issued	17,666,464	18,759,778	3,348,813	16,570,143	73,219,893	4,329,744	352,733	32,868,423	3,886,907	1,467,892
Units Redeemed	(3,448,305)	(5,697,038)	(1,748,518)	(13,283,791)	(20,987,192)	(3,132,221)	(16,689)	(4,987,337)	(4,477,680)	(1,433,322)

Units Outstanding at December 31, 2014	56,638,167	64,512,396	8,855,498	90,487,551	273,649,060	17,193,000	336,044	54,690,829	32,538,431	12,122,971

(a) Commencement of operations September 15, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/DFA U.S. Core Equity Fund - A	JNL/Eagle SmallCap Equity Fund - A	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A
Operations
Net investment income (loss)	$(3,804,413)	$(16,311,567)	$(646,935)	$(2,076,234)	$1,929,245	$(3,455,117)	$16,167,892	$34,674,393	$(2,814,796)	$(4,311,229)
Net realized gain (loss) on investments	23,074,051	148,080,449	(851,873)	2,674,617	68,810,517	22,644,301	4,221,381	39,940,656	38,093,872	41,991,192
Net change in unrealized appreciation
(depreciation) on investments	18,797,134	(121,506,536)	5,843,432	29,080,312	(55,392,441)	(43,184,640)	(35,514,257)	(58,727,228)	(86,372,881)	(4,660,487)
Net increase (decrease) in net assets
from operations	38,066,772	10,262,346	4,344,624	29,678,695	15,347,321	(23,995,456)	(15,124,984)	15,887,821	(51,093,805)	33,019,476

Contract transactions [1]
Purchase payments (Note 4)	103,223,345	136,114,028	15,351,958	28,802,720	168,409,079	74,261,994	146,903,245	352,513,930	84,599,620	65,030,739
Surrenders and terminations	(22,130,641)	(53,694,987)	(6,563,045)	(17,653,817)	(116,069,310)	(25,290,772)	(33,734,360)	(117,916,958)	(20,134,136)	(32,138,752)
Transfers between Investment Divisions	82,133,028	(115,817,418)	(7,570,583)	(16,459,160)	38,787,118	62,691,084	45,999,220	209,702,343	(3,522,085)	7,157,830
Contract owner charges (Note 3)	(4,535,509)	(12,066,134)	(1,453,369)	(3,707,912)	(16,109,739)	(5,581,381)	(6,460,476)	(18,984,765)	(4,486,539)	(6,467,563)
Net increase (decrease) in net assets from
contract transactions	158,690,223	(45,464,511)	(235,039)	(9,018,169)	75,017,148	106,080,925	152,707,629	425,314,550	56,456,860	33,582,254

Net increase (decrease) in net assets	196,756,995	(35,202,165)	4,109,585	20,660,526	90,364,469	82,085,469	137,582,645	441,202,371	5,363,055	66,601,730

Net assets beginning of period	370,944,184	1,131,303,126	123,980,626	329,053,904	1,467,587,680	439,451,016	600,386,079	1,556,741,477	419,450,632	559,364,629

Net assets end of period	$567,701,179	$1,096,100,961	$128,090,211	$349,714,430	$1,557,952,149	$521,536,485	$737,968,724	$1,997,943,848	$424,813,687	$625,966,359

[1] Contract unit transactions
Units Outstanding at December 31, 2013	15,205,919	29,431,934	15,121,864	45,974,561	124,335,120	38,994,754	50,411,775	113,194,156	38,005,162	48,750,611

Units Issued	8,882,730	4,827,648	5,547,419	9,855,479	21,208,159	16,650,098	23,276,848	44,167,009	12,763,723	9,615,570
Units Redeemed	(2,697,684)	(6,257,735)	(5,687,129)	(11,375,376)	(15,401,094)	(7,509,278)	(10,596,931)	(14,916,901)	(7,766,406)	(6,826,617)

Units Outstanding at December 31, 2014	21,390,965	28,001,847	14,982,154	44,454,664	130,142,185	48,135,574	63,091,692	142,444,264	43,002,479	51,539,564

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/Franklin Templeton Small Cap Value Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A
Operations
Net investment income (loss)	$(6,275,068)	$5,625,731	$542,356	$(4,531,890)	$(3,186,495)	$(1,773,044)	$(1,987,580)	$(7,602,176)	$(3,570,870)	$(7,676,567)
Net realized gain (loss) on investments	84,955,521	(8,526,030)	(2,832,934)	119,100,295	39,941,494	61,011,712	18,191,355	133,141,746	23,948,697	57,102,227
Net change in unrealized appreciation
(depreciation) on investments	(88,197,332)	26,799,217	(11,099,362)	(43,567,138)	(11,448,124)	71,001,564	(25,209,169)	(91,806,712)	13,348	(17,383,678)
Net increase (decrease) in net assets
from operations	(9,516,879)	23,898,918	(13,389,940)	71,001,267	25,306,875	130,240,232	(9,005,394)	33,732,858	20,391,175	32,041,982

Contract transactions [1]
Purchase payments (Note 4)	106,516,743	61,022,983	10,252,078	93,647,823	33,597,157	166,072,835	101,446,265	68,811,806	38,566,996	121,892,897
Surrenders and terminations	(27,791,070)	(51,504,477)	(14,299,137)	(35,324,994)	(13,250,266)	(54,966,892)	(30,855,983)	(32,254,037)	(19,022,286)	(26,198,563)
Transfers between Investment Divisions	(36,356,177)	142,975,304	(21,812,229)	41,973,005	86,638,605	128,782,411	34,713,624	(11,258,752)	14,237,467	10,211,536
Contract owner charges (Note 3)	(5,799,295)	(6,689,871)	(2,148,737)	(7,163,392)	(2,321,849)	(11,135,402)	(5,471,685)	(5,548,280)	(2,739,910)	(5,177,134)
Net increase (decrease) in net assets from
contract transactions	36,570,201	145,803,939	(28,008,025)	93,132,442	104,663,647	228,752,952	99,832,221	19,750,737	31,042,267	100,728,736

Net increase (decrease) in net assets	27,053,322	169,702,857	(41,397,965)	164,133,709	129,970,522	358,993,184	90,826,827	53,483,595	51,433,442	132,770,718

Net assets beginning of period	563,849,197	605,070,038	238,604,858	553,902,704	186,128,194	925,174,677	528,458,158	511,566,374	259,709,168	475,735,679

Net assets end of period	$590,902,519	$774,772,895	$197,206,893	$718,036,413	$316,098,716	$1,284,167,861	$619,284,985	$565,049,969	$311,142,610	$608,506,397

[1] Contract unit transactions
Units Outstanding at December 31, 2013	30,232,775	24,752,782	17,676,804	30,169,811	15,729,551	62,885,447	25,919,018	29,452,208	10,303,981	19,910,110

Units Issued	9,080,000	12,525,999	1,226,849	12,280,997	11,857,379	22,659,821	8,200,581	10,322,845	3,419,835	10,381,138
Units Redeemed	(7,348,895)	(6,798,702)	(3,345,894)	(7,395,472)	(3,857,399)	(8,724,903)	(3,607,156)	(9,418,917)	(2,296,018)	(6,496,013)

Units Outstanding at December 31, 2014	31,963,880	30,480,079	15,557,759	35,055,336	23,729,531	76,820,365	30,512,443	30,356,136	11,427,798	23,795,235

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan International Value Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/M&G Global Basics Fund - A (a)	JNL/MC 10 x 10 Fund - A	JNL/MC 25 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Communications Sector Fund - A
Operations
Net investment income (loss)	$(11,616,919)	$1,977,403	$(9,326,129)	$10,147,192	$974,264	$(303,152)	$1,266,757	$5,422,740	$11,102,352	$1,463,856
Net realized gain (loss) on investments	240,468,043	4,796,909	101,688,427	(5,127,926)	16,334,261	(1,643,788)	29,116,320	152,278,957	7,286,803	6,115,372
Net change in unrealized appreciation
(depreciation) on investments	(398,855,000)	(62,715,657)	(37,215,702)	15,527,220	(52,106,042)	1,639,445	(5,594,385)	(152,620,471)	3,668,680	(2,770,227)
Net increase (decrease) in net assets
from operations	(170,003,876)	(55,941,345)	55,146,596	20,546,486	(34,797,517)	(307,495)	24,788,692	5,081,226	22,057,835	4,809,001

Contract transactions [1]
Purchase payments (Note 4)	459,392,928	49,846,725	145,586,201	52,985,347	22,242,270	1,293,637	45,202,574	90,509,431	82,207,345	16,525,535
Surrenders and terminations	(135,683,442)	(30,274,578)	(34,502,922)	(48,031,824)	(35,262,666)	(834,670)	(22,304,997)	(69,111,083)	(44,442,454)	(7,213,294)
Transfers between Investment Divisions	(125,273,335)	32,249,616	60,162,692	68,829,208	(46,237,315)	(62,689,818)	(2,130,234)	(94,486,100)	71,155,241	(17,846,245)
Contract owner charges (Note 3)	(33,131,694)	(4,319,935)	(5,938,701)	(5,696,112)	(5,361,309)	(217,315)	(3,938,247)	(8,248,809)	(5,013,793)	(1,283,521)
Net increase (decrease) in net assets from
contract transactions	165,304,457	47,501,828	165,307,270	68,086,619	(64,619,020)	(62,448,166)	16,829,096	(81,336,561)	103,906,339	(9,817,525)

Net increase (decrease) in net assets	(4,699,419)	(8,439,517)	220,453,866	88,633,105	(99,416,537)	(62,755,661)	41,617,788	(76,255,335)	125,964,174	(5,008,524)

Net assets beginning of period	2,907,754,831	439,949,941	519,827,016	544,462,648	592,311,175	62,755,661	352,150,730	943,196,265	526,102,665	127,353,880

Net assets end of period	$2,903,055,412	$431,510,424	$740,280,882	$633,095,753	$492,894,638	$—	$393,768,518	$866,940,930	$652,066,839	$122,345,356

[1] Contract unit transactions
Units Outstanding at December 31, 2013	202,080,073	28,622,676	14,679,279	27,676,433	44,011,763	4,498,170	29,211,129	40,124,422	38,623,619	17,197,463

Units Issued	41,061,431	7,812,620	8,586,462	16,811,943	2,449,069	255,974	5,244,108	5,253,085	16,236,216	3,628,652
Units Redeemed	(30,253,069)	(4,661,976)	(4,461,726)	(13,537,562)	(7,373,588)	(4,754,144)	(3,874,918)	(8,872,235)	(9,078,244)	(5,034,282)

Units Outstanding at December 31, 2014	212,888,435	31,773,320	18,804,015	30,950,814	39,087,244	—	30,580,319	36,505,272	45,781,591	15,791,833

(a) The period is from January 1, 2014 through the date the JNL/M&G Global Basics Fund was acquired by JNL/Oppenheimer Global Growth Fund on April 28, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow 10 Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Financial Sector Fund - A	JNL/MC Global 15 Fund - A	JNL/MC Global Alpha Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC Index 5 Fund - A
Operations
Net investment income (loss)	$(4,418,864)	$(8,702,612)	$(843,724)	$(1,400,994)	$(658,090)	$(2,906,724)	$(5,811,529)	$3,759,874	$(12,555,025)	$(514,851)
Net realized gain (loss) on investments	56,268,491	59,121,480	20,356,604	(22,771)	2,608,171	42,252,819	29,356,816	(1,039,971)	96,777,370	52,828,117
Net change in unrealized appreciation
(depreciation) on investments	(11,551,414)	(6,893,424)	(15,548,488)	(27,664,826)	(24,173,624)	12,588,291	8,880,731	(4,025,304)	202,479,356	(27,886,820)
Net increase (decrease) in net assets
from operations	40,298,213	43,525,444	3,964,392	(29,088,591)	(22,223,543)	51,934,386	32,426,018	(1,305,401)	286,701,701	24,426,446

Contract transactions [1]
Purchase payments (Note 4)	76,475,670	44,368,683	22,550,060	101,271,125	84,724,960	80,838,674	14,482,277	4,582,695	313,394,052	69,313,259
Surrenders and terminations	(25,987,839)	(53,141,001)	(4,380,207)	(17,158,941)	(11,287,858)	(26,955,979)	(45,816,412)	(2,444,528)	(71,924,241)	(35,258,354)
Transfers between Investment Divisions	(62,918,275)	(33,677,870)	15,260,532	41,826,751	62,495,311	16,918,652	(28,330,480)	(5,313,038)	403,124,497	(18,433,580)
Contract owner charges (Note 3)	(4,692,129)	(4,720,723)	(929,989)	(4,742,394)	(2,303,523)	(4,872,199)	(2,273,123)	(324,243)	(13,922,355)	(7,454,330)
Net increase (decrease) in net assets from
contract transactions	(17,122,573)	(47,170,911)	32,500,396	121,196,541	133,628,890	65,929,148	(61,937,738)	(3,499,114)	630,671,953	8,166,995

Net increase (decrease) in net assets	23,175,640	(3,645,467)	36,464,788	92,107,950	111,405,347	117,863,534	(29,511,720)	(4,804,515)	917,373,654	32,593,441

Net assets beginning of period	494,514,423	584,281,808	61,671,970	384,617,165	133,956,863	438,276,905	412,419,672	45,948,819	985,261,740	648,974,887

Net assets end of period	517,690,063	$580,636,341	$98,136,758	$476,725,115	$245,362,210	$556,140,439	$382,907,952	$41,144,304	$1,902,635,394	$681,568,328

[1] Contract unit transactions
Units Outstanding at December 31, 2013	24,591,441	42,547,415	4,450,497	38,939,727	8,872,035	41,208,882	23,806,473	4,670,685	47,835,348	51,032,986

Units Issued	6,572,518	7,160,227	4,501,405	24,778,164	14,162,325	16,335,055	2,458,468	747,830	36,827,322	7,678,994
Units Redeemed	(7,721,047)	(10,730,442)	(2,217,103)	(12,915,169)	(6,021,200)	(10,953,564)	(6,132,658)	(1,128,085)	(10,088,459)	(7,118,300)

Units Outstanding at December 31, 2014	23,442,912	38,977,200	6,734,799	50,802,722	17,013,160	46,590,373	20,132,283	4,290,430	74,574,211	51,593,680

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/MC International Index Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A	JNL/MC Nasdaq 25 Fund - A	JNL/MC NYSE International 25 Fund - A (a)	JNL/MC Oil & Gas Sector Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A
Operations
Net investment income (loss)	$16,048,255	$15,622,799	$1,853,007	$(6,602,259)	$527,253	$(3,733,428)	$1,156,543	$(2,842,486)	$(6,264,488)	$(3,728,185)
Net realized gain (loss) on investments	18,217,087	148,920,653	22,606,219	77,982,484	9,566,467	69,133,321	4,997,819	52,149,263	136,366,505	131,089,243
Net change in unrealized appreciation
(depreciation) on investments	(103,241,736)	106,934,442	(3,822,502)	10,694,500	(3,692,818)	(221,994,461)	(5,720,619)	(38,562,400)	(43,332,606)	174,935,490
Net increase (decrease) in net assets
from operations	(68,976,394)	271,477,894	20,636,724	82,074,725	6,400,902	(156,594,568)	433,743	10,744,377	86,769,411	302,296,548

Contract transactions [1]
Purchase payments (Note 4)	142,723,582	102,590,828	32,086,165	109,813,477	8,032,072	192,183,210	22,552,357	23,037,756	217,240,533	519,209,019
Surrenders and terminations	(51,861,702)	(357,866,106)	(35,439,313)	(30,133,329)	(4,179,011)	(71,139,335)	(4,531,384)	(37,311,872)	(73,378,829)	(177,314,999)
Transfers between Investment Divisions	110,898,932	(130,297,277)	(4,302,701)	208,399,866	(83,844,859)	85,614,978	6,185,742	(45,083,834)	(30,744,737)	249,612,546
Contract owner charges (Note 3)	(6,935,023)	(20,489,861)	(3,431,740)	(5,060,137)	(473,793)	(12,462,486)	(1,045,355)	(2,518,025)	(10,618,281)	(24,543,273)
Net increase (decrease) in net assets from
contract transactions	194,825,789	(406,062,416)	(11,087,589)	283,019,877	(80,465,591)	194,196,367	23,161,360	(61,875,975)	102,498,686	566,963,293

Net increase (decrease) in net assets	125,849,395	(134,584,522)	9,549,135	365,094,602	(74,064,689)	37,601,799	23,595,103	(51,131,598)	189,268,097	869,259,841

Net assets beginning of period	730,995,366	3,120,294,271	397,388,251	385,253,200	74,064,689	1,103,184,553	91,438,626	391,819,757	1,090,083,547	2,360,164,741

Net assets end of period	$856,844,761	$2,985,709,749	$406,937,386	$750,347,802	$—	$1,140,786,352	$115,033,729	$340,688,159	$1,279,351,644	$3,229,424,582

[1] Contract unit transactions
Units Outstanding at December 31, 2013	39,548,616	193,763,556	31,601,903	20,891,670	8,915,361	27,240,699	5,928,518	25,979,353	44,573,045	146,683,453

Units Issued	16,692,995	8,203,332	4,702,971	20,953,564	2,611,434	10,089,903	3,201,438	2,811,397	14,430,319	55,020,014
Units Redeemed	(6,440,852)	(33,586,266)	(5,699,560)	(7,100,609)	(11,526,795)	(5,627,132)	(1,816,112)	(7,048,311)	(10,719,808)	(22,028,464)

Units Outstanding at December 31, 2014	49,800,759	168,380,622	30,605,314	34,744,625	—	31,703,470	7,313,844	21,742,439	48,283,556	179,675,003

(a) The period is from January 1, 2014 through the date the JNL/MC NYSE International 25 Fund was acquired by JNL/MC International Index Fund on September 15, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/MC S&P SMid 60 Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Technology Sector Fund - A	JNL/MC Utilities Sector Fund - A	JNL/MC Value Line 30 Fund - A	JNL/MMRS Conservative Fund - A (a)	JNL/MMRS Growth Fund - A (a)	JNL/MMRS Moderate Fund - A(a)	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A
Operations
Net investment income (loss)	$(3,161,948)	$(5,451,542)	$(5,472,690)	$(207,559)	$(5,870,830)	$(70,683)	$(40,585)	$(119,135)	$(1,200,379)	$(1,012,501)
Net realized gain (loss) on investments	60,302,439	55,823,382	50,148,585	290,936	29,828,458	525	13,589	44,838	1,265,282	3,109,994
Net change in unrealized appreciation
(depreciation) on investments	(51,346,227)	(16,627,934)	73,132,283	4,092,575	(3,293,964)	308,857	114,602	407,884	(6,589,221)	3,211,670
Net increase (decrease) in net assets
from operations	5,794,264	33,743,906	117,808,178	4,175,952	20,663,664	238,699	87,606	333,587	(6,524,318)	5,309,163

Contract transactions [1]
Purchase payments (Note 4)	77,324,758	159,458,195	123,656,088	19,744,996	39,364,740	17,435,311	12,739,852	34,438,369	30,173,525	70,095,270
Surrenders and terminations	(20,827,974)	(89,560,777)	(36,423,519)	(1,086,615)	(51,584,472)	(358,572)	(101,590)	(571,990)	(3,729,784)	(12,933,812)
Transfers between Investment Divisions	6,319,601	(82,813,681)	142,903,052	17,671,773	18,824,597	7,629,756	4,840,583	9,830,647	6,637,838	140,223,201
Contract owner charges (Note 3)	(3,318,815)	(9,268,158)	(7,187,077)	(6,600)	(3,455,159)	(1,009)	(5,026)	(1,939)	(1,004,125)	(2,500,279)
Net increase (decrease) in net assets from
contract transactions	59,497,570	(22,184,421)	222,948,544	36,323,554	3,149,706	24,705,486	17,473,819	43,695,087	32,077,454	194,884,380

Net increase (decrease) in net assets	65,291,834	11,559,485	340,756,722	40,499,506	23,813,370	24,944,185	17,561,425	44,028,674	25,553,136	200,193,543

Net assets beginning of period	327,592,642	1,167,461,898	561,854,485	2,976,315	408,286,614	—	—	—	59,316,396	133,549,066

Net assets end of period	$392,884,476	1,179,021,383	$902,611,207	$43,475,821	$432,099,984	$24,944,185	$17,561,425	$44,028,674	$84,869,532	$333,742,609

[1] Contract unit transactions
Units Outstanding at December 31, 2013	20,715,143	52,683,092	60,591,683	312,255	30,035,128	—	—	—	4,608,495	13,007,094

Units Issued	10,046,215	12,403,593	33,231,669	3,861,827	11,126,521	2,716,554	1,769,586	4,480,152	7,454,787	22,811,476
Units Redeemed	(6,480,079)	(13,756,156)	(12,365,527)	(520,462)	(11,337,163)	(321,396)	(75,708)	(240,617)	(5,352,481)	(4,354,331)

Units Outstanding at December 31, 2014	24,281,279	51,330,529	81,457,825	3,653,620	29,824,486	2,395,158	1,693,878	4,239,535	6,710,801	31,464,239

(a) Commencement of operations April 28, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A
Operations
Net investment income (loss)	$(6,100,975)	$(11,060,626)	$59,956,686	$10,928,010	$69,270,847	$(2,735,843)	$(2,208,353)	$6,428,417	$28,011,320	$33,088,972
Net realized gain (loss) on investments	42,913,956	(68,828,438)	15,860,958	7,755,004	44,718,232	42,459,653	41,655,175	17,469,331	37,914,156	229,879,109
Net change in unrealized appreciation
(depreciation) on investments	(33,486,979)	103,782,551	5,169,863	(35,233,250)	(138,989,078)	(15,487,375)	(32,438,273)	(6,650,453)	(70,955,953)	212,493,193
Net increase (decrease) in net assets
from operations	3,326,002	23,893,487	80,987,507	(16,550,236)	(24,999,999)	24,236,435	7,008,549	17,247,295	(5,030,477)	475,461,274

Contract transactions [1]
Purchase payments (Note 4)	85,580,905	115,285,949	293,835,919	363,619,327	281,686,367	56,712,218	25,491,325	16,192,800	75,017,557	1,080,063,773
Surrenders and terminations	(35,269,108)	(93,851,922)	(248,070,937)	(83,075,932)	(136,406,002)	(14,747,968)	(8,566,570)	(15,025,926)	(25,799,376)	(163,926,283)
Transfers between Investment Divisions	44,966,796	(71,538,733)	(316,888,602)	(139,023,911)	(70,189,130)	(15,932,261)	(12,835,953)	14,705,164	(37,612,810)	390,536,835
Contract owner charges (Note 3)	(6,879,361)	(14,782,142)	(34,248,905)	(12,019,196)	(15,823,578)	(2,761,644)	(1,955,566)	(1,457,719)	(3,863,236)	(36,580,472)
Net increase (decrease) in net assets from
contract transactions	88,399,232	(64,886,848)	(305,372,525)	129,500,288	59,267,657	23,270,345	2,133,236	14,414,319	7,742,135	1,270,093,853

Net increase (decrease) in net assets	91,725,234	(40,993,361)	(224,385,018)	112,950,052	34,267,658	47,506,780	9,141,785	31,661,614	2,711,658	1,745,555,127

Net assets beginning of period	601,435,331	1,358,821,812	3,417,014,121	1,077,933,247	1,571,549,095	255,732,742	189,982,144	170,361,803	494,897,249	2,922,385,500

Net assets end of period	$693,160,565	$1,317,828,451	$3,192,629,103	$1,190,883,299	$1,605,816,753	$303,239,522	$199,123,929	$202,023,417	$497,608,907	$4,667,940,627

[1] Contract unit transactions
Units Outstanding at December 31, 2013	32,481,536	101,677,918	178,424,220	99,527,607	81,105,647	16,839,543	12,721,861	6,708,461	33,391,633	165,123,083

Units Issued	10,835,595	19,896,249	21,435,028	43,030,352	41,566,632	10,060,967	7,332,830	2,547,442	5,469,971	91,922,437
Units Redeemed	(6,100,169)	(24,816,018)	(37,779,323)	(31,433,507)	(39,354,101)	(8,639,041)	(7,301,946)	(2,171,934)	(5,157,770)	(24,020,188)

Units Outstanding at December 31, 2014	37,216,962	96,758,149	162,079,925	111,124,452	83,318,178	18,261,469	12,752,745	7,083,969	33,703,834	233,025,332

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A (b)	JNL/S&P Intrinsic Value Fund - A	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)
Operations
Net investment income (loss)	$(8,085,432)	$(2,824,090)	$(3,544)	$(4,743,206)	$(15,245,223)	$(19,197,493)	$(41,650,015)	$(40,531,974)	$(72,551,616)	$(276,517)
Net realized gain (loss) on investments	94,757,981	165,465,653	633	133,685,336	106,193,600	43,594,202	232,704,123	114,315,332	245,576,213	220,460
Net change in unrealized appreciation
(depreciation) on investments	(28,273,880)	65,354,713	(14,130)	(11,640,327)	(14,230,212)	203,885	(14,488,176)	1,698,051	(2,654,783)	3,839,035
Net increase (decrease) in net assets
from operations	58,398,669	227,996,276	(17,041)	117,301,803	76,718,165	24,600,594	176,565,932	75,481,409	170,369,814	3,782,978

Contract transactions [1]
Purchase payments (Note 4)	104,130,682	227,643,632	1,403,149	155,266,640	213,635,316	126,330,271	517,867,290	305,697,967	565,348,085	25,097,016
Surrenders and terminations	(34,409,817)	(115,197,484)	(6,093)	(39,142,515)	(77,991,063)	(129,009,190)	(239,525,971)	(217,365,330)	(335,468,857)	(558,912)
Transfers between Investment Divisions	30,952,758	141,632,151	1,089,155	210,789,563	(28,123,100)	(63,709,379)	17,325,637	(50,836,827)	(66,427,296)	51,905,129
Contract owner charges (Note 3)	(6,919,033)	(21,652,953)	(42)	(8,027,451)	(16,024,285)	(17,220,542)	(47,937,374)	(35,647,725)	(65,594,850)	(155,691)
Net increase (decrease) in net assets from
contract transactions	93,754,590	232,425,346	2,486,169	318,886,237	91,496,868	(83,608,840)	247,729,582	1,848,085	97,857,082	76,287,542

Net increase (decrease) in net assets	152,153,259	460,421,622	2,469,128	436,188,040	168,215,033	(59,008,246)	424,295,514	77,329,494	268,226,896	80,070,520

Net assets beginning of period	616,475,903	1,781,587,960	—	605,776,611	1,425,615,525	1,567,877,861	4,178,451,198	3,071,065,221	5,616,026,222	—

Net assets end of period	$768,629,162	$2,242,009,582	$2,469,128	$1,041,964,651	$1,593,830,558	$1,508,869,615	$4,602,746,712	$3,148,394,715	$5,884,253,118	$80,070,520

[1] Contract unit transactions
Units Outstanding at December 31, 2013	32,284,016	111,465,419	—	31,927,884	72,851,677	117,676,849	211,959,654	208,670,035	299,937,000	—

Units Issued	11,781,809	27,625,584	263,606	24,532,096	13,981,086	14,269,842	33,013,462	26,931,014	37,009,934	7,739,617
Units Redeemed	(7,010,413)	(14,088,007)	(1,816)	(9,347,373)	(9,431,635)	(20,614,829)	(21,209,108)	(27,161,487)	(32,514,168)	(655,479)

Units Outstanding at December 31, 2014	37,055,412	125,002,996	261,790	47,112,607	77,401,128	111,331,862	223,764,008	208,439,562	304,432,766	7,084,138

(a) Commencement of operations April 28, 2014.
(b) Commencement of operations September 15, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A
Operations
Net investment income (loss)	$(2,351,930)	$(53,223)	$(31,089,039)	$(31,093,595)	$(2,235,750)	$(7,494,617)	$(4,610,555)	$(19,648,257)	$(59,092)
Net realized gain (loss) on investments	94,804,059	(32,941)	324,272,518	298,671,126	(868,425)	125,732,646	211,040,992	14,251	59,958,437
Net change in unrealized appreciation
(depreciation) on investments	(36,096,055)	(280,278)	(145,447,510)	(15,927,643)	(5,601,919)	8,652,174	80,712,598	—	261,941
Net increase (decrease) in net assets
from operations	56,356,074	(366,442)	147,735,969	251,649,888	(8,706,094)	126,890,203	287,143,035	(19,634,006)	60,161,286

Contract transactions [1]
Purchase payments (Note 4)	93,433,086	11,875,480	312,276,368	305,140,503	186,455,685	194,726,344	528,328,410	791,615,124	56,067,558
Surrenders and terminations	(28,953,862)	(213,162)	(121,999,676)	(121,442,233)	(64,135,865)	(69,299,080)	(199,035,545)	(297,677,059)	(40,145,329)
Transfers between Investment Divisions	103,647,343	4,640,916	(22,130,444)	6,798,745	14,956,974	115,415,047	251,030,424	(510,683,030)	(40,252,456)
Contract owner charges (Note 3)	(4,696,928)	(2,185)	(20,163,643)	(24,325,766)	(7,746,393)	(10,482,660)	(37,140,070)	(15,127,974)	(6,088,423)
Net increase (decrease) in net assets from
contract transactions	163,429,639	16,301,049	147,982,605	166,171,249	129,530,401	230,359,651	543,183,219	(31,872,939)	(30,418,650)

Net increase (decrease) in net assets	219,785,713	15,934,607	295,718,574	417,821,137	120,824,307	357,249,854	830,326,254	(51,506,945)	29,742,636

Net assets beginning of period	362,318,320	—	2,019,756,972	2,161,052,341	697,296,336	969,476,516	3,194,549,403	1,268,082,975	638,676,161

Net assets end of period	$582,104,033	$15,934,607	$2,315,475,546	$2,578,873,478	$818,120,643	$1,326,726,370	$4,024,875,657	$1,216,576,030	$668,418,797

[1] Contract unit transactions
Units Outstanding at December 31, 2013	22,352,627	—	44,000,274	30,964,258	66,830,209	43,152,641	86,719,327	104,583,006	22,497,175

Units Issued	16,385,566	1,886,380	10,366,779	6,231,118	32,186,079	17,796,362	21,616,937	117,877,386	2,903,311
Units Redeemed	(7,399,315)	(218,134)	(7,622,534)	(4,131,185)	(20,036,016)	(8,260,933)	(7,999,382)	(121,454,167)	(3,995,780)

Units Outstanding at December 31, 2014	31,338,878	1,668,246	46,744,519	33,064,191	78,980,272	52,688,070	100,336,882	101,006,225	21,404,706

(a) Commencement of operations April 28, 2014.

See notes to the financial statements.

Jackson National Separate Account I
Notes to Financial Statements
December 31, 2015

Note 1 – Organization

Jackson National Life Insurance Company (“Jackson”) established Jackson National Separate Account I (the “Separate Account”) on June 14, 1993. The Separate Account commenced operations on October 16, 1995, and is a unit investment trust registered with the Securities Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended.

The Separate Account is a separate investment account of Jackson, its assets legally belong to Jackson and the obligations under the contracts are the obligation of Jackson. However, the contract assets in the Separate Account are not chargeable with liabilities arising out of any other business Jackson may conduct.

The Separate Account receives and invests, based on the directions of the contract owners, net premiums for individual flexible premium variable annuity contracts issued by Jackson. The contracts can be purchased on a non-tax qualified basis or in connection with certain plans qualifying for favorable federal income tax treatment. The Separate Account contained one-hundred seventy-two (172) Investment Divisions during 2015, but currently contains one-hundred forty-six (146) Investment Divisions as of December 31, 2015. These Investment Divisions each invested in shares of the following mutual funds (collectively, the “Funds”) during the year ended December 31, 2015:

Jackson Variable Series Trust
CG - Alt 100 Conservative Fund(1)(4)(9)
CG - Alt 100 Growth Fund(1)(4)(9)
CG - Institutional Alt 65 Fund(1)(4)(9)
CG - International Conservative Fund(1)(4)(9)
CG - International Growth Fund(1)(4)(9)
CG - International Moderate Fund(1)(4)(9)
CG - Multi-Strategy Income Fund(1)(4)(9)
CG - Tactical Maximum Growth Fund(1)(4)(9)
CG - Tactical Moderate Growth Fund(1)(4)(9)
Curian Dynamic Risk Advantage - Diversified Fund(1)(9)
Curian Dynamic Risk Advantage - Growth Fund(1)(9)
Curian Dynamic Risk Advantage - Income Fund(1)(9)
Curian/Aberdeen Latin America Fund(1)(9)
Curian/Ashmore Emerging Market Small Cap Equity Fund(1)(9)
Curian/Baring International Fixed Income Fund(1)(9)
Curian/CenterSquare International Real Estate Securities Fund(1)(9)
Curian/PineBridge Merger Arbitrage Fund(1)(9)
Curian/Schroder Emerging Europe Fund(1)(9)
Curian/UBS Global Long Short Fixed Income Opportunities Fund(1)(9)

JG - Alt 100 Fund(2)(5)(8)
JG - Conservative Fund(2)(5)(8)
JG - Equity 100 Fund(2)(5)(8)
JG - Equity Income Fund(2)(5)(8)(9)
JG - Fixed Income 100 Fund(2(5)(8)
JG - Growth Fund(2)(5)(8)
JG - Interest Rate Opportunities Fund(2)(5)(8)
JG - Maximum Growth Fund(2)(5)(8)
JG - Moderate Fund(2)(5)(8)
JG - Moderate Growth Fund(2)(5)(8)
JG - Real Assets Fund(2)(5)(8)
JNL Tactical ETF Conservative Fund(8)
JNL Tactical ETF Growth Fund(8)
JNL Tactical ETF Moderate Fund(8)
JNL/American Funds Global Growth Fund(8)
JNL/American Funds Growth Fund(8)
JNL/AQR Risk Parity Fund(8)
JNL/BlackRock Global Long Short Credit Fund(8)
JNL/DFA U.S. Micro Cap Fund(8)

JNL/DoubleLine Total Return Fund(8)
JNL/Eaton Vance Global Macro Absolute Return Advantage Fund(8)
JNL/Epoch Global Shareholder Yield Fund(8)
JNL/FAMCO Flex Core Covered Call Fund(8)
JNL/Franklin Templeton Natural Resources Fund(8)(9)
JNL/Lazard International Strategic Equity Fund(8)
JNL/MC Frontier Markets 100 Index Fund(6)(8)
JNL/Neuberger Berman Currency Fund(8)
JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund(8)
JNL/Nicholas Convertible Arbitrage Fund(8)
JNL/PIMCO Credit Income Fund(8)
JNL/PPM America Long Short Credit Fund(3)(8)
JNL/T. Rowe Price Capital Appreciation Fund(8)
JNL/The Boston Company Equity Income Fund(8)
JNL/The London Company Focused U.S. Equity Fund(8)
JNL/Van Eck International Gold Fund(8)
JNL/WCM Focused International Equity Fund(8)

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 1 – Organization (continued)

JNL® Series Trust
JNL Alt 65 Fund - A(2)(7)(10)
JNL Disciplined Growth Fund - A(2)(10)
JNL Disciplined Moderate Fund - A(2)(10)
JNL Disciplined Moderate Growth Fund - A(2)(10)
JNL Institutional Alt 20 Fund - A(2)(10)
JNL Institutional Alt 35 Fund - A(2)(10)
JNL Institutional Alt 50 Fund - A(2)(10)
JNL Multi-Manager Alternative Fund - A(10)
JNL Multi-Manager Small Cap Growth Fund - A(8)(10)
JNL Multi-Manager Small Cap Value Fund - A(8)(10)
JNL/AB Dynamic Asset Allocation Fund - A(10)
JNL/American Funds® Balanced Allocation Fund - A(2)(10)
JNL/American Funds Blue Chip Income and Growth Fund - A(10)
JNL/American Funds Global Bond Fund - A(10)
JNL/American Funds Global Small Capitalization Fund - A(10)
JNL/American Funds Growth-Income Fund - A(10)
JNL/American Funds Growth Allocation Fund - A(2)(10)
JNL/American Funds International Fund - A(10)
JNL/American Funds New World Fund - A(10)
JNL/AQR Managed Futures Strategy Fund - A(10)
JNL/BlackRock Global Allocation Fund - A(10)
JNL/BlackRock Large Cap Select Growth Fund - A(10)
JNL/BlackRock Natural Resources Fund - A(7) (10)
JNL/Boston Partners Global Long Short Equity Fund - A(10)
JNL/Brookfield Global Infrastructure and MLP Fund - A(10)
JNL/Capital Guardian Global Balanced Fund - A(10)
JNL/Capital Guardian Global Diversified Research Fund - A(10)
JNL/Causeway International Value Select Fund - A(8) (10)
JNL/DFA U.S. Core Equity Fund - A(10)
JNL/DoubleLine Shiller Enhanced CAPE Fund - A(10)
JNL/Eastspring Investments Asia ex-Japan Fund - A(3)(10)
JNL/Eastspring Investments China-India Fund - A(3)(10)
JNL/Franklin Templeton Founding Strategy Fund - A(2)(10)
JNL/Franklin Templeton Global Growth Fund - A(10)

JNL/Franklin Templeton Global Multisector Bond Fund - A(10)
JNL/Franklin Templeton Income Fund - A(10)
JNL/Franklin Templeton International Small Cap Growth Fund - A(10)
JNL/Franklin Templeton Mutual Shares Fund - A(10)
JNL/Goldman Sachs Core Plus Bond Fund - A(10)
JNL/Goldman Sachs Emerging Markets Debt Fund - A(10)
JNL/Goldman Sachs Mid Cap Value Fund - A(10)
JNL/Goldman Sachs U.S. Equity Flex Fund - A(10)
JNL/Harris Oakmark Global Equity Fund - A(10)
JNL/Invesco Global Real Estate Fund - A(10)
JNL/Invesco International Growth Fund - A(10)
JNL/Invesco Large Cap Growth Fund - A(10)
JNL/Invesco Mid Cap Value Fund - A(10)
JNL/Invesco Small Cap Growth Fund - A(10)
JNL/Ivy Asset Strategy Fund - A(10)
JNL/JPMorgan MidCap Growth Fund - A(10)
JNL/JPMorgan U.S. Government & Quality Bond Fund - A(10)
JNL/Lazard Emerging Markets Fund - A(10)
JNL/MC 10 x 10 Fund - A(2)(6)(10)
JNL/MC Bond Index Fund - A(6)(10)
JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A(6)(9)(10)
JNL/MC Emerging Markets Index Fund - A(6)(10)
JNL/MC European 30 Fund - A(6)(10)
JNL/MC Global Alpha Fund - A(6)(9)(10)
JNL/MC Index 5 Fund - A(2)(6)(10)
JNL/MC International Index Fund - A(6)(10)
JNL/MC Pacific Rim 30 Fund - A(6)(10)
JNL/MC S&P 400 MidCap Index Fund - A(6)(10)
JNL/MC S&P 500 Index Fund - A(6)(10)
JNL/MC Small Cap Index Fund - A(6)(10)
JNL/MC Utilities Sector Fund - A(6)(10)
JNL/MMRS Conservative Fund - A(10)
JNL/MMRS Growth Fund - A(10)
JNL/MMRS Moderate Fund - A(10)

JNL/Morgan Stanley Mid Cap Growth Fund - A(10)
JNL/Neuberger Berman Strategic Income Fund - A(10)
JNL/Oppenheimer Emerging Markets Innovator Fund - A(10)
JNL/Oppenheimer Global Growth Fund - A(10)
JNL/PIMCO Real Return Fund - A(10)
JNL/PIMCO Total Return Bond Fund - A(10)
JNL/PPM America Floating Rate Income Fund - A(3)(10)
JNL/PPM America High Yield Bond Fund - A(3)(10)
JNL/PPM America Mid Cap Value Fund - A(3)(10)
JNL/PPM America Small Cap Value Fund - A(3)(10)
JNL/PPM America Value Equity Fund - A(3)(10)
JNL/Red Rocks Listed Private Equity Fund - A(10)
JNL/S&P 4 Fund - A(2)(10)
JNL/S&P Competitive Advantage Fund - A(10)
JNL/S&P Dividend Income & Growth Fund - A(10)
JNL/S&P International 5 Fund - A(10)
JNL/S&P Intrinsic Value Fund - A(10)
JNL/S&P Managed Aggressive Growth Fund - A(10)
JNL/S&P Managed Conservative Fund - A(10)
JNL/S&P Managed Growth Fund - A(10)
JNL/S&P Managed Moderate Fund - A(10)
JNL/S&P Managed Moderate Growth Fund - A(10)
JNL/S&P Mid 3 Fund - A(10)
JNL/S&P Total Yield Fund - A(10)
JNL/Scout Unconstrained Bond Fund - A(10)
JNL/T. Rowe Price Established Growth Fund - A(10)
JNL/T. Rowe Price Mid-Cap Growth Fund - A(10)
JNL/T. Rowe Price Short-Term Bond Fund - A(10)
JNL/T. Rowe Price Value Fund - A(10)
JNL/Westchester Capital Event Driven Fund - A(10)
JNL/WMC Balanced Fund - A(10)
JNL/WMC Money Market Fund - A(10)
JNL/WMC Value Fund - A(10)

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 1 – Organization (continued)

JNL Variable Fund LLC
JNL/MC 25 Fund - A(6)(9)(10) JNL/MC Communications Sector Fund - A(6)(10)(11) JNL/MC Consumer Brands Sector Fund - A(6)(10) JNL/MC Dow IndexSM Fund - A(6)(7)(10) JNL/MC Financial Sector Fund - A(6)(10)	JNL/MC Global 30 Fund - A(6)(7) (10) JNL/MC Healthcare Sector Fund - A(6)(10) JNL/MC JNL 5 Fund - A(6)(10) JNL/MC JNL Optimized 5 Fund - A(6)(9)(10) JNL/MC Nasdaq25 Fund - A(6)(10)	JNL/MC Oil & Gas Sector Fund - A(6) (10) JNL/MC S&P 24 Fund - A(6)(10) JNL/MC S&P SMid 60 Fund - A(6)(10) JNL/MC Technology Sector Fund - A(6)(10) JNL/MC Value Line 30 Fund - A(6)(9)(10)

JNL Investors® Series Trust
JNL/PPM America Total Return Fund - A(3) (10)

Jackson National Asset Management, LLC (“JNAM”) serves as investment adviser for the Funds comprising the Jackson Variable Series Trust, JNL Series Trust, JNL Variable Fund LLC and JNL Investors Series Trust. Prior to April 27, 2015, Curian Capital, LLC (“Curian”) served as investment adviser for the Funds comprising Curian Variable Series Trust. Curian Variable Series Trust was renamed Jackson Variable Series Trust effective April 27, 2015. Both JNAM and Curian are wholly-owned subsidiaries of Jackson and received fees for their services from each Fund.

During the year ended December 31, 2015, the following Funds changed names:

PRIOR FUND NAME	CURRENT FUND NAME	EFFECTIVE DATE
CG - Alt 100 Moderate Fund	JG - Alt 100 Fund	April 27, 2015
CG - Conservative Fund	JG - Conservative Fund	April 27, 2015
CG - Equity 100 Fund	JG - Equity 100 Fund	April 27, 2015
CG - Equity Income Fund	JG - Equity Income Fund	April 27, 2015
CG - Fixed Income 100 Fund	JG - Fixed Income 100 Fund	April 27, 2015
CG - Growth Fund	JG - Growth Fund	April 27, 2015
CG - Interest Rate Opportunities Fund	JG - Interest Rate Opportunities Fund	April 27, 2015
CG - Maximum Growth Fund	JG - Maximum Growth Fund	April 27, 2015
CG - Moderate Fund	JG - Moderate Fund	April 27, 2015
CG - Moderate Growth Fund	JG - Moderate Growth Fund	April 27, 2015
CG - Real Assets Fund	JG - Real Assets Fund	April 27, 2015
Curian Focused U.S. Equity Fund	JNL/The London Company Focused U.S. Equity Fund	April 27, 2015
Curian Focused International Equity Fund	JNL/WMC Focused International Equity Fund	April 27, 2015
Curian Long Short Credit Fund	JNL/PPM America Long Short Credit Fund	April 27, 2015
Curian Tactical Advantage 35 Fund	JNL Tactical ETF Conservative Fund	April 27, 2015
Curian Tactical Advantage 60 Fund	JNL Tactical ETF Moderate Fund	April 27, 2015
Curian Tactical Advantage 75 Fund	JNL Tactical ETF Growth Fund	April 27, 2015
Curian/American Funds Global Growth Fund	JNL/American Funds Global Growth Fund	April 27, 2015
Curian/American Funds Growth Fund	JNL/American Funds Growth Fund	April 27, 2015
Curian/AQR Risk Parity Fund	JNL/AQR Risk Parity Fund	April 27, 2015
Curian/BlackRock Global Long Short Credit Fund	JNL/BlackRock Global Long Short Credit Fund	April 27, 2015
Curian/DFA U.S. Micro Cap Fund	JNL/DFA U.S. Micro Cap Fund	April 27, 2015

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

PRIOR FUND NAME	CURRENT FUND NAME	EFFECTIVE DATE
Curian/DoubleLine Total Return Fund	JNL/DoubleLine Total Return Fund	April 27, 2015
Curian/Eaton Vance Global Macro Absolute Return Advantage Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund	April 27, 2015
Curian/Epoch Global Shareholder Yield Fund	JNL/Epoch Global Shareholder Yield Fund	April 27, 2015
Curian/FAMCO Flex Core Covered Call Fund	JNL/FAMCO Flex Core Covered Call Fund	April 27, 2015
Curian/Franklin Templeton Frontier Markets Fund	JNL/Franklin Templeton Frontier Markets Fund	April 27, 2015
Curian/Franklin Templeton Natural Resources Fund	JNL/Franklin Templeton Natural Resources Fund	April 27, 2015
Curian/Lazard International Strategic Equity Fund	JNL/Lazard International Strategic Equity Fund	April 27, 2015
Curian/Neuberger Berman Currency Fund	JNL/Neuberger Berman Currency Fund	April 27, 2015
Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	April 27, 2015
Curian/Nicholas Convertible Arbitrage Fund	JNL/Nicholas Convertible Arbitrage Fund	April 27, 2015
Curian/PIMCO Credit Income Fund	JNL/PIMCO Credit Income Fund	April 27, 2015
Curian/T. Rowe Price Capital Appreciation Fund	JNL/T. Rowe Price Capital Appreciation Fund	April 27, 2015
Curian/The Boston Company Equity Income Fund	JNL/The Boston Company Equity Income Fund	April 27, 2015
Curian/Van Eck International Gold Fund	JNL/Van Eck International Gold Fund	April 27, 2015
JNL Institutional Alt 65 Fund - A	JNL Alt 65 Fund - A	April 27, 2015
JNL/Franklin Templeton Frontier Markets Fund	JNL/MC Frontier Markets 100 Index Fund	September 28, 2015
JNL/AllianceBernstein Dynamic Asset Allocation Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	September 28, 2015
JNL/BlackRock Commodity Securities Strategy Fund - A	JNL/BlackRock Natural Resources Fund - A	September 28, 2015
JNL/Eagle SmallCap Equity Fund - A	JNL Multi-Manager Small Cap Growth Fund - A	September 28, 2015
JNL/Franklin Templeton Small Cap Value Fund - A	JNL Multi-Manager Small Cap Value Fund - A	September 28, 2015
JNL/JPMorgan International Value Fund - A	JNL/Causeway International Value Select Fund - A	September 28, 2015
JNL/MC Dow 10 Fund - A	JNL/MC Dow Index Fund - A	September 28, 2015
JNL/MC Global 15 Fund - A	JNL/MC Global 30 Fund - A	September 28, 2015

During the year ended December 31, 2015, the following Fund acquisitions were completed:

ACQUIRED FUND	ACQUIRING FUND	DATE OF ACQUISITION
CG - Alt 100 Conservative Fund	JG - Alt 100 Fund	April 27, 2015
CG - Alt 100 Growth Fund	JG - Alt 100 Fund	April 27, 2015
CG - Institutional Alt 65 Fund	JNL Alt 65 Fund - A	April 27, 2015
CG - International Conservative Fund	JG - Conservative Fund	April 27, 2015
CG - International Growth Fund	JG - Growth Fund	April 27, 2015
CG - International Moderate Fund	JG - Moderate Fund	April 27, 2015
CG - Multi-Strategy Income Fund	JG - Fixed Income 100 Fund	April 27, 2015
CG - Tactical Maximum Growth Fund	JG - Maximum Growth Fund	April 27, 2015
CG - Tactical Moderate Growth Fund	JG - Moderate Growth Fund	April 27, 2015
Curian Dynamic Risk Advantage - Diversified Fund	JNL/MMRS Conservative Fund - A	April 27, 2015

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

ACQUIRED FUND	ACQUIRING FUND	DATE OF ACQUISITION
Curian Dynamic Risk Advantage - Growth Fund	JNL/MMRS Moderate Fund - A	April 27, 2015
Curian Dynamic Risk Advantage - Income Fund	JNL/MMRS Conservative Fund - A	April 27, 2015
Curian/Aberdeen Latin America Fund	JNL/Lazard Emerging Markets Fund - A	April 27, 2015
Curian/Ashmore Emerging Market Small Cap Equity Fund	JNL/Lazard Emerging Markets Fund - A	April 27, 2015
Curian/Baring International Fixed Income Fund	JNL/Franklin Templeton Global Multisector Bond Fund - A	April 27, 2015
Curian/CenterSquare International Real Estate Securities Fund	JNL/Invesco Global Real Estate Fund - A	April 27, 2015
Curian/PineBridge Merger Arbitrage Fund	JNL/Nicholas Convertible Arbitrage Fund	April 27, 2015
Curian/Schroder Emerging Europe Fund	JNL/Lazard Emerging Markets Fund - A	April 27, 2015
Curian/UBS Global Long Short Fixed Income Opportunities Fund	JNL/BlackRock Global Long Short Credit Fund	April 27, 2015
JNL/MC Global Alpha Fund - A	JNL/AQR Managed Futures Strategy Fund - A	April 27, 2015
JNL/MC JNL Optimized 5 Fund - A	JNL/MC JNL 5 Fund - A	April 27, 2015
JNL/MC Value Line 30 Fund - A	JNL/MC S&P 24 Fund - A	April 27, 2015
JG - Equity Income Fund	JNL/The Boston Company Equity Income Fund - A	September 28, 2015
JNL/Franklin Templeton Natural Resources Fund	JNL/BlackRock Natural Resources Fund - A	September 28, 2015
JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	September 28, 2015
JNL/MC 25 Fund - A	JNL/S&P 4 Fund - A	September 28, 2015

(1) The Fund was advised by Curian, an affiliate of Jackson, prior to April 27, 2015. Effective April 27, 2015, the Fund was acquired by a Fund advised by JNAM.
(2) The Fund is a Fund of Fund advised by JNAM, an affiliate of Jackson and has no sub-adviser.
(3) The Fund is sub-advised by an affiliate of Jackson.
(4) “CG” denotes the Fund of Fund group Curian Guidance throughout these financial statements.
(5) “JG” denotes the Fund of Fund group JNAM Guidance throughout these financial statements.
(6) “MC” denotes the sub-adviser Mellon Capital throughout these financial statements.
(7) The Fund’s name was changed during the year ended December 31, 2015 to align the Fund name with its investment strategy.
(8) The Fund’s name was changed during the year ended December 31, 2015 due to a change in adviser or sub-adviser(s).
(9) This Fund was acquired during the year and is no longer available as of December 31, 2015.
(10) “A” denotes Class A shares of the respective Fund throughout these financial statements.
(11) JNL/MC Communications Sector Fund is closed to new contract owners.
Note 2 – Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Separate Account in the preparation of its financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increase and decrease in net assets from operations during the reporting period. Actual results could differ from those estimates.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 2 - Significant Accounting Policies (continued)

Investments

The Separate Account’s Investment Divisions’ investments in the corresponding Funds are stated at the closing net asset value (“NAV”) of the respective Fund, which represent fair value. The average cost method is used in determining the cost of the shares sold on withdrawals by the Investment Divisions of the Separate Account. Investments in the Funds are recorded on trade date for financial reporting purposes. Realized gain distributions and dividend income distributions received from the Funds are reinvested in additional shares of the Funds and are recorded as gain or income to the Investment Divisions of the Separate Account on the ex-dividend date.

Federal Income Taxes

The operations of the Separate Account are taxed as part of the operations of Jackson, which is taxed as a “life insurance company” under the provisions of the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the Separate Account. Therefore, no federal income tax provision is required.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes” provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FASB ASC Topic 740 establishes for all entities, a minimum threshold for financial statement recognition of the benefit of positions taken in filing tax returns (including whether an entity is taxable in a particular jurisdiction), and requires certain expanded tax disclosures. FASB ASC Topic 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Separate Account’s tax return to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax expense in the current year. The Interpretation requires that management evaluate the tax positions taken in the returns which remain subject to examination by the Internal Revenue Service and other tax jurisdictions. JNAM completed an evaluation of the Separate Account’s tax positions and based on that evaluation, determined that no provision for federal income tax is required in the Separate Account’s financial statements during the year ended December 31, 2015.

FASB ASC Topic 820, “Fair Value Measurement”

Recently adopted Accounting Standards Update 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) eliminates the requirement to categorize investments in the fair value hierarchy if its fair value is measured at net asset value using a practical expedient. As of December 31, 2015, all of the Separate Account’s Investment Divisions’ investment in each of the corresponding Funds are valued as a practical expedient at their daily reported net asset value (“NAV”) and as such are not included in the fair value hierarchy required under FASB ASC Topic 820, “Fair Value Measurement”.  On each valuation date, the NAV of each corresponding Fund is determined as of the close of trading (generally, 4:00 PM Eastern Time) on each day the New York Stock Exchange (“NYSE”) is open for trading.  The characterization of the underlying securities held by the Funds in accordance with FASB ASC Topic 820 differs from the characterization of the Separate Account’s Investment Divisions’ investment in the corresponding Funds. Although there can be no assurance, in general, the fair value of the investment valued as a practical expedient is the amount the owner of such investment might reasonably expect to receive in an orderly transaction between market participants upon its current sale.

Note 3 – Contract Charges

Under the term of the contracts, certain charges are allocated to the contract owner to compensate Jackson for providing the insurance benefits set forth in the contracts, administering the contracts, distributing the contracts, and assuming certain risks in connection with the contracts. These charges result in a reduction in contract unit value or redemptions of contract units in the number of contract units outstanding.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 3 - Contract Charges (continued)

Contract Owner Charges

The following charges are assessed to the contract owner by redemption of contract units outstanding:

Contract Maintenance Charge

An annual contract maintenance charge of $35 - $50 is charged against each contract to reimburse Jackson for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary of the contract date that occurs prior to the annuity date or in conjunction with a total withdrawal, as applicable. This charge is only imposed if the contract value is less than $50,000 on the date when the charge is assessed. The charge is deducted by redemption of contract units.

Transfer Charge

A transfer charge of $25 will apply to transfers made by contract owners between the Investment Divisions in excess of 15 transfers in a contract year. Contract year is defined as the succeeding twelve months from the contract issue date. Jackson may waive the transfer charge in connection with pre-authorized automatic transfer programs, or in those states where a lesser charge is required. This charge will be deducted from the amount transferred prior to the allocation to a different Investment Division.

Surrender or Contingent Deferred Sales Charge

During the first three to nine contract years, certain contracts include a provision for a charge upon the surrender or partial surrender of the contract. The amount assessed under the contract terms, if any, depends upon the cost associated with distributing the particular contracts. The amount, if any, is determined based on a number of factors, including the amount withdrawn, the contract year of surrender, or the number and amount of withdrawals in a calendar year. The surrender charges are assessed by Jackson and withheld from the proceeds of the withdrawals.

Optional Benefit Charges

Guaranteed Minimum Income Benefit Charge. If this benefit has been selected, Jackson will assess an annual charge of 0.40% to 0.87%, depending on the contract, of the Guaranteed Minimum Income Benefit (“GMIB”) base. The charge will be deducted each calendar quarter from the contract value by redemption of contract units.

Guaranteed Minimum Accumulation Benefit Charge. If this benefit has been selected, Jackson will assess an annual charge of 1.00% to 1.02% of the Guaranteed Value (“GV”). The charge will be deducted each calendar quarter from the contract value by redemption of contract units.

Guaranteed Minimum Withdrawal Benefit Charge. If this benefit has been selected, Jackson will assess an annual charge of 0.50% to 3.00%, depending on the contract, of the Guaranteed Withdrawal Balance (“GWB”). The charge will be deducted each calendar quarter from the contract value by redemption of contract units.

Guaranteed Minimum Death Benefit Charge. If any of the optional death benefits are selected that are available under the contract, Jackson will assess an annual charge of 0.60% to 1.80%, depending on the contract, of the Death Benefit base. The charge will be deducted each contract quarter from the contract value by redemption of contract units.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 3 - Contract Charges (continued)

Asset-based Charges

The following charges are assessed to the contract owner by a reduction in contract unit value:

Insurance Charges

Jackson deducts a daily charge for administrative expenses from the net assets of the Separate Account equivalent to an annual rate of 0.15%. In designated products, this expense is waived for contracts valued greater than $1 million, refer to the product prospectus for eligibility. The administration charge is designed to reimburse Jackson for expenses incurred in administering the Separate Account and its contracts and reduces the contract unit value.

Jackson deducts a daily base contract charge from the net assets of the Separate Account equivalent to an annual rate of 0.15% to 1.65% for the assumption of mortality and expense risks. The mortality risk assumed by Jackson is that the insured may receive benefits greater than those anticipated by Jackson. The expense risk assumed by Jackson is that the actual cost of administering the contracts of the Separate Account may exceed the amount received from the Administration Charge and the Contract Maintenance Charge.

Optional Benefit Charges

Earnings Protection Benefit Charge. If this benefit option has been selected, Jackson will make an additional deduction of 0.20% to 0.45%, depending on the contract chosen, on an annual basis of the average daily net assets of the contract owner’s allocations to the Investment Divisions.

Contract Enhancement Charge. If one of the contract enhancement benefits is selected, then for a period of five to nine contract years, Jackson will make an additional deduction based upon the average daily net assets of the contract owner’s allocations to the Investment Divisions. The amounts of these charges depend upon the contract enhancements selected and range from 0.395% to 0.832%.

Withdrawal Charge Period. If the optional three, four, or five-year withdrawal charge period feature is selected, Jackson will deduct 0.45%, 0.40%, or 0.30%, respectively, on an annual basis of the average daily net assets of the contract owner’s allocations to the Investment Divisions.

20% Additional Free Withdrawal Charge. If a contract owner selects the optional feature that permits you to withdraw up to 20% of premiums that are still subject to a withdrawal charge minus earnings during a contract year without withdrawal charge, Jackson will deduct 0.30% to 0.40% on an annual basis of the average daily net assets of the contract owner’s allocations to the Investment Divisions.

Optional Death Benefit Charges. If any of the optional death benefits are selected that are available under the contract, Jackson will make an additional deduction of 0.15% to 0.80% on an annual basis of the average daily net assets the contract owner’s allocations to the Investment Divisions, based on the optional death benefit selected.

Premium Taxes

Some states and other governmental entities charge premium taxes or other similar taxes. Jackson pays these taxes and may make a deduction from the value of the contract for them. Premium taxes generally range from 0% to 3.5% depending on the state.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 4 – Related Party Transactions

For contract enhancement benefits related to the optional benefits offered, Jackson contributed $4,548,950 and $7,965,508 to the Separate Account in the form of additional premium to contract owners’ accounts for the years ended December 31, 2015 and 2014, respectively. These amounts are included in purchase payments from contract transactions.

Note 5 – Purchases and Sales of Investments

For the year ended December 31, 2015, cost of purchases and proceeds from sales of the Investment Divisions’ investments in the corresponding Funds are as follows:

Jackson Variable Series Trust
Cost of Purchases		Proceeds from Sales		Cost of Purchases	Proceeds from Sales
CG - Alt 100 Conservative Fund*	$4,854,251	$39,502,027	JG - Moderate Growth Fund	$520,968,946	$136,050,734
CG - Alt 100 Growth Fund*	13,626,852	117,550,925	JG - Real Assets Fund	3,988,296	4,323,483
CG - Institutional Alt 65 Fund*	16,542,603	137,141,141	JNL Tactical ETF Conservative Fund	45,845,426	15,034,483
CG - International Conservative Fund*	1,985,387	6,620,422	JNL Tactical ETF Growth Fund	64,885,864	24,153,489
CG - International Growth Fund*	1,381,792	9,283,673	JNL Tactical ETF Moderate Fund	89,579,370	19,201,511
CG - International Moderate Fund*	1,848,958	12,166,642	JNL/American Funds Global Growth Fund	76,965,000	16,781,938
CG - Multi-Strategy Income Fund*	6,623,463	44,224,721	JNL/American Funds Growth Fund	110,717,278	38,244,425
CG - Tactical Maximum Growth Fund*	11,622,288	102,579,379	JNL/AQR Risk Parity Fund	46,471,429	14,856,588
CG - Tactical Moderate Growth Fund*	34,052,253	326,415,705	JNL/BlackRock Global Long Short Credit Fund	45,937,858	27,558,156
Curian Dynamic Risk Advantage - Diversified Fund*	35,598,461	272,504,470	JNL/DFA U.S. Micro Cap Fund	29,665,747	12,300,256
Curian Dynamic Risk Advantage - Growth Fund*	5,696,717	65,274,215	JNL/DoubleLine Total Return Fund	346,730,976	46,358,711
Curian Dynamic Risk Advantage - Income Fund*	29,581,391	199,709,765	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund	32,427,220	10,497,775
Curian/Aberdeen Latin America Fund*	620,254	2,189,148	JNL/Epoch Global Shareholder Yield Fund	14,571,283	10,980,177
Curian/Ashmore Emerging Market Small Cap Equity Fund*	1,556,751	5,311,108	JNL/FAMCO Flex Core Covered Call Fund	55,410,125	33,077,583
Curian/Baring International Fixed Income Fund*	1,340,169	5,128,955	JNL/Franklin Templeton Natural Resources Fund**	24,093,306	31,866,615
Curian/CenterSquare International Real Estate Securities Fund*	2,652,026	10,667,232	JNL/Lazard International Strategic Equity Fund	37,910,455	8,183,548
Curian/PineBridge Merger Arbitrage Fund*	4,064,863	68,606,782	JNL/MC Frontier Markets 100 Index Fund	22,878,344	7,688,708
Curian/Schroder Emerging Europe Fund*	1,735,506	4,375,872	JNL/Neuberger Berman Currency Fund	3,774,305	5,856,157
Curian/UBS Global Long Short Fixed Income Opportunities Fund*	3,360,794	17,874,335	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	6,837,128	3,138,438
JG - Alt 100 Fund	248,601,758	105,784,360	JNL/Nicholas Convertible Arbitrage Fund	80,601,897	37,745,442
JG - Conservative Fund	70,177,068	40,541,243	JNL/PIMCO Credit Income Fund	44,601,672	17,370,464
JG - Equity 100 Fund	30,582,538	17,641,136	JNL/PPM America Long Short Credit Fund	8,235,069	5,774,066
JG - Equity Income Fund**	12,979,984	68,691,609	JNL/T. Rowe Price Capital Appreciation Fund	315,366,739	26,434,867
JG - Fixed Income 100 Fund	61,436,204	31,025,400	JNL/The Boston Company Equity Income Fund	85,638,630	21,131,106
JG - Growth Fund	135,396,363	39,137,733	JNL/The London Company Focused U.S. Equity Fund	8,544,371	3,174,659
JG - Interest Rate Opportunities Fund	16,330,405	15,869,775	JNL/Van Eck International Gold Fund	18,101,608	10,353,709
JG - Maximum Growth Fund	159,315,173	35,238,910	JNL/WCM Focused International Equity Fund	7,050,402	2,121,330
JG - Moderate Fund	163,265,346	78,401,783

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 5 – Purchases and Sales of Investments (continued)

JNL Series Trust
Cost of Purchases		Proceeds from Sales		Cost of Purchases	Proceeds from Sales
JNL Alt 65 Fund - A	$218,625,987	$157,313,598	JNL/Franklin Templeton Income Fund - A	$435,185,285	$546,384,028
JNL Disciplined Growth Fund - A	249,257,605	119,346,083	JNL/Franklin Templeton International Small Cap Growth Fund - A	272,161,092	131,795,440
JNL Disciplined Moderate Fund - A	314,924,505	204,933,584	JNL/Franklin Templeton Mutual Shares Fund - A	154,712,986	122,060,394
JNL Disciplined Moderate Growth Fund - A	505,187,578	245,827,858	JNL/Goldman Sachs Core Plus Bond Fund - A	366,205,618	241,998,891
JNL Institutional Alt 20 Fund - A	363,884,680	308,116,401	JNL/Goldman Sachs Emerging Markets Debt Fund - A	21,505,986	50,885,158
JNL Institutional Alt 35 Fund - A	414,215,229	468,341,673	JNL/Goldman Sachs Mid Cap Value Fund - A	266,973,842	200,267,000
JNL Institutional Alt 50 Fund - A	571,311,178	689,556,441	JNL/Goldman Sachs U.S. Equity Flex Fund - A	197,843,345	121,265,324
JNL Multi-Manager Alternative Fund - A	7,621,110	1,252,749	JNL/Harris Oakmark Global Equity Fund - A	11,017,410	2,647,109
JNL Multi-Manager Small Cap Growth Fund - A	390,410,927	285,023,557	JNL/Invesco Global Real Estate Fund - A	626,681,133	465,049,450
JNL Multi-Manager Small Cap Value Fund - A	178,360,324	165,023,049	JNL/Invesco International Growth Fund - A	330,721,142	166,050,667
JNL/AB Dynamic Asset Allocation Fund - A	23,827,143	9,428,315	JNL/Invesco Large Cap Growth Fund - A	303,800,386	191,878,502
JNL/American Funds Balanced Allocation Fund - A	577,077,737	169,934,231	JNL/Invesco Mid Cap Value Fund - A	92,991,619	90,732,430
JNL/American Funds Blue Chip Income and Growth Fund - A	566,105,208	373,117,926	JNL/Invesco Small Cap Growth Fund - A	659,615,404	240,737,023
JNL/American Funds Global Bond Fund - A	99,287,327	120,254,912	JNL/Ivy Asset Strategy Fund - A	463,554,081	719,618,773
JNL/American Funds Global Small Capitalization Fund - A	256,953,057	118,340,424	JNL/JPMorgan MidCap Growth Fund - A	724,149,966	285,902,681
JNL/American Funds Growth-Income Fund - A	1,100,903,281	418,661,837	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	493,867,332	350,424,855
JNL/American Funds Growth Allocation Fund - A	463,584,246	130,087,781	JNL/Lazard Emerging Markets Fund - A	87,755,139	114,671,294
JNL/American Funds International Fund - A	494,721,053	177,387,296	JNL/MC 10 x 10 Fund - A	79,224,409	77,441,328
JNL/American Funds New World Fund - A	294,467,189	134,018,612	JNL/MC Bond Index Fund - A	347,060,103	252,560,268
JNL/AQR Managed Futures Strategy Fund - A	155,632,242	40,379,411	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A**	58,140,784	128,669,493
JNL/BlackRock Global Allocation Fund - A	1,135,380,605	576,563,397	JNL/MC Emerging Markets Index Fund - A	246,597,142	157,349,016
JNL/BlackRock Large Cap Select Growth Fund - A	455,153,863	183,283,745	JNL/MC European 30 Fund - A	351,583,054	125,060,314
JNL/BlackRock Natural Resources Fund - A	228,924,675	208,328,669	JNL/MC Global Alpha Fund - A*	3,982,560	48,728,954
JNL/Boston Partners Global Long Short Equity Fund - A	28,087,227	3,685,906	JNL/MC Index 5 Fund - A	169,884,897	117,373,325
JNL/Brookfield Global Infrastructure and MLP Fund - A	282,352,986	329,429,735	JNL/MC International Index Fund - A	438,581,861	248,882,116
JNL/Capital Guardian Global Balanced Fund - A	120,192,328	98,975,099	JNL/MC Pacific Rim 30 Fund - A	217,762,960	99,571,227
JNL/Capital Guardian Global Diversified Research Fund - A	136,107,701	118,792,564	JNL/MC S&P 400 MidCap Index Fund - A	797,966,058	410,202,762
JNL/Causeway International Value Select Fund - A	149,312,799	109,533,830	JNL/MC S&P 500 Index Fund - A	1,463,774,238	909,804,549
JNL/DFA U.S. Core Equity Fund - A	263,047,191	175,093,159	JNL/MC Small Cap Index Fund - A	581,483,114	386,318,677
JNL/DoubleLine Shiller Enhanced CAPE Fund - A	16,239,891	187,857	JNL/MC Utilities Sector Fund - A	30,697,703	29,964,561
JNL/Eastspring Investments Asia ex-Japan Fund - A	57,989,345	59,146,950	JNL/MMRS Conservative Fund - A	543,453,493	94,912,554
JNL/Eastspring Investments China-India Fund - A	200,255,985	187,900,899	JNL/MMRS Growth Fund - A	56,661,703	18,828,120
JNL/Franklin Templeton Founding Strategy Fund - A	226,221,224	327,772,110	JNL/MMRS Moderate Fund - A	213,701,090	36,718,124
JNL/Franklin Templeton Global Growth Fund - A	137,286,573	177,091,334	JNL/Morgan Stanley Mid Cap Growth Fund - A	78,580,656	51,725,598
JNL/Franklin Templeton Global Multisector Bond Fund - A	277,357,579	241,715,832	JNL/Neuberger Berman Strategic Income Fund - A	228,163,006	144,085,354

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 5 – Purchases and Sales of Investments (continued)

JNL Series Trust (continued)
	Cost of Purchases	Proceeds from Sales		Cost of Purchases	Proceeds from Sales
JNL/Oppenheimer Emerging Markets Innovator Fund - A	$5,972,920	$1,180,753	JNL/S&P Managed Conservative Fund - A	$312,266,874	$410,190,287
JNL/Oppenheimer Global Growth Fund - A	478,761,128	216,277,829	JNL/S&P Managed Growth Fund - A	779,275,631	785,820,909
JNL/PIMCO Real Return Fund - A	248,519,759	373,931,798	JNL/S&P Managed Moderate Fund - A	424,280,921	568,521,313
JNL/PIMCO Total Return Bond Fund - A	819,137,817	828,931,540	JNL/S&P Managed Moderate Growth Fund - A	739,629,810	975,638,309
JNL/PPM America Floating Rate Income Fund - A	551,588,129	499,364,677	JNL/S&P Mid 3 Fund - A	253,031,610	82,764,553
JNL/PPM America High Yield Bond Fund - A	1,029,681,899	1,080,740,764	JNL/S&P Total Yield Fund - A	297,779,624	295,718,751
JNL/PPM America Mid Cap Value Fund - A	174,205,761	120,225,718	JNL/Scout Unconstrained Bond Fund - A	24,847,892	8,611,710
JNL/PPM America Small Cap Value Fund - A	353,238,250	154,987,252	JNL/T. Rowe Price Established Growth Fund - A	1,759,143,154	591,485,426
JNL/PPM America Value Equity Fund - A	36,989,392	70,378,296	JNL/T. Rowe Price Mid-Cap Growth Fund - A	1,269,292,331	565,196,111
JNL/Red Rocks Listed Private Equity Fund - A	135,228,641	126,367,017	JNL/T. Rowe Price Short-Term Bond Fund - A	509,719,408	420,240,697
JNL/S&P 4 Fund - A	3,248,068,410	1,163,625,653	JNL/T. Rowe Price Value Fund - A	496,735,788	359,042,788
JNL/S&P Competitive Advantage Fund - A	634,298,672	281,507,026	JNL/Westchester Capital Event Driven Fund - A	3,495,816	469,083
JNL/S&P Dividend Income & Growth Fund - A	655,530,003	622,989,910	JNL/WMC Balanced Fund - A	1,536,195,016	685,066,512
JNL/S&P International 5 Fund - A	25,210,884	6,000,131	JNL/WMC Money Market Fund - A	2,094,229,628	1,821,212,077
JNL/S&P Intrinsic Value Fund - A	547,973,768	430,423,188	JNL/WMC Value Fund - A	191,977,324	144,899,088
JNL/S&P Managed Aggressive Growth Fund - A	355,871,596	279,566,030

JNL Variable Fund LLC
	Cost of Purchases	Proceeds from Sales		Cost of Purchases	Proceeds from Sales
JNL/MC 25 Fund - A**	$245,119,079	$880,460,300	JNL/MC JNL Optimized 5 Fund - A*	$27,143,340	$450,726,135
JNL/MC Communications Sector Fund - A	24,777,901	38,612,716	JNL/MC Nasdaq 25 Fund - A	480,508,151	304,260,911
JNL/MC Consumer Brands Sector Fund - A	659,573,407	231,251,466	JNL/MC Oil & Gas Sector Fund - A	629,481,044	298,408,175
JNL/MC Dow Index Fund - A	108,079,304	189,948,646	JNL/MC S&P 24 Fund - A	709,331,909	187,430,660
JNL/MC Financial Sector Fund - A	367,539,595	217,796,219	JNL/MC S&P SMid 60 Fund - A	224,047,549	153,585,538
JNL/MC Global 30 Fund - A	160,294,352	154,545,327	JNL/MC Technology Sector Fund - A	612,888,320	297,253,847
JNL/MC Healthcare Sector Fund - A	1,619,920,789	668,160,623	JNL/MC Value Line 30 Fund - A*	19,652,332	453,121,609
JNL/MC JNL 5 Fund - A	787,410,306	758,010,436

JNL Investors Series Trust
	Cost of Purchases	Proceeds from Sales
JNL/PPM America Total Return Fund - A	$50,913,516	$3,988,588
*No longer available as of April 27, 2015.
**No longer available as of September 28, 2015.

Jackson National Separate Account I
Notes to Financial Statements
December 31, 2015

Note 6 – Subsequent Events

Management has evaluated subsequent events for the Separate Account through the date the financial statements are issued and the following events occurred:

On March 21, 2016, contract holders of the applicable Investment Division as shareowners in the acquired Fund approved the following acquisitions: JNL/Mellon Capital Frontier Markets 100 Index Fund into JNL/Mellon Capital Emerging Markets Index Fund; JNL/Eastspring Investments Asia ex-Japan Fund into JNL/Eastspring Investments China-India Fund (renamed JNL/Invesco China-India Fund); JNL/Invesco Large Cap Growth Fund into JNL/BlackRock Large Cap Select Growth Fund; and JNL/Capital Guardian Global Diversified Research Fund into JNL/Oppenheimer Global Growth Fund. The acquisitions will be effective after close of business on April 22, 2016. Also effective after close of business on April 22, 2016, JNL/PPM America Total Return Fund will be acquired by JNL/PPM America Total Return Fund, a separate series of JNL Series Trust.

No other events were noted that required adjustments to the financial statements or disclosures in the notes.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights
 The following is a summary for each period in the five-year period ended December 31, 2015, of unit values, total returns and expense ratios for variable annuity contracts with the highest and lowest expense ratios in addition to certain other Investment Division data. Unit values for Investment Divisions that do not have any assets at period end are calculated based on the net asset value of the underlying Fund less expenses charged directly to that Investment Division of the Separate Account.

	CG - Alt 100 Conservative Fund (b) (c)	CG - Alt 100 Growth Fund (b) (c)	CG - Institutional Alt 65 Fund (a) (c)	CG - International Conservative Fund (b) (c)	CG - International Growth Fund (b) (c)	CG - International Moderate Fund (b) (c)	CG - Multi-Strategy Income Fund (b) (c)	CG - Tactical Maximum Growth Fund (a) (c)	CG - Tactical Moderate Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Diversified Fund (a) (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.227178	$10.494970	$11.651919	$9.440014	$10.110364	$9.733932	$9.864148	$12.389597	$12.361294	$10.736202
Total Return *	3.01%	3.01%	3.84%	0.3%	4.73%	2.58%	1.57%	4.59%	5.4%	2.63%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2014

Unit Value	$9.928455	$10.188282	$11.220922	$9.411909	$9.653876	$9.488808	$9.712107	$11.846077	$11.728280	$10.461190
Total Return *	0.12%	0.93%	1.32%	(3.25)%	(4.45)%	(4.41)%	0.66%	2.49%	3.14%	3.86%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$9.916106	$10.094602	$11.074681	$9.727702	$10.103960	$9.926114	$9.648447	$11.558091	$11.371351	$10.072268
Total Return *	-1.02%***	0.65%***	7.28%	-1.17%***	-0.81%***	-1.03%***	-3.61%***	13.92%	11.22%	0.83%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	n/a	n/a	$10.323314	n/a	n/a	n/a	n/a	$10.145630	$10.224428	$9.989160
Total Return *	n/a	n/a	2.67%***	n/a	n/a	n/a	n/a	1.01%***	1.76%***	0.11%***
Ratio of Expenses **	n/a	n/a	1.25%	n/a	n/a	n/a	n/a	1.25%	1.25%	1.25%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	CG - Alt 100 Conservative Fund (b) (c)	CG - Alt 100 Growth Fund (b) (c)	CG - Institutional Alt 65 Fund (a) (c)	CG - International Conservative Fund (b) (c)	CG - International Growth Fund (b) (c)	CG - International Moderate Fund (b) (c)	CG - Multi-Strategy Income Fund (b) (c)	CG - Tactical Maximum Growth Fund (a) (c)	CG - Tactical Moderate Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Diversified Fund (a) (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.308748	$10.578673	$11.802489	$9.515322	$10.191580	$9.811483	$9.942764	$12.549192	$12.521129	$10.874901
Total Return *	3.14%	3.14%	3.97%	0.42%	4.86%	2.71%	1.69%	4.72%	5.53%	2.76%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$9.995148	$10.256716	$11.351738	$9.475144	$9.719272	$9.552464	$9.777290	$11.983690	$11.865096	$10.583109
Total Return *	0.53%	1.33%	1.73%	-3.29%***	(4.07)%	(4.02)%	1.06%	2.9%	3.55%	4.28%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$9.942871	$10.121845	$11.159072	$9.744378	$10.131797	$9.952817	$9.674418	$11.645683	$11.458072	$10.148979
Total Return *	0.91%***	4.84%***	7.71%	-0.62%***	1.32%***	0.26%***	2.00%***	14.38%	11.66%	1.24%
Ratio of Expenses **	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	n/a	n/a	$10.360450	n/a	n/a	n/a	n/a	$10.181703	$10.261265	$10.025057
Total Return *	n/a	n/a	7.36%***	n/a	n/a	n/a	n/a	0.56%***	2.33%***	2.20%***
Ratio of Expenses **	n/a	n/a	0.85%	n/a	n/a	n/a	n/a	0.85%	0.85%	0.85%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	CG - Alt 100 Conservative Fund (b) (c)	CG - Alt 100 Growth Fund (b) (c)	CG - Institutional Alt 65 Fund (a) (c)	CG - International Conservative Fund (b) (c)	CG - International Growth Fund (b) (c)	CG - International Moderate Fund (b) (c)	CG - Multi-Strategy Income Fund (b) (c)	CG - Tactical Maximum Growth Fund (a) (c)	CG - Tactical Moderate Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Diversified Fund (a) (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Units Outstanding (in thousands)	—	—	—	—	—	—	—	—	—	—
Investment Income Ratio *	1.13%	1.60%	1.71%	0.62%	1.06%	1.07%	1.45%	1.43%	1.11%	0.49%

Period ended December 31, 2014

Net Assets (in thousands)	$34,297	$104,198	$124,348	$4,659	$7,728	$10,278	$37,647	$92,147	$287,493	$244,166
Units Outstanding (in thousands)	3,444	10,192	11,019	494	798	1,080	3,865	7,729	24,366	23,214
Investment Income Ratio *	0.55%	0.84%	0.83%	1.06%	0.72%	1.12%	1.66%	0.55%	0.87%	0.00%

Period ended December 31, 2013

Net Assets (in thousands)	$17,739	$37,070	$107,396	$1,844	$4,524	$4,825	$20,207	$66,139	$228,188	$238,700
Units Outstanding (in thousands)	1,787	3,667	9,662	189	447	485	2,092	5,698	19,989	23,618
Investment Income Ratio *	0.00%	0.00%	0.17%	0.00%	0.00%	0.00%	0.00%	0.00%	0.38%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	n/a	n/a	$46,331	n/a	n/a	n/a	n/a	$19,798	$69,877	$98,448
Units Outstanding (in thousands)	n/a	n/a	4,480	n/a	n/a	n/a	n/a	1,948	6,823	9,840
Investment Income Ratio *	n/a	n/a	0.00%	n/a	n/a	n/a	n/a	0.00%	0.00%	0.00%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	Curian Dynamic Risk Advantage - Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Income Fund (a) (c)	Curian/Aberdeen Latin America Fund (b) (c)	Curian/Ashmore Emerging Market Small Cap Equity Fund (b) (c)	Curian/Baring International Fixed Income Fund (b) (c)	Curian/ CenterSquare International Real Estate Securities Fund (b) (c)	Curian/PineBridge Merger Arbitrage Fund (a) (c)	Curian/Schroder Emerging Europe Fund (b) (c)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (b) (c)	JG - Alt 100 Fund (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$9.253789	$11.130602	$6.601272	$10.330048	$8.903463	$9.792517	$9.657047	$8.026638	$9.424801	$10.175192
Total Return *	3.18%	1.45%	(4.28)%	12.11%	(3.02)%	6.26%	(0.28)%	8.27%	1.09%	(2.93)%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2014

Unit Value	$8.968955	$10.971928	$6.896162	$9.214513	$9.180810	$9.215906	$9.684090	$7.413804	$9.322874	$10.481856
Total Return *	(5.40)%	6.82%	(16.52)%	(10.67)%	(3.80)%	(0.46)%	(1.83)%	(28.14)%	(5.61)%	1.00%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$9.481418	$10.271724	$8.260382	$10.314606	$9.543746	$9.258153	$9.864683	$10.316294	$9.876458	$10.377791
Total Return *	0.51%	0.17%	-17.40%***	2.64%***	-4.56%***	-7.42%***	(1.03)%	3.17%***	-1.31%***	2.59%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$9.433605	$10.254370	n/a	n/a	n/a	n/a	$9.967386	n/a	n/a	$10.115887
Total Return *	-6.27%***	1.96%***	n/a	n/a	n/a	n/a	-0.41%***	n/a	n/a	1.38%***
Ratio of Expenses **	1.25%	1.25%	n/a	n/a	n/a	n/a	1.25%	n/a	n/a	1.25%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	Curian Dynamic Risk Advantage - Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Income Fund (a) (c)	Curian/Aberdeen Latin America Fund (b) (c)	Curian/Ashmore Emerging Market Small Cap Equity Fund (b) (c)	Curian/Baring International Fixed Income Fund (b) (c)	Curian/ CenterSquare International Real Estate Securities Fund (b) (c)	Curian/PineBridge Merger Arbitrage Fund (a) (c)	Curian/Schroder Emerging Europe Fund (b) (c)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (b) (c)	JG - Alt 100 Fund (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$9.373151	$11.274470	$6.653466	$10.412483	$8.974418	$9.870715	$9.781765	$8.090672	$9.499972	$10.334826
Total Return *	3.30%	1.57%	(4.16)%	12.25%	(2.90)%	6.39%	(0.15)%	8.40%	1.22%	(2.54)%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$9.073296	$11.099876	$6.942013	$9.276444	$9.242422	$9.277903	$9.796913	$7.463620	$9.385498	$10.603814
Total Return *	(5.03)%	7.25%	(16.18)%	(10.31)%	(3.42)%	-3.13%***	(1.44)%	(27.85)%	(5.23)%	1.41%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$9.553428	$10.350015	$8.282110	$10.342473	$9.569436	$9.273814	$9.939768	$10.344151	$9.903103	$10.456632
Total Return *	0.91%	0.57%	-16.31%***	17.95%***	-1.59%***	-6.98%***	(0.63)%	10.61%***	-1.88%***	3.00%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	$9.467308	$10.291284	n/a	n/a	n/a	n/a	$10.003149	n/a	n/a	$10.152050
Total Return *	-2.40%***	4.56%***	n/a	n/a	n/a	n/a	-0.01%***	n/a	n/a	5.94%***
Ratio of Expenses **	0.85%	0.85%	n/a	n/a	n/a	n/a	0.85%	n/a	n/a	0.85%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	Curian Dynamic Risk Advantage - Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Income Fund (a) (c)	Curian/Aberdeen Latin America Fund (b) (c)	Curian/Ashmore Emerging Market Small Cap Equity Fund (b) (c)	Curian/Baring International Fixed Income Fund (b) (c)	Curian/ CenterSquare International Real Estate Securities Fund (b) (c)	Curian/PineBridge Merger Arbitrage Fund (a) (c)	Curian/Schroder Emerging Europe Fund (b) (c)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (b) (c)	JG - Alt 100 Fund (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$445,497
Units Outstanding (in thousands)	—	—	—	—	—	—	—	—	—	43,427
Investment Income Ratio *	0.00%	2.43%	0.01%	0.21%	0.00%	0.78%	0.00%	0.00%	3.42%	1.15%

Period ended December 31, 2014

Net Assets (in thousands)	$57,556	$173,807	$1,628	$3,354	$3,892	$7,555	$65,411	$2,421	$14,946	$330,093
Units Outstanding (in thousands)	6,377	15,762	235	363	423	817	6,716	325	1,599	31,305
Investment Income Ratio *	0.00%	2.02%	1.14%	0.02%	0.02%	4.21%	0.00%	3.11%	0.00%	1.09%

Period ended December 31, 2013

Net Assets (in thousands)	$55,489	$149,064	$1,216	$1,527	$1,210	$3,064	$63,826	$1,539	$7,720	$275,260
Units Outstanding (in thousands)	5,830	14,466	147	148	127	331	6,448	149	781	26,425
Investment Income Ratio *	0.00%	0.00%	1.07%	0.04%	1.34%	3.03%	0.00%	2.80%	0.00%	0.03%

Period ended December 31, 2012

Net Assets (in thousands)	$19,136	$72,577	n/a	n/a	n/a	n/a	$26,942	n/a	n/a	$135,531
Units Outstanding (in thousands)	2,025	7,067	n/a	n/a	n/a	n/a	2,699	n/a	n/a	13,376
Investment Income Ratio *	0.00%	2.78%	n/a	n/a	n/a	n/a	0.00%	n/a	n/a	0.00%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JG - Conservative Fund (a)	JG - Equity 100 Fund (b)	JG - Equity Income Fund (a) (d)	JG - Fixed Income 100 Fund (b)	JG - Growth Fund (c)	JG - Interest Rate Opportunities Fund (c)	JG - Maximum Growth Fund (a)	JG - Moderate Fund (a)	JG - Moderate Growth Fund (a)	JG - Real Assets Fund (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.399287	$13.036304	$11.785648	$9.438324	$10.935398	$9.241220	$12.078427	$11.509692	$11.513522	$8.333269
Total Return *	(2.92)%	(2.47)%	(8.17)%	(3.31)%	(2.01)%	(5.10)%	(2.55)%	(2.56)%	(2.56)%	(12.60)%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2014

Unit Value	$10.712563	$13.365997	$12.833639	$9.761038	$11.159155	$9.737764	$12.393887	$11.811656	$11.816159	$9.534736
Total Return *	2.43%	3.53%	7.27%	0.87%	2.87%	(0.20)%	2.96%	2.42%	2.82%	(2.88)%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$10.458910	$12.909766	$11.964132	$9.676527	$10.848221	$9.757449	$12.036999	$11.532390	$11.492164	$9.817049
Total Return *	(0.40)%	25.57%	15.34%	(3.63)%	6.60%***	-2.42%***	17.30%	10.76%	10.37%	-2.22%***
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$10.501283	$10.280954	$10.372755	$10.041477	n/a	n/a	$10.261285	$10.412286	$10.412310	n/a
Total Return *	5.20%***	1.76%***	2.32%***	0.64%***	n/a	n/a	1.55%***	3.07%***	2.82%***	n/a
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	n/a	n/a	1.25%	1.25%	1.25%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)
	JG - Conservative Fund (a)	JG - Equity 100 Fund (b)	JG - Equity Income Fund (a) (d)	JG - Fixed Income 100 Fund (b)	JG - Growth Fund (c)	JG - Interest Rate Opportunities Fund (c)	JG - Maximum Growth Fund (a)	JG - Moderate Fund (a)	JG - Moderate Growth Fund (a)	JG - Real Assets Fund (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.562722	$13.209312	$11.957961	$9.563943	$11.052977	$9.340594	$12.271440	$11.690572	$11.694482	$8.422776
Total Return *	-2.54%	-2.08%	-7.90%	-2.92%	-1.61%	-4.72%	-2.15%	-2.17%	-2.17%	-12.25%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$10.837483	$13.489320	$12.983096	$9.851467	$11.234131	$9.803181	$12.541681	$11.949381	$11.953965	$9.598681
Total Return *	2.84%	3.95%	7.70%	1.28%	3.28%	0.20%	3.38%	2.83%	3.23%	-2.04%***
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$10.538630	$12.976876	$12.055147	$9.727185	$10.877509	$9.783791	$12.131900	$11.620290	$11.579777	$9.833508
Total Return *	0.00%	26.07%	11.94%***	-2.97%***	7.44%***	0.65%***	17.78%	11.20%	10.81%	-3.00%***
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	1.00%

Period ended December 31, 2012

Unit Value	$10.539085	$10.293138	$10.396103	$10.049198	n/a	n/a	$10.300908	$10.449759	$10.449811	n/a
Total Return *	6.22%***	2.62%***	2.47%***	0.52%***	n/a	n/a	6.31%***	5.03%***	2.98%***	n/a
Ratio of Expenses **	0.85%	0.85%	1.00%	1.00%	n/a	n/a	0.85%	0.85%	0.85%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JG - Conservative Fund (a)	JG - Equity 100 Fund (b)	JG - Equity Income Fund (a) (d)	JG - Fixed Income 100 Fund (b)	JG - Growth Fund (c)	JG - Interest Rate Opportunities Fund (c)	JG - Maximum Growth Fund (a)	JG - Moderate Fund (a)	JG - Moderate Growth Fund (a)	JG - Real Assets Fund (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$122,256	$81,461	$—	$71,862	$240,234	$45,565	$219,743	$398,190	$812,819	$9,036
Units Outstanding (in thousands)	11,686	6,203	—	7,567	21,832	4,906	18,028	34,343	70,035	1,078
Investment Income Ratio *	1.17%	2.26%	1.04%	1.19%	1.54%	0.97%	1.32%	1.57%	1.29%	0.63%

Period ended December 31, 2014

Net Assets (in thousands)	$97,608	$78,822	$62,045	$44,387	$156,055	$47,997	$113,732	$334,274	$476,811	$10,920
Units Outstanding (in thousands)	9,073	5,868	4,809	4,527	13,932	4,914	9,114	28,148	40,122	1,142
Investment Income Ratio *	0.84%	0.60%	3.93%	1.47%	0.47%	1.65%	0.66%	0.77%	0.71%	1.12%

Period ended December 31, 2013

Net Assets (in thousands)	$55,255	$49,262	$43,192	$22,059	$43,816	$28,938	$65,551	$172,059	$252,989	$4,999
Units Outstanding (in thousands)	5,268	3,806	3,599	2,275	4,033	2,962	5,422	14,870	21,932	509
Investment Income Ratio *	0.74%	0.11%	0.49%	0.55%	0.00%	0.00%	0.17%	0.47%	0.19%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$24,477	$3,443	$16,286	$6,020	n/a	n/a	$20,322	$47,535	$65,697	n/a
Units Outstanding (in thousands)	2,328	335	1,568	599	n/a	n/a	1,976	4,559	6,299	n/a
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	n/a	n/a	0.00%	0.00%	0.00%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL Tactical ETF Conservative Fund (a)	JNL Tactical ETF Growth Fund (a)	JNL Tactical ETF Moderate Fund (a)	JNL/American Funds Global Growth Fund (d)	JNL/American Funds Growth Fund (a)	JNL/AQR Risk Parity Fund (d)	JNL/BlackRock Global Long Short Credit Fund (c)	JNL/DFA U.S. Micro Cap Fund (b)	JNL/DoubleLine Total Return Fund (d)	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$11.057208	$12.539343	$11.940606	$11.632284	$15.134295	$9.465234	$9.750821	$13.531640	$10.155898	$9.835862
Total Return *	-0.97%	-1.24%	-1.09%	5.30%	5.12%	-11.42%	-2.57%	-6.02%	-0.16%***	0.74%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	2.80%	1.25%

Period ended December 31, 2014

Unit Value	$11.165427	$12.696731	$12.072145	$11.046628	$14.397281	$10.686030	$10.008361	$14.398327	$10.478400	$9.763453
Total Return *	2.74%	3.26%	3.23%	0.79%	6.64%	6.61%	-0.07%	0.78%	5.17%	3.43%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$10.868074	$12.295763	$11.694230	$10.960118	$13.500581	$10.023542	$10.015265	$14.286592	$9.963764	$9.440043
Total Return *	5.27%	17.00%	12.29%	7.92%***	27.84%	-1.04%***	0.38%***	41.85%	-0.35%***	-5.95%***
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$10.323527	$10.508906	$10.413978	n/a	$10.560434	n/a	n/a	$10.071414	n/a	n/a
Total Return *	2.59%***	3.28%***	2.53%***	n/a	4.07%***	n/a	n/a	0.79%***	n/a	n/a
Ratio of Expenses **	1.25%	1.25%	1.25%	n/a	1.25%	n/a	n/a	1.25%	n/a	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations September 16, 2013.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL Tactical ETF Conservative Fund (a)	JNL Tactical ETF Growth Fund (a)	JNL Tactical ETF Moderate Fund (a)	JNL/American Funds Global Growth Fund (d)	JNL/American Funds Growth Fund (a)	JNL/AQR Risk Parity Fund (d)	JNL/BlackRock Global Long Short Credit Fund (c)	JNL/DFA U.S. Micro Cap Fund (b)	JNL/DoubleLine Total Return Fund (d)	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$11.230964	$12.736376	$12.128231	$11.739379	$15.372230	$9.552346	$9.855675	$13.711595	$10.619879	$9.941723
Total Return *	-0.57%	-0.84%	-0.69%	5.72%	5.54%	-11.07%	-2.18%	-5.64%	0.83%	1.15%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$11.295623	$12.844747	$12.212884	$11.103818	$14.565242	$10.741330	$10.075609	$14.531571	$10.532615	$9.829141
Total Return *	3.15%	3.67%	3.65%	1.19%	7.07%	7.16%***	0.33%	1.19%	5.59%	3.84%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$10.950909	$12.389453	$11.783332	$10.972881	$13.603559	$10.030850	$10.042304	$14.361241	$9.975345	$9.465616
Total Return *	5.70%	17.47%	12.74%	5.73%***	28.35%	-0.97%***	0.47%***	38.46%***	-1.43%***	-1.37%***
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	$10.360690	$10.546713	$10.451438	n/a	$10.598506	n/a	n/a	$10.079232	n/a	n/a
Total Return *	5.48%***	7.02%***	7.21%***	n/a	1.54%***	n/a	n/a	3.60%***	n/a	n/a
Ratio of Expenses **	0.85%	0.85%	0.85%	n/a	0.85%	n/a	n/a	1.00%	n/a	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations September 16, 2013.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL Tactical ETF Conservative Fund (a)	JNL Tactical ETF Growth Fund (a)	JNL Tactical ETF Moderate Fund (a)	JNL/American Funds Global Growth Fund (d)	JNL/American Funds Growth Fund (a)	JNL/AQR Risk Parity Fund (d)	JNL/BlackRock Global Long Short Credit Fund (c)	JNL/DFA U.S. Micro Cap Fund (b)	JNL/DoubleLine Total Return Fund (d)	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$75,313	$134,332	$175,370	$91,115	$172,664	$25,094	$67,176	$36,079	$364,627	$34,211
Units Outstanding (in thousands)	6,767	10,622	14,575	7,793	11,313	2,638	6,854	2,648	34,644	3,460
Investment Income Ratio *	1.24%	1.17%	1.11%	0.44%	0.56%	37.31%	5.34%	0.00%	2.95%	8.24%

Period ended December 31, 2014

Net Assets (in thousands)	$45,820	$98,243	$109,628	$31,092	$98,155	$19,065	$53,933	$33,715	$68,289	$14,150
Units Outstanding (in thousands)	4,083	7,688	9,033	2,807	6,775	1,780	5,373	2,331	6,500	1,445
Investment Income Ratio *	0.86%	0.67%	0.72%	0.23%	0.28%	0.00%	0.00%	0.00%	0.57%	0.00%

Period ended December 31, 2013

Net Assets (in thousands)	$32,732	$70,581	$80,235	$5,063	$45,214	$1,348	$22,308	$16,188	$5,167	$7,451
Units Outstanding (in thousands)	3,002	5,718	6,837	462	3,335	134	2,225	1,130	518	789
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	0.19%	0.00%	0.00%	1.14%	0.00%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$16,474	$21,517	$23,236	n/a	$9,870	n/a	n/a	$508	n/a	n/a
Units Outstanding (in thousands)	1,593	2,044	2,228	n/a	933	n/a	n/a	50	n/a	n/a
Investment Income Ratio *	2.03%	2.12%	2.11%	n/a	0.00%	n/a	n/a	0.00%	n/a	n/a

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations September 16, 2013.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Epoch Global Shareholder Yield Fund (a)	JNL/FAMCO Flex Core Covered Call Fund (a)	JNL/Franklin Templeton Natural Resources Fund (a) (e)	JNL/Lazard International Strategic Equity Fund (c)	JNL/MC Frontier Markets 100 Index Fund (b)	JNL/Neuberger Berman Currency Fund (b)	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund (d)	JNL/Nicholas Convertible Arbitrage Fund (a)	JNL/PIMCO Credit Income Fund (a)	JNL/PPM America Long Short Credit Fund (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$12.682036	$11.629602	$5.724074	$11.546103	$8.577498	$10.011504	$5.679797	$9.695177	$10.022226	$9.331998
Total Return *	-6.17%	-4.41%	-22.34%	3.11%	-15.99%	0.62%	-26.00%	-4.16%	-0.16%***	-4.94%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	2.80%	1.25%

Period ended December 31, 2014

Unit Value	$13.515623	$12.166470	$7.370775	$11.197435	$10.210372	$9.949394	$7.674929	$10.116505	$10.884088	$9.816534
Total Return *	4.74%	7.49%	-21.58%	-2.65%	-16.03%	2.08%	-23.25%***	-2.30%	6.28%	-2.66%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$12.904367	$11.319214	$9.399502	$11.501897	$12.159927	$9.746359	n/a	$10.354623	$10.241245	$10.084594
Total Return *	21.80%	11.31%	7.30%	12.70%***	16.92%	-3.13%	n/a	2.06%	-2.92%	0.77%***
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	n/a	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$10.595041	$10.169345	$8.760391	n/a	$10.400205	$10.061519	n/a	$10.145496	$10.549088	n/a
Total Return *	2.34%***	0.51%***	-10.04%***	n/a	4.52%***	0.62%***	n/a	1.68%***	6.40%***	n/a
Ratio of Expenses **	1.25%	1.25%	1.25%	n/a	1.25%	1.25%	n/a	1.25%	1.25%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations April 28, 2014.
(e) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Epoch Global Shareholder Yield Fund (a)	JNL/FAMCO Flex Core Covered Call Fund (a)	JNL/Franklin Templeton Natural Resources Fund (a) (e)	JNL/Lazard International Strategic Equity Fund (c)	JNL/MC Frontier Markets 100 Index Fund (b)	JNL/Neuberger Berman Currency Fund (b)	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund (d)	JNL/Nicholas Convertible Arbitrage Fund (a)	JNL/PIMCO Credit Income Fund (a)	JNL/PPM America Long Short Credit Fund (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$12.881138	$11.812217	$5.807658	$11.670957	$8.691582	$10.144651	$5.717924	$9.847269	$10.814533	$9.432416
Total Return *	-5.79%	-4.03%	-22.11%	3.53%	-15.66%	1.03%	-25.70%	-3.78%	-1.78%	-4.55%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$13.673002	$12.308186	$7.456477	$11.273334	$10.304870	$10.041467	$7.695611	$10.234182	$11.011005	$9.882562
Total Return *	5.16%	7.92%	-21.27%	-2.26%	-15.70%	2.49%	-23.15%***	-1.91%	6.70%	-2.27%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$13.002517	$11.405341	$9.470833	$11.533634	$12.223473	$9.797282	n/a	$10.433262	$10.319305	$10.111898
Total Return *	22.28%	11.75%	7.73%	17.39%***	17.39%	-2.74%	n/a	2.47%	-2.53%	4.42%***
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	n/a	0.85%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	$10.633015	$10.205813	$8.791627	n/a	$10.412815	$10.073701	n/a	$10.181738	$10.587055	n/a
Total Return *	9.59%***	-2.44%***	14.55%***	n/a	2.52%***	-0.13%***	n/a	0.43%***	5.12%***	n/a
Ratio of Expenses **	0.85%	0.85%	0.85%	n/a	0.85%	0.85%	n/a	0.85%	0.85%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations April 28, 2014.
(e) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Epoch Global Shareholder Yield Fund (a)	JNL/FAMCO Flex Core Covered Call Fund (a)	JNL/Franklin Templeton Natural Resources Fund (a) (e)	JNL/Lazard International Strategic Equity Fund (c)	JNL/MC Frontier Markets 100 Index Fund (b)	JNL/Neuberger Berman Currency Fund (b)	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund (d)	JNL/Nicholas Convertible Arbitrage Fund (a)	JNL/PIMCO Credit Income Fund (a)	JNL/PPM America Long Short Credit Fund (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$27,780	$120,656	$—	$43,939	$15,623	$12,350	$5,281	$101,148	$59,545	$14,027
Units Outstanding (in thousands)	2,173	10,296	—	3,781	1,808	1,226	926	10,352	5,569	1,497
Investment Income Ratio *	1.73%	1.85%	3.31%	1.05%	17.30%	1.73%	0.00%	1.18%	2.46%	3.94%

Period ended December 31, 2014

Net Assets (in thousands)	$26,393	$106,385	$26,805	$14,613	$17,185	$14,461	$3,124	$64,332	$34,347	$12,693
Units Outstanding (in thousands)	1,942	8,696	3,616	1,300	1,675	1,448	407	6,324	3,138	1,290
Investment Income Ratio *	0.00%	0.03%	0.00%	0.00%	4.34%	0.00%	0.00%	0.88%	0.05%	2.20%

Period ended December 31, 2013

Net Assets (in thousands)	$15,590	$59,229	$19,294	$3,438	$10,524	$10,984	n/a	$40,484	$19,395	$5,576
Units Outstanding (in thousands)	1,204	5,215	2,045	298	863	1,124	n/a	3,897	1,887	552
Investment Income Ratio *	5.64%	1.99%	0.00%	0.00%	0.00%	1.40%	n/a	0.01%	1.86%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$1,648	$14,885	$6,510	n/a	$497	$3,768	n/a	$12,035	$12,982	n/a
Units Outstanding (in thousands)	155	1,461	742	n/a	48	374	n/a	1,184	1,229	n/a
Investment Income Ratio *	3.09%	2.32%	1.24%	n/a	0.00%	0.00%	n/a	0.00%	2.20%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations April 28, 2014.
(e) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Capital Appreciation Fund (c)	JNL/The Boston Company Equity Income Fund (a)	JNL/The London Company Focused U.S. Equity Fund (c)	JNL/Van Eck International Gold Fund (b)	JNL/WCM Focused International Equity Fund (c)	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$11.964386	$15.435687	$10.879043	$3.107321	$10.713083	$14.551718	$9.717960	$10.282126	$10.447161	$14.432161
Total Return *	3.21%	-2.94%	-2.64%	-27.51%	4.47%	-5.29%	-5.65%	-5.37%	-5.03%	-5.18%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	3.61%	3.15%	3.70%	3.15%	3.06%

Period ended December 31, 2014

Unit Value	$11.592747	$15.903884	$11.174002	$4.286313	$10.254829	$15.363890	$10.299709	$10.865604	$11.000732	$15.220732
Total Return *	10.34%	9.69%	2.23%	-7.30%	-2.17%	-1.96%	1.73%	1.53%	1.81%	-0.87%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	3.61%	3.15%	3.70%	3.15%	3.06%

Period ended December 31, 2013

Unit Value	$10.506291	$14.498494	$10.930272	$4.623635	$10.481899	$15.671773	$10.124402	$10.702137	$10.805322	$15.353836
Total Return *	4.44%***	35.12%	9.67%***	-48.54%	4.98%***	5.61%	20.22%	12.86%	18.88%	10.45%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	3.61%	3.15%	3.70%	3.15%	3.06%

Period ended December 31, 2012

Unit Value	n/a	$10.730038	n/a	$8.985564	n/a	$14.838820	$8.421673	$9.482585	$9.089241	$13.901659
Total Return *	n/a	7.21%***	n/a	-10.14%***	n/a	7.01%	11.03%	9.18%	10.67%	7.79%
Ratio of Expenses **	n/a	1.25%	n/a	1.25%	n/a	3.61%	3.15%	3.70%	3.15%	3.06%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	$13.866809	$7.585200	$8.685114	$8.213126	$12.897292
Total Return *	n/a	n/a	n/a	n/a	n/a	-8.78%	-8.17%***	-2.93%	-3.93%	-5.49%
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	3.61%	3.15%	3.70%	3.15%	3.06%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations September 16, 2013.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Capital Appreciation Fund (c)	JNL/The Boston Company Equity Income Fund (a)	JNL/The London Company Focused U.S. Equity Fund (c)	JNL/Van Eck International Gold Fund (b)	JNL/WCM Focused International Equity Fund (c)	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$12.074524	$15.674249	$10.979142	$3.148681	$10.811664	$17.525204	$12.316525	$13.688602	$13.239659	$16.580846
Total Return *	3.62%	-2.55%	-2.25%	-27.22%	4.89%	-6.03%***	-3.12%	-2.30%	-2.49%	-3.21%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.50%	0.50%	0.50%	1.00%

Period ended December 31, 2014

Unit Value	$11.652755	$16.085206	$11.231800	$4.326027	$10.307880	$17.845286	$12.713071	$14.010500	$13.577278	$17.130262
Total Return *	10.78%	10.13%	0.35%***	-6.92%	-4.03%***	0.63%***	4.46%	4.82%	4.54%	1.20%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	1.00%	0.50%	0.50%	0.50%	1.00%

Period ended December 31, 2013

Unit Value	$10.518508	$14.605261	$10.936958	$4.647848	$10.489484	$17.650593	$12.170487	$13.365738	$12.987966	$16.927727
Total Return *	5.76%***	35.66%	8.95%***	-48.34%	4.81%***	8.30%	23.44%	16.53%	22.07%	12.75%
Ratio of Expenses **	0.85%	0.85%	1.00%	0.85%	1.00%	1.10%	0.50%	0.50%	0.50%	1.00%

Period ended December 31, 2012

Unit Value	n/a	$10.765905	n/a	$8.996557	n/a	$16.298169	$9.859384	$11.470238	$10.640048	$15.014170
Total Return *	n/a	14.37%***	n/a	-12.37%***	n/a	9.74%	14.01%	12.74%	13.64%	10.04%
Ratio of Expenses **	n/a	0.85%	n/a	0.85%	n/a	1.10%	0.50%	0.50%	0.50%	1.00%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	$14.851990	$8.647683	$10.174362	$9.362785	$13.644637
Total Return *	n/a	n/a	n/a	n/a	n/a	-6.46%	-3.62%	0.22%	-1.36%	-4.59%***
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	1.10%	0.50%	0.50%	0.50%	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations September 16, 2013.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Capital Appreciation Fund (c)	JNL/The Boston Company Equity Income Fund (a)	JNL/The London Company Focused U.S. Equity Fund (c)	JNL/Van Eck International Gold Fund (b)	JNL/WCM Focused International Equity Fund (c)	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$379,008	$110,141	$11,347	$24,596	$8,233	$617,912	$713,547	$1,228,353	$1,604,573	$1,536,306
Units Outstanding (in thousands)	31,534	7,081	1,037	7,862	764	36,535	63,022	97,592	131,660	95,281
Investment Income Ratio *	0.03%	0.79%	0.22%	3.37%	0.03%	1.82%	2.53%	2.40%	2.53%	2.29%

Period ended December 31, 2014

Net Assets (in thousands)	$84,808	$46,575	$6,295	$26,145	$3,201	$622,021	$650,863	$1,200,467	$1,472,586	$1,687,366
Units Outstanding (in thousands)	7,297	2,913	562	6,071	311	35,831	55,249	92,418	116,853	100,924
Investment Income Ratio *	1.18%	0.08%	0.03%	0.31%	0.00%	1.46%	1.63%	2.22%	1.88%	1.70%

Period ended December 31, 2013

Net Assets (in thousands)	$9,228	$28,342	$538	$11,291	$425	$746,748	$521,713	$1,026,832	$1,216,735	$1,697,533
Units Outstanding (in thousands)	878	1,948	49	2,436	40	43,103	45,866	82,176	100,110	102,360
Investment Income Ratio *	0.66%	2.03%	0.00%	0.24%	0.00%	1.00%	0.98%	1.38%	1.18%	2.03%

Period ended December 31, 2012

Net Assets (in thousands)	n/a	$3,063	n/a	$5,078	n/a	$868,140	$299,069	$710,906	$766,027	$1,348,029
Units Outstanding (in thousands)	n/a	285	n/a	565	n/a	54,075	32,169	65,742	76,258	91,277
Investment Income Ratio *	n/a	2.66%	n/a	0.00%	n/a	2.38%	1.28%	1.64%	1.48%	1.63%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	$942,913	$168,700	$427,042	$473,993	$871,892
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	64,231	20,490	44,150	53,139	64,683
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	0.73%	1.09%	1.34%	1.12%	1.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations September 16, 2013.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (c)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A (b)	JNL/American Funds Balanced Allocation Fund - A (a)	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$14.783418	$14.234202	$9.489060	$23.004153	$12.689677	$9.893249	$11.160743	$14.165604	$9.065934	$11.591029
Total Return *	-5.22%	-5.53%	-4.81%***	-8.33%	-12.91%	-2.91%	-3.19%	-6.51%	-7.22%	-3.06%
Ratio of Expenses **	3.05%	3.61%	1.25%	3.91%	3.91%	1.25%	3.10%	3.36%	3.16%	3.06%

Period ended December 31, 2014

Unit Value	$15.597831	$15.066773	n/a	$25.094707	$14.571079	$10.190116	$11.528573	$15.152218	$9.771061	$11.956709
Total Return *	-1.16%	-1.75%	n/a	-1.15%	-3.69%	1.50%***	1.09%	11.19%	-1.97%	-1.26%
Ratio of Expenses **	3.05%	3.61%	n/a	3.91%	3.91%	1.25%	3.10%	3.36%	3.16%	3.06%

Period ended December 31, 2013

Unit Value	$15.780815	$15.334913	n/a	$25.385548	$15.129820	n/a	$11.404526	$13.627303	$9.967742	$12.109692
Total Return *	9.08%	6.44%	n/a	25.47%	29.23%	n/a	5.14%***	28.05%	-5.97%	24.04%
Ratio of Expenses **	3.05%	3.61%	n/a	3.91%	3.91%	n/a	3.10%	3.36%	3.16%	3.06%

Period ended December 31, 2012

Unit Value	$14.467107	$14.406968	n/a	$20.232227	$11.707585	n/a	$10.232479	$10.641810	$10.600572	$9.762384
Total Return *	7.97%	6.93%	n/a	9.46%	13.10%	n/a	4.92%***	9.67%	2.48%	14.34%
Ratio of Expenses **	3.05%	3.61%	n/a	3.91%	3.91%	n/a	2.71%	3.36%	3.16%	3.06%

Period ended December 31, 2011

Unit Value	$13.398793	$13.472850	n/a	$18.484335	$10.351574	n/a	n/a	$9.703216	$10.344191	$8.538274
Total Return *	-6.69%	-8.00%	n/a	-6.05%	-6.45%	n/a	n/a	-4.51%	0.25%***	-21.85%
Ratio of Expenses **	3.05%	3.61%	n/a	3.91%	3.91%	n/a	n/a	3.36%	3.16%	3.06%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) Commencement of operations April 28, 2014.
(c) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (c)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A (b)	JNL/American Funds Balanced Allocation Fund - A (a)	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$16.972816	$16.970733	$9.514891	$41.518291	$17.586931	$9.959825	$12.053130	$16.191248	$10.244081	$13.025317
Total Return *	-3.26%	-3.03%	-4.59%***	-5.48%***	-10.21%	-2.52%	-1.14%	-4.28%	-5.19%	-1.04%
Ratio of Expenses **	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	1.00%	1.00%	1.00%	1.00%

Period ended December 31, 2014

Unit Value	$17.544505	$17.500552	n/a	$42.740674	$19.585778	$10.217741	$12.192220	$16.914989	$10.804894	$13.162274
Total Return *	0.89%	0.85%	n/a	1.77%	-0.70%	-0.04%***	3.23%***	13.85%	0.17%	0.79%
Ratio of Expenses **	1.00%	1.00%	n/a	1.00%	0.85%	0.85%	1.00%	1.00%	1.00%	1.00%

Period ended December 31, 2013

Unit Value	$17.390028	$17.353083	n/a	$41.995913	$19.723876	n/a	$11.791486	$14.857839	$10.786833	$13.058859
Total Return *	11.34%	9.26%	n/a	29.18%	33.25%	n/a	14.00%	31.11%	-3.92%	26.63%
Ratio of Expenses **	1.00%	1.00%	n/a	1.00%	0.85%	n/a	1.10%	1.00%	1.00%	1.00%

Period ended December 31, 2012

Unit Value	$15.619143	$15.882983	n/a	$32.510616	$14.802516	n/a	$10.343515	$11.332119	$11.226519	$10.312913
Total Return *	10.22%	9.77%	n/a	12.70%	16.84%***	n/a	8.83%***	12.30%	4.71%	16.72%
Ratio of Expenses **	1.00%	1.00%	n/a	1.00%	0.85%	n/a	1.10%	1.00%	1.00%	1.00%

Period ended December 31, 2011

Unit Value	$14.171169	$14.469467	n/a	$28.847748	$12.566719	n/a	n/a	$10.090978	$10.721765	$8.835361
Total Return *	-8.52%***	-9.64%***	n/a	-3.28%	-3.69%	n/a	n/a	-6.39%***	3.28%	-22.38%***
Ratio of Expenses **	1.00%	1.00%	n/a	1.00%	1.00%	n/a	n/a	1.00%	1.00%	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) Commencement of operations April 28, 2014.
(c) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (c)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A (b)	JNL/American Funds Balanced Allocation Fund - A (a)	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$1,942,017	$2,748,451	$6,229	$1,000,620	$513,864	$31,738	$1,119,372	$1,828,935	$418,272	$486,304
Units Outstanding (in thousands)	117,833	167,003	655	27,111	31,053	3,196	94,392	115,792	41,913	38,259
Investment Income Ratio *	2.27%	2.24%	0.00%	0.00%	0.32%	0.00%	1.23%	2.48%	1.28%	0.00%

Period ended December 31, 2014

Net Assets (in thousands)	$2,248,151	$3,167,812	n/a	$1,096,101	$590,903	$18,690	$749,737	$1,747,477	$467,956	$370,905
Units Outstanding (in thousands)	131,465	185,953	n/a	28,002	31,964	1,831	62,247	105,560	44,301	28,756
Investment Income Ratio *	1.60%	1.48%	n/a	0.00%	0.38%	0.93%	1.02%	1.14%	0.01%	0.22%

Period ended December 31, 2013

Net Assets (in thousands)	$2,315,267	$3,197,208	n/a	$1,131,303	$563,849	n/a	$439,310	$1,145,063	$433,086	$316,078
Units Outstanding (in thousands)	136,061	188,513	n/a	29,432	30,233	n/a	37,487	78,386	40,893	24,614
Investment Income Ratio *	1.67%	1.31%	n/a	0.08%	0.95%	n/a	0.78%	1.17%	2.11%	0.70%

Period ended December 31, 2012

Net Assets (in thousands)	$1,954,019	$2,705,104	n/a	$712,883	$326,695	n/a	$142,838	$658,754	$445,074	$192,196
Units Outstanding (in thousands)	127,331	173,523	n/a	23,891	23,244	n/a	13,849	58,871	40,202	18,876
Investment Income Ratio *	1.78%	1.88%	n/a	0.00%	0.25%	n/a	0.00%	1.02%	2.05%	0.73%

Period ended December 31, 2011

Net Assets (in thousands)	$1,349,313	$1,759,138	n/a	$624,638	$261,576	n/a	n/a	$379,981	$322,987	$121,399
Units Outstanding (in thousands)	96,468	123,288	n/a	23,617	21,600	n/a	n/a	37,953	30,387	13,853
Investment Income Ratio *	0.88%	0.86%	n/a	0.00%	0.28%	n/a	n/a	0.67%	1.01%	0.37%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 30, 2012.
(b) Commencement of operations April 28, 2014.
(c) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A (c)	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A (a)	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (d)	JNL/Brookfield Global Infrastructure and MLP Fund - A (b)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$14.767765	$11.872870	$10.075587	$9.377378	$10.562706	$10.377129	$27.423723	$5.732755	$10.282457	$11.703901
Total Return *	-2.13%	-2.45%	-7.99%	-6.57%	-8.06%***	-4.84%	2.47%	-26.51%	4.67%	-21.03%
Ratio of Expenses **	3.16%	2.85%	3.36%	3.16%	2.80%	3.61%	3.61%	3.70%	1.25%	3.10%

Period ended December 31, 2014

Unit Value	$15.088660	$12.170692	$10.950184	$10.036717	$11.193091	$10.905275	$26.763737	$7.800985	$9.823957	$14.820786
Total Return *	6.76%	1.15%	-6.24%	-11.07%	7.73%	-1.76%	5.02%	-17.36%	-0.94%***	4.08%
Ratio of Expenses **	3.16%	2.85%	3.36%	3.16%	1.25%	3.61%	3.61%	3.70%	1.25%	3.10%

Period ended December 31, 2013

Unit Value	$14.133382	$12.032273	$11.679176	$11.285850	$10.389716	$11.100488	$25.483258	$9.439520	n/a	$14.240412
Total Return *	28.80%	17.47%	17.10%	7.43%	5.75%	10.26%	34.06%	5.54%	n/a	19.68%
Ratio of Expenses **	3.16%	2.85%	3.36%	3.16%	1.25%	3.61%	3.61%	3.70%	n/a	3.10%

Period ended December 31, 2012

Unit Value	$10.973233	$10.242546	$9.973414	$10.504839	$9.824353	$10.067701	$19.008526	$8.944331	n/a	$11.899161
Total Return *	13.28%	0.92%***	13.52%	13.72%	4.11%***	5.69%	6.68%	-2.88%	n/a	1.43%***
Ratio of Expenses **	3.16%	2.85%	3.36%	3.16%	1.25%	3.61%	3.61%	3.70%	n/a	3.10%

Period ended December 31, 2011

Unit Value	$9.687223	n/a	$8.785597	$9.237794	n/a	$9.525680	$17.818001	$9.209368	n/a	$10.347709
Total Return *	-5.34%	n/a	-17.20%	-16.96%	n/a	-7.22%	-2.81%	-10.72%	n/a	3.30%***
Ratio of Expenses **	3.16%	n/a	3.36%	3.16%	n/a	3.61%	3.61%	3.70%	n/a	2.40%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations December 12, 2011.
(c) Commencement of operations April 30, 2012.
(d) Commencement of operations September 15, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A (c)	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A (a)	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (d)	JNL/Brookfield Global Infrastructure and MLP Fund - A (b)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$16.831721	$12.704916	$11.614339	$10.597563	$11.493721	$11.985760	$47.003517	$7.396348	$10.335760	$12.818948
Total Return *	0.16%	-0.63%	-5.65%	-4.53%	1.33%	-2.18%	5.18%	-24.39%	5.09%	-19.24%
Ratio of Expenses **	0.85%	1.00%	0.85%	1.00%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$16.804732	$12.785507	$12.309601	$11.100310	$11.343131	$12.252870	$44.690461	$9.782449	$9.835465	$15.872403
Total Return *	9.25%	3.03%***	-3.86%	-9.13%	8.16%	0.99%	7.80%	-14.97%	1.46%***	6.44%
Ratio of Expenses **	0.85%	1.00%	0.85%	1.00%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$15.381331	$12.388475	$12.803656	$12.215079	$10.486958	$12.132655	$41.455971	$11.505133	n/a	$14.912251
Total Return *	31.81%	19.54%	6.10%***	9.78%	6.18%	13.34%	37.61%	8.58%	n/a	22.39%
Ratio of Expenses **	0.85%	1.10%	0.85%	1.00%	0.85%	0.85%	1.00%	0.85%	n/a	0.85%

Period ended December 31, 2012

Unit Value	$11.669432	$10.363348	$10.620354	$11.126783	$9.876725	$10.704258	$30.126232	$10.595790	n/a	$12.184270
Total Return *	2.11%***	1.97%***	16.24%	16.21%	5.06%***	5.99%***	9.51%	14.31%***	n/a	7.91%***
Ratio of Expenses **	0.85%	1.10%	1.00%	1.00%	0.85%	0.85%	1.00%	0.85%	n/a	0.85%

Period ended December 31, 2011

Unit Value	$10.041099	n/a	$9.136696	$9.575052	n/a	$9.833592	$27.509862	$10.524754	n/a	$9.044877
Total Return *	-3.27%	n/a	-19.39%***	-17.68%***	n/a	-4.85%***	-0.25%	-8.29%	n/a	-9.72%***
Ratio of Expenses **	1.00%	n/a	1.00%	1.00%	n/a	1.00%	1.00%	1.00%	n/a	1.15%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations December 12, 2011.
(c) Commencement of operations April 30, 2012.
(d) Commencement of operations September 15, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A (c)	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A (a)	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (d)	JNL/Brookfield Global Infrastructure and MLP Fund - A (b)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$2,897,665	$941,136	$926,321	$759,581	$197,985	$3,517,477	$954,227	$659,992	$28,295	$618,494
Units Outstanding (in thousands)	177,484	75,232	82,237	73,470	17,416	301,890	22,499	93,946	2,744	49,245
Investment Income Ratio *	0.77%	1.09%	0.85%	0.86%	9.69%	2.06%	0.00%	0.47%	0.00%	1.62%

Period ended December 31, 2014

Net Assets (in thousands)	$2,316,145	$640,593	$679,179	$701,141	$99,750	$3,274,351	$693,281	$843,028	$3,303	$853,801
Units Outstanding (in thousands)	141,489	50,703	56,638	64,512	8,855	273,649	17,193	90,488	336	54,691
Investment Income Ratio *	0.68%	0.77%	0.76%	0.84%	2.77%	0.74%	0.00%	0.00%	0.00%	0.71%

Period ended December 31, 2013

Net Assets (in thousands)	$1,561,325	$357,689	$531,621	$617,704	$75,699	$2,635,571	$596,971	$959,276	n/a	$395,362
Units Outstanding (in thousands)	103,723	29,048	42,420	51,450	7,255	221,416	15,995	87,201	n/a	26,810
Investment Income Ratio *	0.83%	0.61%	0.85%	0.56%	5.22%	0.63%	0.03%	0.39%	n/a	0.85%

Period ended December 31, 2012

Net Assets (in thousands)	$815,499	$100,620	$340,653	$443,043	$20,520	$1,525,570	$444,455	$891,760	n/a	$100,565
Units Outstanding (in thousands)	71,037	9,734	32,462	40,340	2,083	144,546	16,379	87,617	n/a	8,305
Investment Income Ratio *	0.85%	0.00%	1.20%	1.08%	0.00%	0.00%	0.15%	0.00%	n/a	0.07%

Period ended December 31, 2011

Net Assets (in thousands)	$430,286	n/a	$200,814	$261,975	n/a	$494,125	$424,724	$797,267	n/a	$981
Units Outstanding (in thousands)	43,195	n/a	22,150	27,587	n/a	50,563	17,111	77,839	n/a	95
Investment Income Ratio *	0.53%	n/a	0.72%	0.60%	n/a	0.67%	0.34%	0.58%	n/a	0.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations December 12, 2011.
(c) Commencement of operations April 30, 2012.
(d) Commencement of operations September 15, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (b)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$9.230619	$21.455473	$8.355132	$17.497555	$10.954677	$5.911977	$6.194560	$9.148869	$8.269499	$10.265379
Total Return *	-5.25%	-1.21%	-7.25%	-5.37%	9.55%***	-19.62%	-8.40%	-9.51%	-9.75%	0.68%***
Ratio of Expenses **	3.86%	3.86%	3.91%	3.40%	1.25%	3.61%	3.61%	3.61%	3.61%	3.26%

Period ended December 31, 2014

Unit Value	$9.741960	$21.719323	$9.008259	$18.490528	n/a	$7.354734	$6.762681	$10.110812	$9.162504	$11.133070
Total Return *	-3.26%	-1.53%	-13.97%	6.15%	n/a	1.91%	7.45%	-0.97%	-5.83%	-3.45%
Ratio of Expenses **	3.86%	3.86%	3.91%	3.40%	n/a	3.61%	3.61%	3.61%	3.61%	3.06%

Period ended December 31, 2013

Unit Value	$10.070530	$22.056040	$10.470642	$17.418947	n/a	$7.216675	$6.293696	$10.210041	$9.729365	$11.530902
Total Return *	11.17%	18.57%	16.82%	30.65%	n/a	-9.38%	-5.81%	19.57%	25.73%	0.41%
Ratio of Expenses **	3.86%	3.86%	3.91%	3.40%	n/a	3.61%	3.61%	3.61%	3.61%	3.06%

Period ended December 31, 2012

Unit Value	$9.058602	$18.602188	$8.963371	$13.332700	n/a	$7.963310	$6.681762	$8.538913	$7.738394	$11.484302
Total Return *	8.75%	12.58%	12.65%	9.89%	n/a	18.19%	19.09%	11.83%	17.72%	8.62%***
Ratio of Expenses **	3.86%	3.86%	3.91%	3.40%	n/a	3.61%	3.61%	3.61%	3.61%	3.06%

Period ended December 31, 2011

Unit Value	$8.329723	$16.523644	$7.956627	$12.133220	n/a	$6.737610	$5.610913	$7.635375	$6.573777	$10.047064
Total Return *	-8.35%	-8.11%	-16.20%	-4.15%	n/a	-23.98%	-30.44%	-4.85%	-9.40%	-0.11%***
Ratio of Expenses **	3.86%	3.86%	3.91%	3.40%	n/a	3.61%	3.61%	3.61%	3.61%	2.60%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations December 12, 2011.
(b) Commencement of operations September 28, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (b)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$14.450333	$38.713497	$14.041604	$28.618212	$10.965974	$7.388862	$7.742146	$11.558849	$10.447024	$11.319363
Total Return *	-2.50%	1.65%	-4.51%	-2.93%	1.96%***	-17.37%	-5.84%	-7.12%	-7.36%	-4.96%
Ratio of Expenses **	1.00%	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	1.00%	1.00%	0.85%

Period ended December 31, 2014

Unit Value	$14.820796	$38.084548	$14.705015	$29.480809	n/a	$8.941792	$8.222087	$12.445079	$11.276954	$11.909965
Total Return *	-0.46%	1.33%	-11.43%	8.89%***	n/a	4.77%	10.46%	1.65%	-3.34%***	-1.29%
Ratio of Expenses **	1.00%	1.00%	1.00%	0.85%	n/a	0.85%	0.85%	1.00%	1.00%	0.85%

Period ended December 31, 2013

Unit Value	$14.888685	$37.584509	$16.601959	$26.381392	n/a	$8.535085	$7.443575	$12.243449	$11.585596	$12.065929
Total Return *	14.40%	22.01%	20.27%	33.82%	n/a	-6.84%	-3.17%	22.73%	28.92%	2.65%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	n/a	0.85%	0.85%	1.00%	1.10%	0.85%

Period ended December 31, 2012

Unit Value	$13.014978	$30.805189	$13.804428	$19.713784	n/a	$9.161710	$7.687385	$9.975693	$8.986353	$11.754500
Total Return *	11.91%	15.85%	15.99%	12.56%	n/a	1.96%***	2.48%***	14.80%	20.72%	13.28%***
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	n/a	0.85%	0.85%	1.00%	1.10%	0.85%

Period ended December 31, 2011

Unit Value	$11.629393	$26.589486	$11.901546	$17.513600	n/a	$7.494181	$6.241003	$8.689677	$7.444175	$10.054309
Total Return *	-5.70%	4.60%***	-13.73%	-1.83%	n/a	-21.98%	-28.61%	-2.34%	-7.11%	0.75%***
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	n/a	1.00%	1.00%	1.00%	1.10%	1.15%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations December 12, 2011.
(b) Commencement of operations September 28, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (b)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$434,382	$430,977	$437,975	$613,326	$16,147	$100,006	$334,513	$1,341,037	$428,990	$681,887
Units Outstanding (in thousands)	32,310	12,539	33,824	23,833	1,473	14,223	45,373	120,927	42,763	61,594
Investment Income Ratio *	0.73%	0.88%	3.25%	0.87%	0.00%	1.93%	0.90%	1.56%	2.19%	8.25%

Period ended December 31, 2014

Net Assets (in thousands)	$449,387	$408,782	$431,510	$567,701	n/a	$128,090	$349,714	$1,557,952	$521,536	$737,969
Units Outstanding (in thousands)	32,538	12,123	31,773	21,391	n/a	14,982	44,455	130,142	48,136	63,092
Investment Income Ratio *	0.90%	0.77%	1.94%	0.60%	n/a	0.99%	0.86%	1.63%	0.82%	3.83%

Period ended December 31, 2013

Net Assets (in thousands)	$460,257	$402,702	$439,950	$370,944	n/a	$123,981	$329,054	$1,467,588	$439,451	$600,386
Units Outstanding (in thousands)	33,129	12,088	28,623	15,206	n/a	15,122	45,975	124,335	38,995	50,412
Investment Income Ratio *	1.71%	1.25%	3.66%	1.01%	n/a	1.24%	0.93%	2.02%	1.44%	2.51%

Period ended December 31, 2012

Net Assets (in thousands)	$394,421	$329,409	$312,525	$181,723	n/a	$140,464	$347,087	$1,153,798	$230,044	$297,966
Units Outstanding (in thousands)	32,328	12,054	24,334	9,997	n/a	15,874	46,690	119,513	26,253	25,535
Investment Income Ratio *	2.04%	1.22%	4.69%	0.93%	n/a	0.64%	0.75%	2.20%	1.65%	0.34%

Period ended December 31, 2011

Net Assets (in thousands)	$351,568	$286,172	$263,258	$136,793	n/a	$100,655	$272,734	$1,002,736	$150,197	$3,209
Units Outstanding (in thousands)	32,124	12,111	23,696	8,442	n/a	13,732	44,632	118,697	20,586	319
Investment Income Ratio *	1.08%	0.94%	2.74%	0.56%	n/a	0.41%	0.34%	1.46%	0.95%	0.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations December 12, 2011.
(b) Commencement of operations September 28, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.452215	$8.481567	$9.827094	$15.272623	$9.348592	$14.198801	$11.203590	$8.785068	$12.831849	$11.734460
Total Return *	-10.60%	0.13%	-7.62%	-3.46%	-15.44%	-12.45%	-4.69%	-11.43%***	-4.57%	-5.78%
Ratio of Expenses **	3.56%	3.61%	3.15%	3.91%	3.61%	3.91%	3.06%	1.25%	3.71%	3.91%

Period ended December 31, 2014

Unit Value	$11.691774	$8.470816	$10.637323	$15.820330	$11.055727	$16.217712	$11.754462	n/a	$13.446442	$12.454771
Total Return *	-0.42%	-12.63%	3.98%	1.35%	-8.31%	8.80%	10.49%	n/a	10.84%	-3.61%
Ratio of Expenses **	3.56%	3.61%	3.15%	3.91%	3.61%	3.91%	3.06%	n/a	3.71%	3.91%

Period ended December 31, 2013

Unit Value	$11.741541	$9.695790	$10.230559	$15.609001	$12.057957	$14.906547	$10.638287	n/a	$12.131548	$12.920911
Total Return *	10.09%	27.72%	24.32%	-4.85%	-11.11%	27.64%	30.15%	n/a	-0.98%	14.41%
Ratio of Expenses **	3.56%	3.61%	3.15%	3.91%	3.61%	3.91%	3.06%	n/a	3.71%	3.91%

Period ended December 31, 2012

Unit Value	$10.665178	$7.591647	$8.229251	$16.403977	$13.564714	$11.678392	$8.173614	n/a	$12.251585	$11.293065
Total Return *	8.27%	22.74%	10.14%	3.62%	15.78%	13.48%	15.98%	n/a	23.63%	11.31%
Ratio of Expenses **	3.56%	3.61%	3.15%	3.91%	3.61%	3.91%	3.06%	n/a	3.71%	3.91%

Period ended December 31, 2011

Unit Value	$9.850961	$6.185254	$7.471934	$15.830973	$11.716134	$10.291465	$7.047439	n/a	$9.910099	$10.145789
Total Return *	-1.04%	-17.41%	-3.73%	2.19%	-8.04%	-10.11%	-13.32%	n/a	-9.67%	-10.45%
Ratio of Expenses **	3.56%	3.61%	3.15%	3.91%	3.61%	3.91%	3.06%	n/a	3.71%	3.91%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$13.582757	$10.599741	$11.908337	$27.846620	$11.414898	$19.367092	$13.655467	$8.808981	$17.408372	$22.067720
Total Return *	-8.15%	2.93%	-5.61%	-0.61%	-13.07%	-9.86%	-2.56%	-11.53%***	-1.80%	-2.86%
Ratio of Expenses **	0.85%	0.85%	1.00%	1.00%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$14.787338	$10.298111	$12.616592	$28.017891	$13.131852	$21.486406	$14.013720	n/a	$17.727784	$22.716419
Total Return *	2.31%	-10.19%	6.23%	4.35%	-5.75%	12.01%	7.88%***	n/a	14.05%	-0.61%
Ratio of Expenses **	0.85%	0.85%	1.00%	1.00%	0.85%	1.00%	0.85%	n/a	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$14.453221	$11.466425	$11.876608	$26.850742	$13.932381	$19.182812	$12.277330	n/a	$15.543249	$22.856352
Total Return *	7.41%***	31.29%	27.02%	-2.04%	-8.62%	31.41%	32.86%	n/a	1.89%	17.97%
Ratio of Expenses **	0.85%	0.85%	1.00%	1.00%	0.85%	1.00%	1.00%	n/a	0.85%	0.85%

Period ended December 31, 2012

Unit Value	$12.650659	$8.733615	$9.350544	$27.408901	$15.246667	$14.597526	$9.240592	n/a	$15.254441	$19.374720
Total Return *	11.08%	26.34%***	12.53%	6.69%	13.70%***	16.84%	18.40%	n/a	10.94%***	15.08%***
Ratio of Expenses **	1.00%	0.85%	1.00%	1.00%	0.85%	1.00%	1.00%	n/a	0.85%	0.85%

Period ended December 31, 2011

Unit Value	$11.388721	$6.851335	$8.309360	$25.690746	$12.747546	$12.493934	$7.804539	n/a	$11.871410	$16.465808
Total Return *	1.51%	-15.31%	-1.65%***	5.20%	-5.62%	-7.47%	-11.52%	n/a	-7.19%	-7.81%
Ratio of Expenses **	1.00%	1.10%	1.00%	1.00%	1.00%	1.00%	1.00%	n/a	1.00%	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$1,673,567	$541,130	$582,264	$883,013	$145,686	$655,102	$355,251	$7,834	$1,307,859	$748,807
Units Outstanding (in thousands)	130,230	53,458	50,956	34,958	13,269	35,545	27,432	890	79,885	38,013
Investment Income Ratio *	3.96%	0.93%	3.33%	2.12%	0.00%	0.55%	0.00%	0.00%	2.72%	1.87%

Period ended December 31, 2014

Net Assets (in thousands)	$1,997,944	$424,814	$625,966	$774,773	$197,207	$718,036	$316,099	n/a	$1,284,168	$619,285
Units Outstanding (in thousands)	142,444	43,002	51,540	30,480	15,558	35,055	23,730	n/a	76,820	30,512
Investment Income Ratio *	3.33%	0.81%	0.77%	2.33%	1.68%	0.80%	0.06%	n/a	1.30%	1.09%

Period ended December 31, 2013

Net Assets (in thousands)	$1,556,741	$419,451	$559,365	$605,070	$238,605	$553,903	$186,128	n/a	$925,175	$528,458
Units Outstanding (in thousands)	113,194	38,005	48,751	24,753	17,677	30,170	15,730	n/a	62,885	25,919
Investment Income Ratio *	4.10%	1.10%	0.91%	2.68%	7.14%	0.40%	0.17%	n/a	3.26%	1.13%

Period ended December 31, 2012

Net Assets (in thousands)	$1,127,679	$241,752	$391,902	$732,593	$317,364	$370,054	$122,758	n/a	$722,381	$368,673
Units Outstanding (in thousands)	92,341	28,647	43,187	29,456	21,400	26,395	13,715	n/a	49,885	21,339
Investment Income Ratio *	4.85%	1.60%	1.54%	2.43%	0.00%	1.12%	0.39%	n/a	0.78%	1.76%

Period ended December 31, 2011

Net Assets (in thousands)	$830,111	$159,531	$310,557	$576,804	$325,784	$282,268	$92,895	n/a	$408,952	$283,951
Units Outstanding (in thousands)	75,202	23,703	38,323	24,660	26,008	23,437	12,224	n/a	35,711	18,827
Investment Income Ratio *	4.30%	1.52%	2.60%	2.12%	4.64%	0.63%	0.12%	n/a	2.76%	0.70%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a) (b)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$13.948614	$16.520823	$18.483324	$10.663776	$26.022254	$12.752198	$8.184092	$10.714122	$9.969555	$12.743904
Total Return *	1.14%	-12.38%	-5.18%	-12.37%	-0.64%	-3.24%	-21.57%	-5.29%	-3.95%	-9.62%
Ratio of Expenses **	3.75%	3.70%	3.51%	3.61%	3.61%	3.75%	3.61%	3.15%	3.91%	2.75%

Period ended December 31, 2014

Unit Value	$13.791536	$18.854467	$19.493406	$12.169467	$26.190385	$13.179311	$10.435151	$11.312659	$10.379965	$14.100516
Total Return *	4.35%	5.29%	4.27%	-7.44%	7.25%	1.52%	-8.62%	4.91%	1.56%	3.82%
Ratio of Expenses **	3.75%	3.70%	3.51%	3.61%	3.61%	3.75%	3.61%	3.15%	3.91%	2.75%

Period ended December 31, 2013

Unit Value	$13.217218	$17.907494	$18.695987	$13.147456	$24.419652	$12.981881	$11.419062	$10.783580	$10.220022	$13.581782
Total Return *	34.44%	26.15%	34.87%	19.27%	37.00%	-7.07%	-4.60%	23.75%	-6.46%	8.18%***
Ratio of Expenses **	3.75%	3.70%	3.51%	3.61%	3.61%	3.75%	3.61%	3.15%	3.91%	2.75%

Period ended December 31, 2012

Unit Value	$9.831170	$14.195139	$13.862312	$11.023491	$17.824941	$13.968818	$11.969985	$8.714196	$10.925875	$10.050283
Total Return *	8.34%	3.83%	13.61%	13.09%	12.11%	-0.18%	17.86%	12.36%	-0.37%	-1.04%***
Ratio of Expenses **	3.75%	3.70%	3.51%	3.61%	3.61%	3.75%	3.61%	3.15%	3.91%	2.50%

Period ended December 31, 2011

Unit Value	$9.074299	$13.672144	$12.202050	$9.747802	$15.899613	$13.994311	$10.156056	$7.755443	$10.966479	n/a
Total Return *	-10.11%	-9.08%	-4.75%	-10.77%	-9.22%	5.80%	-20.66%	-5.11%	3.05%	n/a
Ratio of Expenses **	3.75%	3.70%	3.51%	3.61%	3.61%	3.75%	3.61%	3.15%	3.91%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a) (b)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$20.598448	$26.719638	$26.947917	$12.674122	$45.994689	$23.200168	$10.686859	$12.792888	$15.284690	$13.522567
Total Return *	3.96%	-9.98%	-2.63%	-9.92%	2.14%	-0.39%	-19.38%	-3.33%	-0.97%	-8.46%
Ratio of Expenses **	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%	1.10%	0.85%	1.00%

Period ended December 31, 2014

Unit Value	$19.814012	$29.683007	$27.674511	$14.069911	$45.031588	$23.291806	$13.255328	$13.234120	$15.434299	$14.771573
Total Return *	7.25%	8.16%	7.08%	-4.85%	10.25%	0.30%***	-6.06%	7.07%	4.72%	4.06%***
Ratio of Expenses **	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%	1.10%	0.85%	1.00%

Period ended December 31, 2013

Unit Value	$18.473783	$27.442472	$25.845666	$14.786813	$40.843937	$21.674062	$14.110266	$12.359803	$14.738494	$13.961531
Total Return *	38.19%	29.60%	38.51%	22.61%	40.83%	-4.47%	-1.93%	26.30%	-3.55%	37.62%
Ratio of Expenses **	1.00%	1.00%	0.85%	0.85%	0.85%	1.00%	0.85%	1.10%	0.85%	1.10%

Period ended December 31, 2012

Unit Value	$13.368320	$21.174982	$18.660443	$12.060489	$29.002075	$22.689155	$14.388358	$9.785758	$15.281543	$10.145041
Total Return *	11.37%	6.67%	11.09%***	11.75%***	9.41%***	2.61%	18.02%***	14.69%	-0.46%***	0.80%***
Ratio of Expenses **	1.00%	1.00%	0.85%	0.85%	0.85%	1.00%	0.85%	1.10%	0.85%	1.10%

Period ended December 31, 2011

Unit Value	$12.003511	$19.851042	$15.751828	$10.338760	$24.544669	$22.112284	$11.774602	$8.532328	$14.655253	n/a
Total Return *	-7.61%	-6.60%	-2.34%	-8.41%	-6.83%	8.74%	-18.57%	-3.16%	6.09%	n/a
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.10%	1.00%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a) (b)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$636,638	$276,598	$935,307	$2,259,091	$1,069,598	$761,725	$361,719	$370,036	$728,111	$—
Units Outstanding (in thousands)	33,108	11,290	37,628	184,904	26,422	37,238	35,630	29,809	51,662	—
Investment Income Ratio *	0.00%	0.33%	0.00%	0.67%	0.00%	2.33%	2.97%	1.96%	2.00%	0.35%

Period ended December 31, 2014

Net Assets (in thousands)	$565,050	$311,143	$608,506	$2,903,055	$740,281	$633,096	$492,895	$393,769	$652,067	$98,137
Units Outstanding (in thousands)	30,356	11,428	23,795	212,888	18,804	30,951	39,087	30,580	45,782	6,735
Investment Income Ratio *	0.05%	0.22%	0.00%	1.07%	0.00%	3.27%	1.62%	1.81%	3.40%	0.46%

Period ended December 31, 2013

Net Assets (in thousands)	$511,566	$259,709	$475,736	$2,907,755	$519,827	$544,463	$592,311	$352,151	$526,103	$61,672
Units Outstanding (in thousands)	29,452	10,304	19,910	202,080	14,679	27,676	44,012	29,211	38,624	4,450
Investment Income Ratio *	0.41%	0.19%	0.13%	1.41%	0.19%	3.09%	1.37%	2.10%	2.02%	0.80%

Period ended December 31, 2012

Net Assets (in thousands)	$328,821	$202,356	$220,180	$1,950,723	$277,546	$825,483	$714,704	$278,794	$594,553	$6,762
Units Outstanding (in thousands)	26,085	10,391	12,723	165,395	11,186	40,223	51,917	29,123	42,018	669
Investment Income Ratio *	0.00%	0.26%	0.00%	0.11%	0.00%	2.32%	1.92%	2.39%	2.11%	0.00%

Period ended December 31, 2011

Net Assets (in thousands)	$301,831	$206,248	$167,008	$1,322,819	$199,952	$715,934	$738,739	$244,930	$597,160	n/a
Units Outstanding (in thousands)	26,626	11,308	11,220	129,612	9,357	35,866	64,678	29,259	43,197	n/a
Investment Income Ratio *	0.16%	0.67%	0.00%	0.15%	0.00%	2.84%	1.00%	1.49%	2.94%	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 30, 2012.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Emerging Markets Index Fund - A (a)	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (c)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A (b)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$7.198031	$12.365901	$9.556553	$10.645357	$11.899766	$14.466271	$18.064539	$12.663717	$15.346861	$11.085421
Total Return *	-18.13%	-4.94%	7.91%	-4.96%	-4.86%	1.80%	-6.40%	-2.98%	-8.21%	-6.58%
Ratio of Expenses **	3.41%	3.10%	2.85%	3.61%	3.90%	3.06%	3.90%	3.90%	3.90%	1.25%

Period ended December 31, 2014

Unit Value	$8.792418	$13.007919	$8.855775	$11.201085	$12.508248	$14.209829	$19.300451	$13.052758	$16.718627	$11.866305
Total Return *	-6.92%	-9.38%***	-4.12%	1.57%	-9.67%	0.10%	5.06%	8.75%	0.65%	24.63%
Ratio of Expenses **	3.41%	3.10%	2.85%	3.61%	3.90%	3.06%	3.90%	3.90%	3.90%	1.25%

Period ended December 31, 2013

Unit Value	$9.445726	$13.923146	$9.236370	$11.028228	$13.847698	$14.195485	$18.371028	$12.002518	$16.610102	$9.520999
Total Return *	-7.37%	26.68%	-4.14%	19.36%	16.79%	9.26%	27.91%	26.61%	33.15%	-5.07%***
Ratio of Expenses **	3.41%	3.05%	2.85%	3.61%	3.90%	3.06%	3.90%	3.90%	3.90%	1.25%

Period ended December 31, 2012

Unit Value	$10.197331	$10.990367	$9.635187	$9.239827	$11.856901	$12.992143	$14.362100	$9.479910	$12.475036	n/a
Total Return *	4.72%***	5.37%	-4.65%	9.90%	13.50%	8.64%	12.75%	10.95%	11.45%	n/a
Ratio of Expenses **	3.41%	3.05%	2.85%	3.61%	3.90%	3.06%	3.90%	3.90%	3.90%	n/a

Period ended December 31, 2011

Unit Value	$8.995976	$10.430452	$10.104784	$8.407176	$10.446888	$11.959022	$12.737916	$8.544069	$11.193412	n/a
Total Return *	-1.25%***	-10.13%	0.00%	-5.55%	-15.61%	-4.82%	-5.87%	-2.40%	-7.98%	n/a
Ratio of Expenses **	2.76%	3.05%	2.85%	3.61%	3.90%	3.06%	3.90%	3.90%	3.90%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Emerging Markets Index Fund - A (a)	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (c)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A (b)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$8.043725	$14.548004	$10.681364	$13.524652	$18.202433	$16.974553	$27.632446	$19.371004	$23.475323	$11.204657
Total Return *	-16.01%	-2.78%	8.59%	-2.30%	-1.92%	4.08%	-3.51%	0.02%	-5.37%	-6.21%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$9.577086	$14.963565	$9.836620	$13.843271	$18.559336	$16.309187	$28.637481	$19.367270	$24.806629	$11.946061
Total Return *	-4.50%***	-4.22%***	-2.17%	1.80%***	-6.88%	2.34%	8.31%	12.11%	3.77%	18.24%***
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$9.993648	$15.500268	$10.055266	$13.039753	$19.930514	$15.936592	$26.440862	$17.274803	$23.906412	$9.537077
Total Return *	-5.11%	29.31%	-2.21%	22.39%	15.30%***	-3.10%***	31.87%	30.52%	37.26%	-4.63%***
Ratio of Expenses **	1.00%	1.00%	0.85%	1.10%	0.85%	0.85%	0.85%	0.85%	0.85%	1.00%

Period ended December 31, 2012

Unit Value	$10.531939	$11.986924	$10.282233	$10.654331	$16.284647	$14.176805	$20.050957	$13.234863	$17.416440	n/a
Total Return *	7.18%***	0.27%***	-0.24%***	12.71%	16.84%	10.91%	2.44%***	1.28%***	3.62%***	n/a
Ratio of Expenses **	1.00%	1.00%	0.85%	1.10%	1.00%	1.00%	0.85%	0.85%	0.85%	n/a

Period ended December 31, 2011

Unit Value	$10.354126	$11.108943	$10.510301	$9.453252	$13.937538	$12.782667	$16.994019	$11.398882	$14.933609	n/a
Total Return *	16.86%***	-8.37%	1.76%	-3.15%	-13.13%	-2.85%	-3.11%	0.46%	-5.29%	n/a
Ratio of Expenses **	1.15%	1.10%	1.10%	1.10%	1.00%	1.00%	1.00%	1.00%	1.00%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Emerging Markets Index Fund - A (a)	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (c)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A (b)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$472,166	$433,280	$—	$685,602	$1,004,071	$219,873	$1,500,007	$3,706,170	$1,176,866	$40,435
Units Outstanding (in thousands)	60,211	31,079	—	53,342	59,596	13,507	58,797	206,598	54,213	3,629
Investment Income Ratio *	1.60%	1.88%	0.00%	1.79%	2.28%	2.27%	0.93%	1.49%	0.59%	1.26%

Period ended December 31, 2014

Net Assets (in thousands)	$476,725	$245,362	$41,144	$681,568	$856,845	$115,034	$1,279,352	$3,229,425	$1,179,021	$43,476
Units Outstanding (in thousands)	50,803	17,013	4,290	51,594	49,801	7,314	48,284	179,675	51,331	3,654
Investment Income Ratio *	1.17%	1.19%	10.32%	1.39%	3.45%	2.54%	0.94%	1.33%	1.01%	0.00%

Period ended December 31, 2013

Net Assets (in thousands)	$384,617	$133,957	$45,949	$648,975	$730,995	$91,439	$1,090,084	$2,360,165	$1,167,462	$2,976
Units Outstanding (in thousands)	38,940	8,872	4,671	51,033	39,549	5,929	44,573	146,683	52,683	312
Investment Income Ratio *	0.83%	1.59%	0.00%	1.56%	2.62%	3.93%	0.86%	1.46%	1.26%	4.57%

Period ended December 31, 2012

Net Assets (in thousands)	$208,650	$28,206	$46,259	$492,250	$519,993	$53,928	$607,048	$1,285,269	$559,727	n/a
Units Outstanding (in thousands)	19,953	2,405	4,587	47,205	33,781	3,884	32,654	103,714	34,612	n/a
Investment Income Ratio *	0.06%	3.88%	0.00%	1.58%	2.80%	1.89%	1.08%	1.74%	1.82%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	$3,375	$19,793	$50,622	$380,323	$407,505	$41,344	$463,970	$892,032	$411,164	n/a
Units Outstanding (in thousands)	374	1,806	4,865	40,956	30,833	3,288	28,874	81,632	29,011	n/a
Investment Income Ratio *	0.00%	1.93%	0.78%	1.04%	2.60%	1.51%	0.63%	1.83%	0.77%	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MMRS Conservative Fund - A (c)	JNL/MMRS Growth Fund - A (c)	JNL/MMRS Moderate Fund - A (c)	JNL/Morgan Stanley Mid Cap Growth Fund - A (b)	JNL/Neuberger Berman Strategic Income Fund - A (b)	JNL/Oppenheimer Emerging Markets Innovator Fund - A (d)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.037407	$9.645517	$9.773005	$11.291354	$9.752914	$8.418210	$13.969379	$10.750670	$12.664524	$9.592890
Total Return *	-3.50%	-6.82%	-5.77%	-7.10%	-4.20%	-15.73%***	0.12%	-6.54%	-3.45%	-4.30%
Ratio of Expenses **	1.25%	1.25%	1.25%	2.95%	3.05%	1.25%	3.61%	3.61%	3.91%	3.11%

Period ended December 31, 2014

Unit Value	$10.401640	$10.351860	$10.371888	$12.154486	$10.180932	n/a	$13.952717	$11.503020	$13.116391	$10.024199
Total Return *	3.43%***	2.96%***	3.41%***	-3.29%	0.26%***	n/a	-1.71%	-0.37%	-0.01%	-2.86%
Ratio of Expenses **	1.25%	1.25%	1.25%	2.95%	3.05%	n/a	3.61%	3.61%	3.91%	3.11%

Period ended December 31, 2013

Unit Value	n/a	n/a	n/a	$12.568236	$10.031476	n/a	$14.194996	$11.545747	$13.117925	$10.318816
Total Return *	n/a	n/a	n/a	12.43%***	0.91%***	n/a	21.76%	-12.35%	-5.83%	1.12%
Ratio of Expenses **	n/a	n/a	n/a	2.95%	2.90%	n/a	3.61%	3.61%	3.91%	3.11%

Period ended December 31, 2012

Unit Value	n/a	n/a	n/a	$9.405834	$10.341022	n/a	$11.657821	$13.172528	$13.930277	$10.204321
Total Return *	n/a	n/a	n/a	1.41%***	3.61%***	n/a	16.25%	4.58%	3.93%	4.52%
Ratio of Expenses **	n/a	n/a	n/a	2.85%	2.85%	n/a	3.61%	3.61%	3.91%	3.11%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	$10.027837	$12.596112	$13.403110	$9.763142
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	-11.47%	7.76%	0.82%	3.18%***
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	3.61%	3.61%	3.91%	3.11%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations January 1, 2011.
(b) Commencement of operations April 30, 2012.
(c) Commencement of operations April 28, 2014.
(d) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MMRS Conservative Fund - A (c)	JNL/MMRS Growth Fund - A (c)	JNL/MMRS Moderate Fund - A (c)	JNL/Morgan Stanley Mid Cap Growth Fund - A (b)	JNL/Neuberger Berman Strategic Income Fund - A (b)	JNL/Oppenheimer Emerging Markets Innovator Fund - A (d)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.104944	$9.710614	$9.838774	$12.085179	$10.476995	$8.441115	$20.487899	$13.765953	$21.859740	$10.738975
Total Return *	-3.11%	-6.45%	-5.40%	-5.37%	-2.32%	-12.77%***	2.77%	-3.92%	-0.44%	-2.12%
Ratio of Expenses **	0.85%	0.85%	0.85%	1.10%	1.10%	0.85%	1.00%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$10.429832	$10.380118	$10.400011	$12.770519	$10.725547	n/a	$19.936239	$14.328320	$21.957377	$10.971037
Total Return *	2.34%***	-0.65%***	1.74%***	-1.49%	3.75%	n/a	0.89%	2.42%	3.10%	-0.63%
Ratio of Expenses **	0.85%	0.85%	0.85%	1.10%	1.10%	n/a	1.00%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	n/a	n/a	n/a	$12.963200	$10.338020	n/a	$19.759860	$13.990021	$21.298086	$11.041085
Total Return *	n/a	n/a	n/a	36.22%	-1.19%	n/a	24.98%	-9.90%	-2.91%	3.43%
Ratio of Expenses **	n/a	n/a	n/a	1.10%	1.10%	n/a	1.00%	0.85%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	n/a	n/a	n/a	$9.516360	$10.462631	n/a	$15.809947	$15.526658	$21.935375	$10.674570
Total Return *	n/a	n/a	n/a	5.43%***	0.97%***	n/a	19.34%	2.48%***	0.51%***	4.60%***
Ratio of Expenses **	n/a	n/a	n/a	1.10%	1.10%	n/a	1.00%	0.85%	0.85%	0.85%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	$13.248085	$14.335478	$20.048385	$9.970069
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	-9.13%	10.61%	3.79%	-1.04%***
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	1.00%	1.00%	1.00%	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations January 1, 2011.
(b) Commencement of operations April 30, 2012.
(c) Commencement of operations April 28, 2014.
(d) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MMRS Conservative Fund - A (c)	JNL/MMRS Growth Fund - A (c)	JNL/MMRS Moderate Fund - A (c)	JNL/Morgan Stanley Mid Cap Growth Fund - A (b)	JNL/Neuberger Berman Strategic Income Fund - A (b)	JNL/Oppenheimer Emerging Markets Innovator Fund - A (d)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$445,451	$51,577	$206,681	$102,045	$400,063	$4,549	$939,327	$1,111,946	$3,046,392	$1,180,389
Units Outstanding (in thousands)	44,243	5,328	21,078	8,554	38,705	539	49,191	85,311	155,693	113,074
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	1.44%	0.00%	0.91%	3.56%	2.89%	3.88%

Period ended December 31, 2014

Net Assets (in thousands)	$24,944	$17,561	$44,029	$84,870	$333,743	n/a	$693,161	$1,317,828	$3,192,629	$1,190,883
Units Outstanding (in thousands)	2,395	1,694	4,240	6,711	31,464	n/a	37,217	96,758	162,080	111,124
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	1.06%	n/a	0.59%	0.70%	3.28%	2.34%

Period ended December 31, 2013

Net Assets (in thousands)	n/a	n/a	n/a	$59,316	$133,549	n/a	$601,435	$1,358,822	$3,417,014	$1,077,933
Units Outstanding (in thousands)	n/a	n/a	n/a	4,608	13,007	n/a	32,482	101,678	178,424	99,528
Investment Income Ratio *	n/a	n/a	n/a	0.00%	0.19%	n/a	1.04%	1.15%	1.11%	2.27%

Period ended December 31, 2012

Net Assets (in thousands)	n/a	n/a	n/a	$11,508	$66,681	n/a	$375,828	$2,175,079	$4,251,064	$278,372
Units Outstanding (in thousands)	n/a	n/a	n/a	1,212	6,393	n/a	25,292	146,138	215,752	26,438
Investment Income Ratio *	n/a	n/a	n/a	0.67%	0.00%	n/a	1.07%	2.08%	2.19%	3.34%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	$284,666	$1,526,239	$2,980,927	$129,210
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	22,760	109,600	161,304	13,038
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	0.62%	0.99%	3.19%	0.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations January 1, 2011.
(b) Commencement of operations April 30, 2012.
(c) Commencement of operations April 28, 2014.
(d) Commencement of operations April 27, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A (a)	JNL/S&P Intrinsic Value Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$12.130227	$12.707547	$12.614826	$17.050075	$12.397971	$15.720931	$17.446068	$15.114905	$9.108667	$15.828810
Total Return *	-10.19%	-11.32%	-6.91%	-11.94%	-3.85%	-8.41%	-2.40%	-2.79%	-3.36%	-16.90%
Ratio of Expenses **	3.61%	3.61%	3.61%	3.61%	3.51%	3.61%	3.61%	3.51%	1.25%	3.61%

Period ended December 31, 2014

Unit Value	$13.506244	$14.330078	$13.551685	$19.361326	$12.893861	$17.164728	$17.874961	$15.548089	$9.425466	$19.046941
Total Return *	-3.42%	6.53%	2.10%	8.51%	-2.85%	10.34%	6.15%	9.77%	-5.92%***	13.85%
Ratio of Expenses **	3.61%	3.61%	3.61%	3.61%	3.51%	3.61%	3.61%	3.51%	1.25%	3.61%

Period ended December 31, 2013

Unit Value	$13.984681	$13.451379	$13.273272	$17.843244	$13.272425	$15.555573	$16.838644	$14.163602	n/a	$16.729426
Total Return *	4.36%	36.08%	32.48%	35.26%	36.78%	38.54%	37.87%	26.27%	n/a	44.63%
Ratio of Expenses **	3.61%	3.61%	3.61%	3.61%	3.51%	3.61%	3.61%	3.51%	n/a	3.61%

Period ended December 31, 2012

Unit Value	$13.399916	$9.884915	$10.018823	$13.192250	$9.703725	$11.228262	$12.213561	$11.216816	n/a	$11.566954
Total Return *	12.60%	12.29%	15.43%	11.55%	25.76%	12.10%	12.48%	8.90%	n/a	10.05%
Ratio of Expenses **	3.61%	3.61%	3.61%	3.61%	3.51%	3.61%	3.61%	3.51%	n/a	3.61%

Period ended December 31, 2011

Unit Value	$11.900255	$8.802847	$8.679633	$11.826380	$7.716122	$10.016290	$10.858481	$10.299783	n/a	$10.510325
Total Return *	0.97%	-10.69%	-11.28%	-8.61%	-20.79%	2.12%	6.62%	8.56%	n/a	2.75%
Ratio of Expenses **	3.61%	3.61%	3.61%	3.61%	3.51%	3.61%	3.61%	3.51%	n/a	3.61%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations September 15, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A (a)	JNL/S&P Intrinsic Value Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$19.845798	$15.739741	$15.444411	$29.221963	$15.029441	$19.646862	$21.803786	$18.738681	$9.155837	$19.783444
Total Return *	-7.67%	-8.84%	-4.45%	-9.61%	-1.25%	-5.85%	0.33%	-0.17%	-2.97%	-14.57%
Ratio of Expenses **	0.85%	0.85%	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$21.495467	$17.266208	$16.163947	$32.328263	$15.220263	$20.867215	$21.731616	$18.769716	$9.436455	$23.157505
Total Return *	-0.72%	9.51%	4.80%	11.38%***	-0.23%	13.43%	13.35%***	7.26%***	-1.26%***	16.41%***
Ratio of Expenses **	0.85%	0.85%	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$21.650988	$15.766223	$15.423975	$28.490768	$15.255852	$18.396130	$19.734087	$16.498730	n/a	$19.606971
Total Return *	7.28%	39.89%	35.99%	38.69%	40.46%	42.42%	41.51%	29.48%	n/a	48.46%
Ratio of Expenses **	0.85%	0.85%	1.00%	1.10%	0.85%	0.85%	1.00%	1.00%	n/a	1.00%

Period ended December 31, 2012

Unit Value	$20.180869	$11.270586	$11.342241	$20.542233	$10.861040	$12.917126	$13.944943	$12.742209	n/a	$13.207260
Total Return *	10.59%***	12.87%***	18.49%	14.39%	20.39%***	1.46%***	15.46%	11.68%	n/a	12.97%
Ratio of Expenses **	0.85%	0.85%	1.00%	1.10%	0.85%	0.85%	1.00%	1.00%	n/a	1.00%

Period ended December 31, 2011

Unit Value	$17.085087	$9.672001	$9.572316	$17.957638	$8.368520	$11.140221	$12.077498	$11.409605	n/a	$11.690770
Total Return *	3.63%	-8.42%	12.25%***	-6.30%	-18.78%	12.09%***	9.43%	11.31%	n/a	5.46%
Ratio of Expenses **	1.00%	1.10%	1.00%	1.10%	1.00%	1.00%	1.00%	1.00%	n/a	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations September 15, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A (a)	JNL/S&P Intrinsic Value Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$1,359,848	$290,871	$354,269	$153,098	$453,159	$5,961,071	$1,017,895	$2,109,657	$20,176	$889,029
Units Outstanding (in thousands)	76,517	19,267	23,863	5,949	31,138	317,278	49,066	118,250	2,209	47,146
Investment Income Ratio *	5.73%	0.72%	0.60%	0.00%	5.64%	5.26%	0.79%	2.38%	1.07%	1.01%

Period ended December 31, 2014

Net Assets (in thousands)	$1,605,817	$303,240	$199,124	$202,023	$497,609	$4,667,941	$768,629	$2,242,010	$2,469	$1,041,965
Units Outstanding (in thousands)	83,318	18,261	12,753	7,084	33,704	233,025	37,055	125,003	262	47,113
Investment Income Ratio *	5.53%	0.51%	0.27%	5.03%	6.82%	2.34%	0.30%	1.36%	0.00%	0.88%

Period ended December 31, 2013

Net Assets (in thousands)	$1,571,549	$255,733	$189,982	$170,362	$494,897	$2,922,386	$616,476	$1,781,588	n/a	$605,777
Units Outstanding (in thousands)	81,106	16,840	12,722	6,708	33,392	165,123	32,284	111,465	n/a	31,928
Investment Income Ratio *	6.30%	0.64%	0.43%	1.31%	8.93%	0.83%	0.69%	1.89%	n/a	1.16%

Period ended December 31, 2012

Net Assets (in thousands)	$1,362,796	$115,388	$94,059	$112,314	$346,531	$1,217,212	$293,492	$822,731	n/a	$230,392
Units Outstanding (in thousands)	75,591	10,587	8,512	6,164	32,794	97,619	21,654	66,373	n/a	17,949
Investment Income Ratio *	6.26%	0.37%	1.01%	1.33%	0.00%	1.89%	0.65%	1.67%	n/a	0.91%

Period ended December 31, 2011

Net Assets (in thousands)	$870,828	$87,886	$65,195	$97,154	$308,657	$956,114	$153,398	$529,069	n/a	$197,440
Units Outstanding (in thousands)	55,802	9,255	6,964	6,104	37,524	87,824	12,987	47,429	n/a	17,293
Investment Income Ratio *	6.97%	0.10%	0.19%	1.12%	8.66%	4.94%	1.01%	1.84%	n/a	0.97%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations September 15, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$13.499307	$10.290203	$13.376898	$11.471200	$12.057079	$9.697588	$14.235652	$9.371523	$32.821580	$49.933015
Total Return *	-3.91%	-5.13%	-3.92%	-4.71%	-4.66%	-12.11%***	-11.00%	-1.76%	6.45%	2.38%
Ratio of Expenses **	3.75%	3.70%	3.80%	3.70%	4.01%	3.01%	3.61%	1.25%	3.91%	3.91%

Period ended December 31, 2014

Unit Value	$14.048148	$10.847182	$13.923369	$12.038796	$12.646828	$11.210961	$15.994421	$9.538972	$30.831434	$48.770099
Total Return *	2.65%	-0.62%	1.69%	0.21%	0.40%	10.80%***	11.78%	-4.61%***	4.54%	8.50%
Ratio of Expenses **	3.75%	3.70%	3.80%	3.70%	4.01%	2.65%	3.61%	1.25%	3.91%	3.91%

Period ended December 31, 2013

Unit Value	$13.685008	$10.914940	$13.691565	$12.013979	$12.596786	n/a	$14.308556	n/a	$29.492504	$44.948972
Total Return *	21.14%	0.73%	18.01%	6.42%	11.29%	n/a	46.30%	n/a	33.35%	31.27%
Ratio of Expenses **	3.75%	3.70%	3.80%	3.70%	4.01%	n/a	3.61%	n/a	3.91%	3.91%

Period ended December 31, 2012

Unit Value	$11.296479	$10.835956	$11.601845	$11.289240	$11.318630	n/a	$9.780077	n/a	$22.116964	$34.241931
Total Return *	11.57%	4.82%	11.03%	6.89%	9.26%	n/a	17.50%	n/a	14.27%	9.22%
Ratio of Expenses **	3.75%	3.70%	3.80%	3.70%	4.01%	n/a	3.61%	n/a	3.91%	3.91%

Period ended December 31, 2011

Unit Value	$10.125196	$10.337958	$10.449663	$10.561571	$10.359662	n/a	$8.323496	n/a	$19.355494	$31.351508
Total Return *	-8.29%	-0.61%	-6.74%	-2.81%	-5.14%	n/a	-8.75%	n/a	-4.96%	-5.23%
Ratio of Expenses **	3.75%	3.70%	3.80%	3.70%	4.01%	n/a	3.61%	n/a	3.91%	3.91%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 28, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$21.988401	$13.931217	$21.979530	$15.530152	$20.562380	$10.055206	$17.791682	$9.434563	$61.722961	$91.045726
Total Return *	-1.23%	-2.54%	-1.20%	-2.11%	-1.75%	-11.37%	-8.51%	-1.36%	9.76%	5.41%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	1.00%

Period ended December 31, 2014

Unit Value	$22.261653	$14.294772	$22.245717	$15.865164	$20.928576	$11.344545	$19.445573	$9.564819	$56.232932	$86.374715
Total Return *	5.52%	2.09%	4.58%	2.94%	3.47%	10.07%***	12.91%***	-3.82%***	7.79%	11.71%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	1.00%

Period ended December 31, 2013

Unit Value	$21.097901	$14.001567	$21.271309	$15.411454	$20.227633	n/a	$16.769144	n/a	$52.169689	$77.323934
Total Return *	24.52%	3.48%	21.36%	9.33%	14.69%	n/a	50.17%	n/a	37.49%	35.15%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	n/a	1.00%	n/a	0.85%	1.00%

Period ended December 31, 2012

Unit Value	$16.943113	$13.530606	$17.526999	$14.096669	$17.636234	n/a	$11.166615	n/a	$37.943892	$57.215482
Total Return *	14.69%	7.69%	14.19%	9.82%	12.60%	n/a	20.62%	n/a	6.85%***	12.45%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	n/a	1.00%	n/a	0.85%	1.00%

Period ended December 31, 2011

Unit Value	$14.773287	$12.564577	$15.349276	$12.836407	$15.662054	n/a	$9.258036	n/a	$31.410950	$50.879218
Total Return *	-5.74%	2.10%	-4.10%	-0.16%***	-2.25%***	n/a	-6.34%	n/a	-2.16%	-2.44%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	n/a	1.00%	n/a	1.00%	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 28, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$1,664,641	$1,389,796	$4,587,195	$2,971,042	$5,606,997	$218,007	$477,082	$31,988	$3,513,721	$3,180,255
Units Outstanding (in thousands)	82,113	105,546	226,173	201,531	295,689	21,868	28,136	3,402	64,603	38,666
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	0.00%	0.16%	1.28%	0.00%	0.00%	0.00%

Period ended December 31, 2014

Net Assets (in thousands)	$1,593,831	$1,508,870	$4,602,747	$3,148,395	$5,884,253	$80,071	$582,104	$15,935	$2,315,476	$2,578,873
Units Outstanding (in thousands)	77,401	111,332	223,764	208,440	304,433	7,084	31,339	1,668	46,745	33,064
Investment Income Ratio *	0.47%	0.29%	0.53%	0.20%	0.23%	0.00%	1.00%	0.00%	0.00%	0.15%

Period ended December 31, 2013

Net Assets (in thousands)	$1,425,616	$1,567,878	$4,178,451	$3,071,065	$5,616,026	n/a	$362,318	n/a	$2,019,757	$2,161,052
Units Outstanding (in thousands)	72,852	117,677	211,960	208,670	299,937	n/a	22,353	n/a	44,000	30,964
Investment Income Ratio *	0.72%	0.58%	0.90%	0.47%	0.50%	n/a	1.27%	n/a	0.08%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$988,005	$1,688,160	$3,014,831	$2,671,615	$4,454,811	n/a	$112,891	n/a	$1,325,286	$1,472,007
Units Outstanding (in thousands)	62,719	130,695	184,990	197,840	272,199	n/a	10,415	n/a	39,723	28,527
Investment Income Ratio *	0.94%	2.59%	1.27%	1.88%	1.55%	n/a	0.96%	n/a	0.00%	0.21%

Period ended December 31, 2011

Net Assets (in thousands)	$748,866	$1,187,614	$2,273,056	$1,942,414	$3,240,548	n/a	$80,015	n/a	$901,594	$1,176,491
Units Outstanding (in thousands)	54,285	98,525	158,754	157,318	222,293	n/a	8,851	n/a	31,868	25,681
Investment Income Ratio *	0.66%	2.39%	0.73%	1.97%	1.64%	n/a	1.22%	n/a	0.00%	0.02%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 28, 2014.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow Index Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$8.316207	$16.550775	$9.409740	$24.033526	$7.430963	$22.183699	$14.547263	$5.438960	$16.208037	$9.673063
Total Return *	-3.24%	-5.61%	-5.57%***	-4.62%	-3.68%	-6.64%	-9.64%	-1.01%	2.14%	-4.53%
Ratio of Expenses **	3.61%	3.91%	1.25%	3.80%	3.75%	3.70%	4.00%	3.71%	3.61%	4.00%

Period ended December 31, 2014

Unit Value	$8.594441	$17.534083	n/a	$25.197477	$7.714836	$23.761523	$16.099934	$5.494634	$15.868311	$10.132420
Total Return *	-3.14%	8.90%	n/a	5.77%	-3.68%	7.29%	-1.91%	1.68%	6.88%	5.49%
Ratio of Expenses **	3.61%	3.91%	n/a	3.80%	3.75%	3.70%	4.00%	3.71%	3.61%	4.00%

Period ended December 31, 2013

Unit Value	$8.872603	$16.100834	n/a	$23.823488	$8.009515	$22.147785	$16.413606	$5.403797	$14.846381	$9.605048
Total Return *	-3.45%	31.88%	n/a	14.88%	-3.68%	26.29%	31.49%	16.61%	36.10%	25.40%
Ratio of Expenses **	3.61%	3.91%	n/a	3.80%	3.75%	3.70%	4.00%	3.71%	3.61%	4.00%

Period ended December 31, 2012

Unit Value	$9.189697	$12.209024	n/a	$20.737850	$8.315507	$17.537698	$12.482322	$4.634014	$10.908085	$7.659550
Total Return *	-1.20%	14.74%	n/a	5.98%	-3.69%	12.11%	13.07%	15.94%	19.08%	6.89%
Ratio of Expenses **	3.61%	3.91%	n/a	3.80%	3.75%	3.70%	4.00%	3.71%	3.61%	4.00%

Period ended December 31, 2011

Unit Value	$9.301062	$10.640263	n/a	$19.567657	$8.634066	$15.643046	$11.039085	$3.996745	$9.160024	$7.166008
Total Return *	-2.21%	-5.82%	n/a	-0.57%	-3.67%	-5.61%	4.62%	-6.70%	2.77%	13.37%
Ratio of Expenses **	3.61%	3.91%	n/a	3.80%	3.75%	3.70%	4.00%	3.71%	3.61%	4.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow Index Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.861324	$26.735319	$9.435350	$44.177099	$13.519303	$31.729038	$23.670423	$8.719715	$25.561978	$15.865620
Total Return *	-0.53%	-2.67%	-6.33%***	-1.76%	-0.85%	-4.09%	-7.63%	1.86%	5.00%	-1.63%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	1.00%	1.00%	0.85%	0.85%	1.00%

Period ended December 31, 2014

Unit Value	$10.919125	$27.470071	n/a	$44.970145	$13.634536	$33.080372	$25.626056	$8.560585	$24.344867	$16.127848
Total Return *	-0.42%	12.29%	n/a	8.93%	-0.84%	10.22%	1.08%	4.63%	9.87%	8.70%
Ratio of Expenses **	0.85%	0.85%	n/a	0.85%	0.85%	1.00%	1.00%	0.85%	0.85%	1.00%

Period ended December 31, 2013

Unit Value	$10.965640	$24.464416	n/a	$41.281946	$13.750691	$30.012344	$25.353152	$8.181687	$22.156954	$14.836565
Total Return *	-0.75%	35.97%	n/a	18.32%	-0.85%	29.74%	35.50%	14.72%***	39.91%	29.22%
Ratio of Expenses **	0.85%	0.85%	n/a	0.85%	0.85%	1.00%	1.00%	0.85%	0.85%	1.00%

Period ended December 31, 2012

Unit Value	$11.048330	$17.991908	n/a	$34.890392	$13.867935	$23.132132	$18.710849	$6.681961	$15.836182	$11.481733
Total Return *	-0.12%***	15.29%***	n/a	-0.97%***	-0.30%***	15.19%	16.53%	19.14%	1.63%***	10.15%
Ratio of Expenses **	0.85%	0.85%	n/a	0.85%	0.85%	1.00%	1.00%	1.00%	0.85%	1.00%

Period ended December 31, 2011

Unit Value	$10.785135	$14.943349	n/a	$31.176294	$13.642602	$20.081933	$16.057054	$5.608553	$12.695583	$10.423578
Total Return *	0.37%	-3.05%	n/a	2.24%	-0.99%	-3.03%	7.79%	-4.15%	5.48%	16.81%
Ratio of Expenses **	1.00%	1.00%	n/a	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow Index Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$901,709	$1,327,464	$2,963	$4,591,555	$1,489,594	$619,044	$—	$104,278	$908,533	$495,120
Units Outstanding (in thousands)	87,680	54,206	314	116,457	124,378	20,728	—	13,219	39,282	33,833
Investment Income Ratio *	0.98%	0.81%	0.00%	1.26%	0.00%	1.45%	3.00%	3.44%	0.52%	0.00%

Period ended December 31, 2014

Net Assets (in thousands)	$818,121	$1,326,726	n/a	$4,024,876	$1,216,576	$668,419	$866,941	$122,345	$517,690	$580,636
Units Outstanding (in thousands)	78,980	52,688	n/a	100,337	101,006	21,405	36,505	15,792	23,443	38,977
Investment Income Ratio *	1.19%	0.81%	n/a	1.30%	0.00%	1.47%	2.08%	2.64%	0.56%	0.00%

Period ended December 31, 2013

Net Assets (in thousands)	$697,296	$969,477	n/a	$3,194,549	$1,268,083	$638,676	$943,196	$127,354	$494,514	$584,282
Units Outstanding (in thousands)	66,830	43,153	n/a	86,719	104,583	22,497	40,124	17,197	24,591	42,547
Investment Income Ratio *	1.34%	1.29%	n/a	1.49%	0.00%	1.92%	2.54%	2.28%	0.71%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$647,091	$570,473	n/a	$2,294,283	$1,195,108	$430,498	$601,581	$92,760	$215,723	$462,836
Units Outstanding (in thousands)	61,301	34,539	n/a	73,604	97,907	19,603	34,602	15,049	15,046	43,454
Investment Income Ratio *	1.03%	1.32%	n/a	1.33%	0.00%	2.30%	2.21%	2.54%	0.49%	0.00%

Period ended December 31, 2011

Net Assets (in thousands)	$493,477	$431,971	n/a	$1,709,811	$1,010,793	$362,133	$501,984	$53,185	$107,189	$491,868
Units Outstanding (in thousands)	47,268	30,832	n/a	59,618	82,015	18,923	33,587	10,225	9,082	50,814
Investment Income Ratio *	1.27%	1.37%	n/a	1.18%	0.00%	1.03%	2.59%	2.69%	0.56%	0.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Financial Sector Fund - A	JNL/MC Global 30 Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (a)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$8.194683	$11.379184	$18.855189	$13.230606	$11.324467	$17.006091	$18.242552	$11.944621	$12.564055	$7.895201
Total Return *	-4.63%	-11.85%	2.80%	-6.53%	2.97%	-2.16%	-26.20%	-11.24%	-8.42%	0.61%
Ratio of Expenses **	3.61%	4.00%	3.61%	3.70%	3.70%	3.61%	3.91%	3.26%	3.61%	3.71%

Period ended December 31, 2014

Unit Value	$8.592294	$12.909036	$18.342209	$14.155449	$10.998057	$17.382007	$24.719171	$13.456611	$13.719307	$7.847701
Total Return *	9.05%	6.51%	20.70%	7.29%	3.11%	14.24%	-13.79%	1.81%	-0.17%	16.22%
Ratio of Expenses **	3.61%	4.00%	3.61%	3.70%	3.70%	3.61%	3.91%	3.26%	3.61%	3.71%

Period ended December 31, 2013

Unit Value	$7.879192	$12.119740	$15.196576	$13.194238	$10.666349	$15.215740	$28.674301	$13.217836	$13.742661	$6.752509
Total Return *	28.62%	8.86%	35.89%	26.91%	27.48%	36.10%	20.54%	36.00%	32.04%	21.59%
Ratio of Expenses **	3.61%	4.00%	3.61%	3.70%	3.70%	3.61%	3.91%	3.26%	3.61%	3.71%

Period ended December 31, 2012

Unit Value	$6.125976	$11.133770	$11.182591	$10.396853	$8.366950	$11.180078	$23.788550	$9.719095	$10.408048	$5.553673
Total Return *	21.64%	18.08%	14.34%	13.75%	10.15%	15.40%	0.34%	7.94%	9.80%	7.17%
Ratio of Expenses **	3.61%	4.00%	3.61%	3.70%	3.70%	3.61%	3.91%	3.26%	3.61%	3.71%

Period ended December 31, 2011

Unit Value	$5.036198	$9.429313	$9.780146	$9.140074	$7.595955	$9.687756	$23.708642	$9.004054	$9.479046	$5.182166
Total Return *	-15.97%	-11.85%	6.96%	-5.61%	-13.10%	-1.62%	-0.68%	1.55%	-10.98%	-3.95%
Ratio of Expenses **	3.61%	4.00%	3.61%	3.70%	3.70%	3.61%	3.91%	3.26%	3.61%	3.71%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Financial Sector Fund - A	JNL/MC Global 30 Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (a)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$12.922098	$18.663848	$29.736982	$17.912469	$14.425761	$23.192824	$30.226284	$15.081345	$15.962302	$12.657680
Total Return *	-1.96%	-9.17%	5.67%	-3.98%	3.84%	0.58%	-23.91%	-9.21%***	-5.86%	3.52%
Ratio of Expenses **	0.85%	1.00%	0.85%	1.00%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$13.180218	$20.547277	$28.140409	$18.655036	$13.892526	$23.060138	$39.723065	$16.369538	$16.955507	$12.226761
Total Return *	12.10%	9.76%	24.08%	10.22%	5.93%	17.43%	-11.11%	4.13%	2.62%***	19.59%
Ratio of Expenses **	0.85%	1.00%	0.85%	1.00%	1.00%	0.85%	0.85%	1.00%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$11.757308	$18.720798	$22.679696	$16.925899	$13.115219	$19.636662	$44.690102	$15.719755	$16.358028	$10.223802
Total Return *	16.38%***	12.17%	39.70%	30.37%	30.96%	39.91%	24.28%	39.11%	35.53%	25.11%
Ratio of Expenses **	0.85%	1.00%	0.85%	1.00%	1.00%	0.85%	0.85%	1.00%	1.00%	0.85%

Period ended December 31, 2012

Unit Value	$8.714376	$16.689518	$16.234801	$12.982674	$10.014324	$14.035644	$35.958048	$11.300460	$12.069629	$8.171569
Total Return *	24.86%	21.68%	-3.43%***	16.87%	13.17%	-1.15%***	-2.23%***	10.42%	12.71%	-6.20%***
Ratio of Expenses **	1.00%	1.00%	0.85%	1.00%	1.00%	0.85%	0.85%	1.00%	1.00%	0.85%

Period ended December 31, 2011

Unit Value	$6.979045	$13.715652	$13.555164	$11.108993	$8.849116	$11.702614	$34.109903	$10.234481	$10.708353	$7.272040
Total Return *	-13.75%	-9.17%	9.78%	-3.04%	-10.74%	0.97%	2.25%	3.87%	-8.63%	-1.32%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Financial Sector Fund - A	JNL/MC Global 30 Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (a)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$656,580	$353,707	$2,840,786	$2,829,536	$—	$836,207	$1,103,030	$583,190	$315,208	$1,172,350
Units Outstanding (in thousands)	56,108	20,520	105,322	166,512	—	38,563	40,317	41,102	20,761	102,218
Investment Income Ratio *	1.14%	0.00%	0.45%	2.61%	0.00%	0.54%	1.58%	1.41%	2.38%	0.62%

Period ended December 31, 2014

Net Assets (in thousands)	$556,140	$382,908	$1,902,635	$2,985,710	$406,937	$750,348	$1,140,786	$340,688	$392,884	$902,611
Units Outstanding (in thousands)	46,590	20,132	74,574	168,381	30,605	34,745	31,703	21,742	24,281	81,458
Investment Income Ratio *	0.89%	0.00%	0.58%	2.04%	1.98%	0.22%	1.19%	0.72%	0.62%	0.69%

Period ended December 31, 2013

Net Assets (in thousands)	$438,277	$412,420	$985,262	$3,120,294	$397,388	$385,253	$1,103,185	$391,820	$327,593	$561,854
Units Outstanding (in thousands)	41,209	23,806	47,835	193,764	31,602	20,892	27,241	25,979	20,715	60,592
Investment Income Ratio *	0.91%	0.00%	0.75%	2.59%	2.88%	0.88%	1.24%	1.87%	1.74%	0.72%

Period ended December 31, 2012

Net Assets (in thousands)	$216,488	$419,858	$405,054	$2,718,584	$340,858	$239,760	$841,333	$63,317	$181,031	$393,847
Units Outstanding (in thousands)	26,845	27,156	27,468	219,540	35,365	18,134	25,822	5,802	15,483	53,038
Investment Income Ratio *	1.00%	0.00%	0.90%	2.90%	2.84%	0.25%	1.10%	0.48%	0.84%	0.28%

Period ended December 31, 2011

Net Assets (in thousands)	$151,291	$400,433	$252,885	$2,666,784	$325,680	$147,276	$796,202	$53,979	$158,327	$313,873
Units Outstanding (in thousands)	23,421	31,453	20,056	250,692	38,068	13,156	25,205	5,444	15,191	46,394
Investment Income Ratio *	0.79%	0.00%	0.93%	3.14%	1.82%	0.58%	0.76%	0.50%	0.71%	0.20%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$11.483889	$14.403283
Total Return *	-0.83%	-2.05%***
Ratio of Expenses **	3.70%	2.55%

Period ended December 31, 2014

Unit Value	$11.580311	n/a
Total Return *	3.81%	n/a
Ratio of Expenses **	3.70%	n/a

Period ended December 31, 2013

Unit Value	$11.154790	n/a
Total Return *	29.94%	n/a
Ratio of Expenses **	3.70%	n/a

Period ended December 31, 2012

Unit Value	$8.584787	n/a
Total Return *	5.19%	n/a
Ratio of Expenses **	3.70%	n/a

Period ended December 31, 2011

Unit Value	$8.160986	n/a
Total Return *	-25.77%	n/a
Ratio of Expenses **	3.70%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$15.505039	$16.225774
Total Return *	0.05%	-0.90%***
Ratio of Expenses **	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$15.496900	n/a
Total Return *	6.81%	n/a
Ratio of Expenses **	0.85%	n/a

Period ended December 31, 2013

Unit Value	$14.508738	n/a
Total Return *	4.05%***	n/a
Ratio of Expenses **	0.85%	n/a

Period ended December 31, 2012

Unit Value	$10.719987	n/a
Total Return *	8.07%	n/a
Ratio of Expenses **	1.00%	n/a

Period ended December 31, 2011

Unit Value	$9.919046	n/a
Total Return *	-23.75%	n/a
Ratio of Expenses **	1.00%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

Jackson National Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 7 - Financial Highlights (continued)

	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$—	$45,461
Units Outstanding (in thousands)	—	2,905
Investment Income Ratio *	0.00%	7.21%

Period ended December 31, 2014

Net Assets (in thousands)	$432,100	n/a
Units Outstanding (in thousands)	29,824	n/a
Investment Income Ratio *	0.23%	n/a

Period ended December 31, 2013

Net Assets (in thousands)	$408,287	n/a
Units Outstanding (in thousands)	30,035	n/a
Investment Income Ratio *	1.92%	n/a

Period ended December 31, 2012

Net Assets (in thousands)	$357,999	n/a
Units Outstanding (in thousands)	35,092	n/a
Investment Income Ratio *	0.06%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	$366,236	n/a
Units Outstanding (in thousands)	38,660	n/a
Investment Income Ratio *	0.00%	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 75-76 of the Notes to Financial Statements.

KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436

Independent Registered Public Accounting Firm Report
The Board of Directors and Shareholders
Jackson National Life Insurance Company and
Contract Owners of Jackson National Separate Account I:

We have audited the accompanying statement of assets and liabilities of each Investment Division within Jackson National Separate Account I (the “Company”), as of December 31, 2015, and the related statement of operations for the year or period then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2015, by correspondence with the transfer agent of the underlying mutual funds and other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each Investment Division within the Company as of December 31, 2015, the results of its operations for the year or period then ended, the changes in its net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

/s/KPMG LLP

Chicago, Illinois
March 22, 2016

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

APPENDIX B

KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
Jackson National Life Insurance Company and Subsidiaries:
We have audited the accompanying consolidated balance sheets of Jackson National Life Insurance Company and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated income statements, consolidated statements of comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jackson National Life Insurance Company and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
/s/KPMG LLP
Columbus, Ohio
March 4, 2016

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share information)

	December 31,
Assets	2015	2014
Investments:
Securities available for sale, at fair value:
Fixed maturities (amortized cost: 2015, $49,004,841; 2014, $48,245,495, including $141,580 and $142,642 at fair value under the fair value option at December 31, 2015 and 2014, respectively)	$49,803,040	$50,978,577
Trading securities, at fair value	285,154	530,418
Commercial mortgage loans, net of allowance	6,436,636	5,998,253
Policy loans (includes $3,216,123 and $3,156,550 at fair value under the fair value option at
December 31, 2015 and 2014, respectively)	4,495,955	4,477,083
Derivative instruments	1,333,320	1,428,084
Other invested assets (includes $1,194,226 and $1,176,633 at fair value under the fair value option at December 31, 2015 and 2014, respectively)	1,418,314	1,381,684
Total investments	63,772,419	64,794,099
Cash and cash equivalents	2,059,935	1,399,091
Accrued investment income	685,799	687,503
Deferred acquisition costs	8,438,804	7,455,336
Reinsurance recoverable	9,154,262	9,323,159
Deferred income taxes, net	481,083	13,956
Other assets	1,615,771	1,119,762
Separate account assets	134,157,891	127,459,274
Total assets	$220,365,964	$212,252,180

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$13,736,209	$13,574,469
Other contract holder funds	59,180,144	57,685,319
Funds held under reinsurance treaties, at fair value under fair value option	3,459,645	3,431,854
Debt	346,957	328,737
Securities lending payable	279,002	196,633
Derivative instruments	367,439	391,805
Other liabilities	2,455,813	2,542,453
Separate account liabilities	134,157,891	127,459,274
Total liabilities	213,983,100	205,610,544

Equity
Common stock, $1.15 par value; authorized 50,000 shares;
issued and outstanding 12,000 shares	13,800	13,800
Additional paid-in capital	3,816,079	3,816,079
Shares held in trust	(31,938)	(27,084)
Equity compensation reserve	3,263	14,130
Accumulated other comprehensive income, net of tax (benefit) expense
of $(102,092) in 2015 and $398,736 in 2014	548,458	1,478,565
Retained earnings	2,000,642	1,311,175
Total stockholder's equity	6,350,304	6,606,665
Noncontrolling interests	32,560	34,971
Total equity	6,382,864	6,641,636
Total liabilities and equity	$220,365,964	$212,252,180

See accompanying Notes to Consolidated Financial Statements.

2

Jackson National Life Insurance Company and Subsidiaries
Consolidated Income Statements
(In thousands)

	Years Ended December 31,
	2015	2014	2013
Revenues
Fee income	$4,981,941	$4,512,152	$3,801,275
Premium	266,409	264,341	286,771
Net investment income	2,939,362	3,002,581	3,144,646
Net realized losses on investments:
Total other-than-temporary impairments	(77,662)	(56,161)	(49,930)
Portion of other-than-temporary impairments included in
other comprehensive income	15,024	29,549	29,146
Net other-than-temporary impairments	(62,638)	(26,612)	(20,784)
Other net investment losses	(1,524,877)	(3,377,910)	(1,969,669)
Total net realized losses on investments	(1,587,515)	(3,404,522)	(1,990,453)
Other income	97,945	98,338	154,714
Total revenues	6,698,142	4,472,890	5,396,953
Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	997,746	1,183,680	1,026,392
Interest credited on other contract holder funds, net of deferrals	1,516,522	1,563,202	1,636,071
Interest expense	38,104	38,417	42,036
Operating costs and other expenses, net of deferrals	1,724,590	1,616,062	1,480,719
Amortization of deferred acquisition and sales inducement costs	660,860	(263,564)	284,618
Total benefits and expenses	4,937,822	4,137,797	4,469,836
Pretax income before noncontrolling interests	1,760,320	335,093	927,117
Income tax expense (benefit)	346,339	(10,407)	166,997
Net income	1,413,981	345,500	760,120
Less: Net income (loss) attributable to noncontrolling interests	13,101	(5,269)	4,958
Net income attributable to Jackson	$1,400,880	$350,769	$755,162

See accompanying Notes to Consolidated Financial Statements.

3

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Comprehensive Income
(In thousands)

	Years Ended December 31,
	2015	2014	2013
Net income	$1,413,981	$345,500	$760,120

Other comprehensive income (loss), net of tax:
Net unrealized (losses) gains on securities not other-than-temporarily impaired (net of tax (benefit) expense of: 2015 $(447,191); 2014 $543,831; 2013 $(807,429))	(846,010)	1,007,605	(1,487,770)

Net unrealized losses on other-than-temporarily impaired securities (net of tax benefit of: 2015 $4,469; 2014 $8,410; 2013 $7,984)	(8,299)	(15,618)	(14,826)

Reclassification adjustment for losses included in net income (net of tax benefit of: 2015 $49,168; 2014 $23,011; 2013 $43,708)	(91,310)	(42,737)	(81,170)

Total other comprehensive (loss) income	(945,619)	949,250	(1,583,766)
Comprehensive income (loss)	468,362	1,294,750	(823,646)
Less: Comprehensive (loss) income attributable to noncontrolling interests	(2,411)	(7,637)	1,876
Comprehensive income (loss) attributable to Jackson	$470,773	$1,302,387	$(825,522)

See accompanying Notes to Consolidated Financial Statements.

4

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Equity
(In thousands)

					Accumulated
		Additional		Equity	Other		Total	Non-
	Common	Paid-In	Shares Held	Compensation	Comprehensive	Retained	Stockholder's	Controlling	Total
	Stock	Capital	In Trust	Reserve	Income	Earnings	Equity	Interests	Equity
Balances as of December 31, 2012	$13,800	$3,766,912	$(25,065)	$12,943	$2,107,631	$1,409,244	$7,285,465	$40,732	$7,326,197

Net income	—	—	—	—	—	755,162	755,162	4,958	760,120
Change in unrealized investment gains and losses, net of tax	—	—	—	—	(1,580,684)	—	(1,580,684)	(3,082)	(1,583,766)
Capital contribution	—	35,053	—	—	—	—	35,053	—	35,053
Dividends to stockholder	—	—	—	—	—	(507,000)	(507,000)	—	(507,000)
Shares acquired at cost	—	—	(21,208)	—	—	—	(21,208)	—	(21,208)
Shares distributed at cost	—	—	23,521	—	—	—	23,521	—	23,521
Reserve for equity compensation plans	—	—	—	13,129	—	—	13,129	—	13,129
Fair value of shares issued under equity
compensation plans	—	—	—	(7,624)	—	—	(7,624)	—	(7,624)
Balances as of December 31, 2013	13,800	3,801,965	(22,752)	18,448	526,947	1,657,406	5,995,814	42,608	6,038,422

Net income	—	—	—	—	—	350,769	350,769	(5,269)	345,500
Change in unrealized investment gains and losses, net of tax	—	—	—	—	951,618	—	951,618	(2,368)	949,250
Capital contribution	—	14,114	—	—	—	—	14,114	—	14,114
Dividends to stockholder	—	—	—	—	—	(697,000)	(697,000)	—	(697,000)
Shares acquired at cost	—	—	(32,640)	—	—	—	(32,640)	—	(32,640)
Shares distributed at cost	—	—	28,308	—	—	—	28,308	—	28,308
Reserve for equity compensation plans	—	—	—	10,266	—	—	10,266	—	10,266
Fair value of shares issued under equity
compensation plans	—	—	—	(14,584)	—	—	(14,584)	—	(14,584)
Balances as of December 31, 2014	13,800	3,816,079	(27,084)	14,130	1,478,565	1,311,175	6,606,665	34,971	6,641,636

Net income	—	—	—	—	—	1,400,880	1,400,880	13,101	1,413,981
Change in unrealized investment gains and losses, net of tax	—	—	—	—	(930,107)	—	(930,107)	(15,512)	(945,619)
Dividends to stockholder	—	—	—	—	—	(711,413)	(711,413)	—	(711,413)
Shares acquired at cost	—	—	(19,438)	—	—	—	(19,438)	—	(19,438)
Shares distributed at cost	—	—	14,584	—	—	—	14,584	—	14,584
Reserve for equity compensation plans	—	—	—	4,187	—	—	4,187	—	4,187
Fair value of shares issued under equity
compensation plans	—	—	—	(15,054)	—	—	(15,054)	—	(15,054)
Balances as of December 31, 2015	$13,800	$3,816,079	$(31,938)	$3,263	$548,458	$2,000,642	$6,350,304	$32,560	$6,382,864
See accompanying Notes to Consolidated Financial Statements.

5

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$1,413,981	$345,500	$760,120
Adjustments to reconcile net income to net cash provided by
operating activities:
Net realized gains on investments	(34,191)	(83,997)	(81,145)
Net losses on derivatives	1,339,369	3,236,398	1,865,137
Interest credited on other contract holder funds, gross	1,529,137	1,577,180	1,650,459
Mortality, expense and surrender charges	(730,782)	(745,227)	(743,799)
Amortization of discount and premium on investments	39,713	67,724	49,408
Deferred income tax expense	33,701	(415,974)	277,078
Share-based compensation	50,083	46,384	39,947
Change in:
Accrued investment income	1,704	(5,354)	(3,707)
Deferred sales inducements and acquisition costs	(465,937)	(1,387,067)	(848,133)
Trading portfolio activity, net	245,264	10,810	(128,415)
Income tax accruals	(452,016)	134,624	86,261
Other assets and liabilities, net	295,502	395,956	85,812
Net cash provided by operating activities	3,265,528	3,176,957	3,009,023

Cash flows from investing activities:
Sales, maturities and repayments of:
Fixed maturities	7,941,581	5,644,799	5,798,733
Commercial mortgage loans	1,159,080	1,392,066	1,339,273
Purchases of:
Fixed maturities	(8,720,419)	(5,242,317)	(5,543,494)
Commercial mortgage loans	(1,596,503)	(1,314,647)	(1,654,026)
Purchase of REALIC, net of cash acquired	—	—	(17,696)
Other investing activities	(816,079)	(1,087,486)	(2,489,841)
Net cash used in investing activities	(2,032,340)	(607,585)	(2,567,051)

Cash flows from financing activities:
Policyholders' account balances:
Deposits	27,030,772	26,279,026	25,196,030
Withdrawals	(14,530,207)	(13,386,586)	(11,810,633)
Net transfers to separate accounts	(11,886,621)	(14,267,126)	(14,094,490)
Net (payments on) proceeds from repurchase agreements	(289,625)	(125,646)	415,271
Net (payments on) proceeds from Federal Home Loan Bank notes	(200,000)	—	200,000
Net proceeds from (payments on) debt	18,191	45,000	(7,500)
Shares held in trust at cost, net	(4,854)	(4,332)	2,313
Payment of cash dividends to Parent	(710,000)	(697,000)	(507,000)
Net cash used in financing activities	(572,344)	(2,156,664)	(606,009)

Net increase (decrease) in cash and cash equivalents	660,844	412,708	(164,037)

Cash and cash equivalents, beginning of year	1,399,091	986,383	1,150,420
Cash and cash equivalents, end of year	$2,059,935	$1,399,091	$986,383

Supplemental Cash Flow Information
Income tax paid (received)	$766,000	$256,829	$(241,921)
Interest paid	$20,943	$21,798	$21,900

See accompanying Notes to Consolidated Financial Statements.

6

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

1.	Business and Basis of Presentation

Jackson National Life Insurance Company (the “Company” or “Jackson”) is wholly owned by Brooke Life Insurance Company (“Brooke Life” or the “Parent”), which is ultimately a wholly owned subsidiary of Prudential plc (“Prudential”), London, England. Jackson, together with its New York life insurance subsidiary, is licensed to sell group and individual annuity products (including immediate, index linked and deferred fixed annuities and variable annuities), guaranteed investment contracts (“GICs”) and individual life insurance products, including variable universal life, in all 50 states and the District of Columbia.

The consolidated financial statements include accounts, after the elimination of intercompany accounts and transactions, of the following:

•
Life insurers: Jackson and its wholly owned subsidiaries Jackson National Life Insurance Company of New York, Squire Reassurance Company LLC (“Squire Re”), VFL International Life Company SPC, LTD and Jackson National Life (Bermuda) LTD;

•
Wholly owned broker-dealer, investment management and investment advisor subsidiaries: Jackson National Life Distributors, LLC, Jackson National Asset Management, LLC, Curian Clearing, LLC and Curian Capital, LLC;

•	PGDS (US One) LLC (“PGDS”), a wholly owned subsidiary that provides information technology services to Jackson and certain affiliates;

•	Hermitage Management, LLC, a wholly owned subsidiary that holds and manages certain real estate related investments;

•	Other insignificant wholly owned subsidiaries; and

•	Other insignificant partnerships, limited liability companies and variable interest entities (“VIEs”) in which Jackson has a controlling interest or is deemed the primary beneficiary.

In 2015, Jackson announced that Curian Capital will no longer accept new business effective July 31, 2015. Curian Capital will continue to actively manage existing accounts into 2016 to allow for the transition of accounts, but are expected to exit the business around the end of the first quarter 2016.

Acquisition
On September 4, 2012, the Company acquired 100% of the equity of SRLC America Holding Corp. (“SRLC”) from Swiss Re Life Capital Ltd (“Swiss Re”). In 2013, the final purchase price for SRLC was settled at $605.1 million. SRLC’s primary subsidiary was Reassure America Life Insurance Company (“REALIC”), which was merged into Jackson as of December 31, 2012. Subsequent to the purchase, SRLC was dissolved and its subsidiaries became direct subsidiaries of Jackson.

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Intercompany accounts and transactions have been eliminated upon consolidation. Certain amounts in the 2014 notes to the consolidated financial statements have been reclassified to conform to the 2015 presentation.

The preparation of the consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Significant estimates or assumptions, as further discussed in the notes, include: 1) valuation of investments and derivative instruments, including fair values of securities deemed to be in an illiquid market and the determination of when an impairment is other-than-temporary; 2) assessments as to whether certain entities are variable interest entities, the existence of reconsideration events and the determination of which party, if any, should consolidate the entity; 3) assumptions impacting estimated future gross profits, including but not limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates, used in the calculation of amortization of deferred acquisition costs and deferred sales inducements; 4) assumptions used in calculating policy reserves and liabilities, including but not limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates; 5) assumptions as to future earnings levels being sufficient to realize deferred tax benefits; 6) estimates related to establishment of loan loss reserves, allowances on receivables, liabilities for lawsuits and state guaranty fund assessments; 7) assumptions and estimates associated with the Company’s tax positions which impact the amount of recognized tax benefits recorded by the Company; 8) value of guaranteed benefits; and 9) value of business acquired, its recoverability and amortization. These estimates and assumptions are based on management’s best estimates and judgments.

7

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the consolidated financial statements in the periods the estimates are changed.

2.	Summary of Significant Accounting Policies

Changes in Accounting Principles - Adopted in Current Year
In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-11, “Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures.” The updated guidance changes the accounting for repurchase-to-maturity transactions and repurchase financing such that they will be consistent with secured borrowing accounting. In addition, the guidance requires new disclosures for all repurchase agreements and securities lending transactions. Effective January 1, 2015, the Company adopted ASU No. 2014-11 and has included the required disclosures in Note 3, with no impact on the Company’s consolidated financial statements.

Changes in Accounting Principles - Issued but Not Yet Adopted
In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments,” which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively and also provides updated guidance on the recognition of measurement period adjustments.  ASU No. 2015-16 is effective for years beginning after December 15, 2015, with early adoption permitted for financial statements that have not been issued and should be applied prospectively to adjustments to provisional amounts that occur after the effective date.   The adoption of ASU No. 2015-16 is not expected to have an impact on the Company’s consolidated financial statements.

In May 2015, the FASB issued ASU No. 2015-07, “Fair Value Measurement: Disclosures for Certain Investments that Calculate Net Asset Value per Share (or Its Equivalent),” which removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. In addition, the amendments remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient, and limits those disclosures only to those investments for which the practical expedient has been elected. ASU No. 2015-07 is effective for annual periods beginning after December 15, 2015 and should be applied retrospectively for all periods presented. Early adoption is permitted. The adoption of ASU No. 2015-07 is not expected to have an impact on the Company’s consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Amendments to the Consolidation Analysis,” which changes the rules regarding consolidation. ASU No. 2015-02 eliminates specialized guidance for limited partnerships and similar legal entities, and removes the indefinite deferral of certain investment funds. ASU No. 2015-02 is effective for periods beginning after December 15, 2015. Early adoption is permitted and may be applied retrospectively or using a modified retrospective approach. The Company is currently assessing the impact of the guidance on the Company’s consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, “Extraordinary and Unusual Items: Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” which eliminates the concept of extraordinary items. This ASU may be applied prospectively or retrospectively. Early adoption is permitted if the guidance is applied as of the beginning of the annual period of adoption. ASU No. 2015-01 is effective for annual periods ending after December 15, 2016 and is not expected to have an impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern,” which defines management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern and to provide related disclosures in the footnotes. Management is required to evaluate for each annual period whether it is probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued, or available to be issued. ASU No. 2014-15 is effective for periods beginning after December 15, 2016 and is not expected to have an impact on the Company’s consolidated financial statements.

8

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which clarifies the principles of recognizing revenue. This standard establishes the core principle of recognizing revenue to depict the transfer of promised goods or services in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. The FASB defines a five-step process which systematically identifies the various components of the revenue recognition process, culminating with the recognition of revenue upon satisfaction of an entity’s performance obligation. The guidance also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from cost incurred to obtain or fulfill a contract. This guidance does not apply to insurance contracts within the scope of Accounting Standards Codification Topic 944, “Financial Services - Insurance.” Early adoption is not permitted. ASU No. 2014-09 is effective retrospectively for periods beginning after December 15, 2017. The Company is currently assessing the impact of the guidance on the Company’s consolidated financial statements and disclosures.

Comprehensive Income
Comprehensive income includes all changes in stockholder’s equity (except those arising from transactions with owners/stockholders) and, in the Company’s case, includes net income and net unrealized gains or losses on available for sale securities.

Investments
Fixed maturities consist primarily of bonds, notes, and asset-backed securities. Acquisition discounts and premiums on fixed maturities are amortized into investment income through call or maturity dates using the effective interest method. Discounts and premiums on asset-backed securities are amortized over the estimated redemption period. Certain asset-backed securities are considered to be other than high quality or otherwise deemed to be high-risk, meaning the Company might not recover substantially all of its recorded investment due to unanticipated prepayment events. For these securities, changes in investment yields due to changes in estimated future cash flows are accounted for on a prospective basis. The carrying value of such securities was $506.8 million and $662.8 million as of December 31, 2015 and 2014, respectively.

Fixed maturities are generally classified as available for sale and are carried at fair value. For declines in fair value considered to be other-than-temporary, an impairment charge reflecting the difference between the amortized cost basis and fair value is included in net realized losses on investments. If management believes the Company does not intend to sell the security and is not more likely than not to be required to sell the security prior to recovery of its amortized cost basis, an amount representing the non-credit related portion of a loss is reclassified out of net realized losses on investments and into other comprehensive income. In determining whether an other-than-temporary impairment has occurred, and in calculating the non-credit related component of the total impairment loss, the Company considers a number of factors, which are further described in Note 3.

Equity securities are classified as trading. Trading securities are carried at fair value with changes in value included in net investment income.

Commercial mortgage loans are carried at the aggregate unpaid principal balance, adjusted for any applicable unamortized discount or premium, impairments or allowance for loan losses.

On a periodic basis, the Company assesses the commercial mortgage loan portfolio for the need for an allowance for loan losses. In determining its allowance for loan losses, the Company evaluates each loan to determine if it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. The allowance includes loan specific reserves for loans that are determined to be non-performing as a result of this loan review process and a portfolio reserve for probable incurred but not specifically identified losses for performing loans. The loan specific portion of the loss allowance is based on the Company’s assessment as to ultimate collectability of loan principal and interest, or other value expected in lieu of loan principal and interest. This review contemplates a variety of factors which may include, but are not limited to, current economic conditions, the physical condition of the property, the financial condition of the borrower, and the near and long-term prospects for change in these conditions. In determining the portfolio reserve for incurred but not specifically identified losses, Jackson considers the current credit composition of the portfolio based on the results of its loan modeling analysis, which considers property type, default statistics, historical losses and other relevant factors to determine probability of default and other default loss estimates. Model assumptions are updated each quarter and, based upon actual loan experience, are considered together with other relevant qualitative factors in making

9

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

the final portfolio reserve calculations. The valuation allowance for commercial mortgage loans can increase or decrease from period to period based on these factors. Changes in the allowance for loan losses are recorded in net investment income.

Separately, the Company also reviews individual loans in the portfolio for impairment based on an assessment of the factors identified above. Impairment charges recognized are recorded initially against the established loan loss allowance and, if necessary, any additional amounts are recorded as realized losses. As deemed necessary based on cash flow expectations and other factors, Jackson may place loans on non-accrual status. In this case, all cash received is applied against the carrying value of the loan.

Policy loans are loans the Company issues to contract holders that use the cash surrender value of their life insurance policy or annuity contract as collateral. In connection with the acquisition of REALIC, the Company elected the fair value option upon acquisition of policy loans held as collateral for reinsurance, further described below. At both December 31, 2015 and 2014, $3.2 billion of these loans were carried at fair value, which the Company believes is equal to the unpaid principal balances plus accrued investment income. At both December 31, 2015 and 2014, the Company had $1.3 billion of policy loans not held as collateral for reinsurance, which were carried at the unpaid principal balances.

Other invested assets primarily include investments in limited partnerships and real estate. The Company has elected the fair value option for limited partnerships, which is consistent with the role of these investments within the investment portfolio. Carrying values for limited partnership investments are determined by using the proportion of the Company’s investment in each fund (Net Asset Value (“NAV”) equivalent) as a practical expedient for fair value.

Real estate is carried at the lower of depreciated cost or fair value.

The Company holds interests in VIEs that represent primary beneficial interests. These consolidated VIEs are comprised of entities structured to hold and manage investments.

Realized gains and losses on sales of investments are recognized in income at the date of sale and are determined using the specific cost identification method.

In connection with the acquisition of REALIC, the Company elected the fair value option for certain assets which are held as collateral for reinsurance, as further described below. Accordingly, the Company established a funds held liability, for which the Company also elected the fair value option. The value of the funds held liability is equal to the fair value of the assets held as collateral. The income and any changes in unrealized gains and losses on these assets and the corresponding funds held liability are included in net investment income and have no impact on the Company’s consolidated income statements.

The changes in unrealized gains and losses on certain investments that are classified as available for sale and the non-credit related portion of other-than-temporary impairment charges are excluded from net income and included as a component of other comprehensive income and total equity, net of tax and the effect of the adjustment for deferred acquisition costs and deferred sales inducements. The changes in unrealized gains and losses on investments for which Jackson elected the fair value option are included in net investment income.

Derivative Instruments and Embedded Derivatives
The Company enters into financial derivative transactions, including, but not limited to, swaps, put-swaptions, futures and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, credit quality or degree of exposure with respect to assets, liabilities or future cash flows which the Company has acquired or incurred. The Company manages the potential credit exposure for over-the-counter derivative contracts through careful evaluation of the counterparty credit standing, collateral agreements, and master netting agreements. The Company is exposed to credit-related losses in the event of nonperformance by counterparties, however, it does not anticipate nonperformance. There were no charges due to nonperformance by derivative counterparties in 2015, 2014, or 2013.

The Company generally uses freestanding derivative instruments for hedging purposes. Additionally, certain liabilities, primarily trust instruments supported by funding agreements, fixed index annuities and guarantees offered in connection with variable annuities issued by the Company, may contain embedded derivative instruments. Further details regarding

10

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Jackson’s derivative positions are included in Note 4. The Company generally does not account for freestanding derivatives as either fair value or cash flow hedges as might be permitted if specific hedging documentation requirements were followed. Financial derivatives, including derivatives embedded in certain host liabilities that have been separated for accounting and financial reporting purposes, are carried at fair value. The results from freestanding derivative instruments and embedded derivatives, including net payments, realized gains and losses and changes in value, are reported in net income, as further detailed in Note 4.

Cash and Cash Equivalents
Cash and cash equivalents primarily include money market instruments and bank deposits.

Fair Value Measurement
Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All financial assets and liabilities measured at fair value are required to be classified into one of the following categories:

Level 1
Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 1 securities include U.S. Treasury securities and exchange traded equity securities and derivative instruments.

Level 2
Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets and liabilities. Most fixed maturity securities that are model priced using observable inputs are classified within Level 2. Also included are freestanding and embedded derivative instruments that are priced using models with observable market inputs.

Level 3
Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). Limited partnership interests and those embedded derivative instruments that are valued using unobservable inputs are included in Level 3. Because Level 3 fair values, by their nature, contain unobservable market inputs, considerable judgment may be used to determine the Level 3 fair values. Level 3 fair values represent the Company’s best estimate of an amount that could be realized in a current market exchange absent actual market exchanges.

In many situations, inputs used to measure the fair value of an asset or liability may fall into different levels of the fair value hierarchy. In these situations, the Company determines the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value. As a result, both observable and unobservable inputs may be used in the determination of fair values that the Company has classified within Level 3.

The Company determines the fair values of certain financial assets and liabilities based on quoted market prices, where available. The Company may also determine fair value based on estimated future cash flows discounted at the appropriate current market rate. When appropriate, fair values reflect adjustments for counterparty credit quality, the Company’s credit standing, liquidity and risk margins on unobservable inputs.

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions may result in inactive markets for certain of the Company’s financial instruments. In such instances, there may be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

Refer to Note 5 for further discussion of the methodologies used to determine fair values of the Company’s financial instruments.

11

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Deferred Acquisition Costs
Under current accounting guidance, certain costs that are directly related to the successful acquisition of new or renewal insurance business can be capitalized as deferred acquisition costs. These costs primarily pertain to commissions and certain costs associated with policy issuance and underwriting. All other acquisition costs are expensed as incurred.

Deferred acquisition costs are increased by interest thereon and amortized into income in proportion to anticipated premium revenues for traditional life policies and in proportion to estimated gross profits, including realized gains and losses and derivative movements, for annuities and interest-sensitive life products. Due to volatility of certain factors that affect gross profits, including realized capital gains and losses and derivative movements, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related deferred acquisition cost balance is capped at the initial amount capitalized, plus interest. Unamortized deferred acquisition costs are written off when a contract is internally replaced and substantially changed.

As certain fixed maturities available for sale are carried at fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on fixed maturities available for sale, net of applicable tax, is credited or charged directly to equity as a component of other comprehensive income. At December 31, 2015 and 2014, deferred acquisition costs decreased by $296.9 million and $725.9 million, respectively, to reflect this adjustment.

For variable annuity business, the Company employs a mean reversion methodology that is applied with the objective of adjusting the amortization of deferred acquisition costs that would otherwise be highly volatile due to fluctuations in the level of future gross profits arising from changes in equity market levels.  The mean reversion methodology achieves this objective by applying a dynamic adjustment to the assumption for short-term future investment returns. Under this methodology, the projected returns for the next five years are set such that, when combined with the actual returns for the current and preceding two years, the average rate of return over the eight-year period is 7.4% for both 2015 and 2014, after investment management fees. The mean reversion methodology does, however, include a cap and a floor of 15% and 0% per annum, respectively, on the projected return for each of the next five years. At December 31, 2015 and 2014, projected returns after the next five years were set at 7.4%. At December 31, 2015 and 2014, projected returns under mean reversion were within the range bounded by the 15% cap and 0% floor.

Deferred acquisition costs are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. Any amount deemed unrecoverable is written off with a charge through deferred acquisition costs amortization. No such write-offs were required for 2015, 2014, and 2013. During 2015, certain amounts related to life products were adjusted, resulting in an additional $75 million in deferred acquisition cost amortization.

Deferred Sales Inducements
Under current accounting guidance, certain sales inducement costs that are directly related to the successful acquisition of new or renewal insurance business can be capitalized as deferred sales inducement costs. Bonus interest on deferred fixed annuities and contract enhancements on fixed index annuities and variable annuities are capitalized as deferred sales inducements and included in other assets. Deferred sales inducements are increased by interest thereon and amortized into income in proportion to estimated gross profits, including realized capital gains and losses and derivative movements. Due to volatility of certain factors that affect gross profits, including realized capital gains and losses and derivative movements, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related deferred sales inducements balance is capped at the initial amount capitalized, plus interest. Unamortized deferred sales inducements are written off when a contract is internally replaced and substantially changed.

As certain fixed maturities available for sale are carried at fair value, an adjustment is made to deferred sales inducements equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on fixed maturities available for sale, net of applicable tax, is credited or charged directly to equity as a component of other comprehensive income. At December 31, 2015 and 2014, deferred sales inducements decreased by $54.9 million and $129.9 million, respectively, to reflect this adjustment.

For variable annuity business, the Company employs the same mean reversion methodology as is employed for deferred acquisition costs as described above.

12

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Deferred sales inducements are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. Any amount deemed unrecoverable is written off with a charge through deferred sales inducements amortization. No such write-offs were required for 2015, 2014, and 2013.

Actuarial Assumption Changes (Unlocking)
Annually, or as circumstances warrant, the Company conducts a comprehensive review of the assumptions used for its estimates of future gross profits underlying the amortization of deferred acquisition costs and deferred sales inducements, as well as the valuation of the embedded derivatives and reserves for life insurance and annuity products with living benefit and death benefit guarantees.  These assumptions include, but may not be limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates. Based on this review, the cumulative balances of deferred acquisition costs, deferred sales inducements and life and annuity guaranteed benefit reserves are adjusted with a corresponding benefit or charge to net income.

Reinsurance and Funds Held Under Reinsurance Treaties
The Company enters into assumed and ceded reinsurance agreements with other companies in the normal course of business.  Ceded reinsurance agreements are reported on a gross basis on the Company’s consolidated balance sheets as an asset for amounts recoverable from reinsurers or as a component of other assets or liabilities for amounts, such as premiums, owed to or due from reinsurers.  Reinsurance assumed and ceded premiums and benefits paid or provided are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.  Premium income and benefit expenses are reported net of reinsurance assumed and ceded.

In connection with and prior to the previously mentioned acquisition, REALIC entered into three retrocession reinsurance agreements (“retro treaties”) with Swiss Reinsurance Company Ltd. (“SRZ”). Pursuant to these retro treaties, the Company ceded to SRZ on a 100% coinsurance basis, subject to pre-existing reinsurance with other parties, certain blocks of business written or assumed by REALIC.

As a result of these retro treaties, the Company holds certain assets, primarily in the form of policy loans and fixed maturities, as collateral for the reinsurance recoverable. Investment income and realized gains or losses earned on assets held as collateral are paid by the Company to SRZ, pursuant to the terms of the treaties. Investment income and realized gains and losses are reported net of investment income and realized gains and losses on funds held under reinsurance treaties, with no net impact on the Company’s consolidated income statements.

The income credited to SRZ on the funds held for the retro treaties is based on the income earned on those assets, which results in an embedded derivative (total return swap). However, at acquisition, the Company elected the fair value option for the funds held liability, which is carried at fair value with changes in fair value reported in net investment income. Accordingly, the embedded derivative is not bifurcated or separately valued.

Value of Business Acquired
As a result of the acquisition of SRLC in 2012, the Company recorded an intangible asset representing the value of business acquired (“VOBA”), which is included in other assets. In connection with the acquisition of insurance policies and investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits from the acquired insurance policies and investment contracts. This intangible asset, or VOBA, represents the actuarially estimated present value of future cash flows from the acquired policies. The Company established a VOBA intangible asset for the acquired traditional life insurance products and deferred annuity contracts, as a result of the acquisition of SRLC. This intangible asset will be amortized over the life of the business, which approximates 20 years. The unamortized VOBA balance is subject to recoverability testing at the end of each reporting period to ensure that the balance does not exceed the present value of anticipated gross profits.

Income Taxes
The Company files income tax returns with the U.S. federal government and various state and local jurisdictions, as well as certain foreign jurisdictions.
Jackson files a consolidated federal income tax return with Brooke Life and Jackson National Life Insurance Company of New York. Jackson National Life (Bermuda) LTD and VFL International Life Company SPC, LTD are taxed as controlled foreign corporations of Jackson. With the exception of several insignificant wholly owned subsidiaries that aren’t included in the Jackson consolidated tax return, all other subsidiaries are limited liability companies with all of their

13

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

interests owned by Jackson. Accordingly, they are not considered separate entities for income tax purposes and, therefore, are taxed as part of the operations of Jackson. Income tax expense is the lesser of the amount calculated on a separate company basis or Jackson’s pro-rata share of the actual liability as determined under the consolidated return taking into account only Jackson and Brooke Life.

Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of recording certain invested assets at market value, the deferral of acquisition costs and sales inducements and the provisions for future policy benefits and expenses. Deferred tax assets and liabilities are measured using the tax rates expected to be in effect when such benefits are realized. Jackson is required to test the value of deferred tax assets for realizability. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance, the Company considers the carryback eligibility of losses, reversal of existing temporary differences, estimated future taxable income and tax planning strategies.

The determination of the valuation allowance for Jackson’s deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on historical experience and expectations of future performance. In order to recognize a tax benefit in the consolidated financial statements, there must be a greater than fifty percent chance of success of the Company’s position being sustained by the relevant taxing authority with regard to that tax position. Management’s judgments are potentially subject to change given the inherent uncertainty in predicting future performance, which is impacted by such factors as policyholder behavior, competitor pricing and other specific industry and market conditions.

The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits as a component of tax expense.

Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds
For traditional life insurance contracts, which include term and whole life, reserves for future policy benefits are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest, persistency and expenses plus provisions for adverse deviations. These assumptions are not unlocked unless the reserve is determined to be deficient. Mortality assumptions range from 30% to 175% of the 1975-1980 Basic Select and Ultimate tables depending on policy duration. Interest rate assumptions range from 2.5% to 6.0%. Lapse and expense assumptions are based on Company experience. The Company’s liability for future policy benefits also includes net liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contracts, which are further discussed in Note 9.

Upon acquisition of REALIC, the Company recorded a fair value adjustment related to certain annuity and interest sensitive liability blocks of business to reflect the cost of the interest guarantees within the inforce liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate. This adjustment was recorded in reserves for future policy benefits and claims payable. This component of the acquired reserves is reassessed at the end of each period, taking into account changes in the inforce block. Any resulting change in the reserve is recorded as a change in policy reserve through the consolidated income statements.

For the Company’s interest-sensitive life contracts, liabilities approximate the policyholder’s account value, plus the remaining balance of the fair value adjustment related to the REALIC acquired business. For fixed deferred annuities, the liability is the policyholder’s account value, plus the unamortized balance of the fair value adjustment related to the REALIC acquired business. For the fixed option on variable annuities, guaranteed investment contracts and other investment contracts, the liability is the policyholder’s account value. The liability for fixed index annuities is based on three components, 1) the imputed value of the underlying guaranteed host contract, 2) the fair value of the embedded option component of the contract and 3) the liability for guaranteed benefits related to the optional lifetime income rider.

The Company has formed both a special purpose vehicle and a statutory business trust, solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with the Company and secured by the issuance of funding agreements.

14

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Those Medium Term Note instruments issued in a foreign currency have been economically hedged for changes in exchange rates using cross-currency swaps. The fair value of derivatives embedded in funding agreements, including unrealized foreign currency gains and losses, are included in the carrying value of the trust instruments supported by funding agreements.

Trust instrument liabilities are adjusted to reflect the effects of foreign currency gains and losses using exchange rates as of the reporting date. Foreign currency gains and losses are included in other net investment losses.

Jackson and Squire Re are members of the Federal Home Loan Bank of Indianapolis (“FHLBI”) primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with short-term and long-term funding facilities. Members are required to purchase and hold a minimum amount of FHLBI capital stock plus additional stock based on outstanding advances. Advances are in the form of short-term or long-term notes or funding agreements issued to FHLBI.

The Company’s institutional products business is comprised of the guaranteed investment contracts, funding agreements and FHLBI funding agreement advances described above.

Contingent Liabilities
The Company is a party to legal actions and, at times, regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate their impact on the Company’s financial position. A reserve is established for contingent liabilities if it is probable that a loss has been incurred and the amount is reasonably estimable. It is possible that an adverse outcome in certain of the Company’s contingent liabilities, or the use of different assumptions in the determination of amounts recorded, could have a material effect upon the Company’s financial position. However, it is the opinion of management that the ultimate disposition of contingent liabilities is unlikely to have a material adverse effect on the Company's financial position.

Separate Account Assets and Liabilities
The Company maintains separate account assets, which are reported at fair value.  The related liabilities are reported at an amount equivalent to the separate account assets.  At December 31, 2015 and 2014, the assets and liabilities associated with variable life and annuity contracts were $134.2 billion and $127.5 billion, respectively.  Investment risks associated with market value changes are borne by the contract holders, except to the extent of minimum guarantees made by the Company.  Refer to Note 9 for additional information regarding the Company’s contractual guarantees.  Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the consolidated income statements. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income.

Included in the above mentioned assets and liabilities is a Company issued group variable annuity contract designed for use in connection with and issued to the Company’s Defined Contribution Retirement Plan. These deposits are allocated to the Jackson National Separate Account - II, which had balances of $268.2 million and $332.0 million at December 31, 2015 and 2014, respectively. The Company receives administrative fees for managing the funds. These fees are recorded as earned and included in fee income in the consolidated income statements.

Debt
Liabilities for the Company’s debt are primarily carried at an amount equal to the unpaid principal balance.  Original issuance discount or premium and any debt issue costs, if applicable, are recognized as a component of interest expense over the period the debt is expected to be outstanding.  Refer to Note 10 for further information regarding the Company’s debt.

Share-Based Compensation
As more fully described in Note 14, the Company has certain share award plans that are either equity settled or liability settled. For equity settled share award plans, the Company recognizes compensation expense based on a grant-date award fair value as determined using either the Black-Scholes model or the Monte Carlo model, ratably over the requisite service period of each individual grant, which generally equals the vesting period. For the liability settled share award plans, the associated compensation expense is recognized based on the change in fair value of the award at the end of each reporting period due to cash settlement alternatives.

15

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Revenue and Expense Recognition
Premiums for traditional life insurance are reported as revenues when due. Benefits, claims and expenses are associated with earned revenues in order to recognize profit over the lives of the contracts. This association is accomplished through provisions for future policy benefits and the deferral and amortization of certain acquisition costs.

Deposits on interest-sensitive life products and investment contracts, principally deferred annuities and guaranteed investment contracts, are treated as policyholder deposits and excluded from revenue. Revenues consist primarily of investment income and charges assessed against the account value for mortality charges, surrenders, variable annuity benefit guarantees and administrative expenses. Fee income also includes revenues related to asset management fees and certain service fees. Surrender benefits are treated as repayments of the policyholder account. Annuity benefit payments are treated as reductions to the policyholder account. Death benefits in excess of the policyholder account are recognized as an expense when incurred. Expenses consist primarily of the interest credited to policyholder deposits. Underwriting and other direct acquisition expenses are associated with gross profit in order to recognize profit over the life of the business. This is accomplished through deferral and amortization of acquisition costs and sales inducements. Expenses not related to policy acquisition are recognized when incurred.

Investment income is not accrued on securities in default and otherwise where the collection is uncertain. In these cases, receipts of interest on such securities are used to reduce the cost basis of the securities.

Subsequent Events
The Company has evaluated events through March 4, 2016, which is the date the consolidated financial statements were available to be issued.

3.	Investments

Investments are comprised primarily of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, asset-backed securities and commercial mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The Company generates the majority of its general account deposits from interest-sensitive individual annuity contracts, life insurance products and guaranteed investment contracts on which it has committed to pay a declared rate of interest. The Company's strategy of investing in fixed-income securities and loans aims to ensure matching of the asset yield with the amounts credited to the interest-sensitive liabilities and to earn a stable return on its investments.

Fixed Maturities
The following table sets forth the composition of the fair value of fixed maturities at December 31, 2015, classified by rating categories as assigned by nationally recognized statistical rating organizations (“NRSRO”), the National Association of Insurance Commissioners (“NAIC”), or if not rated by such organizations, the Company’s affiliated investment advisor. At December 31, 2015, the carrying value of investments rated by the Company’s affiliated investment advisor totaled $274.7 million. For purposes of the table, if not otherwise rated higher by a NRSRO, NAIC Class 1 investments are included in the A rating; Class 2 in BBB; Class 3 in BB and Classes 4 through 6 in B and below.

Percent of Total
Fixed Maturities
Carrying Value
Investment Rating	December 31, 2015
AAA	22.1%
AA	6.5%
A	33.8%
BBB	33.6%
Investment grade	96.0%
BB	2.2%
B and below	1.8%
Below investment grade	4.0%
Total fixed maturities	100.0%

16

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

At December 31, 2015, based on ratings by NRSROs, of the total carrying value of fixed maturities in an unrealized loss position, 87% were investment grade, 4% were below investment grade and 9% were not rated. Unrealized losses on fixed maturities that were below investment grade or not rated were approximately 16% of the aggregate gross unrealized losses on available for sale fixed maturities.

Corporate securities in an unrealized loss position were diversified across industries. As of December 31, 2015, the industries accounting for the larger percentage of unrealized losses included energy (28% of fixed maturities gross unrealized losses) and basic industry (18%). The largest unrealized loss related to a single corporate obligor was $53.0 million at December 31, 2015.

At December 31, 2015 and 2014, the amortized cost, gross unrealized gains and losses, fair value and non-credit other-than-temporary impairment (“OTTI”) of available for sale fixed maturities, including $141.6 million and $142.6 million in securities carried at fair value under the fair value option, were as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Non-credit
December 31, 2015	Cost (1)	Gains	Losses	Value	OTTI (2)
Fixed Maturities
U.S. government securities	$5,124,445	$185,232	$105,009	$5,204,668	$—
Other government securities	1,072,160	1,846	28,203	1,045,803	—
Public utilities	4,230,606	278,969	39,428	4,470,147	—
Corporate securities	32,380,218	1,143,277	752,220	32,771,275	—
Residential mortgage-backed	1,829,293	69,547	14,658	1,884,182	(32,784)
Commercial mortgage-backed	3,424,314	102,043	26,110	3,500,247	(313)
Other asset-backed securities	943,805	18,150	35,237	926,718	(19,938)
Total fixed maturities	$49,004,841	$1,799,064	$1,000,865	$49,803,040	$(53,035)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Non-credit
December 31, 2014	Cost (1)	Gains	Losses	Value	OTTI (2)
Fixed Maturities
U.S. government securities	$4,839,189	$318,904	$23,373	$5,134,720	$—
Other government securities	1,061,471	5,088	9,445	1,057,114	—
Public utilities	4,197,016	445,398	5,803	4,636,611	—
Corporate securities	31,436,874	1,923,803	191,462	33,169,215	—
Residential mortgage-backed	2,365,030	90,801	23,545	2,432,286	(46,350)
Commercial mortgage-backed	3,397,229	226,476	16,766	3,606,939	137
Other asset-backed securities	948,686	28,005	34,999	941,692	(21,846)
Total fixed maturities	$48,245,495	$3,038,475	$305,393	$50,978,577	$(68,059)

(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option.
(2) Represents the amount of non-credit OTTI gains (losses) recognized in other comprehensive income on securities for which credit impairments have been recorded.

17

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The amortized cost, gross unrealized gains and losses, and fair value of fixed maturities at December 31, 2015, by contractual maturity, are shown below (in thousands). Actual maturities may differ from contractual maturities where securities can be called or prepaid with or without early redemption penalties.

		Gross	Gross
	Amortized(1)	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Due in 1 year or less	$848,278	$15,156	$485	$862,949
Due after 1 year through 5 years	11,597,254	704,099	74,455	12,226,898
Due after 5 years through 10 years	20,249,976	457,270	486,601	20,220,645
Due after 10 years through 20 years	3,093,609	150,413	72,784	3,171,238
Due after 20 years	7,018,312	282,386	290,535	7,010,163
Residential mortgage-backed	1,829,293	69,547	14,658	1,884,182
Commercial mortgage-backed	3,424,314	102,043	26,110	3,500,247
Other asset-backed securities	943,805	18,150	35,237	926,718
Total	$49,004,841	$1,799,064	$1,000,865	$49,803,040

(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option.

Securities with a carrying value of $139.1 million and $116.0 million at December 31, 2015 and 2014, respectively, were on deposit with regulatory authorities, as required by law in various states in which business is conducted.

At December 31, 2015 and 2014, fixed maturities include $128.5 million and $129.7 million, respectively, held in trust pursuant to the retro treaties with SRZ.

Residential mortgage-backed securities (“RMBS”) include certain RMBS, which are collateralized by residential mortgage loans and are neither explicitly nor implicitly guaranteed by U.S. government agencies (“non-agency RMBS”). The Company’s non-agency RMBS include investments in securities backed by prime, Alt-A, and subprime loans as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2015	Cost	Gains	Losses	Value
Prime	$299,619	$12,930	$2,992	$309,557
Alt-A	264,907	16,609	2,613	278,903
Subprime	278,835	7,616	5,200	281,251
Total non-agency RMBS	$843,361	$37,155	$10,805	$869,711

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2014	Cost	Gains	Losses	Value
Prime	$404,048	$17,209	$3,973	$417,284
Alt-A	361,607	19,156	2,854	377,909
Subprime	371,339	7,715	13,931	365,123
Total non-agency RMBS	$1,136,994	$ 44,080	$ 20,758	$1,160,316

The Company defines its exposure to non-agency residential mortgage loans as follows. Prime loan-backed securities are collateralized by mortgage loans made to the highest rated borrowers. Alt-A loan-backed securities are collateralized by mortgage loans made to borrowers who lack credit documentation or necessary requirements to obtain prime borrower rates. Subprime loan-backed securities are collateralized by mortgage loans made to borrowers that have a FICO score of 680 or lower.

18

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The following table summarizes the number of securities, fair value and the related amount of gross unrealized losses aggregated by investment category and length of time that individual fixed maturities have been in a continuous loss position (dollars in thousands):

	December 31, 2015			December 31, 2014

	Less than 12 months			Less than 12 months
	Gross			Gross
	Unrealized		# of	Unrealized		# of
	Losses	Fair Value	securities	Losses	Fair Value	securities
U.S. government securities	$100,212	$2,697,165	16	$518	$36,181	4
Other government securities	27,546	721,757	23	100	31,717	2
Public utilities	35,389	768,512	89	496	47,956	12
Corporate securities	553,545	10,963,146	903	95,577	2,722,165	267
Residential mortgage-backed	2,227	196,575	40	1,190	109,022	20
Commercial mortgage-backed	14,266	777,720	47	728	171,336	10
Other asset-backed securities	3,069	372,084	62	13,647	201,095	31
Total temporarily impaired
securities	$736,254	$16,496,959	1,180	$112,256	$3,319,472	346

	12 months or longer			12 months or longer
	Gross			Gross
	Unrealized		# of	Unrealized		# of
	Losses	Fair Value	securities	Losses	Fair Value	securities
U.S. government securities	$4,797	$213,830	5	$22,854	$1,387,984	14
Other government securities	657	26,048	2	9,345	577,550	22
Public utilities	4,039	17,483	4	5,307	195,916	29
Corporate securities	198,675	968,640	123	95,886	2,658,508	255
Residential mortgage-backed	12,431	226,208	67	22,355	385,243	91
Commercial mortgage-backed	11,844	291,896	23	16,038	319,483	36
Other asset-backed securities	32,168	164,905	25	21,352	165,403	26
Total temporarily impaired
securities	$264,611	$1,909,010	249	$193,137	$5,690,087	473

	Total			Total
	Gross			Gross
	Unrealized		# of	Unrealized		# of
	Losses	Fair Value	securities	Losses	Fair Value	securities
U.S. government securities	$105,009	$2,910,995	21	$23,372	$1,424,165	18
Other government securities	28,203	747,805	25	9,445	609,267	24
Public utilities	39,428	785,995	93	5,803	243,872	41
Corporate securities	752,220	11,931,786	1,026	191,463	5,380,673	522
Residential mortgage-backed	14,658	422,783	107	23,545	494,265	111
Commercial mortgage-backed	26,110	1,069,616	70	16,766	490,819	46
Other asset-backed securities	35,237	536,989	87	34,999	366,498	57
Total temporarily impaired
securities	$1,000,865	$18,405,969	1,429	$305,393	$9,009,559	819

Other-Than-Temporary Impairments on Available For Sale Securities
The Company periodically reviews its available for sale fixed maturities on a case-by-case basis to determine if any decline in fair value to below cost or amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss and the reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

19

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Securities the Company determines are underperforming or potential problem securities are subject to regular review. To facilitate the review, securities with significant declines in value, or where other objective criteria evidencing credit deterioration have been met, are included on a watch list. Among the criteria for securities to be included on a watch list are: credit deterioration that has led to a significant decline in fair value of the security; a significant covenant related to the security has been breached; or an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its creditworthiness.

In performing these reviews, the Company considers the relevant facts and circumstances relating to each investment and exercises considerable judgment in determining whether a security is other-than-temporarily impaired. Assessment factors include judgments about an obligor’s current and projected financial position, an issuer’s current and projected ability to service and repay its debt obligations, the existence of, and realizable value of, any collateral backing the obligations and the macro-economic and micro-economic outlooks for specific industries and issuers. This assessment may also involve assumptions regarding underlying collateral such as prepayment rates, default and recovery rates, and third-party servicing capabilities.

Among the specific factors considered are whether the decline in fair value results from a change in the credit quality of the security itself, or from a downward movement in the market as a whole, and the likelihood of recovering the carrying value based on the near-term prospects of the issuer. Unrealized losses that are considered to be primarily the result of market conditions (e.g., minor increases in interest rates, temporary market illiquidity or volatility, or industry-related events) and where the Company also believes there exists a reasonable expectation for recovery in the near term are usually determined to be temporary. To the extent that factors contributing to impairment losses recognized affect other investments, such investments are also reviewed for other-than-temporary impairment and losses are recorded when appropriate.

In addition to the review procedures described above, investments in asset-backed securities where market prices are depressed are subject to a review of their future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

Even in the case of severely depressed market values on asset-backed securities, the Company places significant reliance on the results of its cash flow testing and its lack of an intent to sell these securities until their fair values recover when reaching other-than-temporary impairment conclusions with regard to these securities. Other-than-temporary impairment charges are recorded on asset-backed securities when the Company forecasts a contractual payment shortfall.

The Company recognizes other-than-temporary impairments on debt securities in an unrealized loss position when any of the following circumstances exists:

•	The Company does not expect full recovery of the amortized cost based on the discounted cash flows estimated to be collected;

•	The Company intends to sell a security; or,

•	It is more likely than not that the Company will be required to sell a security prior to recovery.

For mortgage-backed securities, credit impairment is assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment speeds, default rates and loss severity.

Specifically for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans. As of December 31, 2015 and 2014, assumed default rates for delinquent loans ranged from 15% to 100%. At December 31,

20

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

2015 and 2014, assumed loss severities were applied to generate and analyze cash flows of each security and ranged from 25% to 68%.

These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate.

Other-than-temporary impairments are calculated as the difference between amortized cost and fair value. For other-than-temporarily impaired securities where Jackson does not intend to sell the security and it is not more likely than not that Jackson will be required to sell the security prior to recovery, total other-than-temporary impairments are reduced by the non-credit portion of the other-than-temporary impairments, which are recognized in other comprehensive income. The resultant net other-than-temporary impairments recorded in net income reflect only the credit loss on the other-than-temporarily impaired securities. The amortized cost of the other-than-temporarily impaired securities is reduced by the amount of this credit loss.

For securities that were deemed to be other-than-temporarily impaired and for which a non-credit loss was recorded in other comprehensive income, the amount recorded as an unrealized gain (loss) represents the difference between the fair value and the new amortized cost basis of the securities. The unrealized gain (loss) on other-than-temporarily impaired securities is recorded in other comprehensive income.

The following table summarizes net realized losses on investments (in thousands):

	Years Ended December 31,
	2015	2014	2013
Available-for-sale securities
Realized gains on sale	$211,198	$166,300	$135,023
Realized losses on sale	(128,955)	(57,383)	(34,448)
Impairments:
Total other-than-temporary impairments	(77,662)	(56,161)	(49,930)
Portion of other-than-temporary impairments
included in other comprehensive income	15,024	29,549	29,146
Net other-than-temporary impairments	(62,638)	(26,612)	(20,784)
Other	14,586	1,692	1,354
Net realized gains on non-derivative investments	34,191	83,997	81,145
Net losses on derivative instruments	(1,621,706)	(3,488,519)	(2,071,598)
Total net realized losses on investments	$(1,587,515)	$(3,404,522)	$(1,990,453)

The net losses on derivative instruments included in the above table are further detailed in Note 4.

The aggregate fair value of securities sold at a loss for the years ended December 31, 2015, 2014, and 2013 was $1,022.1 million, $790.3 million, and $640.4 million, respectively, which was approximately 89%, 93%, and 95% of book value, respectively.

21

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The following summarizes the current year activity for credit losses recognized in net income on debt securities where an other-than-temporary impairment was identified and the non-credit portion of the other-than-temporary impairment was included in other comprehensive income (in thousands):

	Years Ended December 31,
	2015	2014
Cumulative credit loss beginning balance	$276,872	$318,204
Additions:
New credit losses	50,434	8,802
Incremental credit losses	12,204	14,522
Reductions:
Securities sold, paid down or disposed of	(24,304)	(56,384)
Securities where there is intent to sell	(20,940)	(8,272)
Cumulative credit loss ending balance	$294,266	$276,872

There are inherent uncertainties in assessing the fair values assigned to the Company’s investments and in determining whether a decline in fair value is other-than-temporary. The Company’s reviews of net present value and fair value involve several criteria including economic conditions, credit loss experience, other issuer-specific developments and estimated future cash flows. These assessments are based on the best available information at the time. Factors such as market liquidity, the widening of bid/ask spreads and a change in the cash flow assumptions can contribute to future price volatility. If actual experience differs negatively from the assumptions and other considerations used in the consolidated financial statements, unrealized losses currently reported in accumulated other comprehensive income may be recognized in the consolidated income statements in future periods.

The Company currently has no intent to sell securities with unrealized losses considered to be temporary until they mature or recover in value and believes that it has the ability to do so. However, if the specific facts and circumstances surrounding an individual security, or the outlook for its industry sector change, the Company may sell the security prior to its maturity or recovery and realize a loss.

Commercial Mortgage Loans
Commercial mortgage loans of $6.4 billion and $6.0 billion at December 31, 2015 and 2014, respectively, are reported net of an allowance for loan losses of $4.6 million and $5.8 million at each date, respectively. At December 31, 2015, commercial mortgage loans were collateralized by properties located in 40 states. Jackson’s commercial mortgage loan portfolio does not include single-family residential mortgage loans, and is therefore not exposed to the risk of defaults associated with residential subprime mortgage loans. Jackson periodically reviews these loans for impairment and, during 2015, 2014, and 2013, recognized impairment charges against the allowance for loan losses of nil, $9.0 million, and $1.0 million, respectively. In addition, Jackson recorded impairments as a realized loss of nil, $2.7 million, and $3.2 million during 2015, 2014, and 2013, respectively.

The following table provides a summary of the allowance for losses in the Company’s commercial mortgage loan portfolio at December 31, 2015 and 2014 (in thousands):

Allowance for loan losses:	2015	2014
Balance at beginning of year	$5,754	$11,532
Charge-offs	—	(9,043)
Recoveries	—	524
Net charge-offs	—	(8,519)
Addition (reduction) to allowance	(1,198)	2,741
Balance at end of year	$4,556	$5,754

22

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The following table provides a summary of the allowance for losses in Jackson’s commercial mortgage loan portfolio (in thousands):

	December 31, 2015		December 31, 2014
	Allowance for Loan Losses	Recorded Investment	Allowance for Loan Losses	Recorded Investment

Individually evaluated for impairment	$—	$—	$—	$20,701
Collectively evaluated for impairment	4,556	6,436,636	5,754	5,977,552
Total	$4,556	$6,436,636	$5,754	$5,998,253

As of December 31, 2015 and 2014, the Company’s commercial mortgage loan portfolio is current and accruing interest. Delinquency status is determined from the date of the first missed contractual payment.

Under Jackson's policy for monitoring commercial mortgage loans, all impaired commercial mortgage loans are closely evaluated subsequent to impairment. The table below summarizes the recorded investment, unpaid principal balance, related loan allowance, average recorded investment and investment income recognized on impaired loans (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Loan Allowance	Average Recorded Investment	Investment Income Recognized
December 31, 2015:
Impaired Loans without a Valuation Allowance

Apartment	$—	$—	$—	$542	$50
Hotel	—	—	—	3,304	244
Total	—	—	—	3,846	294
Total Impaired Loans
Apartment	—	—	—	542	50
Hotel	—	—	—	3,304	244
Total	$—	$—	$—	$3,846	$294

	Recorded Investment	Unpaid Principal Balance	Related Loan Allowance	Average Recorded Investment	Investment Income Recognized
December 31, 2014:
Impaired Loans with a Valuation Allowance
Office	$—	$—	$—	$663	$34
Impaired Loans without a Valuation Allowance

Apartment	821	821	—	839	66
Hotel	19,880	19,880	—	41,762	2,735
Office	—	—	—	13,850	3,507
Warehouse	—	—	—	2,678	344
Total	20,701	20,701	—	59,129	6,652
Total Impaired Loans
Apartment	821	821	—	839	66
Hotel	19,880	19,880	—	41,762	2,735
Office	—	—	—	14,513	3,541
Warehouse	—	—	—	2,678	344
Total	$20,701	$20,701	$—	$59,792	$6,686

23

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The following tables provide information about the credit quality of commercial mortgage loans (in thousands):

	December 31, 2015
	In Good Standing	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$2,129,103	$—	$—	$—	$2,129,103
Hotel	647,832	—	—	—	647,832
Office	731,735	—	—	—	731,735
Retail	1,154,303	—	—	—	1,154,303
Warehouse	1,773,663	—	—	—	1,773,663
Total	$6,436,636	$—	$—	$—	$6,436,636

	December 31, 2014
	In Good Standing	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$1,917,788	$—	$—	$—	$1,917,788
Hotel	529,418	19,880	—	—	549,298
Office	707,001	—	—	—	707,001
Retail	1,149,619	—	—	—	1,149,619
Warehouse	1,674,547	—	—	—	1,674,547
Total	$5,978,373	$19,880	$—	$—	$5,998,253

During 2015 and 2014, there were no commercial mortgage loans involved in troubled debt restructuring.

Securitizations
In 2001, Jackson executed the Morgan Stanley Dean Witter Capital I, Series 2001-PPM (“MSDW”) securitization transaction, contributing commercial mortgages to MSDW and retaining a beneficial interest. Effective January 1, 2010, as a result of adoption of accounting guidance on certain investment funds, the Company was deemed to be the primary beneficiary of MSDW and, therefore, consolidated MSDW. As such, Jackson’s consolidated financial statements include MSDW assets of $10.1 million and $14.6 million at December 31, 2015 and 2014, respectively.

Other Invested Assets
Other invested assets primarily include investments in limited partnerships and real estate. At December 31, 2015 and 2014, investments in limited partnerships had carrying values of $1,194.2 million and $1,176.6 million, respectively. At December 31, 2015 and 2014, real estate totaling $224.1 million and $205.1 million, respectively, included foreclosed properties with a book value of $0.7 million in both 2015 and 2014.

Securities Lending
The Company has entered into securities lending agreements with agent banks whereby blocks of securities are loaned to third parties, primarily major brokerage firms. As of December 31, 2015 and 2014, the estimated fair value of loaned securities was $268.7 million and $189.2 million, respectively. The agreements require a minimum of 102 percent of the fair value of the loaned securities to be held as collateral, calculated on a daily basis. To further minimize the credit risks related to these programs, the financial condition of counterparties is monitored on a regular basis. At December 31, 2015 and 2014, cash collateral received in the amount of $279.0 million and $196.6 million, respectively, was invested by the agent banks and included in cash and cash equivalents of the Company. A securities lending payable for the overnight and continuous loans is included in liabilities in the amount of cash collateral received.

Securities lending transactions are used to generate income. Income and expenses associated with these transactions are reported as net investment income.

24

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Repurchase Agreements
The Company routinely enters into repurchase agreements whereby the Company agrees to sell and repurchase securities. These agreements are accounted for as financing transactions, with the assets and associated liabilities included in the consolidated balance sheets. During 2015 and 2014, short-term borrowings under such agreements averaged $53.3 million and $97.6 million, respectively, with weighted average interest rates of 0.19% and 0.12% during 2015 and 2014, respectively. At December 31, 2015 and 2014, the outstanding repurchase agreement balance was nil and $289.6 million, respectively, collateralized with US Treasury notes and maturing within 30 days, and was included within other liabilities in the consolidated balance sheets. Interest expense totaled $0.1 million, $0.1 million, and $0.2 million in 2015, 2014, and 2013, respectively. The highest level of short-term borrowings at any month end was $215.3 million in 2015 and $289.6 million in 2014.

Investment Income
The sources of net investment income were as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Fixed maturities	$2,172,061	$2,271,890	$2,240,592
Commercial mortgage loans	287,420	296,056	307,361
Limited partnerships	129,470	153,378	267,892
Derivative instruments	282,337	252,121	206,461
Policy loans	398,855	395,857	391,089
Other investment income	41,785	4,926	56,838
Total investment income	3,311,928	3,374,228	3,470,233
Less: income on funds held under reinsurance treaties	(308,298)	(305,760)	(263,196)
Less: investment expenses	(64,268)	(65,887)	(62,391)
Net investment income	$2,939,362	$3,002,581	$3,144,646

Investment income of $6.7 million, $3.6 million, and $64.9 million was recognized on trading securities held at December 31, 2015, 2014 and 2013, respectively. In addition, investment income (loss) of $0.3 million, $9.1 million, and $(25.1) million, respectively, was recognized on securities carried at fair value recorded through income.

During 2015, investment income was reduced by $308.3 million for expense incurred on the liability for funds held under reinsurance treaties, including $305.6 million on policy loans, $2.4 million of fixed maturity income, $0.1 million gain on fixed maturities with fair value recorded through the consolidated income statement, and $0.2 million of income from other invested assets. During 2014, investment income was reduced by $305.8 million for expense incurred on the liability for funds held under reinsurance treaties, including $296.1 million on policy loans, $2.5 million of fixed maturity income and a $7.2 million gain on fixed maturities with fair value recorded through the consolidated income statement. During 2013, investment income was reduced by $263.2 million for expense incurred on the liability for funds held under reinsurance treaties, including $287.1 million on policy loans, $5.5 million of fixed maturity income and a $29.6 million loss on fixed maturities with fair value recorded through the consolidated income statement. The net investment income on derivative instruments included in the above table is further detailed in Note 4.

4.	Derivative Instruments
Jackson’s business model includes the acceptance, monitoring and mitigation of risk. Specifically, Jackson considers, among other factors, exposures to interest rate and equity market movements, foreign exchange rates and other asset or liability prices. The Company uses derivative instruments to mitigate or reduce these risks in accordance with established policies and goals. Jackson’s derivative holdings, while effective in managing defined risks, are not structured to meet accounting requirements to be designated as hedging instruments. As a result, freestanding derivatives are carried at fair value with changes recorded in other net investment losses.

Cross-currency swaps, which embody spot and forward currency swaps and, in some cases, interest rate and equity index swaps, are entered into for the purpose of hedging the Company issued foreign currency denominated trust instruments supported by funding agreements. Cross-currency swaps serve to hedge foreign currency exchange risk embedded in the funding agreements and are carried at fair value. The fair value of derivatives embedded in funding agreements, including

25

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

unrealized foreign currency translation gains and losses, are included in the carrying value of the trust instruments supported by funding agreements. Foreign currency translation gains and losses associated with funding agreement hedging activities are included in other net investment losses.

Credit default swaps, with maturities up to five years, are agreements where the Company has purchased default protection on certain underlying corporate bonds held in its portfolio. These contracts allow the Company to sell the protected bonds at par value to the counterparty if a defined “default event” occurs, in exchange for periodic payments made by the Company for the life of the agreement. Credit default swaps are carried at fair value. The Company does not currently sell default protection using credit default swaps or other similar derivative instruments.

Put-swaption contracts provide the purchaser with the right, but not the obligation, to require the writer to pay the present value of a long-term interest rate swap at future exercise dates. The Company purchases and writes put-swaptions for hedging purposes with original maturities of up to 10 years. Put-swaptions hedge against movements in interest rates. Written put-swaptions may be entered into in conjunction with associated put-swaptions purchased from the same counterparties, referred to as linked put-swaptions. Linked put-swaptions have identical notional amounts and strike prices, but have different underlying swap terms. Linked put-swaptions are presented at the fair value of the net position for each pair of contracts. Non-linked put-swaptions are carried at fair value.

Equity index futures contracts and equity index options (including various call and put options, interest rate-contingent options, and put spreads), which are used to hedge the Company’s equity risk, including obligations associated with its fixed index annuities and guarantees in variable annuity products, are carried at fair value. These insurance products contain embedded options whose fair values are reported in other contract holder funds and reserves for future policy benefits and claims payable.

Total return swaps, for which the Company receives returns based on reference pools of assets in exchange for short-term floating rate payments based on notional amounts, are held for both hedging and investment purposes, and are carried at fair value.

Interest rate swap agreements used for hedging purposes generally involve the exchange of fixed and floating payments based on a notional contract amount over the period for which the agreement remains outstanding without an exchange of the underlying notional amount. Interest rate swaps are carried at fair value.

26

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

A summary of the aggregate contractual or notional amounts and fair values of the Company’s freestanding derivative instruments is as follows (in thousands):

	December 31, 2015
	Assets		Liabilities
	Contractual/		Contractual/		Net
	Notional	Fair	Notional	Fair	Fair
	Amount (1)	Value	Amount (1)	Value	Value
Cross-currency swaps	$10,530	$868	$—	$—	$868
Equity index call options	15,000,000	10,389	—	—	10,389
Equity index futures	—	—	11,738,466	—	—
Equity index put options	74,500,000	377,175	—	—	377,175
Interest rate swaps	15,000,000	913,156	6,100,000	(366,194)	546,962
Put-swaptions	4,750,000	31,732	1,250,000	(1,245)	30,487
Total	$109,260,530	$1,333,320	$19,088,466	$(367,439)	$965,881

	December 31, 2014
	Assets		Liabilities
	Contractual/		Contractual/		Net
	Notional	Fair	Notional	Fair	Fair
	Amount (1)	Value	Amount (1)	Value	Value
Cross-currency swaps	$10,530	$2,241	$—	$—	$2,241
Equity index call options	6,500,000	14,324	—	—	14,324
Equity index futures	—	—	6,567,680	—	—
Equity index put options	72,750,000	342,284	—	—	342,284
Interest rate swaps	15,000,000	974,643	8,150,000	(391,475)	583,168
Put-swaptions	5,750,000	94,592	250,000	(330)	94,262
Total	$100,010,530	$1,428,084	$14,967,680	$(391,805)	$1,036,279

(1)  The notional amount for swaps and put-swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

27

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The following tables reflect the results of the Company’s derivatives, including gains (losses) and change in fair value of freestanding derivative instruments and embedded derivatives (in thousands):

	Year Ended December 31, 2015
	Net	Net Investment Income
	Derivative		Net Gain (Loss)
	Gains (Losses)
Equity index call options	$(120,259)	$—	$(120,259)
Equity index futures	5,347	—	5,347
Equity index put options	(1,044,044)	—	(1,044,044)
Fixed index annuity embedded derivatives	13,555	—	13,555
Interest rate swaps	(36,205)	282,337	246,132
Put-swaptions	8,695	—	8,695
Variable annuity embedded derivatives	(448,795)	—	(448,795)
Total	$(1,621,706)	$282,337	$(1,339,369)

	Year Ended December 31, 2014
	Net	Net Investment Income
	Derivative		Net Gain (Loss)
	Gains (Losses)
Credit default swaps	$363	$(363)	$—
Equity index call options	(47,177)	—	(47,177)
Equity index futures	(751,595)	—	(751,595)
Equity index put options	(725,175)	—	(725,175)
Fixed index annuity embedded derivatives	(267,544)	—	(267,544)
Interest rate swaps	585,021	252,381	837,402
Put-swaptions	198,504	103	198,607
Variable annuity embedded derivatives	(2,480,916)	—	(2,480,916)
Total	$(3,488,519)	$252,121	$(3,236,398)

	Year Ended December 31, 2013
	Net	Net Investment Income
	Derivative		Net Gain (Loss)
	Gains (Losses)
Credit default swaps	$6,791	$(7,479)	$(688)
Equity index call options	187,474	—	187,474
Equity index futures	(1,746,460)	—	(1,746,460)
Equity index put options	(800,394)	—	(800,394)
Fixed index annuity embedded derivatives	(455,149)	—	(455,149)
Interest rate swaps	(895,185)	210,166	(685,019)
Put-swaptions	(248,510)	48	(248,462)
Total return swaps	—	3,726	3,726
Variable annuity embedded derivatives	1,879,835	—	1,879,835
Total	$(2,071,598)	$206,461	$(1,865,137)

28

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

All of Jackson’s trade agreements for freestanding, over-the-counter derivatives contain credit downgrade provisions that allow a party to assign or terminate derivative transactions if the counterparty’s credit rating declines below an established limit. At December 31, 2015 and 2014, the fair value of Jackson’s net derivative assets by counterparty were $975.2 million and $1,050.8 million, respectively, and held collateral was $1,069.0 million and $1,065.1 million, respectively, related to these agreements. At December 31, 2015 and 2014, the fair value of Jackson’s net derivative liabilities by counterparty was $9.3 million and $14.5 million, respectively, and provided collateral was nil and $18.5 million, respectively, related to these agreements. If all of the downgrade provisions had been triggered at December 31, 2015 or 2014, in aggregate, Jackson would have had to disburse $103.1 million and $10.3 million, respectively, to counterparties, representing the net fair values of derivatives by counterparty, less collateral held.

Offsetting Assets and Liabilities
The Company’s derivative instruments, repurchase agreements and securities lending agreements are subject to master netting arrangements and collateral arrangements. A master netting arrangement with a counterparty creates a right of offset for amounts due to and due from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company recognizes amounts subject to master netting arrangements on a gross basis within the consolidated balance sheets.

The following tables present the gross and net information about the Company’s financial instruments subject to master netting arrangements (in thousands):

	December 31, 2015
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets

				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments(1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Derivative assets	$1,333,320	$—	$1,333,320	$358,114	$159,700	$790,271	$25,235

Financial Liabilities:
Derivative liabilities	$367,439	$—	$367,439	$358,114	$—	$—	$9,325
Securities loaned	279,002	—	279,002	—	279,002	—	—
Total financial liabilities	$646,441	$—	$646,441	$358,114	$279,002	$—	$9,325

	December 31, 2014
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets

				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments(1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Derivative assets	$1,428,084	$—	$1,428,084	$377,316	$108,563	$894,033	$48,172

Financial Liabilities:
Derivative liabilities	$391,805	$—	$391,805	$377,316	$—	$8,848	$5,641
Securities loaned	196,633	—	196,633	—	196,633	—	—
Repurchase agreements	289,625	—	289,625	—	—	289,625	—
Total financial liabilities	$878,063	$—	$878,063	$377,316	$196,633	$298,473	$5,641

(1)	Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the consolidated balance sheets.
(2)	Excludes initial margin amounts for exchange-traded derivatives.

In the above tables, the amounts of assets or liabilities presented in the Company’s consolidated balance sheets are offset first by financial instruments that have the right of offset under master netting or similar arrangements with any remaining amount reduced by the amount of cash and securities collateral. The actual amount of collateral may be greater than

29

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

amounts presented in the tables. The above tables exclude net embedded derivative liabilities of $3,352.1 million and $3,090.3 million for 2015 and 2014, respectively, as these derivatives are not subject to master netting arrangements. In addition, repurchase agreements are presented within other liabilities in the consolidated balance sheets.

5.	Fair Value Measurements
The following table summarizes the fair value and carrying value of Jackson’s financial instruments (in thousands). The basis for determining the fair value of each instrument is described in Note 2.

	December 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Fixed maturities (1)	$49,803,040	$49,803,040	$50,978,577	$50,978,577
Trading securities	285,154	285,154	530,418	530,418
Commercial mortgage loans	6,436,636	6,588,152	5,998,253	6,289,683
Policy loans (1)	4,495,955	4,495,955	4,477,083	4,477,083
Derivative instruments	1,333,320	1,333,320	1,428,084	1,428,084
Limited partnerships	1,194,226	1,194,226	1,176,633	1,176,633
Cash and cash equivalents	2,059,935	2,059,935	1,399,091	1,399,091
GMIB reinsurance recoverable	329,753	329,753	338,694	338,694
Separate account assets	134,157,891	134,157,891	127,459,274	127,459,274

Liabilities
Other contract holder funds and reserves for future policy benefits and claims payable
Annuity reserves (2)	$40,714,279	$44,221,525	$39,788,696	$43,818,946
Reserves for guaranteed investment contracts	1,816,501	1,822,597	1,878,038	1,890,937
Trust instruments supported by funding agreements	2,542,491	2,556,792	1,315,639	1,335,450
Federal Home Loan Bank funding agreements	1,873,747	1,860,010	1,873,843	1,839,594
Funds held under reinsurance treaties	3,459,645	3,459,645	3,431,854	3,431,854
Debt	346,957	427,500	328,737	394,309
Securities lending payable	279,002	279,002	196,633	196,633
Derivative instruments	367,439	367,439	391,805	391,805
Repurchase agreements	—	—	289,625	289,625
Federal Home Loan Bank advances	—	—	200,015	200,015
Separate account liabilities	134,157,891	134,157,891	127,459,274	127,459,274

(1) Includes items carried at fair value under the fair value option, for which there is a corresponding liability within funds held under reinsurance treaties.
(2) Annuity reserves represent only the components of other contract holder funds and reserves for future policy benefits and claims payable that are considered to be financial instruments.
The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on both a recurring and nonrecurring basis reported in the following tables.
Fixed Maturity and Trading Securities
The fair values for fixed maturity and trading securities are determined using information available from independent pricing services, broker-dealer quotes, or internally derived estimates. Priority is given to publicly available prices from independent sources, when available. Securities for which the independent pricing service does not provide a quotation are either submitted to independent broker-dealers for prices or priced internally. Typical inputs used by these three pricing methods include, but are not limited to, reported trades, benchmark yields, credit spreads, liquidity premiums and/or estimated cash flows based on default and prepayment assumptions.

As a result of typical trading volumes and the lack of specific quoted market prices for most fixed maturities, independent pricing services will normally derive the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recently reported trades, the independent pricing services and broker-dealers may use matrix or pricing model processes to develop a security price where future cash flow expectations are developed based upon collateral

30

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

performance and discounted at relevant market rates. Certain securities are priced using broker-dealer quotes, which may utilize proprietary inputs and models. Additionally, the majority of these quotes are non-binding.

Included in the pricing of asset-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment assumptions believed to be relevant for the underlying collateral. Actual prepayment experience may vary from these estimates.

Internally derived estimates may be used to develop a fair value for securities for which the Company is unable to obtain either a reliable price from an independent pricing service or a suitable broker-dealer quote. These fair value estimates may incorporate Level 2 and Level 3 inputs and are generally derived using expected future cash flows, discounted at market interest rates available from market sources based on the credit quality and duration of the instrument. For securities that may not be reliably priced using these internally developed pricing models, a fair value may be estimated using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable or corroborated by market observable information and, therefore, represent Level 3 inputs.

The Company performs a monthly analysis on the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include, but are not limited to, initial and ongoing review of third party pricing service methodologies, review of pricing statistics and trends, back testing recent trades and monitoring of trading volumes. In addition, the Company considers whether prices received from independent broker-dealers represent a reasonable estimate of fair value through the use of internal and external cash flow models, which are developed based on spreads and, when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party may be adjusted accordingly.

For those securities that were internally valued at December 31, 2015 and 2014, the pricing model used by the Company utilizes current spread levels of similarly rated securities to determine the market discount rate for the security.  Furthermore, appropriate risk premiums for illiquidity and non-performance are incorporated in the discount rate.  Cash flows, as estimated by the Company using issuer-specific default statistics and prepayment assumptions, are discounted to determine an estimated fair value.

On an ongoing basis, the Company reviews the independent pricing services’ valuation methodologies and related inputs, and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy distribution based upon trading activity and the observability of market inputs. Based on the results of this evaluation, each price is classified into Level 1, 2, or 3. Most prices provided by independent pricing services, including broker-dealer quotes, are classified into Level 2 due to their use of market observable inputs.

Commercial Mortgage Loans
Fair values are generally determined by discounting expected future cash flows at current market interest rates, inclusive of a credit spread, for similar quality loans. For loans whose value is dependent upon the underlying property, fair value is determined to be the estimated value of the collateral. Certain characteristics considered significant in determining the spread or collateral value may be based on internally developed estimates. As a result, these investments have been classified as Level 3 within the fair value hierarchy.

Policy Loans
Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled - the then current carrying value.  The funds provided are limited to the cash surrender value of the underlying policy.  The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy.  Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy.  Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value.

31

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Freestanding Derivative Instruments
Freestanding derivative instruments are reported at fair value, which reflects the estimated amounts, net of payment accruals, which the Company would receive or pay upon sale or termination of the contracts at the reporting date. Changes in fair value are included in other net investment losses. Freestanding derivatives priced using third party pricing services incorporate inputs that are predominantly observable in the market. Inputs used to value derivatives include, but are not limited to, interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

Freestanding derivative instruments classified as Level 1 include futures, which are traded on active exchanges. Freestanding derivative instruments classified as Level 2 include interest rate swaps, cross currency swaps, credit default swaps, put-swaptions and certain equity index call and put options. These derivative valuations are determined by third-party pricing services using pricing models with inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Freestanding derivative instruments classified as Level 3 include interest rate contingent options that are valued by third-party pricing services utilizing significant unobservable inputs.

Limited Partnerships
Fair value for limited partnership interests, which are included in other invested assets, is determined using the proportion of Jackson’s investment in each fund (“NAV equivalent”) as a practical expedient for fair value. No adjustments to these amounts were deemed necessary at December 31, 2015 or 2014.

The Company’s limited partnership investments are not redeemable and distributions received are generally the result of liquidation of the underlying assets of the partnerships. The term of Jackson’s interest in the partnerships is generally ten years, but may be extended for a period of time under provisions within the partnership agreements, if applicable. The Company generally has the ability under the partnership agreements to sell its interest to another limited partner with the prior written consent of the general partner. It is not probable and there is no instance where Jackson contemplated selling a limited partnership interest for an amount different from its NAV equivalent.

Cash and Cash Equivalents
Cash and cash equivalents primarily include money market instruments and bank deposits. Certain money market instruments are valued using unadjusted quoted prices in active markets and are classified as Level 1.

Separate Account Assets and Liabilities
Separate account assets are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publically available, and are categorized as Level 2 assets. The values of separate account liabilities are set equal to the values of separate account assets.

Other Contract Holder Funds
Fair values for immediate annuities without mortality features are derived by discounting the future estimated cash flows using current market interest rates for similar maturities. Fair values for deferred annuities, including fixed index annuities, are determined using projected future cash flows discounted at current market interest rates.

The fair value of the fixed index annuities embedded option, incorporating such factors as the volatility of returns, the level of interest rates and the time remaining until the option expires, is calculated using the closed form Black-Scholes Option Pricing model or Monte Carlo simulations, as appropriate for the type of option. Additionally, assumed withdrawal rates are used to estimate the expected volume of embedded options that will be realized by policyholders.

Fair values for guaranteed investment contracts are based on the present value of future cash flows discounted at current market interest rates.

Fair values for trust instruments supported by funding agreements are based on the present value of future cash flows discounted at current market interest rates, plus the fair value of any embedded derivatives that are not required to be reported separately.

Fair values of the FHLBI funding agreements are based on the present value of future cash flows discounted at current market interest rates.

32

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Funds Held Under Reinsurance Treaties
The fair value of the funds held is equal to the fair value of the assets held as collateral, which primarily consist of policy loans and fixed maturities.

Debt
Fair values for the Company’s surplus notes and other long-term debt are generally determined by prices obtained from independent broker dealers or discounted cash flow models.  Such prices are derived from market observable inputs and are classified as Level 2.  Values for mortgage loans issued by consolidated VIEs are based on the VIEs’ values, which may include unobservable inputs and are classified as Level 3 and are also included in debt.

Securities Lending Payable
The Company’s securities lending payable is set equal to the cash collateral received. Due to the short-term nature of the loans, carrying value is a reasonable estimate of fair value and is classified as Level 2.

Repurchase Agreements
Carrying value of the Company’s repurchase agreements, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Federal Home Loan Bank Advances
Carrying value of the Company’s Federal Home Loan Bank advances, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Certain Guaranteed Benefits
Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. Certain benefits, primarily non-life contingent components of guaranteed minimum withdrawal benefits (“GMWB”), guaranteed minimum accumulation benefits (“GMAB”) and the reinsurance recoverable on the Company’s guaranteed minimum income benefits (“GMIB”), are recorded at fair value. Guaranteed benefits that are not subject to fair value accounting are accounted for as insurance benefits.

Non-life contingent components of GMWBs and GMABs are recorded at fair value with changes in fair value recorded in other net investment losses. The fair value of the reserve is based on the expectations of future benefit payments and certain future fees associated with the benefits. At the inception of the contract, the Company attributes to the embedded derivative a portion of total fees collected from the contract holder, which is then held static in future valuations. Those fees, generally referred to as the attributed fees, are set such that the present value of the attributed fees is equal to the present value of future claims expected to be paid under the guaranteed benefit at the inception of the contract. In subsequent valuations, both the present value of future benefits and the present value of attributed fees are revalued based on current market conditions and policyholder behavior assumptions. The difference between each of the two components represents the fair value of the embedded derivative. Jackson discontinued offering the GMAB in 2011.

Jackson’s GMIB book is reinsured through an unrelated party and, due to the net settlement provisions of the reinsurance agreement, this contract meets the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value, with changes in fair value recorded in other net investment losses. Due to the inability to economically reinsure or hedge new issues of the GMIB, the Company discontinued offering the benefit in 2009.

Fair values for GMWB and GMAB embedded derivatives, as well as GMIB reinsurance recoverables, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to funds, fund performance and discount rates. The more significant actuarial assumptions include benefit utilization by policyholders under varying conditions, fund allocation, persistency, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

33

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

At each valuation date, the Company assumes expected returns based on LIBOR swap rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on a weighting of available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Additionally, non-performance risk is incorporated into the calculation through the use of discount rates based on a AA corporate credit curve as an approximation of Jackson’s own credit risk. Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions for this component of the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes the aggregation of each of these components results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could likely be significantly different than this fair value.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables summarize the Company’s assets and liabilities that are carried at fair value by hierarchy levels (in thousands):

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Assets
Fixed maturities
U.S. government securities	$5,204,668	$5,204,668	$—	$—
Other government securities	1,045,803	—	1,045,803	—
Public Utilities	4,470,147	—	4,470,147	—
Corporate securities	32,771,275	—	32,771,275	—
Residential mortgage-backed	1,884,182	—	1,884,175	7
Commercial mortgage-backed	3,500,247	—	3,500,061	186
Other asset-backed securities	926,718	—	920,268	6,450
Trading securities	285,154	128,920	122,786	33,448
Policy loans	3,216,123	—	—	3,216,123
Derivative instruments	1,333,320	—	1,235,968	97,352
Limited partnerships	1,194,226	—	—	1,194,226
GMIB reinsurance recoverable	329,753	—	—	329,753
Separate account assets	134,157,891	—	134,157,891	—
Total	$190,319,507	$5,333,588	$180,108,374	$4,877,545

Liabilities
Embedded derivative liabilities (1)	$3,352,075	$—	$1,167,979	$2,184,096
Funds held under reinsurance treaties	3,459,645	—	—	3,459,645
Derivative instruments	367,439	—	367,439	—
Total	$7,179,159	$—	$1,535,418	$5,643,741

(1) Includes the embedded derivative liabilities related to GMWB reserves and fixed index annuities.

34

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

	December 31, 2014
	Total	Level 1	Level 2	Level 3
Assets
Fixed maturities
U.S. government securities	$5,134,720	$5,134,720	$—	$—
Other government securities	1,057,114	—	1,057,114	—
Public utilities	4,636,611	—	4,636,611	—
Corporate securities	33,169,215	—	33,168,934	281
Residential mortgage-backed	2,432,286	—	2,432,275	11
Commercial mortgage-backed	3,606,939	—	3,597,553	9,386
Other asset-backed securities	941,692	—	930,202	11,490
Trading securities	530,418	147,057	346,635	36,726
Policy loans	3,156,550	—	—	3,156,550
Derivative instruments	1,428,084	—	1,428,084	—
Limited partnerships	1,176,633	—	—	1,176,633
GMIB reinsurance recoverable	338,694	—	—	338,694
Separate account assets	127,459,274	—	127,459,274	—
Total	$185,068,230	$5,281,777	$175,056,682	$4,729,771

Liabilities
Embedded derivative liabilities (1)	$3,090,287	$—	$1,346,047	$1,744,240
Funds held under reinsurance treaties	3,431,854	—	—	3,431,854
Derivative instruments	391,805	—	391,805	—
Total	$6,913,946	$—	$1,737,852	$5,176,094

(1) Includes the embedded derivative liabilities related to GMWB reserves and fixed index annuities.

35

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

Level 3 Assets and Liabilities by Price Source
The table below presents the balances of Level 3 assets and liabilities measured at fair value with their corresponding pricing sources (in thousands).

	December 31, 2015
Assets	Total	Internal	External
Fixed Maturities
Residential mortgage-backed	$7	$7	$—
Commercial mortgage-backed	186	186	—
Other asset-backed securities	6,450	6,450	—
Trading securities	33,448	111	33,337
Policy loans	3,216,123	3,216,123	—
Derivative instruments	97,352	—	97,352
Limited partnerships	1,194,226	—	1,194,226
GMIB reinsurance recoverable	329,753	329,753	—
Total	$4,877,545	$3,552,630	$1,324,915

Liabilities
Embedded derivative liabilities (1)	$2,184,096	$2,184,096	$—
Funds held under reinsurance treaties	3,459,645	3,459,645	—
Total	$5,643,741	$5,643,741	$—

	December 31, 2014
Assets	Total	Internal	External
Fixed Maturities
Corporate securities	$281	$281	$—
Residential mortgage-backed	11	11	—
Commercial mortgage-backed	9,386	9,386	—
Other asset-backed securities	11,490	11,490	—
Trading securities	36,726	249	36,477
Policy loans	3,156,550	3,156,550	—
Limited partnerships	1,176,633	—	1,176,633
GMIB reinsurance recoverable	338,694	338,694	—
Total	$4,729,771	$3,516,661	$1,213,110

Liabilities
Embedded derivative liabilities (1)	$1,744,240	$1,744,240	$—
Funds held under reinsurance treaties	3,431,854	3,431,854	—
Total	$5,176,094	$5,176,094	$—

(1) Includes the embedded derivatives related to GMWB reserves.

External pricing sources for securities represent unadjusted prices from independent pricing services and independent indicative broker quotes where pricing inputs are not readily available. Limited partnership interests are valued using externally prepared financial statements provided by partnership management.

36

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Quantitative Information Regarding Internally-Priced Level 3 Assets and Liabilities
The table below presents quantitative information on significant internally-priced Level 3 assets and liabilities (in thousands):

	December 31, 2015
	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range in bps (Weighted Average)	Impact of Increase in Input on Fair Value
Assets
Fixed maturities
Other asset-backed securities	$6,450	Discounted cash flow	Discount rate	277-395 (358)	Decrease
Policy loans	3,216,123	Outstanding balance	N/A	N/A	N/A
GMIB reinsurance recoverable	329,753	Discounted cash flow	See below	See below	See below
Total	$3,552,326

Liabilities
Embedded derivative liabilities	$2,184,096	Discounted cash flow	See below	See below	See below
Funds held under reinsurance treaties	3,459,645	Carrying value of asset	N/A	N/A	N/A
Total	$5,643,741

	December 31, 2014
	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range in bps (Weighted Average)	Impact of Increase in Input on Fair Value
Assets
Fixed maturities
Commercial mortgage-backed	$9,386	Discounted cash flow	Discount rate	0-275 (138)	Decrease
Other asset-backed securities	11,490	Discounted cash flow	Discount rate	262-486 (414)	Decrease
Policy loans	3,156,550	Outstanding balance	N/A	N/A	N/A
GMIB reinsurance recoverable	338,694	Discounted cash flow	See below	See below	See below
Total	$3,516,120

Liabilities
Embedded derivative liabilities	$1,744,240	Discounted cash flow	See below	See below	See below
Funds held under reinsurance treaties	3,431,854	Carrying value of asset	N/A	N/A	N/A
Total	$5,176,094

Sensitivity to Changes in Unobservable Inputs
The following is a general description of sensitivities of significant unobservable inputs and their impact on the fair value measurement for the assets and liabilities reflected in the table above.

Commercial mortgage-backed securities and other asset-backed securities classified in Level 3 are fair valued using a discounted cash flow model. Unobservable inputs include an internally developed discount rate. Significant increases (decreases) in the discount rate would result in a significantly lower (higher) fair value measurement.

As of December 31, 2015, residential mortgage-backed securities of $7 thousand, commercial mortgage-backed securities of $186 thousand, and trading securities of $111 thousand are fair valued using techniques incorporating unobservable inputs and are classified in Level 3 of the fair value hierarchy. As of December 31, 2014, corporate securities of $281 thousand, residential mortgage-backed securities of $11 thousand, and trading securities of $249 thousand are fair valued using techniques incorporating unobservable inputs and are classified in Level 3 of the fair value hierarchy. For these assets, their unobservable inputs and ranges of possible inputs do not materially affect their fair valuations and have been excluded from the quantitative information in the table above.

The GMIB reinsurance recoverable fair value calculation is based on the present value of future cash flows comprised of future expected reinsurance benefit receipts, less future attributed premium payments to reinsurers, over the lives of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, persistency, and mortality. In general, an increase (decrease) in assumed benefit utilization would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in

37

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

allocation to equity funds would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in assumed persistency would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in assumed mortality would decrease (increase) the fair value of the reinsurance recoverable; and an increase (decrease) in long-term market volatility would increase (decrease) the fair value of the reinsurance recoverable.

Embedded derivative liabilities classified in Level 3 represent the fair value of GMWB and GMAB liabilities.  These fair value calculations are based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts.   Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility.  The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, persistency, and mortality.  In general, an increase (decrease) in assumed benefit utilization would increase (decrease) the fair value of the liabilities; an increase (decrease) in allocation to equity funds would increase (decrease) the fair value of the liabilities; an increase (decrease) in assumed persistency would increase (decrease) the fair value of the liabilities; an increase (decrease) in assumed mortality would decrease (increase) the fair value of the liabilities; and an increase (decrease) in long-term market volatility would increase (decrease) the fair value of the liabilities.

38

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The tables below provide rollforwards for 2015 and 2014 of the financial instruments for which significant unobservable inputs (Level 3) are used in the fair value measurement. Gains and losses in the table below include changes in fair value due partly to observable and unobservable factors. The Company utilizes derivative instruments to manage the risk associated with certain assets and liabilities. However, the derivative instruments hedging the related risks may not be classified within the same fair value hierarchy level as the associated assets and liabilities. Therefore, the impact of the derivative instruments reported in Level 3 may vary significantly from the total income effect of the hedged instruments. Additionally, the Company’s policy for determining and disclosing transfers between levels is to recognize transfers using beginning of period balances.

		Total Realized/Unrealized Gains (Losses) Included in
				Purchases,
	Fair Value			Sales,	Transfers	Fair Value
	as of		Other	Issuances	in and/or	as of
	January 1,	Net	Comprehensive	and	(out of)	December 31,
(in thousands)	2015	Income	Income	Settlements	Level 3	2015
Assets
Fixed maturities
Corporate securities	$281	$(368)	$87	$—	$—	$—
Residential mortgage-backed	11	17	—	(21)	—	7
Commercial mortgage-backed	9,386	(898)	547	(8,849)	—	186
Other asset-backed securities	11,490	9	80	(103)	(5,026)	6,450
Trading securities	36,726	3,688	—	(6,966)	—	33,448
Policy loans	3,156,550	3,797	—	55,776	—	3,216,123
Limited partnerships	1,176,633	(44,473)	—	62,066	—	1,194,226
Derivative instruments	—	(120,258)	—	110,295	107,315	97,352
GMIB reinsurance recoverable	338,694	(8,941)	—	—	—	329,753

Liabilities
Embedded derivative liabilities	$(1,744,240)	$(439,856)	$—	$—	$—	$(2,184,096)
Funds held under reinsurance treaties	(3,431,854)	(3,789)	(128)	(23,874)	—	(3,459,645)

		Total Realized/Unrealized Gains (Losses) Included in
				Purchases,
	Fair Value			Sales,	Transfers	Fair Value
	as of		Other	Issuances	in and/or	as of
	January 1,	Net	Comprehensive	and	(out of)	December 31,
(in thousands)	2014	Income	Income	Settlements	Level 3	2014
Assets
Fixed maturities
Corporate securities	$19,013	$822	$1,642	$(21,196)	$—	$281
Residential mortgage-backed	14	17	—	(20)	—	11
Commercial mortgage-backed	458	(2,175)	1,882	(526)	9,747	9,386
Other asset-backed securities	9,549	272	100	4,055	(2,486)	11,490
Trading securities	70,476	(4,151)	—	(29,599)	—	36,726
Policy loans	3,131,161	2,251	—	23,138	—	3,156,550
Limited partnerships	1,310,369	(125,719)	—	(8,017)	—	1,176,633
GMIB reinsurance recoverable	136,147	202,547	—	—	—	338,694

Liabilities
Embedded derivative liabilities	$939,224	$(2,683,464)	$—	$—	$—	$(1,744,240)
Funds held under reinsurance treaties	(3,396,987)	(15,879)	—	(18,988)	—	(3,431,854)

39

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The components of the amounts included in purchases, sales, issuances and settlements for years ended December 31, 2015 and 2014 shown above are as follows (in thousands):

	December 31, 2015
	Purchases	Sales	Issuances	Settlements	Total
Assets
Fixed maturities
Residential mortgage-backed	$—	$(21)	$—	$—	$(21)
Commercial mortgage-backed	—	(8,849)	—	—	(8,849)
Other asset-backed securities	—	(103)	—	—	(103)
Trading securities	640	(7,606)	—	—	(6,966)
Policy loans	—	—	312,479	(259,703)	52,776
Limited partnerships	194,595	(132,529)	—	—	62,066
Derivative instruments	110,849	(554)	—	—	110,295
Total	$306,084	$(149,662)	$312,479	$(259,703)	$209,198

Liabilities
Funds held under reinsurance treaties	$—	$—	$(355,482)	$331,608	$(23,874)

	December 31, 2014
	Purchases	Sales	Issuances	Settlements	Total
Assets
Fixed maturities
Corporate securities	$42	$(21,238)	$—	$—	$(21,196)
Residential mortgage-backed	—	(20)	—	—	(20)
Commercial mortgage-backed	—	(526)	—	—	(526)
Other asset-backed securities	5,000	(945)	—	—	4,055
Trading securities	1,009	(30,608)	—	—	(29,599)
Policy loans	—	—	312,213	(289,075)	23,138
Limited partnerships	166,539	(174,556)	—	—	(8,017)
Total	$172,590	$(227,893)	$312,213	$(289,075)	$(32,165)

Liabilities
Funds held under reinsurance treaties	$—	$—	$(478,489)	$459,501	$(18,988)

As a result of the Company being able to obtain pricing from an independent pricing service utilizing significant observable inputs, securities with a fair value of $5.0 million and $2.5 million were transferred from Level 3 to Level 2 during 2015 and 2014, respectively. During 2015 and 2014, the Company transferred securities with a fair value of nil and $9.7 million, respectively, from Level 2 to Level 3 as a result of the use of significant unobservable inputs as the Company was not able to obtain pricing from an independent pricing service. During 2015, an unobservable input became a significant contribution to the fair value estimates for certain derivative instruments, of which $107.3 million were transferred from Level 2 to Level 3. There were no transfers between Level 1 and 2 of the fair value hierarchy in 2015 or 2014.

40

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The portion of gains (losses) included in net income or other comprehensive income attributable to the change in unrealized gains and losses on Level 3 financial instruments still held at December 31, 2015 and 2014 was as follows (in thousands):

	2015	2014
Assets
Fixed maturities
Corporate securities	$(281)	$—
Residential mortgage-backed	17	17
Commercial mortgage-backed	—	(292)
Other asset-backed securities	89	100
Trading securities	3,598	(4,136)
Limited partnerships	(43,935)	(125,309)
Derivative instruments	(103,484)	—
GMIB reinsurance recoverable	(8,941)	202,547

Liabilities
Embedded derivative liabilities	$(439,856)	$(2,683,464)
Funds held under reinsurance treaties	(128)	(13,959)

Fair Value of Financial Instruments Carried at Other Than Fair Value
The table below presents the carrying amount and fair value by fair value hierarchy level of certain financial instruments that are not reported at fair value (in thousands).

		December 31, 2015		December 31, 2014
	Fair Value Hierarchy Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Commercial mortgage loans	Level 3	$6,436,636	$6,588,152	$5,998,253	$6,289,683
Policy loans	Level 3	1,279,832	1,279,832	1,320,533	1,320,533

Liabilities
Other contract holder funds
Annuity reserves (1)	Level 3	$37,362,204	$40,869,450	$36,698,409	$40,728,659
Reserves for guaranteed investment contracts	Level 3	1,816,501	1,822,597	1,878,038	1,890,937
Trust instruments supported by funding agreements	Level 3	2,542,491	2,556,792	1,315,639	1,335,450
Federal Home Loan Bank funding agreements	Level 3	1,873,747	1,860,010	1,873,843	1,839,594
Debt - mortgage loans (2)	Level 3	—	—	29,309	29,309
Debt - all other	Level 2	346,957	427,500	299,428	365,000
Securities lending payable	Level 2	279,002	279,002	196,633	196,633
Repurchase agreements	Level 2	—	—	289,625	289,625
Federal Home Loan Bank advances	Level 2	—	—	200,015	200,015
Separate account liabilities (3)	Level 2	134,157,891	134,157,891	127,459,274	127,459,274

(1) Annuity reserves represent only the components of other contract holder funds that are considered to be financial instruments.
(2) Represents mortgage loans associated with certain consolidated VIEs.
(3) The values of separate account liabilities are set equal to the values of separate account assets.

Fair Value Option
As described in Note 2, in connection with the acquisition of REALIC, the Company elected the fair value option for certain assets, which are held as collateral for reinsurance. Accordingly, the Company established a funds held liability, for which the Company also elected the fair value option. The value of the funds held liability is equal to the fair value of the assets held as collateral. The income and any changes in unrealized gains and losses on these assets and the corresponding funds held liability are included in net investment income and have no impact on the Company’s

41

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

consolidated income statements. Income and changes in unrealized gains and losses on other assets for which the Company has elected the fair value option are immaterial to the Company’s consolidated financial statements.

6.	Deferred Acquisition Costs and Deferred Sales Inducements

The balances of and changes in deferred acquisition costs, as of and for the years ended December 31, were as follows (in thousands):

	2015	2014	2013
Balance, beginning of year	$7,455,336	$6,212,220	$4,822,587
Deferrals of acquisition costs	1,102,213	1,093,265	1,077,016
Amortization related to:
Operations	(711,391)	(708,735)	(544,047)
Derivatives	171,657	1,012,613	217,606
Net realized gains	(7,972)	(19,141)	(14,905)
Total amortization	(547,706)	284,737	(341,346)
Unrealized investment losses (gains)	428,961	(134,886)	653,963
Balance, end of year	$8,438,804	$7,455,336	$6,212,220

The balances of and changes in deferred sales inducements, which are reported in other assets, as of and for the years ended December 31, were as follows (in thousands):

	2015	2014	2013
Balance, beginning of year	$768,272	$784,285	$560,141
Deferrals of sales inducements	24,584	30,238	55,735
Amortization related to:
Operations	(108,127)	(122,943)	(135,270)
Derivatives	(3,727)	105,082	194,553
Net realized gains	(1,300)	(3,312)	(2,555)
Total amortization	(113,154)	(21,173)	56,728
Unrealized investment losses (gains)	74,988	(25,078)	111,681
Balance, end of year	$754,690	$768,272	$784,285

7.	Reinsurance

The Company assumes and cedes reinsurance from and to other insurance companies in order to limit losses from large exposures; however, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The Company reinsures certain of its risks to other reinsurers under a yearly renewable term, coinsurance, or modified coinsurance basis. The Company regularly monitors the financial strength rating of reinsurers.

The Company has also acquired certain lines of business that are wholly ceded to non-affiliates. These include both direct and assumed accident and health business, direct and assumed life insurance business, and certain institutional annuities.

Jackson’s GMIBs are reinsured with an unrelated party and, due to the net settlement provisions of the reinsurance agreement, meet the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value on the Company’s consolidated balance sheets, with changes in fair value recorded in other net investment losses.

As a pre-closing condition to the acquisition, and after receipt of all required regulatory approvals, REALIC entered into three retro treaties with SRZ. Pursuant to these retro treaties, REALIC ceded to SRZ on a 100% coinsurance basis, subject to pre-existing reinsurance with other parties, certain blocks of business written or assumed by REALIC. These blocks of business include the disability income and accident and health business written or assumed by REALIC, a mix of life and annuity insurance business written or assumed by REALIC, and the corporate owned life insurance business assumed by REALIC. The effective date of the three retrocession agreements was July 1, 2012.

42

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Pursuant to the retro treaties, the Company holds certain assets, primarily policy loans and fixed maturities, as collateral. This collateral is reported as a liability as funds held under reinsurance treaties on the consolidated balance sheets. At December 31, 2015 and 2014, this funds held liability was $3.5 billion and $3.4 billion, respectively.

The effect of reinsurance on premium was as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Direct premium:
Life	$600,689	$642,010	$668,878
Accident and health	60,002	65,024	70,214
Plus reinsurance assumed:
Life	59,069	67,558	66,242
Accident and health	10,514	11,893	13,602
Less reinsurance ceded:
Life	(376,283)	(427,173)	(429,499)
Annuity guaranteed benefits	(17,066)	(18,054)	(18,850)
Accident and health	(70,516)	(76,917)	(83,816)
Total premium	$266,409	$264,341	$286,771

The effect of reinsurance on benefits was as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Direct benefits:
Life	$1,351,975	$1,407,976	$1,331,828
Accident and health	134,447	108,323	142,827
Annuity guaranteed benefits	93,473	60,121	69,403
Plus reinsurance assumed:
Life	248,217	244,807	384,181
Accident and health	31,444	32,694	32,723
Less reinsurance ceded:
Life	(574,634)	(599,852)	(577,884)
Accident and health	(165,891)	(141,017)	(175,550)
Deferral of contract enhancements	(11,970)	(16,258)	(41,396)
Change in reserves, net of reinsurance	(109,315)	86,886	(139,740)
Total benefits	$997,746	$1,183,680	$1,026,392

43

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Components of the Company’s reinsurance recoverable were as follows (in thousands):

	December 31,
	2015	2014
Reserves:
Life	$6,988,682	$7,134,878
Accident and health	610,835	623,795
Guaranteed minimum income benefits	329,753	338,694
Other annuity benefits	227,492	240,385
Claims liability	989,695	977,022
Other	7,805	8,385
Total	$9,154,262	$9,323,159

Included in the reinsurance recoverable were reserves ceded to Brooke Life of $36.2 million and $39.3 million at December 31, 2015 and 2014, respectively. The largest amount ceded to any reinsurer at December 31, 2015 totaled $6.3 billion, which was primarily related to the retro treaties, which are fully collateralized.

The following table sets forth the Company’s net life insurance in-force (in millions):

	December 31,
	2015	2014
Direct life insurance in-force	$231,934	$249,709
Amounts assumed from other companies	22,301	23,592
Amounts ceded to other companies	(140,428)	(150,422)
Net life insurance in-force	$113,807	$122,879

Prior to the Company’s acquisition of REALIC, reserve requirements for certain term policies with a ceding insurer were in dispute between the ceding insurer and Swiss Re.  Under the terms of the purchase agreement, Jackson was obligated to continue the negotiations.  In October 2013, all parties agreed on a resolution, which resulted in the ceding insurer recapturing a portion of the business that was ceded to the Company, resulting in additional income of $10.9 million.  There were no similar transactions in 2014 or 2015.

8.	Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds

The following table sets forth the Company’s reserves for future policy benefits and claims payable balances (in thousands):

	2015	2014
Traditional life	$6,262,942	$6,610,023
Guaranteed benefits	4,072,203	3,526,259
Claims payable	901,226	867,401
Accident and health	1,412,689	1,436,681
Other	1,087,149	1,134,105
Total	$13,736,209	$13,574,469

For traditional life insurance contracts, which include term and whole life, reserves are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest rates, persistency and expenses, plus provisions for adverse deviation. These assumptions are not unlocked unless the reserve is determined to be deficient.

The Company’s liability for future policy benefits also includes liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contracts, which are further discussed in Note 9.

44

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The following table sets forth the Company’s liabilities for other contract holder funds balances (in thousands):

	December 31,
	2015	2014
Interest-sensitive life	$13,168,029	$13,369,749
Variable annuity fixed option	8,103,623	6,808,521
Fixed annuity	19,384,788	19,843,325
Fixed index annuity	12,290,965	12,596,205
GICs, funding agreements and FHLB advances	6,232,739	5,067,519
Total	$59,180,144	$57,685,319

For interest-sensitive life contracts, liabilities approximate the policyholder’s account value, plus the remaining balance of the fair value adjustment related to the REALIC acquired business, which is further discussed below. The liability for fixed index annuities is based on three components, 1) the imputed value of the underlying guaranteed host contract, 2) the fair value of the embedded option component of the contract, and 3) the liability for guaranteed benefits related to the optional lifetime income rider. For fixed annuities and other investment contracts, as detailed in the above table, the liability is the policyholder’s account value, plus the unamortized balance of the fair value adjustment related to the REALIC acquired business. At December 31, 2015, the Company had interest sensitive life business with minimum guaranteed interest rates ranging from 2.5% to 6.0%, with a 4.66% average guaranteed rate and fixed interest rate annuities with minimum guaranteed rates ranging from 1.0% to 5.5% and a 2.40% average guaranteed rate.

Upon acquisition of REALIC, the Company recorded a fair value adjustment related to certain annuity and interest sensitive liability blocks of business to reflect the cost of the interest guarantees within the inforce liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate. This adjustment was recorded in reserves for future policy benefits and claims payable. This component of the acquired reserve is reassessed at the end of each period, taking into account changes in the inforce block. Any resulting change in the reserve is recorded as a change in reserve through the consolidated income statements.

45

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

At both December 31, 2015 and 2014, approximately 88% of the Company’s fixed interest rate annuity account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following tables show the distribution of the fixed interest rate annuities’ account values within the presented ranges of minimum guaranteed interest rates (in millions):

	December 31, 2015

Minimum Guaranteed Interest Rate	Account Value
	Fixed	Fixed Index	Variable	Total
1%	$2,496.7	$1,848.8	$3,850.2	$8,195.7
>1.0% - 2.0%	1,394.6	7,076.3	2,813.8	11,284.7
>2.0% - 3.0%	9,018.6	3,365.9	1,439.6	13,824.1
>3.0% - 4.0%	1,861.9	—	—	1,861.9
>4.0% - 5.0%	2,416.0	—	—	2,416.0
>5.0% - 5.5%	312.4	—	—	312.4
Total	$17,500.2	$12,291.0	$8,103.6	$37,894.8

	December 31, 2014

Minimum Guaranteed Interest Rate	Account Value
	Fixed	Fixed Index	Variable	Total
1%	$2,071.1	$1,477.2	$2,571.4	$6,119.7
>1.0% - 2.0%	1,903.4	7,463.8	2,906.6	12,273.8
>2.0% - 3.0%	9,294.1	3,655.2	1,330.5	14,279.8
>3.0% - 4.0%	1,932.2	—	—	1,932.2
>4.0% - 5.0%	2,442.8	—	—	2,442.8
>5.0% - 5.5%	321.9	—	—	321.9
Total	$17,965.5	$12,596.2	$6,808.5	$37,370.2

At both December 31, 2015 and 2014, approximately 81% of the Company’s interest sensitive life business account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following table shows the distribution of the interest sensitive life business account values within the presented ranges of minimum guaranteed interest rates, excluding the business that is subject to the previously mentioned retro treaties (in millions):

Minimum Guaranteed Interest Rate	Account Value - Interest Sensitive Life
	December 31,
	2015	2014
>2.0% - 3.0%	$300.6	$303.6
>3.0% - 4.0%	3,422.5	3,532.7
>4.0% - 5.0%	2,981.6	3,074.1
>5.0% - 6.0%	2,320.3	2,360.2
Subtotal	9,025.0	9,270.6
Retro treaties	4,143.0	4,099.1
Total	$13,168.0	$13,369.7

The Company has established a European Medium Term Note program, with up to $5.8 billion in aggregate principal amount outstanding at any one time. Jackson National Life Funding, LLC was formed as a special purpose vehicle solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with Jackson and secured by the issuance of funding agreements. The carrying values at December 31, 2015 and 2014 totaled $11.4 million and $12.8 million, respectively.

The Company has established a $12.0 billion aggregate Global Medium Term Note program. Jackson National Life Global Funding was formed as a statutory business trust, solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with Jackson and secured by the issuance of funding agreements. The carrying values at December 31, 2015 and 2014 totaled $2.5 billion and $1.3 billion, respectively.

46

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Those Medium Term Note instruments issued in a foreign currency have been hedged for changes in exchange rates using cross-currency swaps. The fair value of derivatives embedded in funding agreements, as well as unrealized foreign currency transaction gains and losses, are included in the carrying value of the trust instruments supported by funding agreements.

Trust instrument liabilities are adjusted to reflect the effects of foreign currency translation gains and losses using exchange rates as of the reporting date. Foreign currency translation gains and losses are included in other net investment losses.

Jackson and Squire Re are members of the FHLBI primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with short-term and long-term funding facilities. Advances are in the form of short-term or long-term notes or funding agreements issued to FHLBI. At December 31, 2015 and 2014, the Company held $99.3 million and $108.1 million, respectively, of FHLBI capital stock, supporting $2.0 billion and $2.1 billion in funding agreements, short-term and long-term borrowing capacity in 2015 and 2014, respectively.

9.	Certain Nontraditional Long-Duration Contracts and Variable Annuity Guarantees
The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (“traditional variable annuities”). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (“variable contracts with guarantees”) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (GMDB), at annuitization (GMIB), upon the depletion of funds (GMWB) or at the end of a specified period (GMAB).
The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. Liabilities for guaranteed benefits are general account obligations and are reported in reserves for future policy benefits and claims payable. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income. Changes in liabilities for minimum guarantees are reported within death, other policy benefits and change in policy reserves within the consolidated income statements with the exception of changes in embedded derivatives, which are included in other net investment losses. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the consolidated income statements.

47

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

At December 31, 2015 and 2014, the Company provided variable annuity contracts with guarantees, for which the net amount at risk (“NAR”) is defined as the amount of guaranteed benefit in excess of current account value, as follows (dollars in millions):

					Average
					Period
				Weighted	until
December 31, 2015	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0-6%	$104,252.0	$3,853.1	65.3 years
GMWB - Premium only	0%	2,824.5	82.0
GMWB	0-5%*	338.0	33.4
GMAB - Premium only	0%	65.8	0.1
Highest specified anniversary account value minus withdrawals post-anniversary
GMDB		10,328.9	864.9	65.4 years
GMWB - Highest anniversary only		2,984.1	298.2
GMWB		1,028.7	148.9
Combination net deposits plus minimum return, highest specified anniversary account value minus withdrawals post-anniversary
GMDB	0-6%	5,996.8	943.4	68.3 years
GMIB	0-6%	2,096.1	763.2		0.5 years
GMWB	0-8%*	94,217.0	11,434.1

					Average
					Period
				Weighted	until
December 31, 2014	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0-6%	$100,332.3	$2,282.0	65.0 years
GMWB - Premium only	0%	3,354.6	50.0
GMWB	0-5%*	411.7	26.1
GMAB - Premium only	0%	82.2	0.1
Highest specified anniversary account value minus withdrawals post-anniversary
GMDB		10,261.6	301.4	65.0 years
GMWB - Highest anniversary only		3,322.4	133.2
GMWB		1,293.7	90.9
Combination net deposits plus minimum return, highest specified anniversary account value minus withdrawals post-anniversary
GMDB	0-6%	6,202.9	471.4	67.5 years
GMIB	0-6%	2,486.9	561.6		1.4 years
GMWB	0-8%*	89,383.7	3,169.6

* Ranges shown based on simple interest. The upper limits of 5% or 8% simple interest are approximately equal to 4.1% and 6%, respectively, on a compound interest basis over a typical 10-year bonus period.

48

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Amounts shown as GMWB above include a ‘not-for-life’ component up to the point at which the guaranteed withdrawal benefit is exhausted, after which benefits paid are considered to be ‘for-life’ benefits. The liability related to this ‘not-for-life’ portion is valued as an embedded derivative, while the ‘for-life’ benefits are valued as an insurance liability (see below). For this table, the net amount at risk of the ‘not-for-life’ component is the undiscounted excess of the guaranteed withdrawal benefit over the account value, and that of the ‘for-life’ component is the estimated value of additional life contingent benefits paid after the guaranteed withdrawal benefit is exhausted.

Account balances of contracts with guarantees were invested in variable separate accounts as follows (in millions):

	December 31,
Fund type:	2015	2014
Equity	$81,783.2	$78,075.2
Bond	17,001.3	17,369.3
Balanced	19,965.2	20,117.6
Money market	1,227.2	1,052.1
Total	$119,976.9	$116,614.2

GMDB liabilities reflected in the general account were as follows (in millions):

	2015	2014
Balance at January 1	$786.7	$579.1
Incurred guaranteed benefits	157.2	266.9
Paid guaranteed benefits	(88.8)	(59.3)
Balance at December 31	$855.1	$786.7

The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the liability balance through the consolidated income statement, within death, other policy benefits and change in policy reserves, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the GMDB liability at both December 31, 2015 and 2014 (except where otherwise noted):

1)	Use of a series of stochastic investment performance scenarios, based on historical average market volatility.

2)	Mean investment performance assumption of 7.4% after investment management fees, but before investment advisory fees and mortality and expense charges.

3)	Mortality equal to 39% to 100% of the Annuity 2000 table.

4)
Lapse rates varying by contract type, duration and degree the benefit is in-the-money and ranging from 0.5% to 40.0%, with an average of 3.6% during the surrender charge period and 8.5% thereafter (2014: 8.9%).

5)	Discount rates: 7.4% on 2013 and later issues, 8.4% on 2012 and prior issues.

Most GMWB reserves are considered to be derivatives under current accounting guidance and are recognized at fair value, as previously defined, with the change in fair value reported in net income. The fair value of these liabilities is determined using stochastic modeling and inputs as further described in Note 5. The fair valued GMWB had a reserve liability of $2,184.7 million and $1,744.4 million at December 31, 2015 and 2014, respectively, and was reported in reserves for future policy benefits and claims payable.

Jackson has also issued certain GMWB products that guarantee payments over a lifetime. Reserves for the portion of these benefits after the point where the guaranteed withdrawal balance is exhausted are calculated using assumptions and methodology similar to the GMDB liability. At December 31, 2015 and 2014, these GMWB reserves totaled $56.7 million and $53.0 million, respectively, and were reported in reserves for future policy benefits and claims payable.

49

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

GMAB benefits were offered on some variable annuity plans. However, the Company no longer offers these benefits. The GMAB had an asset value of $0.7 million and $0.2 million at December 31, 2015 and 2014, respectively.

The direct GMIB liability is determined at each period end by estimating the expected value of the annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used for calculating the direct GMIB liability are consistent with those used for calculating the GMDB liability. At December 31, 2015 and 2014, GMIB reserves before reinsurance totaled $20.5 million and $29.4 million, respectively.

Other Liabilities - Insurance and Annuitization Benefits
The Company has established additional reserves for life insurance business for universal life (“UL”) plans with secondary guarantees, interest-sensitive life (“ISWL”) plans that exhibit “profits followed by loss” patterns and account balance adjustments to tabular guaranteed cash values on one interest-sensitive life plan.

Liabilities for these benefits have been established according to the methodologies described below:

	December 31, 2015			December 31, 2014
Benefit Type	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age	Liability (in millions)	Net Amount at Risk (in millions)	Weighted Average Attained Age
UL insurance benefit *	$848.2	$26,252.1	60.1 years	$809.8	$28,103.8	59.5 years
ISWL account balance
adjustment	104.5	n/a	n/a	100.4	n/a	n/a

* Amounts for the UL benefits are for the total of the plans containing any policies having projected non-zero excess benefits and thus, may include some policies with zero projected excess benefits.

The following assumptions and methodology were used to determine the UL insurance benefit liability at December 31, 2015 and 2014:

1)	Use of a series of deterministic premium persistency scenarios.

2)	Other experience assumptions similar to those used in amortization of deferred acquisition costs.

3)	Discount rates equal to credited interest rates, approximately 4.0% to 5.5%.

The Company also has a small closed block of two-tier annuities, where different crediting rates are used for annuitization and surrender benefit calculations. A liability is established to cover future annuitization benefits in excess of surrender values. In 2015, the Company began offering an optional lifetime income rider with certain of its fixed index annuities. The liabilities established for both of these were immaterial to the consolidated financial statements at December 31, 2015 and 2014.

50

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

10.	Debt

The aggregate carrying value of borrowings was as follows (in thousands):

	December 31,
	2015	2014
Surplus notes	$249,457	$249,428
Mortgage loans	—	29,309
FHLBI bank loans	97,500	50,000
Total	$346,957	$328,737
At December 31, 2015, the above borrowings were all due after five years.

Surplus notes
On March 15, 1997, the Company issued 8.15% surplus notes in the principal amount of $250.0 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at the option of the Company or any holder prior to maturity.

Under Michigan Insurance Law, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the commissioner of insurance of the state of Michigan and only out of surplus earnings which the commissioner determines to be available for such payments under Michigan Insurance Law. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $20.4 million in 2015, 2014, and 2013.

Mortgage loans
During 2015, mortgage loans held by certain consolidated real estate VIEs were paid off. Interest expense related to these loans totaled $0.4 million, $1.3 million, and $1.3 million in 2015, 2014, and 2013, respectively.

Federal Home Loan Bank Loans
The Company received loans of $50 million from the FHLBI under its community investment program in both 2015 and 2014, which amortize on a straight line basis over the loan term.  The weighted average interest rate on these loans was 0.36% in 2015 and 0.14% in 2014.  The outstanding balance on these loans was $97.5 million and $50.0 million at December 31, 2015 and 2014, respectively.  During 2015 and 2014, interest expense for these loans totaled $139 thousand and $71 thousand, respectively. At December 31, 2015, the loans were collateralized by mortgage-related securities and commercial mortgage loans with a carrying value of $131.6 million.

11.	Federal Home Loan Bank Advances

The Company entered into a short-term advance program with the FHLBI in which interest rates were either fixed or variable based on the FHLBI cost of funds or market rates. At December 31, 2015, there were no advances outstanding. At December 31, 2014, advances of $200.0 million were outstanding and were recorded in other liabilities. The Company paid interest of $53 thousand, $23 thousand, and $0.1 million on such advances in 2015, 2014 and 2013, respectively.

12.	Income Taxes

The components of the provision for federal, state and local income taxes were as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Current tax expense (benefit)	$312,638	$405,567	$(110,081)
Deferred tax expense (benefit)	33,701	(415,974)	277,078
Federal income tax expense (benefit)	$346,339	$(10,407)	$166,997

51

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The federal income tax provisions differ from the amounts determined by multiplying pre-tax income attributable to Jackson by the statutory federal income tax rate of 35% for 2015, 2014 and 2013 as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Income taxes at statutory rate	$616,111	$117,283	$324,491
Dividends received deduction	(250,358)	(125,394)	(136,844)
Other	(19,414)	(2,296)	(20,650)
Federal income tax expense (benefit)	$346,339	$(10,407)	$166,997

Effective tax rate	19.7%	-3.1%	18.0%

Federal income taxes paid (refunded) were $766.0 million, $256.8 million, and $(241.9) million in 2015, 2014, and 2013, respectively.

The tax effects of significant temporary differences that gave rise to deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2015	2014
Gross deferred tax asset
Difference between financial reporting and the tax basis of:
Policy reserves and other insurance items	$4,158,714	$3,616,046
Deferred compensation	141,344	73,761
Net operating loss carryforward	78,486	86,270
Other, net	67,696	63,740
Total gross deferred tax asset	4,446,240	3,839,817

Gross deferred tax liability
Difference between financial reporting and the tax basis of:
Deferred acquisition costs and sales inducements	(2,925,303)	(2,760,234)
Other investment items	(796,406)	(389,949)
Net unrealized gains on available for sale securities	(156,229)	(657,980)
Other, net	(87,219)	(17,698)
Total gross deferred tax liability	(3,965,157)	(3,825,861)

Net deferred tax asset	$481,083	$13,956

The Company is required to evaluate the recoverability of its deferred tax assets and establish a valuation allowance, if necessary, to reduce its deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required when determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. When evaluating the need for a valuation allowance, the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused. Although realization is not assured, management believes as of December 31, 2015, it is more likely than not that the deferred tax assets, will be realized. At December 31, 2015 and 2014, the Company did not have a valuation allowance.

At December 31, 2015, the Company had a federal tax ordinary loss carryforward of $224.2 million which begins to expire in 2026, that was attributable to the Company’s acquisition of REALIC. Section 382 of the Internal Revenue Code imposes limitations on the utilization of net operating loss carryforwards. The Section 382 limitation is an annual limitation on the amount of pre-acquisition NOLs that a corporation may use to offset post-acquisition income. Section 382 further limits certain unrealized built-in losses at the time of acquisition. The annual limitation is approximately $21.0 million.

52

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

In February 2012, Brooke Life received a Notice of Proposed Adjustment from the IRS, regarding an assessment related to its tax treatment of interest expense on intercompany debt in 2007 and 2008. Due to the intercompany tax sharing agreement, the effect of an adjustment, if any, would impact Jackson’s total stockholder’s equity. Brooke Life did not agree with the assessment, believed its current position was sustainable and filed a protest with the Appellate Division of the IRS. In March 2014, the IRS fully conceded the debt/equity issue for years under examination in favor of the Company.

The Company has considered both permanent and temporary positions in determining the unrecognized tax benefit rollforward. The total amount of unrecognized benefits represent tax positions for which there is uncertainty about the timing of certain deductions. The timing of such deductions would not affect the annual effective tax rate, excluding the impact of interest and penalties.

The Company has not recorded any amounts for penalties related to unrecognized tax benefits during 2015, 2014, or 2013.

Based on information available as of December 31, 2015, the Company believes that, in the next 12 months, there are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease.

13.	Commitments, Contingencies, and Guarantees

The Company and its subsidiaries are involved in litigation arising in the ordinary course of business. It is the opinion of management that the ultimate disposition of such litigation will not have a material adverse affect on the Company's financial condition. Jackson has been named in civil litigation proceedings, which appear to be substantially similar to other class action litigation brought against many life insurers including allegations of misconduct in the sale of insurance products. The Company accrues for legal contingencies once the contingency is deemed to be probable and reasonably estimable. At December 31, 2015 and 2014, Jackson recorded accruals totaling $9.5 million and $8.5 million, respectively.

State guaranty funds provide payments for policyholders of insolvent life insurance companies. These guaranty funds are financed by assessing solvent insurance companies based on location, volume and types of business. The Company estimated its reserve for future state guaranty fund assessments based on data received from the National Organization of Life and Health Insurance Guaranty Associations. Based on data received, the Company’s reserve for future state guaranty fund assessments was $5.1 million and $5.4 million at the end of 2015 and 2014, respectively. Related premium tax offsets were $2.8 million and $3.0 million at December 31, 2015 and 2014, respectively. While Jackson cannot predict the amount and timing of any future assessments, the Company believes the reserve is adequate for all anticipated payments for known insolvencies.

In 2014, Jackson commenced a review of its wholly owned subsidiaries (Curian Capital, LLC and Curian Clearing, LLC). During its review, Jackson discovered that Curian Capital’s receipt of certain fees may have been inconsistent with applicable regulations. Jackson promptly reported these issues to regulatory authorities and retained independent outside legal counsel to conduct a thorough investigation. As of December 31, 2015, Curian Capital has recorded cumulative expenses of $76.5 million related to actual expenses incurred/customer payments and has a liability of $8.6 million for currently estimable outstanding exposures related to these issues.  The reserve represents Jackson’s best estimate of the outstanding exposure as of December 31, 2015.  Continuing work and regulatory discussions may result in future expenses, which are not estimable at this time.  Based on current information, however, management believes that any additional exposure is unlikely to be material to Jackson.

At December 31, 2015, the Company had unfunded commitments related to its investments in limited partnerships and limited liability companies totaling $440.0 million. At December 31, 2015, unfunded commitments related to fixed-rate commercial mortgage loans and other fixed maturities totaled $94.5 million.

Jackson had previously received regulatory inquiries on an industry-wide matter regarding claims settlement practices and compliance with unclaimed property laws. During 2015, Jackson has reached agreements to settle issues related to these inquiries. At December 31, 2015 and 2014, the estimated accrual for claims, penalties and interest on the unclaimed property matters is approximately $24.3 million and $20.0 million, respectively.

53

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The Company has two separate service agreements with third party administrators to provide policyholder administrative services. These agreements, subject to certain termination provisions, have ten-year terms and expire in 2019 and 2020.

The Company leases office space, land and equipment under several operating leases that expire at various dates through 2051. Certain leases include escalating lease rates, lease abatements and other incentives and, as a result, at December 31, 2015, Jackson recorded a liability of $7.2 million for future lease payments. Lease expense was $33.1 million, $29.8 million, and $30.7 million in 2015, 2014, and 2013, respectively. At December 31, 2015, future minimum payments under these noncancellable operating leases were as follows (in thousands):

2016	$18,838
2017	16,754
2018	14,463
2019	11,970
2020	11,780
Thereafter	32,203
Total	$106,008

14.	Share-Based Compensation

Certain officers participate in various share award plans relating to Prudential shares and/or American Depositary Receipts (“ADRs”) that are tradable on the New York Stock Exchange and are described below.

The Group Performance Share Plan (“GPSP”) is a Prudential incentive plan in which all executive directors of Prudential and other senior executives can participate. Awards are granted in the form of a nil cost option with a vesting period of three years. The performance measure for the awards is that Prudential’s Total Shareholder Return (“TSR”) outperforms an index comprised of peer companies over a three-year period. Vesting of the awards between each performance period is on a straight line sliding scale basis ranging from 0% (less than the peer index TSR return) to 100% (more than 120% of the peer index TSR return). Participants are entitled to the value of reinvested dividends that would have accrued on the shares that vest.

The Business Unit Performance Plan (“BUPP”) is a Prudential incentive plan created to provide a common framework under which awards would be made to Chief Executive Officers of Prudential’s business units. Awards under this nil cost plan for Jackson are based on compound annual growth in Jackson Shareholder Capital Value on a European Embedded Value (“EEV”) basis with performance measured over three years. Awards granted in 2009 and later are settled in ADRs after vesting. Participants are entitled to receive the value of reinvested dividends over the performance period for those shares/ADRs that vest. The compound annual growth parameters for the awards are based on factors relevant to the U.S. business and vesting between each performance point is on a straight line sliding scale basis ranging from 0% (less than 8% growth) to 100% (more than 12% growth).

At certain times, the Company may grant one-off type retention awards to certain key senior executives within Jackson. These awards are subject to the prior approval of the Jackson Remuneration Committee and are nil cost options with a contingent right to receive Prudential ADRs. The awards are contingent upon continued employment of the recipient through the award vesting date. There are no performance measurements with these awards.

The Company classifies all of the above plans as equity settled plans and, therefore, reflects the net reserve related to the compensation expense and the value of the shares distributed under this plan within the statement of equity. At December 31, 2015 and 2014, the Company had $3.3 million and $14.1 million, respectively, reserved for future payments under these plans.

The Company also has a performance-related share award plan which, subject to the prior approval of the Jackson Remuneration Committee, may grant share awards to eligible employees in the form of a contingent right to receive Prudential ADRs, or a conditional allocation of Prudential ADRs. These share awards are based on the compound annual EEV imputed growth in shareholder value of the U.S. business, have vesting periods of four years and are at nil cost to the employee. Share awards vest between 0% (less than 8% growth) and 150% (more than 17.5% growth) of the grant amounts dependent on the compound annual growth rate attained over the performance period. Award holders do not

54

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

have any right to dividends or voting rights attached to the ADRs granted during the performance period. In 2013, this plan was replaced by the Prudential Long-Term Incentive Plan (“PLTIP”) as further described below.

The PLTIP is a Prudential incentive plan in which the Company may grant share awards to eligible employees in the form of a contingent right to receive Prudential ADRs, or a conditional allocation of Prudential ADRs, subject to the prior approval of the Jackson Remuneration Committee.  These share awards vest based on the achievement of planned IFRS pretax operating income for the U.S. business, have vesting periods of three years and are at nil cost to the employee.  Share awards vest between 0% (less than 90% of plan) and 100% (more than 110% of plan) of the grant amounts dependent on IFRS pretax operating income attained over the performance period.  Award holders do not have any right to dividends or voting rights attached to the ADRs granted during the performance period.  Upon vesting, a number of ADRs equivalent to the value of dividends that otherwise would have been received over the performance period are added to vested awards.

The Company classifies these plans as liability settled plans and, therefore, reflects the accrued compensation expense and the value of the shares distributed under the plans within other liabilities. At December 31, 2015 and 2014, the Company had $91.6 million and $54.2 million, respectively, accrued for future payments under these plans.

The Company either acquires shares/ADRs or reimburses Prudential for the costs of any shares/ADRs that were distributed to participants in the above plans, or may be distributed in the future. The shares/ADRs acquired for all the share-award plans are held at cost in a trust account for future distributions. The Company reflects the costs of shares/ADRs held within the consolidated statement of equity as shares held in trust. At December 31, 2015 and 2014, the Company had $31.9 million and $27.1 million of shares/ADRs held at cost in the trust, respectively.

The Company recognizes share-based compensation expense associated with the equity settled plans based on the grant-date award fair value as determined using either the Black-Scholes model or the Monte Carlo model ratably over the requisite service period of each individual grant, which generally equals the vesting period. For the liability settled share award plans, compensation expense is recognized based on the change in fair value of the award at the end of each reporting period due to the plans’ cash settlement alternatives.

Total expense related to these share-based performance related compensation plans was as follows (in millions):

	For the Years Ended December 31,
	2015	2014	2013
Group Performance Share Plan	$0.5	$3.9	$4.9
Business Unit Performance Plan	0.5	3.4	5.0
Retention Share Plan	3.3	2.9	3.2
Jackson performance plan	0.9	5.6	16.8
Prudential LTIP plan	44.9	30.6	10.0
Total compensation expense related to incentive plans	$50.1	$46.4	$39.9

Income tax benefit	$17.5	$16.2	$14.0

The total unrecognized compensation expense related to all share-based plans at December 31, 2015 was $67.0 million with a weighted average remaining period of 1.32 years.

During 2015, certain one-off type retention awards were issued. There were no new grants under the GPSP, BUPP, or performance plans.

The weighted average share/ADR fair values of share-based awards granted by the PLTIP during 2015, 2014 and 2013 were $50.48, $42.89, and $32.55, respectively.

55

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The weighted average fair value for the Company’s performance awards represents the average Prudential ADR price for the thirty days following Prudential’s unaudited annual earnings release date. The fair value amounts relating to the equity settled plans were determined using either the Black-Scholes or Monte Carlo option-pricing models. These models are used to calculate fair values for options and awards at the grant date based on the quoted market price of the stock at the measurement date, the dividend yield, expected volatility, risk-free interest rates and expected term.

At December 31, 2015 and 2014, there were no outstanding non-vested Prudential shares granted.

Outstanding non-vested Prudential ADRs granted were as follows:

	GPSP		BUPP		Performance Award Plan		Prudential LTIP plan
	ADR's	Weighted Average Grant Date Fair Value	ADR's	Weighted Average Grant Date Fair Value	ADR's	Weighted Average Grant Date Fair Value	ADR's	Weighted Average Grant Date Fair Value
At December 31, 2013	198,452	$12.47	198,452	$21.39	477,024	$20.21	1,376,223	$32.56

Granted	—	—	—	—	—	—	1,115,709	42.89
Exercised	98,824	12.84	98,824	21.89	217,638	15.97	—	—
Lapsed/Forfeited	—	—	—	—	16,844	23.75	117,301	35.57
At December 31, 2014	99,628	$12.11	99,628	$20.89	242,542	$23.76	2,374,631	$37.26

Granted	—	—	—	—	—	—	1,045,807	50.48
Exercised	99,628	12.11	99,628	20.89	120,449	23.27	—	—
Lapsed/Forfeited	—	—	—	—	19,488	24.24	194,600	38.68
At December 31, 2015	—	$—	—	$—	102,605	$24.24	3,225,838	$41.46

At December 31, 2015, there were 249,982 non-vested Prudential ADR grants related to the one-off retention award plan, with a weighted average grant date price of $46.68.

15.	Statutory Accounting Capital and Surplus

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile. Statutory accounting practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing investments and certain assets and accounting for deferred income taxes on a different basis.

Under Michigan Insurance Law, while Jackson must provide notification to the Michigan commissioner of insurance prior to payment of any dividend, ordinary dividends on capital stock may only be distributed out of earned surplus, excluding any unrealized capital gains and the effect of permitted practices (referred to as adjusted earned surplus).  At December 31, 2015, the adjusted earned surplus of the Company was $1,242.5 million.  Ordinary dividends are also limited to the greater of 10% of statutory surplus as of the preceding year-end, excluding any increase arising from the application of permitted practices, or the statutory net income, excluding any net realized investment gains, for the twelve month period ended on the preceding December 31.  The commissioner may approve payment of dividends in excess of these amounts, which would be deemed an extraordinary dividend.  The maximum amount that would qualify as an ordinary dividend, which would consequently be free from restriction and available for payment of dividends to Brooke Life in 2016, is estimated to be $606.6 million, subject to the availability of adjusted earned surplus as of the dividend date.

The Company received capital contributions from its parent of $14.1 million and $35.1 million in 2014 and 2013, respectively, from Brooke Life’s forgiveness of intercompany tax liabilities. Dividends from the Company to its parent were $711.4 million, $697.0 million, and $507.0 million in 2015, 2014, and 2013, respectively. Jackson’s 2015 dividend includes $1.4 million related to Jackson’s forgiveness of Brooke Life’s intercompany tax liability.

Statutory capital and surplus of the Company, as reported in its Annual Statement, was $4.7 billion and $4.5 billion at December 31, 2015 and 2014, respectively. Statutory net income of the Company, as reported in its Annual Statement, was $627.0 million, $878.3 million, and $741.3 million in 2015, 2014, and 2013, respectively.

56

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The commissioner has granted Jackson a permitted practice that allows Jackson to carry interest rate swaps at book value, as if the requirements for statutory hedge accounting were in place, instead of at fair value as would have been otherwise required. Jackson is required to demonstrate the effectiveness of its interest rate swap program pursuant to the Michigan Insurance Code. This permitted practice expires on October 1, 2016. At December 31, 2015 and 2014, the effect of the permitted practice decreased statutory surplus by $355.5 million and $555.1 million, net of tax, respectively. The permitted practice had no impact on statutory net income.

Under Michigan Insurance Law, VOBA is reported as an admitted asset if certain criteria are met. In relation to the acquisition of REALIC and pursuant to Michigan Insurance Law, the Company reported $327.5 million and $376.6 million of statutory basis VOBA at December 31, 2015 and 2014, respectively, which is fully admissible.

The NAIC has developed certain risk-based capital (“RBC”) requirements for life insurance companies. Under those requirements, compliance is determined by a ratio of a company’s total adjusted capital (“TAC”), calculated in a manner prescribed by the NAIC to its authorized control level RBC (“ACL RBC”), calculated in a manner prescribed by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice ACL RBC (“Company action level RBC”). At December 31, 2015, the Company’s TAC was more than 400% of the Company action level RBC.

In addition, on the basis of statutory financial statements that insurers file with the state insurance regulators, the NAIC annually calculates twelve financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A usual range of results for each ratio is used as a benchmark and departure from the usual range on four or more of the ratios can lead to inquiries from individual state insurance departments. In 2015 and 2014, there were no significant exceptions with any ratios.

16.	Other Related Party Transactions

The Company's investment portfolio is managed by PPM America, Inc. (“PPMA”), a registered investment advisor, and PPM Finance, Inc. (collectively, “PPM”). PPM is ultimately a wholly owned subsidiary of Prudential. The Company paid $45.1 million, $45.0 million, and $45.7 million to PPM for investment advisory services during 2015, 2014, and 2013, respectively.

National Planning Holdings, Inc. (“NPH”), Jackson’s affiliated broker-dealer network, distributes products issued by Jackson and receives commissions and fees from Jackson. Commissions and fees paid by Jackson to NPH during 2015, 2014, and 2013 totaled $96.5 million, $106.4 million, and $102.1 million, respectively.

Jackson has entered into shared services administrative agreements with both NPH and PPMA. Under the shared services administrative agreements, Jackson charged $13.1 million, $9.8 million, and $7.1 million of certain management and corporate services costs to these affiliates in 2015, 2014, and 2013, respectively.

Jackson provided a $40.0 million revolving credit facility to Nicole Finance, Inc. (“Nicole”), a former upstream holding company. Effective December 31, 2015, Nicole merged into its parent, Brooke (Holdco1) Inc., which assumed all of Nicole’s liabilities. The loan is unsecured, matures in December 2016, accrues interest at 1.27% per annum and has a commitment fee of 0.10% per annum. There was no outstanding balance at both December 31, 2015 and 2014. The highest outstanding loan balance during 2015 and 2014 was nil and $16.8 million, respectively. During 2015, 2014, and 2013, interest and commitment fees totaled $40.0 thousand, $0.1 million, and $0.2 million, respectively.

Jackson provides a $40.0 million revolving credit facility to PPMA. The loan is unsecured, matures in September 2018, accrues interest at LIBOR plus 2% per annum and has a commitment fee of 0.25% per annum. There was no outstanding balance at both December 31, 2015 and 2014. The highest outstanding loan balance during 2015 and 2014 was $6.0 million and nil, respectively. Interest and commitment fees totaled $0.1 million each year for 2015, 2014, and 2013.

Jackson provides a $20.0 million revolving credit facility to Brooke Holdings, LLC, an upstream holding company. The loan is unsecured, matures in June 2019, accrues interest at LIBOR plus 2% per annum and has a commitment fee of 0.25% per annum. The outstanding balance at both December 31, 2015 and 2014 was $0.1 million. The highest

57

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

outstanding loan balance during both 2015 and 2014 was $0.1 million. Interest and commitment fees totaled $0.1 million each year for 2015, 2014, and 2013.

Jackson provides, through its PGDS subsidiary, information technology services to certain Prudential affiliates. Jackson recognized $13.6 million, $18.6 million, and $20.2 million of revenue associated with these services during 2015, 2014, and 2013, respectively. This revenue is included in other income in the accompanying consolidated income statements. This revenue is substantially equal to the costs incurred by PGDS to provide the services, which are reported in general and administrative expenses in the consolidated income statements.

17.	Benefit Plans

The Company has a defined contribution retirement plan covering substantially all employees and certain affiliates. To be eligible to participate in the Company’s contribution, an employee must have attained the age of 21, completed at least 1,000 hours of service in a 12-month period and passed their 12-month employment anniversary. In addition, the employee must be employed on the applicable January 1 or July 1 entry date. The Company's annual contributions, as declared by the board of directors, are based on a percentage of eligible compensation paid to participating employees during the year. In addition, the Company matches a participant’s elective contribution, up to 6 percent of eligible compensation, to the plan during the year. The Company’s expense related to this plan was $26.4 million, $25.9 million, and $25.4 million in 2015, 2014, and 2013, respectively.

The Company maintains non-qualified voluntary deferred compensation plans for certain agents and employees of Jackson and certain affiliates. At December 31, 2015 and 2014, the liability for such plans totaled $539.7 million and $496.9 million, respectively, and is reported in other liabilities. The Company’s expense related to these plans, including a match of elective deferrals for the agents’ deferred compensation plan and the change in value of participant elected deferrals, was $11.8 million, $30.2 million, and $56.4 million in 2015, 2014, and 2013, respectively. Previously, Jackson invested in selected mutual funds in amounts similar to participant elections as a hedge against significant movement in the payout liability. In December 2015, the Company liquidated its investment in these mutual funds and, instead, is hedging this liability within its overall hedging strategy. Investment (loss) income from the mutual funds previously invested in totaled $(1.1) million, $13.2 million, and $40.7 million in 2015, 2014, and 2013, respectively.

18.	Operating Costs and Other Expenses

The following table is a summary of the Company’s operating costs and other expenses (in thousands):

	Years Ended December 31,
	2015	2014	2013
Commission expenses	$1,979,537	$1,922,651	$1,752,884
General and administrative expenses	847,265	786,676	804,851
Deferral of policy acquisition costs	(1,102,212)	(1,093,265)	(1,077,016)
Total operating costs and other expenses	$1,724,590	$1,616,062	$1,480,719

58

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

19.	Reclassifications Out of Accumulated Other Comprehensive Income

The following table represents changes in the balance of AOCI, net of income tax, related to unrealized investment gains (losses) (in thousands):

	December 31,
	2015	2014	2013
Balance, beginning of year	$1,478,565	$526,947	$2,107,631
OCI before reclassifications	(854,309)	991,987	(1,502,596)
Amounts reclassified from AOCI	(91,310)	(42,737)	(81,170)
Less: Comprehensive loss attributable
to noncontrolling interest	15,512	2,368	3,082
Balance, end of year	$548,458	$1,478,565	$526,947

The following table represents amounts reclassified out of AOCI (in thousands):

AOCI Components	Amounts Reclassified from AOCI			Affected Line Item in the Consolidated Income Statement
	December 31,
	2015	2014	2013
Net unrealized investment loss:
Net realized loss on investments	$(121,539)	$(59,422)	$(123,157)	Other net investment losses
Other-than-temporary impairments	(18,939)	(6,326)	(1,721)	Total other-than-temporary impairments
Net unrealized loss before income taxes	(140,478)	(65,748)	(124,878)
Income tax benefit	49,168	23,011	43,708
Reclassifications, net of income taxes	$(91,310)	$(42,737)	$(81,170)

59

PART C

OTHER INFORMATION

Item 24. Financial Statements and Exhibits

(a) Financial Statements:

(1) Financial statements and schedules included in Part A:

Not Applicable.

(2) Financial statements and schedules included in Part B:

Jackson National Separate Account - I:

Report of Independent Registered Public Accounting Firm
Statements of Assets and Liabilities as of December 31, 2015
Statements of Operations for the period ended December 31, 2015
Statements of Changes in Net Assets for the periods ended December 31, 2015 and 2014
Notes to Financial Statements

Jackson National Life Insurance Company:

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2015 and 2014
Consolidated Income Statements for the years ended December 31, 2015, 2014, and 2013
Consolidated Statements of Stockholder's Equity and Comprehensive Income for the years ended
December 31, 2015, 2014, and 2013
Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014, and 2013
Notes to Consolidated Financial Statements

(b) Exhibits

Exhibit    Description
No.

1.
Resolution of Depositor's Board of Directors authorizing the establishment of the Registrant, incorporated herein by reference to the Registrant's Post-Effective Amendment No. 9 filed on April 21, 1999 (File Nos. 033-82080 and 811-08664).

2.	Not Applicable.

3.

a.
Amended and Restated General Distributor Agreement dated June 1, 2006, incorporated herein by reference to the Registrant's Registration Statement filed on August 10, 2006 (File Nos. 333-136472 and 811-08664).

b.	Specimen of Selling Agreement (V2565 06/14), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 13, filed on September 11, 2014 (File Nos. 333-183048 and 811-08664).

c.	Specimen of Fee-Based Product Addendum to Selling Agreement, attached hereto.

4.

a.
Specimen of the Elite Access Advisory Variable Annuity Contract (ICC16 VA780), incorporated herein by referenced to Registrant's Registration Statement, filed on July 7, 2016 (File Nos. 333-212424 and 811-08664).

b.	Specimen of Retirement Plan Endorsement, incorporated herein by reference to the Registrant's Registration Statement filed on August 19, 2004 (File Nos. 333-118368 and 811-08664).

c.	Specimen of Charitable Remainder Trust Endorsement, incorporated herein by reference to the Registrant's Pre-Effective Amendment filed on December 23, 2004 (File Nos. 333-118368 and 811-08664).

d.
Form of Non-Qualified Stretch Annuity Endorsement (ICC14 7723), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 9, filed on September 11, 2014 (File Nos. 333-176619 and 811-08664).

e.
Form of Individual Retirement Annuity Endorsement (ICC14 7715), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 16, filed on January 20, 2015 (File Nos. 333-183048 and 811-08664).

f.
Form of Roth Individual Retirement Annuity Endorsement (ICC14 7716), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 16, filed on January 20, 2015 (File Nos. 333-183048 and 811-08664).

g.
Form of Section 403(b) Tax Sheltered Annuity Endorsement (ICC14 7725), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 16, filed on January 20, 2015 (File Nos. 333-183048 and 811-08664).

5.

a.	Form of Variable Annuity Application (V780), incorporated herein by referenced to Registrant's Registration Statement, filed on July 7, 2016 (File Nos. 333-212424 and 811-08664).

b.	Form of Variable Annuity Application (V780), attached hereto.

6.

a.	Articles of Incorporation of Depositor, incorporated herein by reference to the Registrant's Post-Effective Amendment No. 3 filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

b.	By-laws of Depositor, incorporated herein by reference to the Registrant's Post-Effective Amendment No. 3 filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

c.	Amended By-laws of Jackson National Life Insurance Company, incorporated herein by reference to the Registration Statement, filed on December 31, 2012 (File Nos. 333-185768 and 811-04405).

7.	Not Applicable.

8.
Amended and Restated Administrative Services Agreement between Jackson National Asset Management, LLC and Jackson National Life Insurance Company, incorporated herein by reference to Registrant’s Post-Effective Amendment No. 4, filed on April 23, 2013 (File Nos. 333-183048 and 811-08664).

9	Opinion and Consent of Counsel, attached hereto.

10.	Consent of Independent Registered Public Accounting Firm, attached hereto.

11.	Not Applicable.

12.	Not Applicable.

26.	Organizational Chart, attached hereto.

Item 25. Directors and Officers of the Depositor

Name and Principal Business Address	Positions and Offices with Depositor

Steve P. Binioris	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Michele M. Binkley	Vice President
1 Corporate Way
Lansing, MI 48951

Dennis A. Blue	Vice President
1 Corporate Way
Lansing, MI 48951

Barrett M. Bonemer	Vice President
1 Corporate Way
Lansing, MI 48951

Pamela L. Bottles	Vice President
1 Corporate Way
Lansing, MI 48951

Andrew J. Bowden	Senior Vice President, General Counsel & Secretary
1 Corporate Way
Lansing, MI 48951

David L. Bowers	Vice President
300 Innovation Drive
Franklin, TN 37067

Gregory P. Cicotte	Executive Vice President & Chief Distribution Officer
300 Innovation Drive
Franklin, TN 37067

David A. Collins	Vice President & Deputy Chief Risk Officer
1 Corporate Way
Lansing, MI 48951

Michael A. Costello	Senior Vice President, Treasurer & Controller
1 Corporate Way
Lansing, MI 48951

Robert H. Dearman, Jr.	Vice President
1 Corporate Way
Lansing, MI 48951

William T. Devanney, Jr.	Vice President
1 Corporate Way
Lansing, MI 48951

Charles F. Field, Jr.	Vice President
300 Innovation Drive
Franklin, TN 37067

Dana R. Malesky Flegler	Vice President
1 Corporate Way
Lansing, MI 48951

Lisa Ilene Fox	Vice President
300 Innovation Drive
Franklin, TN 37067

Morten N. Friis	Director
1 Corporate Way
Lansing, MI 48951

Devkumar D. Ganguly	Vice President
1 Corporate Way
Lansing, MI 48951

Julia A. Goatley	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Guillermo E. Guerra	Vice President & Corporate Information Security Officer
1 Corporate Way
Lansing, MI 48951

Robert W. Hajdu	Vice President
1 Corporate Way
Lansing, MI 48951

Laura L. Hanson	Vice President
1 Corporate Way
Lansing, MI 48951

Bradley O. Harris	Senior Vice President, Chief Risk Officer & Director
300 Innovation Drive
Franklin, TN 37067

Robert L. Hill	Vice President
1 Corporate Way
Lansing, MI 48951

Julie A. Hughes	Vice President
1 Corporate Way
Lansing, MI 48951

Thomas P. Hyatte	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Matthew T. Irey	Vice President
1 Corporate Way
Lansing, MI 48951

Thomas A. Janda	Vice President
1 Corporate Way
Lansing, MI 48951

Scott F. Klus	Vice President
1 Corporate Way
Lansing, MI 48951

Toni L. Klus	Vice President
1 Corporate Way
Lansing, MI 48951

Richard C. Liphardt	Vice President
1 Corporate Way
Lansing, MI 48951

Wayne R. Longcore	Vice President
1 Corporate Way
Lansing, MI 48951

Dennis J. Manning	Chairman & Director
1 Corporate Way
Lansing, MI 48951

Machelle A. McAdory	Senior Vice President & Chief Human Resource Officer
1 Corporate Way
Lansing, MI 48951

Diahn M. McHenry	Vice President
1 Corporate Way
Lansing, MI 48951

Ryan T. Mellott	Vice President
1 Corporate Way
Lansing, MI 48951

Dean M. Miller	Vice President
300 Connell Drive
Suite 2100
Berkeley Heights, NJ 07922

Keith R. Moore	Senior Vice President & Chief Technology Officer
1 Corporate Way
Lansing, MI 48951

Jacky Morin	Vice President
300 Connell Drive
Suite 2100
Berkeley Heights, NJ 09722

P. Chad Myers	Executive Vice President, Chief Financial Officer & Director
1 Corporate Way
Lansing, MI 48951

Emilio Pardo	Senior Vice President
300 Innovation Drive
Franklin, TN 37067

Laura L. Prieskorn	Senior Vice President & Chief Administration Officer
1 Corporate Way
Lansing, Michigan 48951

Dana S. Rapier	Vice President
1 Corporate Way
Lansing, MI 48951

James J. Scanlan	Director
1 Corporate Way
Lansing, MI 48951

Stacey L. Schabel	Vice President
1 Corporate Way
Lansing, MI 48951

James A. Schultz	Vice President
1 Corporate Way
Lansing, MI 48951

William R. Schulz	Vice President
1 Corporate Way
Lansing, MI 48951

Muhammad S. Shami	Vice President
1 Corporate Way
Lansing, MI 48951

James R. Sopha	President & Director
1 Corporate Way
Lansing, MI 48951

Kenneth H. Stewart	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Michael D. Story	Vice President
1 Corporate Way
Lansing, MI 48951

Barry L. Stowe	Director
300 Innovation Drive
Franklin, TN 37067

Heather R. Strang	Vice President
1 Corporate Way
Lansing, MI 48951

Marion C. Terrell II	Vice President
1 Corporate Way
Lansing, MI 48951

Marcia L. Wadsten	Senior Vice President, Chief Actuary & Appointed Actuary
1 Corporate Way
Lansing, MI 48951

Brian M. Walta	Vice President
1 Corporate Way
Lansing, MI 48951

Bonnie G. Wasgatt	Senior Vice President & Chief Information Officer
1 Corporate Way
Lansing, MI 48951

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant.

The Registrant is a separate account of Jackson National Life Insurance Company (“Depositor”), a stock life insurance company organized under the laws of the state of Michigan. The Depositor is a wholly owned subsidiary of Brooke Life Insurance Company and is ultimately a wholly owned subsidiary of Prudential plc (London, England), a publicly traded life insurance company in the United Kingdom.

The organizational chart for Prudential plc indicates those persons who are controlled by or under common control with the Depositor. No person is controlled by the Registrant.

The organizational chart for Prudential plc is incorporated herein by reference to Exhibit 26, attached hereto.

Item 27. Number of Contract Owners

Not applicable at this time.

Item 28. Indemnification

Provision is made in the Company's Amended By-Laws for indemnification by the Company of any person who was or is a party or is threatened to be made a party to a civil, criminal, administrative or Investigative action by reason of the fact that such person is or was a director, officer or employee of the Company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, to the extent and under the circumstances permitted by the General Corporation Law of the State of Michigan.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriter

a)
Jackson National Life Distributors LLC acts as general distributor for the Jackson National Separate Account - I. Jackson National Life Distributors LLC also acts as general distributor for the Jackson National Separate Account III, the Jackson National Separate Account IV, the Jackson National Separate Account V, the JNLNY Separate Account I, the JNLNY Separate Account II, the JNLNY Separate Account IV, the Jackson Sage Variable Annuity Account A, the Jackson Sage Variable Life Account A, the Jackson SWL Variable Annuity Fund I, the JNL Series Trust, JNL Variable Fund LLC, JNL Investors Series Trust, and Jackson Variable Series Trust.

b)	Directors and Officers of Jackson National Life Distributors LLC:

Name and Business Address	Positions and Offices with Underwriter

Steve P. Binioris	Manager
1 Corporate Way
Lansing, MI 48951

Gregory P. Cicotte	President, Chief Executive Officer & Manager
300 Innovation Drive
Franklin, TN 37067

Bradley O. Harris	Manager
300 Innovation Drive
Franklin, TN 37067

Emilio Pardo	Manager
300 Innovation Drive
Franklin, TN 37067

James R. Sopha	Chairman & Manager
1 Corporate Way
Lansing, MI 48951

Heather R. Strang	Manager
1 Corporate Way
Lansing, MI 48951

Stephen M. Ash	Vice President
7601 Technology Way
Denver, CO 80237

Jeffrey Bain	Vice President
7601 Technology Way
Denver, CO 80237

Brad Baker	Vice President
7601 Technology Way
Denver, CO 80237

Erin Balcaitis	Vice President
7601 Technology Way
Denver, CO 80237

Tori Bullen	Senior Vice President
7601 Technology Way
Denver, CO 80237

Richard Catts	Vice President
7601 Technology Way
Denver, CO 80237

Maura Collins	Executive Vice President, Chief Financial Officer & FinOp
7601 Technology Way
Denver, CO 80237

Court Chynces	Vice President
7601 Technology Way
Denver, CO 80237

Christopher Cord	Vice President
7601 Technology Way
Denver, CO 80237

Justin Fitzpatrick	Vice President
7601 Technology Way
Denver, CO 80237

Mark Godfrey	Vice President
7601 Technology Way
Denver, CO 80237

Scott Golde	General Counsel
1 Corporate Way
Lansing, MI 48951

Ashley Golson	Vice President
300 Innovation Drive
Franklin, TN 37067

Luis Gomez	Vice President
7601 Technology Way
Denver, CO 80237

Elizabeth Griffith	Senior Vice President
300 Innovation Drive
Franklin, TN 37067

Kelli Hill	Vice President
7601 Technology Way
Denver, CO 80237

Thomas Hurley	Senior Vice President
7601 Technology Way
Denver, CO 80237

Mark Jones	Vice President
7601 Technology Way
Denver, CO 80237

Doug Mantelli	Senior Vice President
7601 Technology Way
Denver, CO 80237

Tamu McCreary	Vice President
7601 Technology Way
Denver, CO 80237

Timothy McDowell	Senior Vice President & Chief Compliance Officer
7601 Technology Way
Denver, CO 80237

Jennifer Meyer	Vice President
7601 Technology Way
Denver, CO 80237

Peter Meyers	Vice President
7601 Technology Way
Denver, CO 80237

Steven O’Connor	Vice President
7601 Technology Way
Denver, CO 80237

Allison Pearson	Vice President
7601 Technology Way
Denver, CO 80237

John Poulsen	Executive Vice President, Sales Strategy
300 Innovation Drive
Franklin, TN 37067

Jeremy D. Rafferty	Vice President
7601 Technology Way
Denver, CO 80237

Alison Reed	Executive Vice President, Operations
7601 Technology Way
Denver, CO 80237

Kristan L. Richardson	Secretary
1 Corporate Way
Lansing, MI 48951

Marilynn Scherer	Vice President
7601 Technology Way
Denver, CO 80237

Marc Socol	Executive Vice President, National Sales Manager
7601 Technology Way
Denver, CO 80237

Melissa Sommer	Vice President
7601 Technology Way
Denver, CO 80237

Daniel Starishevsky	Senior Vice President
7601 Technology Way
Denver, CO 80237

Ryan Strauser	Vice President
7601 Technology Way
Denver, VO 80237

Brian Sward	Senior Vice President
7601 Technology Way
Denver, CO 80237

Jeremy Swartz	Vice President
7601 Technology Way
Denver, CO 80237

Robin Tallman	Vice President & Controller
7601 Technology Way
Denver, CO 80237

Brad Whiting	Vice President
7601 Technology Way
Denver, CO 80237

Phil Wright	Vice President
7601 Technology Way
Denver, CO 80237

(c)

Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption	Brokerage Commissions	Compensation
Jackson National Life Distributors LLC	Not Applicable	Not Applicable	Not Applicable	Not Applicable

Item. 30. Location of Accounts and Records

Jackson National Life Insurance Company
1 Corporate Way
Lansing, Michigan 48951

Jackson National Life Insurance Company
Institutional Marketing Group Service Center
1 Corporate Way
Lansing, Michigan 48951

Jackson National Life Insurance Company
7601 Technology Way
Denver, Colorado 80237

Jackson National Life Insurance Company
225 West Wacker Drive, Suite 1200
Chicago, IL 60606

Item. 31. Management Services

Not Applicable.

Item. 32. Undertakings and Representations

a)
Jackson National Life Insurance Company hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen (16) months old for so long as payment under the variable annuity contracts may be accepted.

b)
Jackson National Life Insurance Company hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

c)
Jackson National Life Insurance Company hereby undertakes to deliver any Statement of Additional Information and any financial statement required to be made available under this Form promptly upon written or oral request.

d)
Jackson National Life Insurance Company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred, and the risks assumed by Jackson National Life Insurance Company.

e)
The Registrant hereby represents that any contract offered by the prospectus and which is issued pursuant to Section 403(b) of the Internal Revenue Code of 1986 as amended, is issued by the Registrant in reliance upon, and in compliance with, the Securities and Exchange Commission's industry-wide no-action letter to the American Council of Life Insurance (publicly available November 28, 1988) which permits withdrawal restrictions to the extent necessary to comply with IRS Section 403(b)(11).

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Lansing, and State of Michigan, on this 30th day of November, 2016.

Jackson National Separate Account - I
(Registrant)

Jackson National Life Insurance Company

By: /s/ ANDREW J. BOWDEN
Andrew J. Bowden
Senior Vice President, General Counsel
and Secretary

Jackson National Life Insurance Company
(Depositor)

By: /s/ ANDREW J. BOWDEN
Andrew J. Bowden
Senior Vice President, General Counsel
and Secretary

As required by the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*	November 30, 2016
James R. Sopha, President and Director

*	November 30, 2016
P. Chad Myers, Executive Vice President, Chief Financial Officer and Director

*	November 30, 2016
Michael A. Costello, Senior Vice President, Treasurer and Controller

*	November 30, 2016
Bradley O. Harris, Senior Vice President, Chief Risk Officer and Director

*	November 30, 2016
Morten N. Friis, Director

*	November 30, 2016
Dennis J. Manning, Chairman and Director

*	November 30, 2016
James J. Scanlan, Director

*	November 30, 2016
Barry L. Stowe, Director

* By: /s/ ANDREW J. BOWDEN
Andrew J. Bowden, as Attorney-in-Fact,
pursuant to Power of Attorney filed herewith.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as directors and/or officers of JACKSON NATIONAL LIFE INSURANCE COMPANY (the Depositor), a Michigan corporation, hereby appoint James R. Sopha, P. Chad Myers, Andrew J. Bowden, Susan S. Rhee, and Frank J. Julian (each with power to act without the others) his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his/her name, place and stead, in any and all capacities, to sign applications and registration statements, and any and all amendments, with power to affix the corporate seal and to attest it, and to file the applications, registration statements, and amendments, with all exhibits and requirements, in accordance with the Securities Act of 1933, the Securities and Exchange Act of 1934, and/or the Investment Company Act of 1940. This Power of Attorney concerns Jackson National Separate Account - I (File Nos. 033-82080, 333-70472, 333-73850, 333-118368, 333-119656, 333-132128, 333-136472, 333-155675, 333-172874, 333-172875, 333-172877, 333-175718, 333-175719, 333-176619, 333-178774, 333-183048, 333-183049, 333-183050, 333-192971, 333-210504, and 333-212424), Jackson National Separate Account III (File No. 333-41153), Jackson National Separate Account IV (File Nos. 333-108433 and 333-118131), and Jackson National Separate Account V (File No. 333-70697), as well as any future separate account(s) and/or future file number(s) within any separate account(s) that the Depositor establishes through which securities, particularly variable annuity contracts and variable universal life insurance policies, are to be offered for sale. The undersigned grant to each attorney-in-fact and agent full authority to take all necessary actions to effectuate the above as fully, to all intents and purposes, as he/she could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, may lawfully do or cause to be done by virtue hereof. This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney effective as of the 16th day of August, 2016.

/s/ JAMES R. SOPHA
James R. Sopha, President and Director

/s/ P. CHAD MYERS
P. Chad Myers, Executive Vice President, Chief Financial Officer and Director

/s/ MICHAEL A. COSTELLO
Michael A. Costello, Senior Vice President, Treasurer and Controller

/s/ BRADLEY O. HARRIS
Bradley O. Harris, Senior Vice President, Chief Risk Officer and Director

/s/ DENNIS J. MANNING
Dennis J. Manning, Chairman and Director

/s/ JAMES J. SCANLAN
James J. Scanlan, Director

/s/ BARRY L. STOWE
Barry L. Stowe, Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as directors and/or officers of JACKSON NATIONAL LIFE INSURANCE COMPANY (the Depositor), a Michigan corporation, hereby appoint James R. Sopha, P. Chad Myers, Andrew J. Bowden, Susan S. Rhee, and Frank J. Julian (each with power to act without the others) his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his/her name, place and stead, in any and all capacities, to sign applications and registration statements, and any and all amendments, with power to affix the corporate seal and to attest it, and to file the applications, registration statements, and amendments, with all exhibits and requirements, in accordance with the Securities Act of 1933, the Securities and Exchange Act of 1934, and/or the Investment Company Act of 1940. This Power of Attorney concerns Jackson National Separate Account - I (File Nos. 033-82080, 333-70472, 333-73850, 333-118368, 333-119656, 333-132128, 333-136472, 333-155675, 333-172874, 333-172875, 333-172877, 333-175718, 333-175719, 333-176619, 333-178774, 333-183048, 333-183049, 333-183050, 333-192971, 333-210504, and 333-212424), Jackson National Separate Account III (File No. 333-41153), Jackson National Separate Account IV (File Nos. 333-108433 and 333-118131), and Jackson National Separate Account V (File No. 333-70697), as well as any future separate account(s) and/or future file number(s) within any separate account(s) that the Depositor establishes through which securities, particularly variable annuity contracts and variable universal life insurance policies, are to be offered for sale. The undersigned grant to each attorney-in-fact and agent full authority to take all necessary actions to effectuate the above as fully, to all intents and purposes, as he/she could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, may lawfully do or cause to be done by virtue hereof. This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney effective as of the 19th day of August, 2016.

/s/ MORTEN N. FRIIS
Morten N. Friis, Director

EXHIBIT LIST

Exhibit No.	Description

3c.	Specimen of Fee-Based Product Addendum to Selling Agreement.

5a.	Form of Variable Annuity Application (V780).

9.	Opinion and Consent of Counsel.

10.	Consent of Independent Registered Public Accounting Firm.

26.	Organizational Chart.